As filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-254539

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

_____________________________

Revolution Acceleration Acquisition Corp
(Exact Name of Registrant as Specified in Its Charter)

_____________________________

Delaware	6770	85-2994421
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1717 Rhode Island Avenue, NW 10th floor
Washington, D.C. 20036
(202) 776-1400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________

John K. Delaney
Chief Executive Officer
c/o Revolution Acceleration Acquisition Corp
1717 Rhode Island Avenue, NW 10th floor
Washington, D.C. 20036
Telephone: (202) 776-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies to:

Stephen F. Arcano Blair T. Thetford Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 Tel: (212) 735-3000	P. Michelle Gasaway Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 Tel: (213) 687-5000	Thomas Wagner Berkshire Grey 140 South Road Bedford, MA 01730 Tel: (833) 848-9900	Jocelyn Arel Mark S. Opper Goodwin Procter LLP 100 Northern Ave Boston, MA 02210 Tel: (617) 570-1000

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
RAAC Class A common stock, par value $0.0001 per share	225,000,000	(1)	N/A	$75,000	$9	(3)(4)

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(1)      Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“RAAC Class A Common Stock”), of the registrant, Revolution Acceleration Acquisition Corp (“RAAC”), estimated to be issued, or issuable, by RAAC to stockholders of Berkshire Grey, Inc., a Delaware corporation (“Berkshire Grey”), upon the consummation of the business combination described herein (the “Business Combination”), which includes restricted shares that may be assumed by RAAC upon the consummation of the Business Combination.

(2)      Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”), based upon one-third of the $0.001 par value per share of the Berkshire Grey securities to be exchanged in the Business Combination as of immediately prior to the Business Combination because there is no market for Berkshire Grey securities and Berkshire Grey has an accumulated capital deficit.

(3)      Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum offering price and (ii) 0.0001091.

(4)      The filing fee has been previously paid.

_____________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED MAY 14, 2021, SUBJECT TO COMPLETION

Dear Stockholder:

On February 23, 2021, Revolution Acceleration Acquisition Corp, a Delaware corporation (“we,” “us,” “our” or “RAAC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among RAAC, Pickup Merger Corp, a Delaware corporation and a direct wholly owned subsidiary of RAAC (“Merger Sub”), and Berkshire Grey, Inc., a Delaware corporation (“Berkshire Grey”). If the Merger Agreement and the transactions contemplated thereby, including the issuance of Class A common stock, par value $0.0001 per share, of RAAC (“RAAC Class A Common Stock”) to be issued as the merger consideration, are approved by the RAAC Stockholders (as defined below) and the merger is subsequently completed, Merger Sub will merge with and into Berkshire Grey with Berkshire Grey surviving the merger and becoming a direct, wholly owned subsidiary of RAAC as a consequence (the “merger” and, together with the other transaction described in the Merger Agreement, the “Business Combination”). The transactions contemplated by the Merger Agreement will constitute a “business combination” as contemplated by RAAC’s second amended and restated certificate of incorporation (the “RAAC A&R Charter”).

Subject to the terms and conditions of the Merger Agreement, upon the effective time of the merger (the “effective time”), each issued and outstanding share of common stock, par value $0.001 per share, of Berkshire Grey (“Berkshire Grey Common Stock”), other than (i) any such shares held in the treasury of Berkshire Grey and (ii) any shares held by stockholders of Berkshire Grey who have perfected and not withdrawn a demand for appraisal rights, will be canceled and converted into the right to receive a number of newly issued shares of RAAC Class A Common Stock (with each share valued at $10.00) equal to (x) $2,250,000,000 divided by (y) the number of shares of Aggregate Fully Diluted Company Stock (as defined in the Merger Agreement) (the “merger consideration”). Immediately prior to the effective time, all issued and outstanding shares of each series of preferred stock, par value $0.001 per share, of Berkshire Grey will be converted into shares of Berkshire Grey Common Stock the (“BG Preferred Conversion”).

At the effective time, each outstanding option to acquire Berkshire Grey Common Stock and each award of restricted Berkshire Grey Common Stock will be converted into the right to receive an option relating to shares of RAAC Class A Common Stock and an award of restricted shares of RAAC Class A Common Stock, as applicable, upon substantially the same terms and conditions, including with respect to vesting and termination-related provisions, as existed prior to the effective time, except that the number of shares underlying such option and the exercise price and the number of shares subject to restricted stock awards, in each case, shall be determined as set forth in the Merger Agreement.

In connection with the Business Combination, RAAC will amend and restate the RAAC A&R Charter and its bylaws (the “RAAC Bylaws”) such that RAAC will (i) change its name to “Berkshire Grey, Inc.” and (ii) have a board of directors initially consisting of seven (7) directors, with one director nominee designated by RAAC and six (6) director nominees to be mutually agreed by RAAC and Berkshire Grey. Hereinafter, “New Berkshire Grey” refers to RAAC under its new corporate name after the consummation of the Business Combination.

Pursuant to subscription agreements RAAC entered into with certain investors (the “PIPE Investors”) concurrently with the execution of the Merger Agreement, the PIPE Investors have committed to purchase 16,500,000 shares of RAAC Class A Common Stock at a purchase price of $10.00 per share substantially concurrent with and contingent upon the closing of the Business Combination (the “PIPE Investment”).

Assuming no RAAC Stockholders exercise their redemption rights as further described in the accompanying proxy statement/prospectus, the shares issued as merger consideration and the shares issued pursuant to the PIPE Investment are expected to represent approximately 77.8% and 6.7%, respectively, of the issued and outstanding shares of New Berkshire Grey Common Stock (as defined below). Such percentages of New Berkshire Grey Common Stock take into consideration shares of Class C common stock, par value $0.0001 per share, of RAAC (the “RAAC Class C Common Stock,” and, together with RAAC Class A Common Stock and Class B common stock, par value $0.0001 per share, of RAAC (the “RAAC Class B Common Stock”), the “RAAC Common Stock”) that are expected to remain issued and outstanding following the Business Combination and are subject to forfeiture to the extent certain stock price performance thresholds are not met during the nine years following the closing of the Business Combination.

RAAC’s units (“RAAC Units”), RAAC Class A Common Stock and RAAC’s public warrants (“RAAC Public Warrants”) are publicly traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “RAACU,” “RAAC” and “RAACW,” respectively. Each RAAC Unit consists of one share of RAAC Class A Common Stock and one-third of one RAAC Public Warrant. Each whole RAAC Public Warrant entitles the holder thereof to purchase one share of RAAC Class A Common Stock at a price of $11.50 per share, subject to adjustment.

We intend to apply to continue the listing of RAAC Units, RAAC Class A Common Stock and RAAC Public Warrants, following the Business Combination as securities of New Berkshire Grey, on Nasdaq under the symbols “BGRYU,” “BGRY” and “BGRYW,” respectively.

RAAC will hold a special meeting of stockholders in lieu of the 2021 annual meeting (the “RAAC Special Meeting”) to consider matters and transactions relating to the proposed Business Combination. The merger cannot be consummated unless the RAAC Stockholders as of the RAAC Special Meeting record date approve the Merger Agreement and the transactions contemplated thereby, including the issuance of RAAC Class A Common Stock to be issued as the merger consideration. RAAC is sending you the accompanying proxy statement/prospectus to ask you to vote in favor of these and the other matters described in the proxy statement/prospectus.

Please note that you will not be able to attend the RAAC Special Meeting in person. In light of the ongoing COVID-19 pandemic and to protect the health of the RAAC Stockholders, management and the community, the RAAC Special Meeting will be held virtually, conducted via live audio webcast. You will be able to attend the RAAC Special Meeting by visiting        and entering your control number as further explained in the accompanying proxy statement/prospectus. RAAC recommends that you log in at least 15 minutes before the RAAC Special Meeting to ensure you are logged in when the meeting starts.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF RAAC CLASS A COMMON STOCK YOU OWN. To ensure your representation at the RAAC Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the RAAC Special Meeting. Submitting a proxy now will NOT prevent you from being able to vote virtually at the RAAC Special Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

After careful consideration, the RAAC Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that RAAC Stockholders vote “FOR” the approval of each of the matters to be considered and voted upon at the RAAC Special Meeting, as further described herein.

The accompanying proxy statement/prospectus provides additional important details regarding, among other things, the Business Combination, RAAC, Berkshire Grey, interests of related parties and the proposals to be considered at the RAAC Special Meeting. Please review the proxy statement/prospectus, including the financial statements and annexes and other documents included hereto or otherwise referred to herein, carefully and in its entirety. In particular, you should read the “Risk Factors” section beginning on page 31 herein for a discussion of the risks you should consider in evaluating the proposed merger and how they will affect you.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT RAAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT ESTABLISHED UPON RAAC’S INITIAL PUBLIC OFFERING AND TENDER YOUR SHARES TO RAAC’S TRANSFER AGENT, CONTINENTAL STOCK TRANSFER & TRUST COMPANY (“CONTINENTAL”), AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Innisfree M&A Incorporated (“Innisfree”), RAAC’s proxy solicitor, at (877) 717-3930 (toll-free for stockholders) or (212) 750-5833 (for banks and brokers).

On behalf of the RAAC Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

John K. Delaney Chief Executive Officer

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination, the issuance of shares of RAAC Class A Common Stock in connection with the Business Combination or the other transactions described in the accompanying proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in the proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus is dated        , 2021 and is first being mailed to stockholders of RAAC on or about        , 2021.

Revolution Acceleration Acquisition Corp
1717 Rhode Island Avenue, NW 10th floor
Washington, D.C. 20036

NOTICE OF THE RAAC SPECIAL MEETING OF STOCKHOLDERS
IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON        , 2021

NOTICE IS HEREBY GIVEN that the RAAC Special Meeting will be held on        , 2021 at        Eastern Time. In light of the ongoing developments related to the ongoing COVID-19 pandemic and to protect the health of RAAC Stockholders, management and the community, the RAAC Special Meeting will be held virtually via live audio webcast. You will be able to attend the RAAC Special Meeting by visiting        and entering your control number as further explained in the accompanying proxy statement/prospectus.

You are cordially invited to attend the RAAC Special Meeting for the following purposes:

1.      The Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement and the Business Combination. A copy of the Merger Agreement is attached to the proxy statement/prospectus as Annex A (the “Business Combination Proposal”) (Proposal No. 1);

2.      The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of RAAC Class A Common Stock as merger consideration and pursuant to the PIPE Investment, in each case, in connection with the Business Combination (the “Nasdaq Proposal”) (Proposal No. 2);

3.      The Charter Proposal — To consider and vote upon a proposal to approve (assuming each of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Proposal is approved) the proposed third amended and restated certificate of incorporation (the “New Berkshire Grey Charter”), which will replace the RAAC A&R Charter upon closing of the Business Combination (the “Charter Proposal”) (Proposal No. 3);

4.      The Advisory Charter Proposals — To consider and vote upon the following proposals to approve, on a non-binding advisory basis, the following material differences between the RAAC A&R Charter and the New Berkshire Grey Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals (the “Advisory Charter Proposals”) (Proposal No. 4):

(a)     Perpetual Existence, Name Change and SPAC Provisions — to make New Berkshire Grey’s corporate existence perpetual as opposed to RAAC’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of RAAC’s IPO (as defined below) if it does not complete an initial business combination, to change our name from Revolution Acceleration Acquisition Corp to Berkshire Grey, Inc. and to remove from the RAAC A&R Charter the various provisions applicable only to special purpose acquisition companies;

(b)    Authorized Shares — increase the number of authorized shares of RAAC Class A Common Stock from 75,000,000 to 385,000,000;

(c)     Classified Board — provide that there shall be three classes of directors serving staggered terms, with the terms of Class I, Class II and Class III directors expiring at the annual meeting of stockholders to be held in 2022, 2023 and 2024, respectively, and each term expiring three years thereafter, in each case;

(d)    Removal of Ability to Act by Written Consent — provide that no action shall be taken by stockholders of New Berkshire Grey except at an annual or special meeting of the stockholders;

(e)     Voting Thresholds Charter Amendment — provide that certain amendments to provisions of the New Berkshire Grey Charter will require the approval of at least two-thirds of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment;

(f)     Voting Thresholds Bylaws Amendment — provide that certain amendments to New Berkshire Grey’s bylaws will require the approval of at least two-thirds of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment, provided that if the board of directors of New Berkshire Grey recommends such approval, such amendment will only require the approval of at least a majority of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment; and

(g)    Opt-Out of DGCL 203 — provide that New Berkshire Grey shall not be governed by Section 203 of the General Corporation Law of the State of Delaware;

5.      The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the 2021 Incentive Equity Plan (the “2021 Plan”), including the authorization of the initial share reserve under the 2021 Plan (the “Incentive Plan Proposal”) (Proposal No. 5);

6.      The Existing Director Election Proposal — To consider and vote upon proposals to elect John K. Delaney, Stephen M. Case, Steven A. Museles, Phyllis R. Caldwell and Jason M. Fish as directors to serve on our board of directors under the RAAC A&R Charter until the earlier of the closing of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death (the “Existing Director Election Proposal”) (Proposal No. 6);

7.      The Business Combination Director Election Proposal — To consider and vote upon proposals to elect seven directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified (the “Business Combination Director Election Proposal”) (Proposal No. 7); and

8.      The Adjournment Proposal — To consider and vote upon a proposal to adjourn the RAAC Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the RAAC Special Meeting, there are insufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal or the Business Combination Director Election Proposal, or if holders of RAAC Class A Common Stock have elected to redeem a number of shares of RAAC Class A Common Stock such that RAAC would have less than $5,000,001 of net tangible assets or the amount in the Trust Account (as defined below), plus the proceeds from the PIPE Investment, plus all other cash and cash equivalents of RAAC (after deducting the cash amounts required to satisfy the RAAC Stockholder redemptions, payment of any deferred underwriting commissions being held in the Trust Account and transaction costs of RAAC and its affiliates) does not equal or exceed $200,000,000 (the “Adjournment Proposal”) (Proposal No. 8).

The Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal and the Adjournment Proposal are collectively referred to herein as the “proposals.”

The RAAC Board has set        , 2021 as the record date for the RAAC Special Meeting (the “record date”). Only holders of record of shares of RAAC Common Stock at the close of business on the record date will be entitled to notice of and to vote at the RAAC Special Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the RAAC Special Meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of RAAC Common Stock. For 10 days prior to the RAAC Special Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the address of RAAC’s executive offices located at 1717 Rhode Island Avenue, NW 10th floor, Washington, D.C. 20036. The stockholders list will also be available during the special meeting by visiting        and entering your control number.

Pursuant to the RAAC A&R Charter, RAAC will provide holders of RAAC Class A Common Stock with the opportunity to redeem their shares of RAAC Class A Common for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established upon RAAC’s IPO to hold proceeds thereof (the “Trust Account”) as of two business days prior to the consummation of the Business Combination (including interest earned thereon which interest shall be net of taxes payable) upon the closing of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately        on        , 2021, the estimated per-share redemption price would have been approximately        . Holders of RAAC Class A Common Stock may elect to redeem their shares even if they vote for the Business Combination Proposal or any other proposal. A holder of RAAC Class A Common Stock, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares of RAAC Class A Common Stock. Our sponsor, RAAC Management LLC, a Delaware limited liability company (our “Sponsor”), officers, directors and other holders of RAAC Class B Common Stock and RAAC Class C Common Stock (collectively, our “initial stockholders”) have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of RAAC Common Stock they may hold. Currently, such initial stockholders hold 25% of our issued and outstanding common stock. Such shares are excluded from the pro rata calculation used to determine the per-share redemption price. Our initial stockholders have agreed to vote any shares of common stock owned by them in favor of the Business Combination.

Each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal (collectively, the “Conditioned Proposals”) is cross-conditioned on the approval of each other. The Advisory Charter Proposals, which are non-binding and advisory, the Existing Director Election Proposal, the Business Combination Director Election Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal or necessary for the consummation of the Business Combination. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.

If our stockholders do not approve each of the Conditioned Proposals, the Business Combination may not be consummated. Approval of each of the Business Combination Proposal, Nasdaq Proposal, the Incentive Plan Proposal, the Advisory Charter Proposals and the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Approval of the Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Approval of each of the Existing Director Election Proposal and the Business Combination Director Election Proposal requires the affirmative vote of holders of a plurality of the votes cast by holders of RAAC Class B Common Stock and RAAC Class C Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. If you do not vote or do not instruct your bank, broker or other nominee how to vote with respect to the Charter Proposal, it will have the same effect as a vote “AGAINST” such proposal. Because approval of each of the other proposals only requires a majority or plurality of the votes cast, as the case may be, assuming a quorum is established at the RAAC Special Meeting, if you do not vote or do not instruct your bank, broker or other nominee how to vote, it will have no effect on each of these other proposals because such action would not count as a vote cast at the RAAC Special Meeting. The RAAC Board has already approved the proposals and recommends the stockholders vote “FOR” each of the proposals.

As of        , 2021, there was approximately $        in the Trust Account, which RAAC intends to use together with the proceeds of the PIPE Investment for the purposes of consummating the Business Combination, including payment of certain transaction expenses, which includes payment of $10,062,500 in deferred underwriting commissions to the underwriter of RAAC’s IPO. The redemption of each share of RAAC Class A Common Stock will decrease the amount in the Trust Account by the pro rata portion thereof. RAAC will not consummate the Business Combination if the redemption of public shares would result in RAAC’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule).

The Merger Agreement provides that the obligation of Berkshire Grey to consummate the Business Combination is conditioned on the amount in the Trust Account, plus the proceeds from the PIPE Investment and all other cash and cash equivalents of RAAC, equaling or exceeding $200,000,000 (after deducting the cash amounts required to satisfy the RAAC Stockholder redemptions, payment of any deferred underwriting commissions being held in the Trust Account and transaction costs of RAAC and its affiliates). This condition is for the sole benefit of Berkshire Grey and may be waived by it. If, as a result of redemptions of RAAC Class A Common Stock, this condition is not met, then Berkshire Grey may elect not to consummate the Business Combination or may waive such condition.

If RAAC Stockholders fail to approve the Business Combination Proposal or any of the other Conditioned Proposals, the Business Combination may not be consummated. The accompanying proxy statement/prospectus provides additional important details regarding, among other things, the Business Combination, RAAC, Berkshire Grey, interests of related parties and the proposals to be considered at the RAAC Special Meeting. Please review the proxy statement/prospectus, including the financial statements and annexes and other documents included hereto or otherwise referred to herein, carefully and in its entirety.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF RAAC COMMON STOCK YOU OWN. Whether or not you plan to attend the RAAC Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

After careful consideration, the RAAC Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Incentive Plan Proposal, “FOR” each of the Existing Director Election Proposal, “FOR” each of the Business Combination Director Election Proposal and “FOR” the Adjournment Proposal.

The existence of financial and personal interests of one or more of RAAC’s directors may result in a conflict of interest on the part of such director or directors between what he, she or they may believe is in the best interests of RAAC and its stockholders and what he, she or they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See “The Business Combination — Interests of RAAC Directors and Officers in the Business Combination” beginning on page 176 of the accompanying proxy statement/prospectus.

Your attention is directed to the accompanying proxy statement/prospectus (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance with voting, please contact RAAC’s proxy solicitor, Innisfree, at (877) 717-3930 (toll-free for stockholders) or (212) 750-5833 (for banks and brokers).

BY ORDER OF THE BOARD OF DIRECTORS

John K. Delaney
Chief Executive Officer and Director

        , 2021

i

Annexes

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning RAAC, without charge, by written request to Chief Executive Officer at Revolution Acceleration Acquisition Corp 1717 Rhode Island Avenue, NW 10th floor Washington, D.C. 20036, by telephone request at (202) 776-1400 or by email request to raac@revolution.com; or Innisfree M&A Incorporated (“Innisfree”), RAAC’s proxy solicitor, by calling (877) 717-3930 (toll-free for stockholders) or (212) 750-5833 (for banks and brokers), or from the SEC through the SEC website at the address provided above.

In order for the holders of RAAC Common Stock as of immediately prior to the effective time (the “RAAC Stockholders”) to receive timely delivery of the documents in advance of RAAC’s upcoming special meeting of stockholders in lieu of the 2021 annual meeting of stockholders (the “RAAC Special Meeting”) to be held on        , 2021, you must request the information no later than        , 2021, five business days prior to the date of the RAAC Special Meeting.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. RAAC does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by RAAC (File No. 333-254539) (the “Registration Statement”), constitutes a prospectus of RAAC under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of the RAAC Common Stock following the effective time of the merger (the “New Berkshire Grey Common Stock”) to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, with respect to the RAAC Special Meeting at which RAAC Stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the merger agreement, among other matters.

RAAC files reports, proxy statements/prospectuses and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. You can read RAAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact via telephone or in writing:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders Call Toll-Free: (877) 717-3930
Banks and Brokers Call: (212) 750-5833

If you are a stockholder of RAAC and would like to request documents, please do so by        , 2021 to receive them before the RAAC Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•        “2021 Plan” are to the Incentive Equity Plan to be approved for 2021.

•        “A&R Registration Rights Agreement” are to the Amended & Restated Registration Rights Agreement substantially in the form attached hereto as Annex B.

•        “Adjournment Proposal” are to the proposal to adjourn the RAAC Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the RAAC Special Meeting, there are insufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal or the Business Combination Director Election Proposal, or if holders of RAAC Class A Common Stock have elected to redeem a number of shares of RAAC Class A Common Stock such that RAAC would have less than $5,000,001 of net tangible assets or the amount in the Trust Account (as defined below), plus the proceeds from the PIPE Investment, plus all other cash and cash equivalents of RAAC (after deducting the cash amounts required to satisfy the RAAC Stockholder redemptions, payment of any deferred underwriting commissions being held in the Trust Account and transaction costs of RAAC and its affiliates) does not equal or exceed $200,000,000.

•        “Administrator” are to either Berkshire Grey’s board of directors or a committee as selected by Berkshire Grey’s board of directors.

•        “Advisory Charter Proposals” are to the proposals to approve, on a non-binding advisory basis, the material differences between the RAAC A&R Charter and the New Berkshire Grey Charter, which are presented as seven separate sub-proposals in accordance with the requirements of the SEC.

•        “alignment shares” are to shares of RAAC Class C Common Stock.

•        “B-3 Warrant” are to the warrant to purchase Berkshire Grey Series B-3 Preferred Stock.

•        “Base Purchase Price” are to $2,250,000,000.00.

•        “Berkshire Grey” are to Berkshire Grey, Inc., a Delaware corporation, and its consolidated subsidiaries prior to the effective time of the Merger Agreement.

•        “Berkshire Grey Common Stock” are to the common stock, par value $0.001 per share, of Berkshire Grey.

•        “Berkshire Grey Preferred Stock” are to Berkshire Grey Series A Preferred Stock, Berkshire Grey Series A-1 Preferred Stock, Berkshire Grey Series A-2 Preferred Stock, Berkshire Grey Series A-3 Preferred Stock, Berkshire Grey Series A-4 Preferred Stock, Berkshire Grey Series B Preferred Stock, Berkshire Grey Series B-1 Preferred Stock, Berkshire Grey Series B-2 Preferred Stock and Berkshire Grey Series B-3 Preferred Stock.

•        “Berkshire Grey Series A Preferred Stock” are to the series A preferred stock, par value $0.001 per share, of Berkshire Grey.

•        “Berkshire Grey Series A-1 Preferred Stock” are to the series A-1 preferred stock, par value $0.001 per share, of Berkshire Grey.

•        “Berkshire Grey Series A-2 Preferred Stock” are to the series A-2 preferred stock, par value $0.001 per share, of Berkshire Grey.

•        “Berkshire Grey Series A-3 Preferred Stock” are to the series A-3 preferred stock, par value $0.001 per share, of Berkshire Grey.

•        “Berkshire Grey Series A-4 Preferred Stock” are to the series A-4 preferred stock, par value $0.001 per share, of Berkshire Grey.

•        “Berkshire Grey Series B Preferred Stock” are to the series B preferred stock, par value $0.001 per share, of Berkshire Grey.

•        “Berkshire Grey Series B-1 Preferred Stock” are to the series B-1 preferred stock, par value $0.001 per share, of Berkshire Grey.

•        “Berkshire Grey Series B-2 Preferred Stock” are to the series B-2 preferred stock, par value $0.001 per share, of Berkshire Grey.

•        “Berkshire Grey Series B-3 Preferred Stock” are to the series B-3 preferred stock, par value $0.001 per share, of Berkshire Grey.

•        “Berkshire Grey Stockholders Support Agreement” are to that certain stockholder support agreement, dated as of February 23, 2021, by and among RAAC, certain stockholders of Berkshire Grey and Berkshire Grey, and attached hereto as Annex D.

•        “BG Preferred Conversion” are to immediately prior to the effective time, all issued and outstanding shares of each series of preferred stock, par value $0.001 per share, of Berkshire Grey being converted into shares of Berkshire Grey Common Stock.

•        “BG RRA Parties” are to certain current holders of Berkshire Grey party to the A&R Registration Rights Agreement.

•        “Business Combination” are to the proposed business combination between RAAC and Berkshire Grey.

•        “Business Combination Director Election Proposal” are to the proposals to elect seven directors to serve staggered terms on the board of directors of New Berkshire Grey until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified.

•        “Business Combination Proposal” are to the proposal to approve the Merger Agreement and the Business Combination.

•        “Charter Proposal” are to the proposal to approve the New Berkshire Grey Charter.

•        “Code” are to Section 368 of the Internal Revenue Code of 1986, as amended.

•        “Conditioned Proposals” are to the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal.

•        “Continental” are to RAAC’s transfer agent, Continental Stock Transfer & Trust Company.

•        “Consultant” are to a certain nationally recognized consulting firm engaged by RAAC to consult on the Business Combination and perform due diligence on Berkshire Grey.

•        “COVID-19” are to SARS-CoV-2 or the novel coronavirus, referred to as COVID-19, and any evolutions, mutations or variants thereof or related to associated epidemics, pandemics or disease outbreaks.

•        “DWAC” are to Depository Trust Company’s Deposit Withdrawal at Custodian system.

•        “effective time” are to the effective time of the merger.

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

•        “Exchange Ratio” are to the quotient obtained by dividing (a) the number of shares of RAAC Class A Common Stock constituting the Merger Consideration, by (b) the number of shares of Aggregate Fully Diluted Company Stock (as defined in the Merger Agreement).

•        “Existing Director Election Proposal” are to elect John K. Delaney, Stephen M. Case, Steven A. Museles, Phyllis R. Caldwell and Jason M. Fish as directors to serve on our board of directors under the RAAC A&R Charter until the earlier of the closing of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death.

•        “Fidler Offer Letter” are to the offer letter entered into in August 2020, by and between Berkshire Grey and Mark Fidler.

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•        “Fidler Options” are to the options to acquire Berkshire Grey Common Stock equal to 1.0% of the shares of common stock as of the date of grant, granted pursuant to the Fidler Offer Letter.

•        “founder shares” are to shares of RAAC Class B Common Stock.

•        “GAAP” are to generally accepted accounting principles in the United States as in effect from time to time.

•        “HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

•        “Incentive Equity Plan” are to the incentive equity plan substantially in the form attached as Annex G.

•        “Incentive Plan Proposal” are to the proposal to approve and adopt the 2021 Plan, including the authorization of the initial share reserve under the 2021 Plan.

•        “initial stockholders” are to, collectively, the Sponsor and each of the Insiders.

•        “Innisfree” are to Innisfree M&A Incorporated, RAAC’s proxy solicitor

•        “Insiders” are to each of RAAC’s officers and directors and holders of RAAC Class B Common Stock and RAAC Class C Common Stock.

•        “Investment Company Act” are to the Investment Company Act of 1940, as amended.

•        “Johnson Employment Agreement” are to the employment agreement entered into in October 2019, by and between Berkshire Grey and Steve Johnson.

•        “Johnson Loan Documents” are to the partial recourse secured promissory note and pledge agreement, each entered into as of October 29, 2019, by and between Berkshire Grey and Steve Johnson.

•        “Johnson Shares” are to the 1,191,871 restricted shares of Berkshire Grey Common Stock purchased by Steve Johnson pursuant to the Johnson Employment Agreement.

•        “Market Value” are to the volume weighted average trading price of our New Berkshire Grey Class A Common Stock during the 20-trading day period starting on the trading day prior to the day on which we consummate the Business Combination.

•        “material adverse effect” are to, with respect to Berkshire Grey, any event, state of facts, development, circumstance, occurrence or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Berkshire Grey and its subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Berkshire Grey to consummate the merger, subject to certain customary qualifications and exceptions

•        “merger” are to the merger of Merger Sub with and into Berkshire Grey, Inc.

•        “Merger Agreement” are to the Agreement and Plan of Merger, dated as of February 23, 2021, by and among RAAC, Merger Sub and Berkshire Grey.

•        “Merger Consideration” are to a number of shares of RAAC Class A Common Stock equal to the quotient obtained by dividing (a) the Base Purchase Price by (b) $10.00

•        “Merger Sub” are to Pickup Merger Corp, a Delaware corporation.

•        “Minimum Available RAAC Cash Amount” are to the Trust Amount plus the PIPE Investment Amount is equal to or greater than $200,000,000.

•        “Minimum Cash Condition” are to the obligations of Berkshire Grey to consummate the merger being conditioned on, among other things, that as of immediately prior to the effective time, (x) the amount of cash available in the Trust Account, after deducting (i) the amount required to satisfy the RAAC’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares pursuant to RAAC’s governing documents, (ii) the payment of any deferred underwriting commissions being held in the Trust Account and (iii) the payment of any transaction expenses of RAAC or its affiliates, as contemplated by the Merger Agreement, plus (y) the aggregate PIPE Investment Amount actually received by RAAC prior to or substantially concurrently with the closing of the Business Combination must be equal to or greater than $200,000,000.

•        “Minimum PIPE Investment Amount” are to the amount to which PIPE Investors have agreed to purchase from RAAC, shares of RAAC Class A Common Stock for a PIPE Investment Amount of at least $165,000,000.

•        “Nasdaq” are to The Nasdaq Stock Market LLC.

•        “Nasdaq Proposal” are to the proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq, the issuance of shares of RAAC Class A Common Stock as merger consideration and pursuant to the PIPE Investment, in each case, in connection with the Business Combination.

•        “New Berkshire Grey” are to Berkshire Grey, Inc. (f/k/a Revolution Acceleration Acquisition Corp prior to the effective time of the Merger Agreement) and its consolidated subsidiaries after the effective time of the merger.

•        “New Berkshire Grey Board” are to the board of directors of New Berkshire Grey.

•        “New Berkshire Grey Charter” are to the proposed third amended and restated certificate of incorporation of New Berkshire Grey, attached hereto as Annex H, which will replace the RAAC A&R Charter upon closing of the Business Combination.

•        “New Berkshire Grey Class A Common Stock” are to RAAC Class A Common Stock following the effective time of the merger.

•        “New Berkshire Grey Class C Common Stock” are to RAAC Class C Common Stock following the effective time of the merger.

•        “New Berkshire Grey Common Stock” are to the RAAC Common Stock following the effective time of the merger.

•        “New Berkshire Grey Preferred Stock” are to the preferred stock of New Berkshire Grey, par value $0.0001 per share.

•        “Newly Issued Price” are to an issue price or effective issue price of less than $9.20 per share of New Berkshire Grey Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the RAAC Board and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares or alignment shares held by our sponsor or such affiliates, as applicable, prior to such issuance).

•        “PIPE Investment” are to the purchase of shares of RAAC Class A Common Stock pursuant to the Subscription Agreements.

•        “PIPE Investment Amount” are to the aggregate gross purchase price received by RAAC prior to or substantially concurrently with consummation of the Business Combination for the shares in the PIPE Investment.

•        “PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

•        “Plan Administrator” are to the New Berkshire Grey Board, the compensation committee or a similar committee performing the functions of the compensation committee, which committee will be constituted to satisfy applicable laws.

•        “Proposed Bylaws” are to the proposed bylaws of New Berkshire Grey.

•        “RAAC” are to Revolution Acceleration Acquisition Corp, a Delaware corporation.

•        “RAAC Advisors” are to certain natural persons who advise RAAC and its affiliates on the Business Combination.

•        “RAAC A&R Charter” are to RAAC’s Second Amended and Restated Certificate of Incorporation, substantially in the form attached as Annex F.

•        “RAAC Board” are to the board of directors of RAAC.

•        “RAAC Bylaws” are to the bylaws of RAAC as in existence prior to the consummation of the Business Combination.

•        “RAAC Class A Common Stock” are to the Class A common stock, par value $0.0001 per share, of RAAC.

•        “RAAC Class B Common Stock” are to the Class B common stock, par value $0.0001 per share, of RAAC.

•        “RAAC Class C Common Stock” are to the Class C common stock, par value $0.0001 per share, of RAAC.

•        “RAAC Common Stock” are to the RAAC Class A Common Stock, the RAAC Class B Common Stock and the RAAC Class C Common Stock.

•        “RAAC’s IPO” are to the initial public offering of RAAC, that was completed on December 10, 2020, of 28,750,000 RAAC Units.

•        “RAAC Private Warrants” are to the 5,166,667 redeemable warrants of RAAC that were sold in a private placement to the Sponsor concurrently with RAAC’s IPO at a purchase price of $1.50 per warrant. The RAAC Private Warrants are identical to the RAAC Public Warrants except that, as long as the Sponsor or its permitted transferees beneficially own the RAAC Private Warrants, the RAAC Private Warrants (including the shares of RAAC Class A Common Stock issuable upon exercise of such RAAC Private Warrants) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and: (1) will not be redeemable by RAAC (except as described in the RAAC’s IPO prospectus); and (2) may be exercised by the holders on a cashless basis.

•        “RAAC Public Shares” are to the shares of RAAC Class A Common Stock that were initially sold as part of the RAAC Units in RAAC’s IPO.

•        “RAAC Public Stockholders” are to holders of RAAC Public Shares.

•        “RAAC Public Warrants” are to the 9,583,333 redeemable warrants of RAAC sold as part of the RAAC Units in RAAC’s IPO. Each whole RAAC Public Warrant entitles the holder thereof to purchase one share of RAAC Class A Common Stock for $11.50 per share, subject to adjustment and in accordance with the terms of the RAAC Public Warrants.

•        “RAAC Special Meeting” are to RAAC’s upcoming special meeting of stockholders in lieu of the 2021 annual meeting of stockholders.

•        “RAAC Stockholders” are to the holders of RAAC Common Stock as of immediately prior to the effective time.

•        “RAAC Units” are to the units of RAAC sold in connection with RAAC’s initial public offering, each such unit consisting of one share of RAAC Class A Common Stock and one-third of one RAAC Public Warrant.

•        “redemption rights” are to the right of each RAAC Stockholder holding public shares to demand, prior to the consummation of the Business Combination, that RAAC redeem the shares of RAAC Class A Common Stock held by such RAAC for a pro rata portion of the cash held in the Trust Account.

•        “Reference Value” are to the last reported sale price of RAAC Class A Common Stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which RAAC sends the notice of redemption to the warrant holders.

•        “Registration Statement” are to this document, which forms part of a registration statement on Form S-4 filed with the SEC by RAAC (File No. 333-254539).

•        “Resale Registration Statement” are to the registration statement registering the resale of certain shares of RAAC Class A Common Stock and certain other equity securities of RAAC held by the RRA Parties.

•        “RRA Parties” are to each of the parties to the A&R Registration Rights Agreement, including each of the BG RRA Parties.

•        “RSA Agreement” are to the Restricted Stock Award Agreement, dated as of October 29, 2019, between Berkshire Grey and Steve Johnson.

•        “RSA Shares” are to 1,191,872 shares of restricted Berkshire Grey Common Stock issued to Steve Johnson pursuant to the RSA Agreement.

•        “SBG” are to SoftBank Group Corp.

•        “SB SVF II” are to SVF II BG (DE) LLC, an indirect subsidiary of SoftBank Vision Fund II-2 L.P., of which SBG is the sole limited partner.

•        “SEC” are to the United States Securities and Exchange Commission.

•        “Section 409A” are to Section 409A of the Internal Revenue Code.

•        “Securities Act” are to the Securities Act of 1933, as amended.

•        “Skadden” are to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to RAAC.

•        “Sponsor” are to RAAC Management LLC, a Delaware limited liability company and the sponsor of RAAC.

•        “Sponsor Support Agreement” are to that certain amended and restated letter agreement, dated as of February 23, 2021, by and among RAAC, Berkshire Grey, the Sponsor and the Insiders, and attached hereto as Annex C, which amends and restates the prior letter agreement between the parties, dated December 7, 2020.

•        “Stock Repurchase Agreement” are to that certain Stock Repurchase Agreement, dated as of February 23, 2021, by and between Berkshire Grey and Steve Johnson.

•        “Subscription Agreements” are to the subscription agreements, entered into as of February 23, 2021, by and between RAAC and the PIPE Investors, pursuant to which the PIPE Investment will be consummated.

•        “Surviving Corporation” are to Berkshire Grey, Inc. subsequent to the merger with Pickup Merger Corp.

•        “Trust Account” are to all of the cash proceeds of RAAC’s initial public offering and private placements of its securities that have been deposited in the trust account for the benefit of RAAC, certain of its public stockholders and the underwriters of RAAC’s initial public offering.

•        “Trustee” are to Continental Stock Transfer & Trust Company.

•        “Voting Agreement” are to the Amended and Restated Voting Agreement, dated as of June 28, 2019, by and between Berkshire Grey and certain of its stockholders.

•        “Wagner Employment Agreement” are to Berkshire Grey’s employment agreement with Thomas Wagner.

•        “Warrant Termination Agreement” are to that certain Warrant Termination Agreement, dated as of February 23, 2021, by and between Berkshire Grey and SBG.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to RAAC Common Stock, Berkshire Grey Common Stock, New Berkshire Grey Common Stock or shares thereof or warrants include such securities underlying the units.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of RAAC (to be called “New Berkshire Grey” after the Business Combination) and Berkshire Grey. These statements are based on the beliefs and assumptions of the management of RAAC and Berkshire Grey. Although RAAC and Berkshire Grey believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither RAAC nor Berkshire Grey can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of RAAC and Berkshire Grey prior to the Business Combination, and New Berkshire Grey following the Business Combination. Such statements may relate to:

•        the expected benefits from the Business Combination;

•        RAAC’s ability to consummate the Business Combination or, if RAAC does not complete the Business Combination, any other initial business combination;

•        the inability to complete the financing from the PIPE Investment;

•        any satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, but not limited to: the satisfaction or waiver of certain customary closing conditions, the existence of no material adverse effect at RAAC or Berkshire Grey and receipt of certain stockholder approvals contemplated by this proxy statement/prospectus;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination or delay of the Merger Agreement;

•        New Berkshire Grey’s plans to develop and commercialize its product candidates;

•        New Berkshire Grey’s ability to continue to develop new innovations to meet constantly evolving customer demands;

•        New Berkshire Grey’s expectations regarding the impact of the ongoing COVID-19 pandemic on its business, industry and the economy;

•        New Berkshire Grey’s estimates regarding future expenses, revenue, earnings, margin, capital requirements and needs for additional financing after the Business Combination;

•        New Berkshire Grey’s expectations regarding the growth of its business, including the potential size of the total addressable market;

•        New Berkshire Grey’s ability to maintain and establish collaborations or obtain additional funding;

•        New Berkshire Grey’s ability, subsequent to the consummation of the PIPE Investment and the Business Combination, to obtain funding for its future operations and working capital requirements and expectations regarding the sufficiency of its capital resources;

•        the implementation of New Berkshire Grey’s business model and strategic plans for its business following the Business Combination;

•        New Berkshire Grey’s intellectual property position and the duration of its patent rights;

•        developments or disputes concerning New Berkshire Grey’s intellectual property or other proprietary rights;

•        New Berkshire Grey’s ability to compete in the markets it serves;

•        New Berkshire Grey’s expectations regarding its entry into new markets;

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•        competition in New Berkshire Grey’s industry, the advantages of New Berkshire Grey’s solutions and technology over competing products and technology existing in the market and competitive factors including with respect to technological capabilities, cost and scalability;

•        the impact of government laws and regulations and liabilities thereunder;

•        New Berkshire Grey’s need to hire additional personnel and our ability to attract and retain such personnel;

•        the ability of RAAC and Berkshire Grey to consummate the PIPE Investment or raise financing in the future;

•        the use of proceeds not held in the Trust Account or available to RAAC from interest income on the Trust Account balance;

•        the anticipated cash available at the closing of the Business Combination; and

•        the anticipated use of New Berkshire Grey’s cash and cash equivalents.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that RAAC or Berkshire Grey “believes,” and similar statements, reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either RAAC or Berkshire Grey has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of RAAC and Berkshire Grey prior to the Business Combination, and New Berkshire Grey following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•        the occurrence of any event, change or other circumstances that could give rise to the termination or delay of the Business Combination, which may adversely affect the price of RAAC’s securities;

•        the risk that the Business Combination may not be completed by RAAC’s Business Combination deadline and the potential failure to obtain an extension of the Business Combination deadline if sought by RAAC;

•        the outcome of any legal proceedings that may be instituted against RAAC, Berkshire Grey or others following announcement of the Business Combination and the transactions contemplated therein;

•        the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of RAAC or Berkshire Grey, failure to obtain regulatory approval, or other conditions to closing in the merger agreement;

•        the inability to complete the PIPE Investment in connection with the Business Combination;

•        the lack of a third-party valuation in determining whether to pursue the Business Combination;

•        the amount of redemption requests made by the RAAC Public Stockholders;

•        the price of RAAC’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which RAAC operates, variations in operating performance across competitors, changes in laws and regulations affecting RAAC’s business and changes in the combined capital structure;

•        the inability to obtain or maintain the listing of New Berkshire Grey Common Stock on Nasdaq following the Business Combination;

•        the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of New Berkshire Grey to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        the costs related to the proposed Business Combination;

•        the possibility that RAAC or Berkshire Grey may be adversely impacted by other economic, business, and/or competitive factors;

•        any future exchange and interest rates;

•        trends in the industry, changes in the competitive landscape, delays or disruptions due to the significant uncertainty created by the COVID-19 pandemic, as well as changes in the legal and regulatory framework for the industry or unexpected litigation or disputes and future expenditures;

•        changes in applicable laws or regulations;

•        difficulties arising from Berkshire Grey’s third-party licenses, or supply-chain or manufacturing challenges;

•        the loss of any one of Berkshire Grey’s primary customers;

•        the inability to obtain necessary hardware, software and operational support if Berkshire Grey’s suppliers or other third-party vendors become unavailable or produce inadequate supplies or services;

•        risks from any strategic alliances or licensing arrangements entered into in the future and not being able to realize the benefits of such alliances or licensing arrangements;

•        litigation or investigations involving us could result in material settlements, fines or penalties and may adversely affect Berkshire Grey’s business, financial condition and results of operations;

•        the possibility that RAAC or Berkshire Grey may be adversely affected by other economic, business and/or competitive factors;

•        Berkshire Grey’s failure to successfully acquire or make investments in other businesses, patents, technologies, products or services, which could disrupt its business and have an adverse impact on its financial condition; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by RAAC.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Business Combination and the stockholder meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

In light of ongoing developments related to the COVID-19 pandemic and to protect the health of RAAC Stockholders, management and the community, the RAAC Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast.

Q:     How do I attend a virtual meeting?

A:     As a registered stockholder, along with this proxy statement/prospectus, you received a proxy card from Continental Stock Transfer & Trust Company, our transfer agent, which contains instructions on how to attend the virtual RAAC Special Meeting, including the URL address and your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company (“Continental”) at (917) 262-2373, or email at proxy@continentalstock.com.

You can pre-register to attend the virtual RAAC Special Meeting starting on        , 2021 (five business days prior to the meeting). Enter the following URL address into your browser: https://www.cstproxy.com/revolutionaac/sm2021. Then enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the RAAC Special Meeting, you will need to re-log in using the same control number and, if you want to vote during the meeting, you will be prompted to enter your control number again.

Beneficial owners who own their investments through a bank, broker or other nominee, will need to contact Continental to receive a control number. If you plan to vote at the RAAC Special Meeting, you will need to have a legal proxy from your broker, bank or other nominee or, if you would like to join and not vote, Continental can issue you a guest control number with proof of ownership. Either way you must contact Continental at the number or email address above for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the RAAC Special Meeting by dialing 1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside the U.S. and Canada) and when prompted enter the pin 76718515#. This call is listen only, so you will not be able to vote or enter questions during the RAAC Special Meeting.

Q:     What is the Merger?

A:     RAAC, Merger Sub and Berkshire Grey have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Berkshire Grey with Berkshire Grey surviving the merger as a wholly owned subsidiary of RAAC.

RAAC will hold the RAAC Special Meeting to, among other things, obtain the approvals required for the merger and the other transactions contemplated by the Merger Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Merger Agreement” beginning on page 182. In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the Merger Agreement in their entirety.

Q:     Why am I receiving this document?

A:     RAAC is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of RAAC Common Stock with respect to the matters to be considered at the RAAC Special Meeting.

The merger cannot be completed unless the RAAC Stockholders approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal set forth in this proxy statement/prospectus for their approval. Information about the RAAC Special Meeting, the merger and the other business to be considered by stockholders at the RAAC Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement and a prospectus of RAAC. It is a proxy statement because the RAAC Board is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because RAAC, in connection with the merger, is offering shares of New Berkshire Grey Common Stock in exchange for the outstanding shares of Berkshire Grey Common Stock and Berkshire Grey Preferred Stock. See “The Merger Agreement — Merger Consideration” beginning on page 182.

Q:     What will Berkshire Grey stockholders receive in the Merger?

A:     Immediately prior to the completion of the merger, the BG Preferred Conversion will be effected.

At the effective time, each share of Berkshire Grey Common Stock issued and outstanding immediately prior to the effective time (other than shares owned by Berkshire Grey as treasury stock or dissenting shares) will convert into the right to receive a number of shares of New Berkshire Grey Class A Common Stock equal to the exchange ratio set forth in the Merger Agreement multiplied by the number of shares of Berkshire Grey Common Stock held by such holder as of immediately prior to the effective time, with fractional shares rounded down to the nearest whole share. The shares of New Berkshire Grey Class A common stock to be issued in the merger are referred to collectively as the “Merger Consideration”.

Based on the number of shares of Berkshire Grey Preferred Stock outstanding, the number of shares of Berkshire Grey Common Stock outstanding and the number of outstanding options to purchase Berkshire Grey Common Stock, in each case as of        , 2020, the total number of shares of New Berkshire Grey’s Class A Common Stock expected to be issued in connection with the Business Combination is approximately        .

Q:     When will the Merger be completed?

A:     The parties currently expect that the merger will be completed during the second quarter of 2021. However, RAAC cannot assure you of when or if the merger will be completed, and it is possible that factors outside of the control of both RAAC and Berkshire Grey could result in the merger being completed at a different time or not at all. RAAC must first obtain the approval of RAAC Stockholders for the Conditioned Proposals set forth in this proxy statement/prospectus for their approval, Berkshire Grey must first obtain the written consent of Berkshire Grey stockholders for the merger, and RAAC and Berkshire Grey must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Merger Agreement — Conditions to the Business Combination” beginning on page 193.

QUESTIONS AND ANSWERS ABOUT THE RAAC SPECIAL STOCKHOLDER MEETING

Q:     What am I being asked to vote on, and why is this approval necessary?

A:     RAAC Stockholders are being asked to vote on the following proposals:

1.      the Business Combination Proposal;

2.      the Nasdaq Proposal;

3.      the Charter Proposal;

4.      the Advisory Charter Proposals;

5.      the Existing Director Election Proposal;

6.      the Business Combination Director Election Proposal;

7.      the Incentive Plan Proposal; and

8.      the Adjournment Proposal (if necessary).

The Business Combination is conditioned upon the approval of each of the Conditioned Proposals. Failure to receive approval of any of the Conditioned Proposals provides each of RAAC and Berkshire Grey with a right to terminate the merger agreement. If our stockholders do not approve each of the Conditioned Proposals, the merger may not be consummated. If the Business Combination Proposal is not approved, each of the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

Q:     Why is RAAC proposing the Business Combination?

A:     RAAC was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On December 10, 2020, RAAC completed its initial public offering, generating gross proceeds of $287.5 million. Since RAAC’s IPO, RAAC’s activity has been limited to the evaluation of business combination candidates.

Berkshire Grey is an Intelligent Enterprise Robotics (IER) company pioneering and delivering transformative AI-enabled robotic solutions that automate filling ecommerce orders for consumers or businesses, filling orders to resupply retail stores and groceries, and handling packages shipped to fill those orders. Berkshire Grey’s solutions transform supply chain operations and enable its customers to meet and exceed the demands of today’s connected consumers and businesses.

Based on its due diligence investigations of Berkshire Grey and the industry in which it operates, including the financial and other information provided by Berkshire Grey in the course of their negotiations in connection with the Merger Agreement, RAAC believes that the Business Combination with Berkshire Grey is advisable and in the best interests of RAAC and its stockholders. See “The Business Combination — Recommendation of the RAAC Board of Directors and Reasons for the Business Combination” beginning on page 171 of this proxy statement/prospectus.

Q:     Did the RAAC Board obtain a third-party valuation or fairness opinion in determining whether to proceed with the merger?

A:     The RAAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the merger. RAAC’s officers and directors and the RAAC Advisors collectively have substantial experience in evaluating the operating and financial merits of companies, especially in the logistics, supply chain, robotics and artificial intelligence industries, and concluded that their experience and backgrounds, together with the experience and sector expertise of RAAC’s financial advisor, J.P. Morgan Securities LLC, and the Consultant enabled them to make the necessary analyses and determinations regarding the merger. In addition, RAAC’s officers and directors and the RAAC Advisors collectively have substantial experience with mergers and acquisitions, including with respect to SPAC transactions. Accordingly, investors will be relying solely on the judgment of RAAC’s officers and directors and the RAAC Advisors in valuing Berkshire Grey’s business.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you have the right to demand that RAAC redeem such shares for a pro rata portion of the cash held in the Trust Account (such rights, “redemption rights”).

Notwithstanding the foregoing, the RAAC A&R Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares, without RAAC’s prior consent.

Under the RAAC A&R Charter, a holder of public shares may redeem only if RAAC has at least $5,000,001 of net tangible assets after giving effect to all holders of public shares that properly demand redemption of their shares for cash. Additionally, Berkshire Grey will not be required to consummate the merger if the amount in the Trust Account, plus the proceeds from the PIPE Investment, plus all other cash and cash equivalents of RAAC (after deducting the cash amounts required to satisfy the RAAC Stockholder redemptions, payment of any deferred underwriting commissions being held in the Trust Account and transaction costs of RAAC and its affiliates) does not equal or exceed $200.0 million.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your shares of common stock for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the Nasdaq rules.

Q:     How do I exercise my redemption rights?

A:     If you are a holder of public shares and wish to exercise your redemption rights, you must demand that RAAC redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to RAAC’s transfer agent physically or electronically using the DWAC system prior to the vote at the RAAC Special Meeting. Any holder of public shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $        , or $        per share, as of        , 2021, the RAAC record date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to RAAC to pay its taxes, will be paid promptly upon consummation of the merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the RAAC Public Stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. Regardless of whether you vote for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus and whether you held RAAC Common Stock as of the RAAC record date or acquired them after the RAAC record date will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a public stockholder, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the RAAC Special Meeting. If you deliver your shares for redemption to RAAC’s transfer agent and later decide prior to the RAAC Special Meeting not to elect redemption, you may request that RAAC’s transfer agent return the shares (physically or electronically).

Any corrected or changed written demand of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the RAAC Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the RAAC Special Meeting.

If a demand is properly made as described above, then, if the merger is consummated, RAAC will redeem those shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your public shares for cash.

Q:     If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of warrants have no redemption rights with respect to warrants.

Q:     If I am a holder of RAAC Units, can I exercise redemption rights with respect to my RAAC Units?

A:     No. Holders of outstanding RAAC Units (each of which consists of one RAAC Public Share and one-third of one RAAC Public Warrant) must separate the underlying RAAC Public Shares and RAAC Public Warrants prior to exercising redemption rights with respect to the public shares.

If you hold RAAC Units registered in your own name, you must deliver the certificate for such RAAC Units to Continental, our transfer agent, with written instructions to separate such RAAC Units into RAAC Public Shares and RAAC Public Warrants. This must be completed far enough in advance to permit the mailing of the share certificates back to you so that you may then exercise your redemption rights upon the separation of the RAAC Units. See the question “How do I exercise my redemption rights?” on page xvi above. The address of Continental is listed under the question “Who Can Answer Your Questions About Voting” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental, our transfer agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have appraisal rights if I object to the proposed merger?

A:     No. There are no appraisal rights available to holders of shares of RAAC Common Stock in connection with the merger.

Q:     What happens to the funds deposited in the Trust Account after consummation of the merger?

A:     The net proceeds of RAAC’s IPO, together with funds raised from the private sale of warrants simultaneously with the consummation of RAAC’s IPO, were placed in the Trust Account immediately following RAAC’s IPO. After consummation of the merger, the funds in the Trust Account will be used to pay holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the merger and for Berkshire Grey’s working capital and general corporate purposes.

Q:     What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     The RAAC Public Stockholders may vote in favor of the merger and still exercise their redemption rights. Accordingly, the merger may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. However, Berkshire Grey will not be required to consummate the merger if the amount in the Trust Account, plus the proceeds from the PIPE Investment, plus all other cash and cash equivalents of RAAC (after deducting the cash amounts required to satisfy the RAAC Stockholder redemptions, payment of any deferred underwriting commissions being held in the Trust Account and transaction costs of RAAC and its affiliates) does not equal or exceed $200.0 million. With fewer public shares and public stockholders, the trading market for Berkshire Grey Class A common stock after the merger may be less liquid than the market for RAAC Class A Common Stock prior to the Business Combination, and Berkshire Grey may not be able to meet the listing standards of a national securities exchange. In addition, with less money available from the Trust Account, the capital infusion from the Trust Account into Berkshire Grey’s business will be reduced, and Berkshire Grey may not be able to fund its operations as currently contemplated.

Q:     What happens if the merger is not consummated?

A:     If RAAC does not complete the merger with Berkshire Grey for any reason, RAAC would search for another target business with which to complete a business combination. If RAAC does not complete the merger with Berkshire Grey or another target business by December 10, 2022, RAAC must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of outstanding public shares. Holders of founder shares and alignment shares have no redemption rights if a business combination is not effected in the required time period and, accordingly, their founder shares and alignment shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to RAAC’s outstanding warrants. Accordingly, such warrants will expire worthless.

Q:     How do the Sponsor and other insiders intend to vote on the proposals?

A:     The Sponsor, along with the Insiders, including independent directors, own of record and are entitled to vote an aggregate of approximately 25% of the outstanding shares of RAAC Common Stock (excluding warrants). The Sponsor, along with the RAAC independent directors and certain other Insiders of RAAC, have agreed to vote any founder shares, alignment shares and any public shares held by them as of the RAAC record date, in favor of the proposals. See “Other Agreements — Sponsor Support Agreement,” “Other Agreements — Berkshire Grey Stockholders Support Agreement” and “Other Agreements — RAAC Letter Agreement” beginning on page 197 of this proxy statement/prospectus, respectively.

Q:     What constitutes a quorum at the RAAC Special Meeting?

A:     A majority of the voting power of the issued and outstanding RAAC Common Stock entitled to vote at the RAAC Special Meeting must be present, in person or represented by proxy, at the RAAC Special Meeting to constitute a quorum and in order to conduct business at the RAAC Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the founder shares and alignment shares, who own 25% of the issued and outstanding shares of RAAC Common Stock as of the record date, will count towards this quorum. In the absence of a quorum, the chairman of the RAAC Special Meeting has power to adjourn the RAAC Special Meeting. As of the RAAC record date,        shares of RAAC Common Stock would be required to achieve a quorum.

Q:     Do I need to attend the RAAC Special Meeting to vote my shares?

A:     No. You are invited to virtually attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. RAAC encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus. See also “— Q: How do I vote?” on page xix below.

Q:     What vote is required to approve each proposal at the RAAC Special Meeting?

A:     The Business Combination Proposal: The affirmative vote of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting, assuming a quorum is present, is required to approve the Business Combination Proposal. RAAC Stockholders must approve the Business Combination Proposal for the merger to occur. If RAAC Stockholders fail to approve the Business Combination Proposal, the merger will not occur.

The Charter Proposal: The affirmative vote of holders of a majority of the outstanding shares of RAAC Common Stock, voting together as a single class, is required to approve the Charter Proposal. Notwithstanding the approval of the Charter Proposal, if the merger is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected.

The Nasdaq Proposal: The affirmative vote of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting, assuming a quorum is present, is required to approve the Nasdaq Proposal. Notwithstanding the approval of the Nasdaq Proposal, if the merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Incentive Plan Proposal: The affirmative vote of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting, assuming a quorum is present, is required to approve the Incentive Plan Proposal. Notwithstanding the approval of the Incentive Plan Proposal, if the merger is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

The Advisory Charter Proposals: The affirmative vote, on a non-binding advisory basis, of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting, assuming a quorum is present, is required to approve the Advisory Charter Proposals. Notwithstanding the approval of the Advisory Charter Proposals, if the merger is not consummated for any reason, the actions contemplated by the Advisory Charter Proposals will not be effected.

The Existing Director Election Proposal: The affirmative vote of a plurality of the votes cast by holders of RAAC Class B Common Stock and RAAC Class C Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting, assuming a quorum is present, is required to approve the Existing Director Election Proposal. Notwithstanding the approval of the Existing Director Election Proposal, if the merger is not consummated for any reason, the actions contemplated by the Existing Director Election Proposal will not be effected.

The Business Combination Director Election Proposal: The affirmative vote of a plurality of the votes cast by holders of RAAC Class B Common Stock and RAAC Class C Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting, assuming a quorum is present, is required to approve the Business Combination Director Election Proposal.

The Adjournment Proposal: The affirmative vote of a majority of the votes cast by holders of RAAC Common Stock attending virtually or represented by proxy at the RAAC Special Meeting, assuming a quorum is present, is required to approve the Adjournment Proposal.

As further discussed in the section titled “Other Agreements — RAAC Letter Agreement” and “Other Agreements — Sponsor Support Agreement” beginning on pages 197 and 197 of this proxy statement/prospectus, respectively, the holders of the RAAC Class B Common Stock and RAAC Class A Common Stock have already agreed to vote in favor of the proposals.

Q:     Do any of RAAC’s directors, officers or affiliates have interests in the merger that may differ from or be in addition to the interests of the RAAC Stockholders?

A:     RAAC’s executive officers, certain non-employee directors and certain affiliates of the Sponsor, may have interests in the merger that may be different from, or in addition to, the interests of RAAC Stockholders generally. The RAAC Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the merger agreement and in recommending that the Merger Agreement and the transactions contemplated thereby be approved by the stockholders of RAAC. See “The Business Combination — Interests of RAAC Directors and Officers in the Business Combination” beginning on page 176 of this proxy statement/prospectus.

Q:     What do I need to do now?

A:     After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the RAAC Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee. Your attention is directed to the proxy statement/prospectus accompanying this Q&A (including the financial statements and annexes attached thereto) for a more complete description of the proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance with voting, please contact RAAC’s proxy solicitor, Innisfree, at (877) 717-3930 (toll-free for stockholders) or (212) 750-5833 (for banks and brokers).

Q:     How do I vote?

A:     If you are a stockholder of record of RAAC as of        , 2021 the RAAC record date, you may submit your proxy before the RAAC Special Meeting in any of the following ways:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the Internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record of RAAC as of the RAAC record date, you may also cast your vote in person at the RAAC Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the RAAC Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:     When and where is the RAAC Special Meeting?

A:     The RAAC Special Meeting will be held on        , 2021 at         a.m. Eastern Time. In light of ongoing developments related to the COVID-19 pandemic and to protect the health of RAAC Stockholders, management and the community, the RAAC Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the RAAC Special Meeting by visiting xix and entering your control number as further explained elsewhere in this proxy statement/prospectus. All RAAC Stockholders as of the RAAC record date, or their duly appointed proxies, may attend the RAAC Special Meeting via the live audio webcast. We encourage you to access the RAAC Special Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, on        , 2021 at        p.m. Eastern Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

Q:     If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to RAAC or by voting via the internet at the RAAC Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the RAAC Special Meeting, but are not a stockholder of record because you hold your shares in “street name”, you will need a control number issued by Continental to join the meeting. If you plan to vote during the meeting you will need to provide Continental a copy of a legal proxy from your broker. If you plan on joining the meeting and not voting please supply Continental with evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares). Please send this information to proxy@continentalstock.com at least 72 hours prior to the meeting. Continental will then issue you a control number that will allow you into the meeting. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the RAAC Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a RAAC Stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any of the proposals. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Proposal, but will have no effect on the vote count for such other proposals.

What if I attend the RAAC Special Meeting and abstain or do not vote?

A:     For purposes of the RAAC Special Meeting, an abstention occurs when a stockholder attends the meeting in person and does not vote or returns a proxy with an “abstain” vote.

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Advisory Charter Proposals and the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Approval of the Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of RAAC Common Stock. Approval of each of the Existing Director Election Proposal and the Business Combination Director Election Proposal requires the affirmative vote of holders of a plurality of the votes cast by holders of RAAC Class B Common Stock and RAAC Class C Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. If you do not vote or do not instruct your bank, broker or other nominee how to vote with respect to the Charter Proposal, it will have the same effect as a vote “AGAINST” such proposal. Because approval of the other proposals only require a majority or a plurality of the votes cast, assuming a quorum is established at the RAAC Special Meeting, if you do not vote or do not instruct your bank, broker or other nominee how to vote, it will have no effect on these other proposals because such action would not count as a vote cast at the RAAC Special Meeting.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular proposal, the RAAC stock represented by your proxy will be voted in favor of each of the proposals.

Q:     May I change my vote after I have delivered my proxy or voting instruction card?

A:     Yes. You may change your vote at any time before your proxy is voted at the RAAC Special Meeting. You may do this in one of three ways:

•        filing a notice with the corporate secretary of RAAC;

•        mailing a new, subsequently dated proxy card; or

•        attending the RAAC Special Meeting and electing to vote your shares virtually at the meeting.

If you are a stockholder of record of RAAC and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Revolution Acceleration Acquisition Corp, 1717 Rhode Island Avenue, NW 10th floor Washington, D.C. 20036, and it must be received at any time before the vote is taken at the RAAC Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, no later than 11:59 p.m. Eastern Standard Time on        , 2021 or by voting in person at the RAAC Special Meeting. Simply attending the RAAC Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of RAAC Common Stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:     What happens if I fail to take any action with respect to the RAAC Special Meeting?

A:     If you fail to take any action with respect to the RAAC Special Meeting and the merger is approved by stockholders and consummated, you will continue to be a stockholder of RAAC. If you fail to take any action with respect to the RAAC Special Meeting and the merger is not approved, you will continue to be a stockholder of RAAC while RAAC searches for another target business with which to complete a business combination.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     Whom should I contact if I have any questions about the proxy materials or voting?

A:     If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Innisfree, the proxy solicitation agent for RAAC, (877) 717-3930 (toll-free for stockholders) or (212) 750-5833 (for banks and brokers).

Q:     Who will solicit and pay the cost of the soliciting proxies?

A:     RAAC will pay the cost of soliciting proxies for the special meeting of stockholders. RAAC has engaged Innisfree to assist in the solicitation of proxies for the special meeting. RAAC has agreed to pay Innisfree a fee of $18,500, plus disbursements. RAAC will reimburse Innisfree for reasonable out-of-pocket expenses and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses. RAAC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of RAAC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of RAAC Common Stock and in obtaining voting instructions from such beneficial owners. RAAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What are the U.S. Federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of the redemption depend on each stockholder’s particular facts and circumstances. See “Proposal No. 1 — The Business Combination Proposal — United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights” beginning on page 79 of this proxy statement/prospectus. We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:     What equity stake will current RAAC Stockholders and Berkshire Grey stockholders hold in New Berkshire Grey immediately after the consummation of the Business Combination?

A:     It is anticipated that, following the Business Combination, (1) RAAC Public Stockholders will own approximately 11.6% of the outstanding New Berkshire Grey Common Stock, (2) current Berkshire Grey stockholders will own approximately 77.8% of the outstanding New Berkshire Grey Common Stock, (3) the Sponsor and the Insiders will collectively own approximately 3.9% of the outstanding New Berkshire Grey Common Stock, and (4) the PIPE Investors will own approximately 6.7% of the outstanding New Berkshire Grey Common Stock. These percentages assume (i) that no RAAC Public Stockholders exercise their redemption rights in connection with the Business Combination, (ii) that 193,630,686 shares of RAAC Class A Common Stock are issued as merger consideration pursuant to the Merger Agreement, and (iii) that 16,500,000 shares of RAAC Class A Common Stock are issued to the PIPE Investors pursuant to the PIPE Investment. These percentages do not include the 31,369,314 shares of New Berkshire Grey Common Stock underlying unvested and/or unexercised restricted stock and options that are expected to be outstanding following the completion of the Business Combination. If the facts are different from these assumptions, the ownership of New Berkshire Grey will be different.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

Information About the Parties to the Merger

RAAC

RAAC is a blank check company incorporated in Delaware on September 10, 2020 for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Upon the consummation of the Business Combination, RAAC intends to change its name to Berkshire Grey, Inc.

The RAAC Units, RAAC Class A Common Stock and RAAC’s Public Warrants are publicly traded on Nasdaq under the symbols “RAACU,” “RAAC” and “RAACW,” respectively. Each RAAC Unit consists of one share of RAAC Class A Common Stock and one-third of one RAAC Public Warrant. Each whole RAAC Public Warrant entitles the holder thereof to purchase one share of RAAC Class A Common Stock at a price of $11.50 per share, subject to adjustment.

RAAC intends to apply to continue the listing of RAAC Units, RAAC Class A Common Stock and RAAC Public Warrants following the Business Combination, as securities of New Berkshire Grey, on Nasdaq under the symbols “BGRYU,” “BGRY” and “BGRYW,” respectively.

The mailing address of RAAC’s principal executive office is 1717 Rhode Island Ave NW, Suite 1000, Washington DC 20036, and its phone number is (202) 776-1400.

Merger Sub

Merger Sub is a Delaware corporation and directly wholly owned subsidiary of RAAC, which was formed on February 19, 2021 for the purpose of effecting a merger with Berkshire Grey. Merger Sub does not own any material assets or operate any business.

Berkshire Grey

Berkshire Grey is a Delaware corporation incorporated on October 3, 2013. Berkshire Grey is an Intelligent Enterprise Robotics (IER) company pioneering and delivering transformative AI-enabled robotic solutions that automate filling ecommerce orders for consumers or businesses, filling orders to resupply retail stores and groceries, and handling packages shipped to fill those orders. Berkshire Grey’s solutions transform supply chain operations and enable its customers to meet and exceed the demands of today’s connected consumers and businesses.

The mailing address of Berkshire Grey’s principal executive office is 140 South Road, Bedford, Massachusetts 01730, and its telephone number is (833) 848-9900.

For more information about Berkshire Grey, see the sections entitled “Information About Berkshire Grey” and “Berkshire Grey’s Management’s Discussion and Analysis of Financial Condition and Results of Operation”.

The Business Combination and the Merger Agreement

As discussed in this proxy statement/prospectus, RAAC is asking its stockholders to approve and adopt the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the documents and agreements contemplated thereby (the “Ancillary Agreements”) and the transactions contemplated by the Merger Agreement and the Ancillary Agreements, including the merger. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Berkshire Grey (the “merger”), with Berkshire Grey as the surviving company in the merger and becoming a wholly owned subsidiary of RAAC.

After consideration of the factors identified and discussed in the section entitled “The Business Combination — Recommendation of the RAAC Board of Directors and Reasons for the Business Combination,” beginning on page 171 of this proxy statement/prospectus, the RAAC Board concluded that the merger met all of the requirements disclosed in the prospectus for RAAC’s IPO, including that the business of Berkshire Grey and its subsidiaries had a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). For more information about the transactions contemplated by the Merger Agreement, see the section entitled “Other Agreements” beginning on page 197 of this proxy statement/prospectus.

The Business Combination Proposal

RAAC and Berkshire Grey have agreed to the Business Combination under the terms of the Merger Agreement. RAAC may consummate the merger only if the Business Combination Proposal is approved by the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting, assuming a quorum is present. RAAC Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. For more information about the Merger Agreement and the Business Combination Proposal, please see the sections entitled “The Merger Agreement” and “RAAC Proposals — Proposal No. 1 — The Business Combination Proposal.”

The Merger Agreement

On February 23, 2021, RAAC, Merger Sub and Berkshire Grey entered into the Merger Agreement. The following summary provides an overview of key aspects of the Merger Agreement.

Merger Consideration; Treatment of Company Equity Awards

Subject to the terms and conditions of the Merger Agreement, the consideration to be paid in respect of each share of Berkshire Grey Common Stock issued and outstanding (other than (i) Berkshire Grey Common Stock held in treasury and (ii) any shares held by stockholders of Berkshire Grey who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (collectively, the “Excluded Shares”)) immediately prior to the effective time of the merger will be a number of shares of newly issued RAAC Class A Common Stock (with each share valued at $10.00), equal to (x) $2,250,000,000 divided by (y) the number of shares of Aggregate Fully Diluted Company Stock (as defined in the Merger Agreement). Immediately prior to the closing of the merger, all of the outstanding shares of each series of Berkshire Grey Preferred Stock will be converted into shares of Berkshire Grey Common Stock.

At the effective time, each outstanding option to acquire Berkshire Grey Common Stock and each award of restricted Berkshire Grey Common Stock will be converted into the right to receive an option relating to shares of RAAC Class A Common Stock and an award of restricted shares of RAAC Class A Common Stock, as applicable, upon substantially the same terms and conditions, including with respect to vesting and termination-related provisions, as existed prior to the consummation of the Business Combination, except that the number of shares underlying such option and the exercise price and the number of shares subject to restricted stock awards, in each case, will be determined as set forth in the Merger Agreement. For additional information, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 182 of this proxy statement/prospectus.

Conditions to Consummation of the Merger

The consummation of the Business Combination is subject to customary closing conditions for SPACs, including, among others: (a) approval of the Merger by RAAC Stockholders and Berkshire Grey stockholders, (b) the registration statement of which this proxy statement/prospectus forms a part being deemed effective (c) RAAC having at least $5,000,001 of net tangible assets, (d) the approval for listing on Nasdaq of the shares of New Berkshire Grey Class A Common Stock to be issued in connection with the merger, and (e) for the benefit of Berkshire Grey, the Minimum Cash Condition (as defined below). For additional information, see the section entitled “The Merger Agreement — Conditions the Merger” beginning on page 193 of this proxy statement/prospectus.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the merger, including (a) by mutual written consent of the parties, (b) by either RAAC or Berkshire Grey if a final and nonappealable order has been issued or governmental action permanently makes consummation of the transactions illegal or otherwise prevents or prohibits the merger, (c) by Berkshire Grey (i) if the RAAC Stockholders do not vote to approve the Merger at the RAAC Stockholders’ meeting convened for such purpose, (ii) upon a breach by RAAC or Merger Sub that gives rise to a failure of a closing condition that cannot be cured or has not been cured within 30 days’ notice and RAAC continues to use its reasonable best efforts to cure, or (iii) if the Business Combination is not consummated by August 23, 2021, unless Berkshire Grey is in material breach of the Merger Agreement, and (d) by RAAC (i) if approval by Berkshire Grey’s stockholders is not obtained within two business days of the Registration Statement being declared effective by the SEC and delivered or otherwise made available to stockholders, (ii) upon a breach by Berkshire Grey that gives rise to a failure of a closing condition that cannot be cured or has not been cured within 30 days’ notice and Berkshire Grey continues its reasonable best efforts to cure, or (iii) if the Business Combination is not consummated by August 23, 2021, unless RAAC is in material breach of the Merger Agreement. For additional information, see the section entitled “The Merger Agreement — Termination” beginning on page 195 of this proxy statement/prospectus.

Other Agreements

Amended and Restated Registration Rights Agreement

The Merger Agreement contemplates that RAAC will enter into the A&R Registration Rights Agreement concurrently with the consummation of the Business Combination, the form of which is attached to this proxy statement/prospectus as Annex B, with the Sponsor and certain other investors party thereto (collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”), including certain current holders of Berkshire Grey securities (the “BG RRA Parties”), pursuant to which the RRA Parties will be entitled to certain demand registration rights in connection with an underwritten shelf takedown offering and certain “piggyback” registration rights under the A&R Registration Rights Agreement in respect of certain shares of RAAC Class A Common Stock and certain other equity securities of RAAC that are held by the RRA Parties from time to time, in each case subject to certain conditions. See “Other Agreements — Amended and Restated Registration Rights Agreement” beginning on page 197 of this proxy statement/prospectus.

Sponsor Support Agreement

In connection with and concurrently with the execution of the Merger Agreement, RAAC and Berkshire Grey entered into the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex C, with each of the Sponsor, RAAC’s officers and directors and holders of RAAC Class B Common Stock and RAAC Class C Common Stock (the “Insiders”), pursuant to which, among other things, the parties thereto have agreed to, (i) a modified lock-up on the shares of RAAC Common Stock held by such parties, including a six month lock-up on certain equity securities of RAAC, (ii) vote all of the shares of RAAC Common Stock beneficially owned or held by such parties in favor of the Business Combination and certain related matters, (iii) vote all of the shares of RAAC Common Stock beneficially owned or held by such parties against certain other actions, (iv) waive anti-dilution rights provided in the RAAC A&R Charter with respect to their founder shares and alignment shares and waive their right to convert working capital loans to RAAC into warrants and (v) not redeem or tender any of their shares of RAAC Common Stock in connection with any such vote as described in clauses (ii) or (iii) or in connection with any vote to amend the RAAC A&R Charter. See “Other Agreements — Sponsor Support Agreement” beginning on page 197 of this proxy statement/prospectus.

Berkshire Grey Stockholders Support Agreement

In connection with and concurrently with the execution of the Merger Agreement, RAAC entered into a support agreement with Berkshire Grey and certain stockholders of Berkshire Grey, representing, in aggregate, 91.9% of the voting power of the outstanding Berkshire Grey capital stock, voting as a single class and on an as-converted basis, as of February 23, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Berkshire Grey Stockholders Support Agreement”). Pursuant to the Berkshire Grey Stockholders Support Agreement, such Berkshire Grey Stockholders agreed to, among other things, vote to approve and adopt, following the effectiveness of the Registration Statement, the Merger Agreement and the Ancillary Agreements and transactions contemplated thereby, including the merger and the Berkshire Grey Preferred Conversion, in each case, subject to the terms and conditions of Berkshire Grey Stockholders Support Agreement. For additional information, see “Other Agreements — Berkshire Grey Stockholders Support Agreement” beginning on page 198 of this proxy statement/prospectus.

Stock Repurchase Agreement

In connection with and concurrently with the execution of the Merger Agreement, Berkshire Grey entered into the Stock Repurchase Agreement with Steve Johnson, the President and Chief Operating Officer of Berkshire Grey, whereby Mr. Johnson has agreed to sell back to Berkshire Grey a number of the RSA Shares issued to him pursuant to the RSA Agreement, the proceeds of which repurchase which will be used to repay in full the amount of outstanding principal and accrued interest due to Berkshire Grey under the Johnson Loan Documents, resulting in the Johnson Loan Documents being cancelled immediately prior to the consummation of the Business Combination. See “Other Agreements — Stock Repurchase Agreement” beginning on page 198 of this proxy statement/prospectus.

Warrant Termination Agreement

On February 23, 2021, in connection with and concurrently with the execution of the Merger Agreement, Berkshire Grey entered into the Warrant Termination Agreement with SBG, the holder of the B-3 Warrant, which provides that, immediately prior to and contingent upon the consummation of the Business Combination, the B-3 Warrant will be automatically and irrevocably surrendered and cancelled in all respects, and all of SBG’s rights, interests and claims in respect of the B-3 Warrant or the Berkshire Grey Series B-3 Preferred Stock issuable thereunder will terminate in all respects. See “Other Agreements — Warrant Termination Agreement” beginning on page 199 of this proxy statement/prospectus.

PIPE Subscription Agreements

Concurrently with the execution of the Merger Agreement, RAAC entered into separate Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, and RAAC agreed to sell to the PIPE Investors, an aggregate of 16,500,000 shares of RAAC Class A Common Stock (the “PIPE Investment”), for a purchase price of $10.00 per share and an aggregate purchase price of $165,000,000 (the “PIPE Investment Amount”), in a private placement substantially concurrent with, and contingent upon, the consummation of the Business Combination (the “PIPE Investment”). The purpose of the PIPE Investment pursuant to the Subscription Agreements is to raise additional capital for use by New Berkshire Grey following the consummation of the Business Combination.

The closing of the PIPE Investment (the “PIPE Closing”) pursuant to the Subscription Agreements is expected to occur prior to or substantially concurrently with the consummation of the Business Combination and is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) the terms of the Merger Agreement (including the conditions thereto) shall not have been amended or waived in a manner that is materially adverse to the PIPE Investor, (iii)(a) solely with respect to the PIPE Investor’s obligation to close, the representations and warranties made by RAAC, and (b) solely with respect to RAAC’s obligation to close, the representations and warranties made by the PIPE Investor, in each case, in the Subscription Agreements are true and correct in all material respects as of the PIPE Closing, subject to the terms of the applicable Subscription Agreement, (iv) solely with respect to the PIPE Investor’s obligation to close, RAAC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the PIPE Closing and (v) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. See “Other Agreements — PIPE Subscription Agreements” beginning on page 199 of this proxy statement/prospectus.

Organizational Structure

RAAC

The following diagram illustrates, in a simplified form, the ownership structure of RAAC as of the date of this proxy statement/prospectus.

RAAC
Management LLC
(Delaware)
24.4%
75%
Public
Stockholders
Revolution Acceleration Acquisition
Corp
(Delaware)
0.6%
RAAC
Directors /
Advisor
100%
Pickup Merger Corp
(Delaware)

Berkshire Grey

The following diagram illustrates, in a simplified form, the ownership structure of Berkshire Grey as of the date of this proxy statement/prospectus.

New Berkshire Grey

The following diagram illustrates, in a simplified form, the expected ownership structure of New Berkshire Grey immediately following consummation of the Business Combination, assuming no RAAC Public Stockholders exercised redemption rights with respect to their RAAC Public Shares.

Ownership of New Berkshire Grey

Following the recapitalization to be effected by Berkshire Grey prior to the closing of the merger, the outstanding capital stock of Berkshire Grey will consist of 33,044,310 shares of Berkshire Grey Common Stock. An additional 5,697,686 shares of Berkshire Grey Common Stock will be issuable pursuant to outstanding options.

As of the date of this proxy statement/prospectus, there are 38,333,333 shares of RAAC Common Stock issued and outstanding, of which 28,750,000 are shares of RAAC Class A Common Stock, 3,833,333 are shares of RAAC Class B Common Stock and 5,750,000 are shares of RAAC Class C Common Stock. As of the date of this proxy statement/prospectus, there are an aggregate of 9,583,333 shares of RAAC Class A Common Stock issuable pursuant to RAAC Public Warrants and 5,166,667 shares of RAAC Class A Common Stock issuable pursuant to RAAC Private Warrants.

The following table illustrates varying ownership levels in New Berkshire Grey immediately following the consummation of the transactions assuming the levels of redemptions by the RAAC Public Stockholders indicated:

	Assuming No Redemption		Assuming Maximum Redemption(1)
(Shares in thousands)	Shares	%	Shares	%
RAAC Public Stockholders	28,750	11.6%	6,009	2.7%
Sponsor and Insiders	9,583	3.9%	9,583	4.2%
Total RAAC	38,333	15.5%	15,592	6.9%
Berkshire Grey(2)	193,631	77.8%	193,631	85.8%
PIPE Shares	16,500	6.7%	16,500	7.3%
Total Shares at Closing (excluding unvested Berkshire Grey shares)	248,464	100%	225,723	100%
Berkshire Grey Remaining Consideration Shares(2)	31,369		31,369
Total Shares at Closing (including unvested Berkshire Grey shares)	279,833		257,092

____________

(1)      This presentation assumes that 22,740,375 of the current outstanding RAAC Public Shares are redeemed (which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of December 31, 2020 and still satisfy the minimum cash condition of $200,000,000 set forth in the Merger Agreement, after giving effect to the PIPE Investment and the payment of estimated transaction costs of approximately $25 million, including deferred underwriting commissions from RAAC’s IPO, incurred in connection with the Business Combination), 16,500,000 shares of RAAC Class A Common Stock are issued pursuant to the PIPE Investment and 193,630,686 shares of RAAC Class A Common Stock are issued as Merger Consideration.

(2)      Total consideration to be issued to Berkshire Grey is $2.25 billion or 225.0 million shares ($10.00 per share price). The total shares to be issued includes Berkshire Grey common and preferred stock plus shares underlying unvested and/or unexercised restricted stock and stock options. Accordingly, the consideration shares outstanding at the closing of the Business Combination has been adjusted to exclude the portion of consideration shares that will be attributed to unvested, and/or unexercised share awards at the closing of the Business Combination.

Redemption Rights

Each public stockholder may elect to redeem their public shares regardless of whether they vote for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus and whether they held RAAC Common Stock as of the RAAC record date or acquired them after the RAAC record date. Any stockholder holding public shares may demand that RAAC redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $           per share as of                 , 2021, the RAAC record date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the merger with the Berkshire Grey is consummated, RAAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account, and the holder will no longer own these shares following the Business Combination.

If the Business Combination is not approved or completed for any reason, then the RAAC Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, RAAC will promptly return any shares delivered by public stockholders. If RAAC would be left with less than $5,000,001 of net tangible assets as a result of the holders of public shares properly demanding redemption of their shares for cash, RAAC will not be able to consummate the merger. Additionally, the Berkshire Grey will not be required to consummate the Business Combination if the amount in the Trust Account, plus the proceeds from the PIPE Investment, plus all other cash and cash equivalents of RAAC (after deducting the cash amounts required to satisfy the RAAC Stockholder redemptions, payment of any deferred underwriting commissions being held in the Trust Account and transaction costs of RAAC and its affiliates) does not equal or exceed $200.0 million.

If a holder of public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of RAAC Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to RAAC’s transfer agent prior to the vote at the RAAC Special Meeting, and the Business Combination is consummated.

The Proposals

The Business Combination Proposal

Holders of RAAC Class A Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the merger. RAAC stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

RAAC may consummate the merger only if it is approved by the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting, assuming a quorum is present.

The Business Combination Proposal is conditioned upon the approval of the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal. If such proposals are not approved, the Business Combination will have no effect, even if approved by our stockholders.

The approval of the Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the merger) requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The Nasdaq Proposal

Assuming the Business Combination Proposal is approved, holders of RAAC Common Stock are being asked to approve, for purposes of complying with applicable listing rules of Nasdaq, in connection with the Business Combination and subject to customary terms and conditions, including the consummation of the Business Combination, the issuance:

•        to the stockholders of Berkshire Grey, pursuant to the Merger Agreement, of 225,000,000 shares of RAAC Class A Common Stock (including in respect of shares issuable pursuant to options and restricted shares that may be assumed by RAAC) upon the consummation of the Business Combination; and

•        to the PIPE Investors of 16,500,000 shares of RAAC Class A Common Stock, which will be consummated in connection with and prior to the closing of the Business Combination.

The Nasdaq Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposal and the Incentive Plan Proposal. If such proposals are not approved, the Nasdaq Proposal will have no effect, even if approved by our stockholders.

Approval of the Nasdaq Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have no effect on the Nasdaq Proposal.

For further information, please see the section entitled “Proposal No. 2 — The Nasdaq Proposal.”

The Charter Proposal

Assuming the Business Combination Proposal and the Nasdaq Proposal are approved, the RAAC Stockholders as of the record date are being asked to approve and adopt, if the respective approvals are obtained and the Business Combination is consummated, an amendment and restatement of the RAAC A&R Charter under the DGCL, as set out in the New Berkshire Grey Charter in substantially the form appended to this proxy statement/prospectus as Annex H. The RAAC Board has unanimously approved the New Berkshire Grey Charter and believes that the New Berkshire Grey Charter is necessary to adequately address the needs of New Berkshire Grey after the Business Combination.

The following is a summary of the key changes effected by the New Berkshire Grey Charter relative to the RAAC A&R Charter. This summary is qualified in its entirety by reference to the full text of the New Berkshire Grey Charter.

•        change RAAC’s name to “Berkshire Grey, Inc.”;

•        to make New Berkshire Grey’s corporate existence perpetual as opposed to RAAC’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering if it does not complete an initial business combination;

•        removal of various provisions applicable only to special purpose acquisition companies, including removal of provisions relating to the redemption rights of holders of RAAC Class A Common Stock, removal of provisions relating to the Trust Account and removal of provisions relating to initial business combination requirements;

•        increase the total number of authorized shares of capital stock, par value $0.0001 per share, from 101,000,000 shares, consisting of 100,000,000 shares of common stock, including 75,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 15,000,000 shares of Class C common stock, and 1,000,000 shares of preferred stock, to 410,000,000 shares, consisting of 400,000,000 shares of common stock, including 385,000,000 shares of Class A common stock, no shares of Class B common stock and 15,000,000 shares of Class C common stock, and 10,000,000 shares of preferred stock;

•        classify the board of directors so that there shall be three classes of directors serving staggered terms, with the terms of Class I, Class II and Class III directors expiring at the annual meeting of stockholders to be held in 2022, 2023 and 2024, respectively, and each term expiring three years thereafter, in each case;

•        removal of the ability of stockholders to act by written consent in lieu of a meeting;

•        provide that certain amendments to provisions of the New Berkshire Grey Charter will require the approval of at least two-thirds of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment, including amendments to the provision relating to the inability of stockholders to act by written consent, the procedure for calling a special stockholder meeting, the classified nature of the board of directors and the limitation of liability to directors;

•        provide that certain amendments to New Berkshire Grey’s bylaws will require the approval of at least two-thirds of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment, provided that if the board of directors of New Berkshire Grey recommends such approval, such amendment will only require the approval of at least a majority of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment;

•        provide that New Berkshire Grey shall not be governed by Section 203 of the DGCL; and

•        removal of the provision naming the Court of Chancery of the State of Delaware as the sole and exclusive forum for any derivative action or proceeding brought on behalf of RAAC, any action asserting a claim of breach of a fiduciary duty owed by a director, officer, employee or agent of RAAC or the aiding and abetting of such alleged breach, any action asserting a claim against RAAC or its directors, officers or employees pursuant to any provision of the DGCL or of the RAAC A&R Charter and any action asserting a claim against RAAC or its directors, officer or employees governed by the internal affairs doctrine.

The Charter Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal. If such proposals are not approved, the Charter Proposal will have no effect, even if approved by our stockholders.

Approval of the Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of RAAC Common Stock, voting together as a single class. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” such proposal.

The New Berkshire Grey Charter differs in material respects from the RAAC A&R Charter and we urge stockholders to carefully consult the information set out in the section “Proposal No. 3 — The Charter Proposal” and “Proposal No. 4 — The Advisory Charter Proposals” and the full text of the New Berkshire Grey Charter, attached to this proxy statement/prospectus as Annex H.

The Advisory Charter Proposals

Assuming the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are approved, holders of RAAC Common Stock are being asked to vote upon, on a non-binding advisory basis, seven separate proposals to approve certain governance provisions contained in the New Berkshire Grey Charter (a copy of which is included in this proxy statement/prospectus as Annex H). This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal but, pursuant to SEC guidance, RAAC is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on RAAC or the RAAC Board (separate and apart from the approval of the Charter Proposal). In the judgment of the RAAC Board, these provisions are necessary to adequately address the needs of New Berkshire Grey. The following are the Advisory Charter Proposals presented:

•        Advisory Charter Proposal A — to approve an increase of the total number of authorized shares of capital stock of RAAC, par value $0.0001 per share, from 101,000,000 shares, consisting of 100,000,000 shares of common stock, including 75,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 15,000,000 shares of Class C common stock, and 1,000,000 shares of preferred stock, to 410,000,000 shares, consisting of 400,000,000 shares of common stock, including 385,000,000 shares of Class A common stock, no shares of Class B common stock and 15,000,000 shares of Class C common stock, and 10,000,000 shares of preferred stock;

•        Advisory Charter Proposal B — to approve the classification of the board of directors of New Berkshire Grey into three classes, designated as Class I, Class II and Class III, with the initial term of the Class I, Class II and Class III directors expiring at the annual meeting of stockholders to be held in 2022, 2023 and 2024, respectively, and each term expiring three years thereafter, in each case;

•        Advisory Charter Proposal C — to authorize the removal of the ability of New Berkshire Grey stockholders to take action by written consent in lieu of a meeting;

•        Advisory Charter Proposal D — to approve that certain amendments to provisions of the New Berkshire Grey Charter would require the approval of at least two-thirds of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment, including amendments to provisions relating to the inability of stockholders to act by written consent, the procedure for calling a special stockholder meeting, the classified nature of the board of directors and limitation of liability to directors;

•        Advisory Charter Proposal E — to approve that certain amendments to provisions of the Proposed Bylaws would require the approval of at least two-thirds of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment to the Proposed Bylaws, provided that if the board of directors of New Berkshire Grey recommends such approval, such amendment will only require the approval of at least a majority of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment;

•        Advisory Charter Proposal F — to provide that New Berkshire Grey will not be governed by Section 203 of the DGCL; and

•        Advisory Charter Proposal G — to amend and restate the RAAC A&R Charter to authorize all other changes in connection with the replacement of RAAC A&R Charter with the New Berkshire Grey Charter, including (i) changing the RAAC’s corporate name from “Revolution Acceleration Acquisition Corp” to “Berkshire Grey, Inc.”, (ii) making New Berkshire Grey’s corporate existence perpetual, (iii) removal of the provision naming the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder litigation (though the Proposed Bylaws will set forth such a provision), and

(v) removing various provisions applicable only to special purpose acquisition companies will no longer be applicable upon consummation of the merger, all of which the RAAC Board believes is necessary to adequately address the needs of New Berkshire Grey after the Business Combination;

No proposals are conditioned upon the approval of the Advisory Charter Proposals.

The approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have no effect on the Advisory Charter Proposals.

The New Berkshire Grey Charter differs in material respects from the RAAC A&R Charter and we urge stockholders to carefully consult the information set out in the section “Proposal No. 3 — The Charter Proposal” and “Proposal No. 4 — The Advisory Charter Proposals” and the full text of the New Berkshire Grey Charter, attached to this proxy statement/prospectus as Annex H.

The Existing Director Election Proposal

Holders of RAAC Class B Common Stock and RAAC Class C Common Stock are being asked to elect the members of the RAAC Board. The RAAC Special Meeting constitutes the 2021 annual meeting of the RAAC Stockholders. Pursuant to the RAAC A&R Charter, each member of the RAAC Board is to serve a two-year term.

John K. Delaney, Stephen M. Case, Steven A. Museles, Phyllis R. Caldwell and Jason M. Fish are nominated for election at the RAAC Special Meeting, to hold office until the earlier of the closing of the Business Combination and the 2023 annual meeting of the RAAC Stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death.

The Existing Director Election Proposal is not conditioned on any other proposal.

Approval of the Existing Director Election Proposal requires the affirmative vote of holders of a plurality of the votes cast by holders of RAAC Class B Common Stock and RAAC Class C Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

For further information, please see the section entitled “Proposal No. 6 — The Existing Director Election Proposal.”

The Business Combination Director Election Proposal

Assuming the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are approved, holders of RAAC Class B Common Stock and RAAC Class C Common Stock are being asked to elect the members of the New Berkshire Grey Board. Pursuant to the New Berkshire Grey Charter, there shall be three classes of directors serving staggered terms, with the terms of Class I, Class II and Class III directors expiring at the annual meeting of stockholders to be held in 2022, 2023 and 2024, respectively, and each term expiring three years thereafter, in each case.

For election at the RAAC Special Meeting,               ,                and                are nominated as Class I directors,              and                are nominated as Class II directors, and Thomas Wagner and John K. Delaney are nominated as Class III directors, in each case to hold office upon the closing of the Business Combination and until, in the case of the Class I directors, the 2022 annual meeting of the stockholders, in the case of the Class II directors, the 2023 annual meeting of the stockholders, and in the case of the Class III directors, the 2024 annual meeting of the stockholders, and, in each case, until their respective successors are duly elected and qualified or until their earlier resignation, removal or death.

Information regarding each nominee is set forth in the section entitled “Management of New Berkshire Grey After the Business Combination” beginning on page 159 of this proxy statement/prospectus.

The Business Combination Director Election Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal. If such proposals are not approved, the Business Combination Director Election Proposal will have no effect, even if approved by our stockholders. Such proposals are not conditioned upon the approval of the Business Combination Director Election Proposal.

Approval of the Business Combination Director Election Proposal requires the affirmative vote of holders of a plurality of the votes cast by holders of RAAC Class B Common Stock and RAAC Class C Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

For further information, please see the section entitled “Proposal No. 7 — The Business Combination Director Election Proposal.”

The Incentive Equity Plan Proposal

RAAC Stockholders are being asked to approve the Incentive Equity Plan Proposal. Pursuant to the Incentive Equity Plan, the maximum number of shares of New Berkshire Grey Class A Common Stock reserved and available for issuance will equal the sum of (i) approximately 5% of the total outstanding capital stock of New Berkshire Grey as of the effective date on an as converted basis, plus (ii) the number of shares of Berkshire Grey Common Stock which remain available for future grants under Berkshire Grey’s Amended and Restated 2013 Stock Option and Purchase Plan as of immediately prior to approval of the 2021 Plan by RAAC Stockholders. The Incentive Equity Plan provides that the number of shares reserved and available for issuance under the plan will cumulatively increase each January 1, beginning on January 1, 2022, by 5.0% of the issued and outstanding number of shares of New Berkshire Grey Class A Common Stock on the immediately preceding December 31, or such lower amount as determined by the New Company Board. For additional information, see the section entitled “Proposal No. 5 — The Incentive Plan Proposal” beginning on page 93 of this proxy statement/prospectus. The full text of the Incentive Equity Plan is substantially in the form attached hereto as Annex G.

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the RAAC Board to adjourn the RAAC Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to stockholders of RAAC in the event that, based on the tabulated votes, there are insufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal or the Business Combination Director Election Proposal, or if holders of RAAC Class A Common Stock have elected to redeem a number of shares of RAAC Class A Common Stock such that RAAC would have less than $5,000,001 of net tangible assets or the amount in the Trust Account, plus the proceeds from the PIPE Investment, plus all other cash and cash equivalents of RAAC (after deducting the cash amounts required to satisfy the RAAC Stockholder redemptions, payment of any deferred underwriting commissions being held in the Trust Account and transaction costs of RAAC and its affiliates) does not equal or exceed $200,000,000. In no event will the RAAC Board adjourn the RAAC Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the RAAC A&R Charter and Delaware law.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.

Reasons for Approval of the Business Combination

The RAAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors (not weighted or in any order of significance):

•        Industry-Leading Infrastructure.    Berkshire Grey is an Intelligent Enterprise Robotics (IER) company pioneering and delivering transformative AI-enabled robotic solutions that automate filling ecommerce orders for consumers or businesses, filling orders to resupply retail stores and groceries, and handling packages shipped to fill those orders. Berkshire Grey’s solutions transform supply chain operations and enable its customers to meet and exceed the demands of today’s connected consumers and businesses.

•        Growth Prospects.    The RAAC Board’s belief that Berkshire Grey has significant growth opportunities in an expanding and largely untapped market, based on Berkshire Grey’s scalable model and innovative, best-in-class technology and Berkshire Grey’s promising pipeline of new business with established, blue chip customers.

•        Market Opportunity.    The RAAC Board believes that Berkshire Grey is well positioned to benefit from the acceleration of the transition to e-commerce and the digital economy globally by helping retailers and logistics companies meet ever-increasing consumer demands.

•        Value-Add to Customers.    The RAAC Board believes Berkshire Grey’s solutions enable competitive operational efficiencies to be realized by customers that operate in highly competitive industries by increasing production utilization and reducing labor spend.

•        Attractive Business Model.    Berkshire Grey is an asset-light business with significant potential for recurring and re-occurring revenue streams with its full spectrum of Robotics-as-a-Service solutions that have the potential to change the automation paradigm across various markets.

•        Valuation.    The RAAC Board’s belief that the Business Combination presents an attractive investment opportunity at the agreed valuation based on extensive due diligence performed by RAAC’s management team, the RAAC Advisors, the Consultant and RAAC’s legal advisors and RAAC’s careful investigation of Berkshire Grey. In particular, RAAC determined that Berkshire Grey’s growth-adjusted valuation compares favorably with peers in the industry.

•        Experienced and Proven Management Team.    Berkshire Grey has a strong management team and the senior management of Berkshire Grey (including the chief executive officer and founder of Berkshire Grey) intend to remain with New Berkshire Grey in the capacity of officers and/or directors, which will provide helpful continuity in advancing Berkshire Grey’s strategic and growth goals.

•        Financial Condition.    The RAAC Board also considered factors such as Berkshire Grey’s projected financial results, outlook, financial plan, cash on balance sheet and lack of debt, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors.

•        Results of Due Diligence.    The RAAC Board considered the scope of the due diligence investigation conducted by RAAC’s management team, the RAAC Advisors, the Consultant and RAAC’s legal advisors and evaluated the results thereof and information available to it related to Berkshire Grey, including:

a.      virtual meetings and calls with Berkshire Grey’s management team regarding its operations, projections and the proposed transaction;

b.      a report of the Consultant analyzing Berkshire Grey’s financial position, growth prospects, prospective performance metrics and positioning in the industry; and

c.      review of materials related to Berkshire Grey and its business made available by Berkshire Grey, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information and other regulatory and compliance matters and other legal and business diligence.

•        PIPE Investment.    Third-party investor interest in the PIPE Investment, which is contingent on consummation of the Business Combination, serves as validation of the valuation and the opportunity represented by the Business Combination.

•        Lock-Up.    Certain stockholders affiliated with Berkshire Grey have agreed to a six-month lock-up in respect of their New Berkshire Grey Common Stock received as consideration in the Business Combination, subject to certain customary exceptions, which will provide important stability to the leadership and governance of New Berkshire Grey.

•        Continued Ownership by Berkshire Grey Stockholders.    The RAAC Board considered that existing Berkshire Grey stockholders would collectively be the largest stockholders of New Berkshire Grey following the Business Combination. The RAAC Board considered this investment a strong sign of existing Berkshire Grey stockholders’ confidence in New Berkshire Grey and the benefits to be realized as a result of the Business Combination.

•        Representation on the New Berkshire Grey Board.    Following the consummation of the Business Combination, Mr. Delaney will hold a seat on the board of directors of New Berkshire Grey, ensuring that New Berkshire Grey retains RAAC’s current values and is able to benefit from Mr. Delaney’s extensive public policy and public capital markets expertise.

•        Stockholder Liquidity.    The Business Combination offers stockholders greater liquidity because of the obligation in the Merger Agreement to list the RAAC Class A Common Stock issued as merger consideration on Nasdaq, a major U.S. stock exchange. Even prior to the Business Combination, the RAAC Board recognized the liquidity opportunity for RAAC Public Stockholders in connection with redemption rights.

•        Independent Director Role.    The RAAC Board comprises a majority of independent directors who are not affiliated with our Sponsor and its affiliates. In connection with the Business Combination, our independent directors took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement. Our independent directors evaluated and unanimously approved, as members of the RAAC Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

•        Other Alternatives.    After a thorough review of the other potential business combination opportunities reasonably available to RAAC at the time, the RAAC Board concluded that the proposed Business Combination represents the best potential business combination for RAAC and its stockholders based upon the process utilized to evaluate and assess other potential targets, and the RAAC Board’s and RAAC management’s belief that such processes had not presented a better alternative.

•        Terms of the Merger Agreement.    The RAAC Board reviewed and considered the financial and other terms of the Merger Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein, and determined that such terms and conditions are reasonable and were the product of arm’s length negotiations between RAAC and Berkshire Grey. See the section titled “Proposal No. 1 — The Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

The RAAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following (not weighted or in any order of significance):

•        Macroeconomic Risk.    Macroeconomic uncertainty, including uncertainty related to the COVID-19 pandemic, and the effects that unforeseen shifts in the supply chain industry and e-commerce could have on New Berkshire Grey’s revenues and cash flows.

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Competitive Risks.    Risks that the acceleration of e-commerce and the attractive market potential lead to an increase in large, well capitalized competitors in the warehouse and supply chain automation industry, including from e-commerce enablers and Berkshire Grey’s current anchor customers that choose to vertically integrate their supply chain operations.

•        Customer Concentration.    Risks that a pullback on orders from an anchor customer could be detrimental to New Berkshire Grey’s growth forecast, as a sizeable portion of Berkshire Grey’s current revenue projections stems from Berkshire Grey’s anchor customers.

•        Lumpiness of Orders.    The risks and uncertainties around the timing and lumpiness of orders, which could impact Berkshire Grey’s financial projections.

•        Cash Flow Risks.    The risks associated with Berkshire’s Grey’s forecasted 2021 through 2023 negative cash flow potentially putting a strain on the business of New Berkshire Grey.

•        Liquidation of RAAC.    The risks and costs to RAAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in RAAC being unable to effect a business combination by December 10, 2022, and force RAAC to liquidate and RAAC warrants to expire worthless.

•        Execution Risk.    The potential for diversion of management and employee attention during the period prior to completion of the Business Combination and the potential negative effects on Berkshire Grey’s business and the risks associated with Berkshire Grey’s long-term growth strategy, including changes in customer preferences, potential market saturation, responses to industry trends and Berkshire Grey’s ability to adapt in a fast-moving market and continue to offer industry-leading technology.

•        Forward Estimates.    The RAAC Board considered transaction economics and valuation based on projected results and cash flows, instead of historical results, and the possibility that Berkshire Grey’s actual results will be materially and adversely different from such projections.

•        Potential Changes to Management Arrangements.    The RAAC Board considered that following the execution of the Merger Agreement and prior to the effective time, Berkshire Grey will retain a compensation consultant and that the employment arrangements of certain members of Berkshire Grey’s management team who are expected to remain as management of New Berkshire Grey may be changed.

•        No Survival of Remedies for Breach of Representations, Warranties or Covenants of Berkshire Grey.    The risk that RAAC will not have any surviving remedies against Berkshire Grey’s existing stockholders after the closing of the Business Combination to recover for losses as a result of any inaccuracies or breaches of Berkshire Grey’s representations, warranties or covenants set forth in the Merger Agreement.

•        Post-Combination Corporate Governance.    The RAAC Board considered the corporate governance provisions of the Merger Agreement, ancillary agreements and the material provisions of the proposed charter. In particular, given that the existing stockholders of Berkshire Grey will collectively control shares representing a majority of New Berkshire Grey’s total outstanding shares of common stock upon completion of the Business Combination, and that the New Berkshire Grey board of directors will be classified following the Closing, the existing equity holders of Berkshire Grey may be able to elect future directors and make other decisions (including approving certain transactions involving New Berkshire Grey and other corporate actions) without the consent or approval of any of the RAAC Stockholders or RAAC’s current directors or management team. See the sections titled “Proposal No. 3 — The Charter Proposal” and “Proposal No. 4 — Advisory Charter Proposals” for detailed discussions of the terms and conditions the of the proposed governance structure of New Berkshire Grey.

•        Stockholder Vote.    The risk that the RAAC Stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•        Redemptions.    The risk that RAAC’s current public stockholders may redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to RAAC and potentially resulting in an inability to consummate the Business Combination if our total cash proceeds, after giving effect to PIPE Investment and the payment of transaction expenses of RAAC and any deferred underwriting commissions being held in the Trust Account, does not equal or exceed $200 million.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within RAAC’s control, including approval by RAAC’s Stockholders and approval by Nasdaq of the initial listing application in connection with the Business Combination.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        RAAC Stockholders Receiving a Minority Position in New Berkshire Grey.    The fact that RAAC Stockholders will hold a minority position in New Berkshire Grey.

•        Limitations of Review.    The RAAC Board considered that it was not obtaining a third-party valuation in connection with the Business Combination or an opinion from any independent investment banking or accounting firm that the consideration to be received by the existing Berkshire Grey stockholders is fair to RAAC or its stockholders from a financial point of view. In addition, while RAAC’s management team, the RAAC Advisors, the Consultant and RAAC’s legal advisors collectively performed due diligence that was reasonable in our view, there can be no assurance that there will not be unanticipated risks involved with the Business Combination or with the ongoing business of Berkshire Grey.

In addition to considering the factors described above, the RAAC Board also considered:

•        Interests of Certain Persons.    Some officers and directors of RAAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of RAAC’s stockholders (see “The Business Combination — Interests of Certain Persons in the Business Combination”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the RAAC Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

•        Other Risks.    Various other risks associated with the Business Combination, the business of RAAC and the business of Berkshire Grey described under “Risk Factors” beginning on page 31 of this proxy statement/prospectus.

The RAAC Board concluded that the potential benefits that it expected RAAC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the RAAC Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, RAAC and the RAAC Stockholders.

For a more complete description of the RAAC Board’s reasons for approving the Business Combination, see the section entitled “The Business Combination — Recommendation of the RAAC Board and Reasons for the Business Combination.”

Recommendation of the RAAC Board of Directors

The RAAC Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of RAAC and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the RAAC Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The RAAC Board unanimously recommends that the RAAC Stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Existing Director Election Proposal, “FOR” the Business Combination Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary). See “The Merger — Recommendation of the RAAC Board of Directors and Reasons for the Business Combination” beginning on page 171 of this proxy statement/prospectus.

Special Meeting of the RAAC Stockholders

The RAAC Special Meeting will be held on             , 2021, at         a.m. Eastern Time. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of RAAC Stockholders, management and the community, the RAAC Special Meeting will be held virtually via live audio webcast. You will be able to attend the RAAC Special Meeting by visiting https://www.cstproxy.com/revolutionaac/sm2021 and entering your control number as further explained elsewhere in this proxy statement/prospectus. RAAC recommends that you log in at least 15 minutes before the RAAC Special Meeting to ensure you are logged in when the RAAC Special Meeting starts. At the RAAC Special Meeting, RAAC stockholders will be asked to approve all of the proposals (including the Adjournment Proposal, if necessary).

The RAAC Board has fixed the close of business on             , 2021 as the RAAC record date for determining the RAAC Stockholders entitled to receive notice of and to vote at the RAAC Special Meeting. As of the RAAC record date, there were 38,333,333 shares of RAAC Common Stock outstanding and entitled to vote at the RAAC Special Meeting held by              holders of record, of which 28,750,000 are shares of RAAC Class A Common Stock, 3,833,333 are shares of RAAC Class B Common Stock and 5,750,000 are shares of RAAC Class C Common Stock. Each share of RAAC Common Stock entitles the holder to one vote at the RAAC Special Meeting on each proposal to be considered at the RAAC Special Meeting. As of the RAAC record date, the Sponsor and Insiders owned and were entitled to vote 9,583,333 shares of RAAC Common Stock, representing approximately 25% of the shares of RAAC Common Stock outstanding on that date. RAAC currently expects that the Sponsor and Insiders will vote their shares in favor of each of the proposals set forth in this proxy statement/prospectus, and, pursuant to the Sponsor Support Agreement, such persons have agreed to do so. As of the RAAC record date, Berkshire Grey did not beneficially hold any shares of RAAC Common Stock.

A majority of the voting power of the issued and outstanding RAAC Common Stock entitled to vote at the RAAC Special Meeting as of the RAAC record date must be present, attending virtually or represented by proxy, at the RAAC Special Meeting to constitute a quorum and in order to conduct business at the RAAC Special Meeting.

Approval of the Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal and the Adjournment Proposal (if necessary) requires the affirmative vote of a majority of the votes cast by the holders of RAAC Common Stock present in person or represented by proxy at the RAAC Special Meeting and entitled to vote thereon. Approval of each of the Existing Director Election Proposal and the Business Combination Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the holders of RAAC Common Stock present in person or represented by proxy at the RAAC Special Meeting and entitled to vote thereon. The Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Advisory Charter Proposals, the Existing Director Election Proposal, the Business Combination Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if necessary) are collectively referred to herein as the “proposals.”

The merger is conditioned upon the approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal, and each of these proposals are conditions upon the approval of the other. Failure to receive approval of any of the Conditioned Proposals provides each of RAAC and Berkshire Grey with a right to terminate the Merger Agreement. If the RAAC Stockholders do not approve each of the Conditioned Proposals, the merger may not be consummated. If the Business Combination Proposal is not approved, each of the other proposals (except the Existing Director Election Proposal and the Adjournment Proposal) will not be presented to the stockholders for a vote. See “RAAC Special Meeting — Quorum and Required Vote for Proposals for the RAAC Special Meeting.”

Interests of Berkshire Grey’s Directors and Executive Officers in the Business Combination

Berkshire Grey’s directors and executive officers may have interests in such proposal that are different from, or in addition to, those of Berkshire Grey’s shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        Treatment of Berkshire Grey’s Equity Awards in the Business Combination.    Under the Merger Agreement, all outstanding stock options and restricted shares granted by Berkshire Grey prior to the

Closing of the Business Combination will be converted to the right to receive an options or awards, respectively, for shares of RAAC Common Stock that will be subject to the same terms and conditions as were in effect prior to the Closing of the Business Combination. See the section entitled “The Merger Agreement  — Consideration  — Treatment of Berkshire Grey Options and Berkshire Grey Restricted Stock” beginning on page 183 of this proxy statement/prospectus.

The amounts listed in the table below represent the number of stock options and/or restricted shares to be held by each executive officer and director of Berkshire Grey as of immediately following consummation of the Business Combination. Stock options are stated as total outstanding stock options with the estimated intrinsic value of each executive officer’s and director’s stock options calculated as to the total outstanding stock options for each individual award multiplied by the difference between (i) the $10.00 fair value of Berkshire Grey Common Stock under the Merger Agreement and (ii) the stock option exercise price. Additionally, restricted shares are stated as total outstanding restricted shares with the estimated intrinsic value of each executive officer’s and director’s restricted shares calculated as to the total outstanding restricted shares multiplied by the $10.00 fair value of Berkshire Grey Common Stock as under the Merger Agreement.

Name	Options	restricted Shares	Intrinsic Value
Thomas Wagner, Chief Executive Officer	5,168,276	—	$45,764,952
Steve Johnson, President and Chief Operating Officer	—	5,964,034	59,640,340
Mark Fidler, Chief Financial Officer	2,472,859	—	21,897,103
Peter Barris, Director	—	—	—
Sven Strohband, Director	—	—	—
Angela Du, Director	—	—	—

•        2021 Plan.    Effective upon the completion of the Business Combination and in connection with the implementation of the 2021 Plan, we intend to grant awards to certain executive officers, however, such awards to executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time.

•        Steve Johnson’s Note.    In connection with and concurrently with the execution of the Merger Agreement, Berkshire Grey entered into the Stock Repurchase Agreement with Steve Johnson, the President and Chief Operating Officer of Berkshire Grey, whereby Mr. Johnson has agreed to, immediately prior to the consummation of the Business Combination, sell back to Berkshire Grey approximately 172,622 shares of restricted Berkshire Grey Common Stock, or 1,010,082 shares of common stock on as converted basis, issued to him pursuant to a restricted stock award agreement, the proceeds of which repurchase which will be used to repay in full the amount of outstanding principal and accrued interest due to Berkshire Grey under a partial recourse secured promissory note and a pledge agreement by and between Berkshire Grey and Mr. Johnson. See the section entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Party Transactions — Berkshire Grey — Promissory Note with Steve Johnson” beginning on page 210 of this proxy statement/prospectus.

Interests of RAAC Directors and Officers and the Sponsor in the Business Combination

In considering the recommendation of the RAAC Board to vote in favor of approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the Existing Director Election Proposal and the Business Combination Director Election Proposal, stockholders should keep in mind that certain members of the RAAC Board and executive officers of RAAC have interests in such proposals that are different from, or in addition to, those of RAAC Stockholders generally. These interests include, among other things:

•        If the Business Combination or another initial business combination is not consummated by December 10, 2022, or such extended period of time as a result of a stockholder vote to amend the RAAC A&R Charter, RAAC will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of RAAC Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding shares of RAAC Class A Common Stock, which redemption will completely extinguish RAAC public stockholders’ rights as RAAC Stockholders (including the right to receive further liquidating distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining RAAC Stockholders and the RAAC Board, liquidate and dissolve, subject in each case to RAAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to RAAC Public Warrants or RAAC Private Warrants, which will all expire worthless if RAAC fails to complete its initial business combination within the allotted time period. In addition, in such event, the 3,833,333 shares of RAAC Class B Common Stock and the 5,750,000 shares of RAAC Class C Common Stock held by the Sponsor, an advisor of the Sponsor and the directors and officers of RAAC, which were acquired for an aggregate purchase price of $25,000 prior to RAAC’s IPO, would be worthless because such holders have waived their rights to liquidating distributions from the Trust Account with respect to such shares. While such shares are subject to certain transfer restrictions and, in the case of shares of RAAC Class C Common Stock, cancelation triggers that shares of RAAC Class A Common Stock are not, based upon the closing price of $                  per share of the RAAC Class A Common Stock on Nasdaq on               , 2021, such shares of RAAC Class B Common Stock and RAAC Class C Common Stock had an aggregate market value of $               .

•        The Sponsor purchased 5,166,667 RAAC Private Warrants for an aggregate purchase price of $7,750,000 in connection with RAAC’s IPO. As described in the preceding paragraph, the RAAC Private Warrants, along with the RAAC Public Warrants, will all expire worthless if RAAC fails to complete its initial business combination within the allotted time period. While such RAAC Private Warrants are subject to certain transfer restrictions that the RAAC Public Warrants are not, based upon the closing price of per                warrant of the RAAC Public Warrants on Nasdaq on               , 2021, such shares of RAAC Class B Common Stock and RAAC Class C Common Stock had an aggregate market value of $               .

•        The Sponsor will be liable to RAAC if and to the extent any claims by a third party (other than claims by RAAC’s independent registered public accounting firm) for services rendered or products sold to RAAC, or a prospective target business with which RAAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per outstanding share of RAAC Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the assets in the Trust Account, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of RAAC’s IPO against certain liabilities, including liabilities under the Securities Act.

•        Mr. Delaney will remain a member of the board of directors of New Berkshire Grey after the closing of the Business Combination for a term that expires in 2024. As such, in the future, unless and until he is replaced, Mr. Delaney will receive any cash fees, stock options or stock awards that the New Berkshire Grey Board determines to pay for his service.

•        The Sponsor and RAAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RAAC’s behalf, such as identifying potential target businesses for RAAC’s initial business combination and performing due diligence on suitable business combinations. However, if RAAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, RAAC may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed by December 10, 2022 or such extended period of time as a result of a stockholder vote to amend the RAAC A&R Charter.

•        The holders of shares of RAAC Class B Common Stock, shares of RAAC Class C Common Stock and RAAC Private Warrants and the PIPE Investors are entitled to customary registration rights.

•        RAAC’s current officers and directors will receive continued indemnification and liability insurance after the merger.

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and RAAC’s officers and directors and the other holder of RAAC Class B Common Stock and RAAC Class C Common Stock have agreed to vote in favor of the Business Combination and the other proposals herein, regardless of how the RAAC Public Stockholders vote. As of the date of this proxy statement/prospectus, such holders (including RAAC’s independent directors) own 25% of the issued and outstanding common stock of RAAC (excluding warrants).

In connection with the stockholder vote to approve the Business Combination, the Sponsor and RAAC’s directors, officers and advisors or their affiliates may privately negotiate transactions to purchase shares of RAAC Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or RAAC’s directors, officers or advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of RAAC Class A Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or RAAC’s directors, officers and advisors or their affiliates purchase shares in privately negotiated transactions from stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to RAAC for use in the Business Combination.

The existence of financial and personal interests of one or more of RAAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RAAC and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, RAAC’s Sponsor and officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Treatment of Berkshire Grey Equity Awards

Berkshire Grey Stock Options.    As of the effective time, each Berkshire Grey stock option that is then outstanding shall be converted into the right to receive an option relating to shares of RAAC Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the effective time, including with respect to vesting and termination-related provisions (after such conversion, a “RAAC Option”) except that such RAAC Option shall relate to a whole number of shares of RAAC Class A Common Stock, rounded down to the nearest whole share, equal to the number of shares of Berkshire Grey Common Stock subject to such Berkshire Grey stock option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such RAAC Option shall be equal to the exercise price per share of such Berkshire Grey stock option in effect immediately prior to the effective time, divided by the Exchange Ratio, rounded up to the nearest full cent.

Berkshire Grey Restricted Stock Awards.    As of the effective time, each Berkshire Grey restricted stock award that is outstanding immediately prior to the effective time shall be converted into an award of restricted stock with respect to shares of RAAC common stock with substantially the same terms and conditions as were applicable to such Berkshire Grey restricted stock award immediately prior to the effective time, including with respect to vesting and termination-related provisions with such adjustments to any performance-vesting metrics as deemed necessary and appropriate by Berkshire Grey, except that such RAAC restricted stock award shall be comprised of that number of shares of RAAC common stock as is equal to the product of (i) the number of shares of Berkshire Grey common stock subject to such Berkshire Grey restricted stock award immediately prior to the effective time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

Regulatory Approvals Required for the Merger

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless the information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The merger is subject to these requirements and may not be completed until the expiration of a thirty- (30-) day waiting period following the filing of the required Notification and Report Forms with the Antitrust

Division and the FTC or until early termination is granted. RAAC and Berkshire Grey will each exercise its reasonable best efforts to prevent the entry, in any legal proceeding brought by the Antitrust Division or the FTC or any other person of any governmental order that would prohibit or delay the consummation of the Business Combination. On March 16, 2021, RAAC and Berkshire Grey filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The 30-day waiting period expired on 11:59 p.m. Eastern Time on April 15, 2021.

At any time before or after consummation of the merger, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, conditionally approving the merger upon divestiture of New Berkshire Grey’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. RAAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Merger on antitrust grounds, and, if such a challenge is made, RAAC cannot assure you as to its result.

Neither RAAC nor Berkshire Grey are aware of any material regulatory approvals or actions that are required for completion of the merger other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

For a discussion summarizing the U.S. federal income tax considerations of the exercise of redemption rights, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights” beginning on page 79 of this proxy statement/prospectus.

Time and Place of Special Meeting

The RAAC Special Meeting will be held on               , 2021, at              a.m. Eastern Time. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of RAAC Stockholders, management and the community, the RAAC Special Meeting will be held virtually via live audio webcast. You will be able to attend the RAAC Special Meeting by visiting https://www.cstproxy.com/revolutionaac/sm2021 and entering your control number as further explained elsewhere in this proxy statement/prospectus. RAAC recommends that you log in at least 15 minutes before the RAAC Special Meeting to ensure you are logged in when the RAAC Special Meeting starts.

Appraisal Rights

Appraisal rights are not available to holders of shares of RAAC Common Stock, the RAAC Public Warrants or the RAAC Private Warrants in connection with the merger.

Stock Exchange Listing

The RAAC Units, RAAC Class A Common Stock and RAAC Public Warrants are listed on Nasdaq under the symbols “RAACU,” “RAAC” and “RAACW,” respectively. RAAC will use reasonable best efforts to cause the RAAC Units, the RAAC Class A Common Stock and RAAC Public Warrants to, following the merger, be approved for listing on Nasdaq as securities of New Berkshire Grey under the symbols “BGRYU,” “BGRY” and “BGRYW,” respectively.

Emerging Growth Company

RAAC is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in RAAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. RAAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, RAAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of RAAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of RAAC’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of RAAC Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Proxy Solicitation

Proxies may be solicited by mail, telephone or e-mail. RAAC has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares at the RAAC Special Meeting if it revokes its proxy before the RAAC Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy. See “RAAC Special Meeting — Revoking Your Proxy” beginning on page 76 of this proxy statement/prospectus.

Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 31 of this proxy statement/prospectus, which include, among others, the following:

•        RAAC stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•        Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of the Surviving Corporation’s equity interests, and we do not currently intend to pay dividends on New Berkshire Grey common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of New Berkshire Grey common stock.

•        RAAC has not obtained an opinion from an independent investment banking firm or from an independent accounting firm regarding fairness, and consequently, you may have no assurance from an independent source that the price we are paying for the business of Berkshire Grey is fair from a financial point of view.

•        Since the Sponsor and RAAC’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the business combination with Berkshire Grey is appropriate as the Business Combination.

•        The Sponsor, and RAAC’s directors and an advisor of the Sponsor have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

•        Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

•        There can be no assurance that New Berkshire Grey common stock will be approved for listing on Nasdaq or that New Berkshire Grey will be able to comply with the continued listing standards of Nasdaq.

•        The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•        Termination of the Merger Agreement could negatively impact RAAC.

•        Berkshire Grey will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

•        The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary, and the actual financial condition and results of operations after the Business Combination may differ materially.

•        RAAC and Berkshire Grey will incur transaction costs in connection with the Business Combination.

•        The Sponsor may elect to purchase shares or warrants from public stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of our securities.

•        Subsequent to our completion of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

•        If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

•        If, after we distribute the proceeds in the Trust Account to our public stockholders, RAAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

•        If, before distributing the proceeds in the Trust Account to our public stockholders, RAAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

•        We are not registering the shares of New Berkshire Grey common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

•        Past performance by RAAC or the Sponsor or management team and their respective affiliates may not be indicative of future performance of an investment in Berkshire Grey or New Berkshire Grey.

•        We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•        RAAC’s and Berkshire Grey’s ability to consummate the Business Combination, and the operations of New Berkshire Grey following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.

•        We face potential for litigation, inquiries from the SEC and other regulatory bodies, other disputes or proceedings which may include, among other things, monetary judgments, penalties or other sanctions, claims invoking the federal and state securities laws and contractual claims resulting from our identification of a material weakness over our internal controls, the restatement of our previously issued financials of RAAC, the change in accounting for the warrants and other matters raised or that may in the future be raised by the SEC.

•        There is no guarantee that a public stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

•        If RAAC public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

•        RAAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for RAAC to complete the Business Combination with which a substantial majority of RAAC’s shareholders do not agree.

•        If you or a “group” of stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

SELECTED HISTORICAL FINANCIAL INFORMATION OF RAAC

The balance sheet data of RAAC as of December 31, 2020 and the historical statement of operations data of RAAC for the period from September 10, 2020 (inception) to December 31, 2020 are derived from RAAC’s audited financial statements included elsewhere in this proxy statement/prospectus. In RAAC’s management’s opinion, the audited financial statements include all adjustments necessary to state fairly RAAC’s financial position as of December 31, 2020 and the results of operations for the period from September 10, 2020 (inception) to December 31, 2020.

RAAC’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “RAAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About RAAC” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

RAAC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

REVOLUTION ACCELERATION ACQUISITION CORP

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

ASSETS
Current Assets
Cash and cash equivalents	$780,292
Prepaid expenses	747,842
Total Current Assets	1,528,134

Cash and marketable securities held in Trust Account	287,491,254
TOTAL ASSETS	$289,019,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – accrued expenses	$106,477
Warrant liability	22,862,501
Deferred underwriting payable	10,062,500
Total Liabilities	33,031,478

Commitments

Class A common stock subject to possible redemption 25,098,791 shares at redemption value	250,987,908

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 75,000,000 shares authorized; 3,651,209 issued and outstanding (excluding 25,098,791 shares subject to possible redemption)	365
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,833,333 shares issued and outstanding	383
Class C common stock, $0.0001 par value; 15,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	6,650,386
Accumulated deficit	(1,651,707)
Total Stockholders’ Equity	5,000,002
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$289,019,388

REVOLUTION ACCELERATION ACQUISITION CORP

STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Formation and operating costs	$172,935
Loss from operations	(172,935)

Other income (expense):
Interest income – bank	6
Interest earned on marketable securities held in Trust Account	7,721
Change in fair value of warrant liability	(590,001)
Transaction costs	(828,364)
Compensation expense	(51,667)
Unrealized loss on marketable securities held in Trust Account	(16,467)
Other expense, net	(1,478,772)

Net loss	$(1,651,707)

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	25,175,858

Basic and diluted net loss per share, Common stock subject to possible redemption	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	9,280,127

Basic and diluted net loss per share, Non-redeemable common stock	$(0.18)

SELECTED HISTORICAL FINANCIAL INFORMATION OF BERKSHIRE GREY

The following table shows summary historical financial data of Berkshire Grey, Inc. for the periods and as of the dates indicated.

The summary historical financial data of Berkshire Grey, Inc. as of and for the years ended December 31, 2020 and 2019 was derived from the audited historical consolidated financial statements of Berkshire Grey, Inc. included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The following table should be read in conjunction with the sections entitled “Information About Berkshire Grey, Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Berkshire Grey, Inc.” and the historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/consent solicitation statement/prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved by the business following the Business Combination.

(in thousands, except share and per share data)	For the year ended December 31, 2020	For the year ended December 31, 2019
Statement of Operations Data:
Loss from operations	$(61,825)	$(50,231)
Interest and other income	4,187	721
Income tax	5	1
Net loss	(57,643)	(49,511)

Weighted average shares outstanding, basic and diluted	3,554,478	2,786,510
Basic and diluted net loss per common share	$(16.22)	$(17.77)

Statement of Cash Flows Data:
Net cash used in operating activities	$(55,974)	$(28,821)
Net cash used in investing activities	(8,718)	(1,818)
Net cash provided by financing activities	226	167,589
	As of December 31,
(in thousands)	2020	2019
Balance Sheet Data:
Total assets	$126,389	$184,118
Total liabilities	37,069	40,706
Mezzanine equity	223,442	223,442
Total stockholders’ deficit	(134,122)	(80,030)

SELECTED UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transaction contemplated by the Merger Agreement. The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in FASB ASC Topic 805, RAAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Berkshire Grey issuing stock for the net assets of RAAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Berkshire Grey. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives effect to the Business Combination as if it had occurred on January 1, 2020.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of RAAC and Berkshire Grey for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and are not necessarily indicative of what New Berkshire’s financial position or results of operations actually would have been had the Business Combination been as of the date indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of New Berkshire Grey.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by RAAC’s public stockholders of shares of RAAC Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:

•        Assuming No Redemptions:    This presentation assumes that no RAAC Public Shares are redeemed, 16,500,000 shares of RAAC Class A Common Stock are issued pursuant to the PIPE Investment and 193,630,686 shares of RAAC Class A Common Stock are issued as Merger Consideration.

•        Assuming Maximum Redemptions:    This presentation assumes that 22,740,375 of the current outstanding RAAC Public Shares are redeemed (which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of December 31, 2020 and still satisfy the minimum cash condition of $200,000,000 set forth in the Merger Agreement, after giving effect to the PIPE Investment and the payment of estimated transaction costs of approximately $25 million, including deferred underwriting commissions from RAAC’s IPO, incurred in connection with the Business Combination), 16,500,000 shares of RAAC Class A Common Stock are issued pursuant to the PIPE Investment and 193,630,686 shares of RAAC Class A Common Stock are issued as Merger Consideration.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands, except per share amounts)
Statement of Operations Data Year Ended December 31, 2020
Revenue	$34,835	$34,835
Net loss per share – basic and diluted	$(0.24)	$(0.26)
Weighted-average shares outstanding – basic and diluted	248,464	225,723
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2020
Total assets	$540,409	$319,828
Total liabilities	$56,991	$56,991
Total stockholders’ equity	$483,418	$262,837

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA
COMBINED PER SHARE INFORMATION

The following table sets forth summary historical comparative share information for RAAC and Berkshire Grey and unaudited pro forma condensed combined per share information of RAAC after giving effect to the Business Combination transactions, assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no RAAC Public Shares are redeemed, 16,500,000 shares of RAAC Class A Common Stock are issued pursuant to the PIPE Investment and 193,630,686 shares of RAAC Class A Common Stock are issued as Merger Consideration.

•        Assuming Maximum Redemptions:    This presentation assumes that 22,740,375 of the current outstanding RAAC Public Shares are redeemed (which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of December 31, 2020 and still satisfy the minimum cash condition of $200,000,000 set forth in the Merger Agreement, after giving effect to the PIPE Investment and the payment of estimated transaction costs of approximately $25 million, including deferred underwriting commissions from RAAC’s IPO, incurred in connection with the Business Combination), 16,500,000 shares of RAAC Class A Common Stock are issued pursuant to the PIPE Investment and 193,630,686 shares of RAAC Class A Common Stock are issued as Merger Consideration.

The unaudited pro forma book value, the weighted average shares outstanding and the net earnings per share information reflect the Transactions as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of RAAC and Berkshire Grey and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of RAAC and Berkshire Grey is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of RAAC and Berkshire Grey would have been had the companies been combined during the periods presented.

	As of and for the Year Ended 12/31/2020(4)
(in thousands, except per share amounts)	Assuming No Redemption	Assuming Max Redemptions
RAAC Historical
Book value per share, basic and diluted(1)(2)	$0.38	$0.38
Net loss per share, basic and diluted(2)	$(0.18)	$(0.18)
Weighted average shares outstanding, basic and diluted(2)	9,280	9,280
Berkshire Grey Historical
Book value per share, basic and diluted(1)(2)	$(37.02)	$(37.02)
Net loss per share, basic and diluted(2)	$(16.22)	$(16.22)
Weighted average shares outstanding, basic and diluted(2)	3,554	3,554
RAAC – Pro Forma Adjusted
Book value per share, basic and diluted(1)(2)	$6.51	$1.43
Net loss per share, basic and diluted(2)	$(0.03)	$(0.08)
Weighted average shares outstanding, basic and diluted(2)	38,333	15,592
Berkshire Grey – Pro Forma Adjusted
Book value per share, basic and diluted(1)(2)	$0.44	$0.44
Net loss per share, basic and diluted(2)	$(0.30)	$(0.30)
Weighted average shares outstanding, basic and diluted(2)	193,631	193,631

	As of and for the Year Ended 12/31/2020(4)
(in thousands, except per share amounts)	Assuming No Redemption	Assuming Max Redemptions
Pro Forma Combined
Book value per share, basic and diluted(1)(2)	$1.93	$1.15
Net loss per share, basic and diluted(2)	$(0.24)	$(0.26)
Weighted average shares outstanding, basic and diluted(2)	248,464	225,723
Berkshire Grey Equivalent Pro forma per share data(3)
Book value per share, basic and diluted(1)(2)	$11.31	$6.73
Net loss per share, basic and diluted(2)	$(1.40)	$(1.52)
Weighted average shares outstanding, basic and diluted(2)	193,631	193,631

____________

(1)      Book value per share = Total equity (deficit)/shares outstanding at December 31, 2020 for RAAC, Berkshire Grey and the pro forma.

(2)      Historical Book value per share and Net income (loss) per share are based on total common stock for RAAC and total common stock for Berkshire Grey.

(3)      The equivalent pro forma basic and diluted per share data for Berkshire Grey is based on the expected exchange ratio of 5.85140 for both No Redemptions and Max Redemptions scenarios. The equivalent pro forma shares outstanding for Berkshire Grey represent the total consideration shares of 225 million, less approximately 31.4 million shares of underlying unvested, unissued, and/or unexercised stock options and warrants.

(4)      No cash dividends were declared in the periods presented.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the financial statements and the notes to the financial statements included herein and the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements”, you should carefully consider the following risk factors in evaluating the Business Combination and deciding how to vote on the proposals presented in this proxy statement/prospectus. The following risk factors apply to the business and operations of Berkshire Grey and will also apply to the business and operations of New Berkshire Grey following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, along or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New Berkshire Grey following the Business Combination. The risks discussed below may not be exhaustive and are based on certain assumptions made by RAAC and Berkshire Grey that may later prove to be incorrect or incomplete. New Berkshire Grey may face additional risks and uncertainties that are not presently known to RAAC and Berkshire Grey, or that are currently deemed immaterial, which may also impair New Berkshire Grey’s business or financial condition.

Risks Relating to Berkshire Grey’s Business and Industry

Unless the context otherwise requires, all references in this “Risk Factors — Risks Related to Berkshire Grey’s Business and Industry” section to “we,” “us” and “our” refer to Berkshire Grey as it currently exists prior to the consummation of the Business Combination and to New Berkshire Grey from and after the consummation of the Business Combination.

We have incurred net losses in every year since our inception, we anticipate expenses will increase in the future and we may not be able to achieve or maintain profitability in the future.

We have incurred net losses in each year since our incorporation in 2013, including net losses of $57.6 million for 2020 and $49.5 million for 2019. We believe we will continue to incur operating losses and negative cash flow in the near-term as we continue to invest significantly in our business, in particular across our research and development efforts and sales and marketing programs, and such losses may fluctuate significantly in any given quarter. We expect to incur significant expenditures for the foreseeable future in connection with such investments, and we expect these expenditures to increase as we continue to expand our operations into new geographic areas.

These investments may not result in increased revenue or growth in our business, and our operating results may fluctuate significantly or may fall below the expectations of investors. In addition, as a newly-public company, we expect to incur significant additional legal, accounting, directors and officers insurance and other expenses that we did not incur as a private company. These increased expenditures may make it harder for us to achieve and maintain future profitability. Revenue growth and growth in our customer base may not be achievable or sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this proxy statement/prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, the amount of our future losses is uncertain, our losses may be larger than anticipated and we may incur significant losses for the foreseeable future. If we do not successfully address these risks, we may not achieve profitability when expected, or at all, and even if we do achieve profitability, we may not be able to maintain or increase profitability. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investments in acquiring customers, further developing our technology or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

We have generated substantially all of our revenue to date, and expect to generate a significant portion of our future revenue, from a limited number of customers.

A significant portion of our revenue is derived from a limited number of customers. In the year ended December 31, 2020, Target Corporation and SoftBank Robotics Corp., an affiliate of SB SVF II, a related party of Berkshire Grey, comprised approximately 70% and 30% of our revenue, respectively. We have master system purchase agreements with these customers that permit them to order systems from time to time, and orders placed may be cancelled for convenience subject to payment of costs incurred by us. Historically, our revenue has been dependent upon a limited number of customers and we expect that we will continue to derive a majority of our revenue from a limited number of significant customers in future years. No assurance can be given that our significant customers will continue to do business with us or that they will maintain their historical levels of business. If our relationship with any significant customer were to cease, then our revenues would decline and negatively impact our results of operations. Any such decline could increase our accumulated deficit and result in a need to raise additional capital to fund our operations. If our expectations regarding future revenues are inaccurate, we may be unable to reduce costs in a timely manner to adjust for revenue shortfalls.

The majority of our contracts permit our customers to terminate their orders or such customer relationship for convenience, and such terminations, if effected, would adversely affect our future revenues and could have a significant negative impact on our financial condition and results of operations.

A significant portion of our revenue is derived from customers with whom we have entered into contracts that can be terminated by the customer for any reason, which may result in our failure to realize a significant portion of the value of the contract with such customer. If our relationship with any significant customer were to deteriorate or cease, we would be exposed to the risk that such customer contract may be terminated early. To the extent that we do not maintain our existing level of business with our significant or other customers, or such customers cancel existing contracts, we will need to attract new customers or win new business with existing customers, or our results of operations and financial condition will be adversely affected.

We have generated substantially all of our revenue to date from three product solutions. We may experience significant delays in the design, development, production and launch of new solutions, and we may be unable to successfully commercialize additional solutions on our planned timelines.

We are reliant on the marketing and sale of our current solutions for the majority of our revenue earned to date. If we are unable to sell these solutions to new customers or sell a higher volume of these solutions to our existing customers in the future, it will be difficult for us to achieve and maintain consistent profitability. In addition, if we are unable to develop new solutions and services, or if we experience significant delays or incur significant expenses in the design, development, production and launch of new solutions and services, then we may be unable to successfully commercialize additional solutions on our planned timelines, which may in turn have a material adverse effect on our business, financial condition and results of operations.

Our mobile solutions use lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame in limited circumstances, and such events have raised concerns, and future events may lead to additional concerns, about the batteries we use, which could have a negative impact on our sales or our reputation.

The battery packs in certain of our solutions make use of lithium-ion cells. We also currently intend to make use of lithium-ion cells in battery packs on future solutions we may produce. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Extremely rare incidents of laptop computers, cell phones and lithium-ion battery packs catching fire have raised questions and concerns about the safety of these cells. Negative public perceptions regarding the suitability of lithium-ion cells, or any future incident involving lithium-ion cells, such as a vehicle or other device or product catching fire, could seriously harm our business, even if such incident does not involve us or our solutions. Although there have not been any observations or experiences of fire or smoke incidents associated with the lithium-ion cells incorporated within our solutions, such incidents could result in a number of increased costs and expenses being imposed on our business, including costs resulting from regulatory compliance obligations in connection with regulatory scrutiny of the industry resulting from any such future incidents.

Our sales channels are currently limited, and our business may not grow as rapidly as we expect if we do not successfully develop other sales channels such as business partnerships and strategic alliances.

To maintain and grow our business, we must maintain and expand our sales channels. As of March 1, 2021, our sole sales channel was through direct sales to customers. If we are unable to maintain and expand our sales channels, our growth prospects would be limited and our business or ability to realize future revenues may be harmed. We must also continuously monitor and evaluate emerging sales channels. If we fail to establish a presence in an important developing sales channel, our business and growth prospects could be harmed.

We currently depend on a limited number of third-party contract manufacturers for substantially all of our solution manufacturing. If these third-party manufacturers experience any delay, disruption or quality control problems in their operations, we could lose market share and our brand may be damaged.

While there are several potential manufacturers for most of our solutions, substantially all of our manufacturing needs are currently supplied by two third-party manufacturers, including Columbia Tech, a wholly owned subsidiary of Coghlin Companies, Inc., and Plexus Corp. We do not have ongoing manufacturing agreements with these manufacturers and we can change manufacturers at any time. In most cases, we rely on these two manufacturers to procure components and, in some cases, subcontract engineering work. Our reliance on limited number of contract manufacturers involves a number of risks, including, but not limited to:

•        unpredictable and unexpected increases in manufacturing and repair costs;

•        inability to control the quality and reliability of finished solutions;

•        inability to control delivery schedules;

•        potential liability for expenses incurred by third-party contract manufacturers in reliance on our forecasts that later prove to be inaccurate;

•        potential lack of adequate capacity to manufacture all or a part of the solutions we require;

•        potential high switching costs in the event our relationship with a manufacturer ceases;

•        potential liability to customers for delays in delivery caused by dependence on third-party manufacturers to provide components; and

•        potential labor unrest affecting the ability of the third-party manufacturers to produce our solutions.

If any of our third-party contract manufacturers experience a delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, or if a primary third-party contract manufacturer does not renew its agreement with us, our operations could be significantly disrupted and our solution shipments to customers could be delayed. Qualifying a new manufacturer and commencing volume production is expensive and time consuming. Ensuring that a contract manufacturer is qualified to manufacture our solutions to our standards is time consuming. In addition, there is no assurance that a contract manufacturer can scale its production of our solutions at the volumes and in the quality that we require. If a contract manufacturer is unable to do these things, we may have to move production for the solutions to a new or existing third-party manufacturer, which would take significant effort and our business, results of operations and financial condition could be materially adversely affected.

As we contemplate moving manufacturing into different jurisdictions, we may be subject to additional significant challenges in ensuring that quality, processes, and costs, among other issues, are consistent with our expectations. For example, while we expect our third-party contract manufacturers to be responsible for costs assessed on us because of failures of the solutions, there is no assurance that we will be able to collect such reimbursements from these manufacturers, which would require us to take on additional risk for potential failures of our solutions. There may also be a number of other hindrances in securing third-party contract manufacturers in new jurisdictions, including hurdles that are regulatory in nature, financial or otherwise, that could significantly increase our costs of retaining such manufacturers and affect our results of operations.

In addition, because we use a limited number of third-party contract manufacturers, increases in the prices charged may have an adverse effect on our results of operations, as we may be unable to find a contract manufacturer who can supply to us at a lower price or a similar quality for components. As a result, the loss of a limited source supplier could adversely affect our relationships with our customers and our results of operations and financial condition.

All of our solutions must satisfy safety and regulatory standards, and some of our solutions may also need to receive regulatory certifications. Working with third-party consultants, we conduct tests, internally and through contract agencies, that support our applications for most regulatory approvals for our solutions. In the future we may outsource some of these testing responsibilities to our third-party contract manufacturers. If we or our contract manufacturers fail to timely and accurately conduct these tests, we may be unable to obtain the necessary regulatory approvals or certifications to sell our solutions in certain jurisdictions. As a result, we would be unable to sell our solutions and our sales and profitability could be reduced, our relationships with our sales channels could be harmed and our reputation and brand would suffer.

If our suppliers or other third-party vendors become unavailable or produce inadequate supplies or services, we may be unable to obtain necessary hardware, software and operational support, and our customer relationships, results of operations and financial condition may be adversely affected.

We acquire certain of our supplies and services, which are critical to the ongoing operation and future growth of our business, from several third parties. Generally, our third-party contract manufacturers contract directly with component suppliers to manage their supply chains. If one of our contract manufacturers has supply chain disruption, or our relationship with our contract manufacturer terminates, we could experience delays. We also source some materials directly from suppliers. While most manufacturing equipment and materials for our solutions are available from multiple suppliers, certain of those items are only available from limited sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. As a result, the loss of a limited source supplier could adversely affect our relationship with our customers as well as our results of operations and financial condition.

The facilities of our third-party contract manufacturers, our suppliers and our customers are vulnerable to disruption due to natural or other disasters, strikes, pandemics (including COVID-19) and other events beyond our control.

A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a major flood, seasonal storms, nuclear event or terrorist attack affecting the facilities of our third-party manufacturers, our suppliers or our customers, or the areas in which they are located, could significantly disrupt our or their operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace such damaged facilities. These delays could be lengthy and costly. Any delay in the production, shipment and installation of our solutions could impact the period in which we recognize the revenue related to that sale. Additionally, customers may delay purchases of our solutions until operations return to normal. Even if we are able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in our business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic or pandemic diseases (including the outbreak or persistence of COVID-19) could have a material and negative effect on our operations and sales.

Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling our solutions in locations outside the United States.

In 2020, we derived approximately 30% of our revenues from one customer in one country outside the United States, and we plan to increase our international operations in the future. Accordingly, we expect to increasingly face significant operational risks and expenses from doing business internationally.

Our international operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. We would incur currency transaction risks if we were to enter into either a purchase or a sale transaction using a different currency from the currency in which we report revenue. In such cases, we may suffer an exchange loss because we do not currently engage in currency swaps or other currency hedging strategies to address this risk. As we realize our strategy to expand internationally, our exposure to currency risks may increase. Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on our results of operations.

Other risks and uncertainties we face from our global operations include, but are not limited to:

•        difficulties in staffing and managing foreign operations;

•        limited protection for the enforcement of contract and intellectual property rights in certain countries where we may sell our solutions or work with suppliers or other third parties;

•        potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

•        costs and difficulties of customizing solutions for foreign countries;

•        challenges in providing solutions across a significant distance, in different languages and among different cultures;

•        laws and business practices favoring local competition;

•        being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties and regulations;

•        specific and significant regulations, including, but not limited to, the European Union’s General Data Protection Regulation (“GDPR”), which imposes compliance obligations on companies who possess and use data of EU residents;

•        differences in analysis of regulatory, legal and tax issues across various countries, such as different interpretations of antitrust and competition laws;

•        uncertainty and resultant political, financial and market instability arising from the United Kingdom’s exit from the European Union;

•        compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act;

•        uncertainties related to geopolitical risks, including the relationship between the U.S. government and the government of other nations;

•        tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our solutions in certain foreign markets;

•        operating in countries with a higher incidence of corruption and fraudulent business practices;

•        changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices and data privacy concerns;

•        potential adverse tax consequences arising from global operations;

•        seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year-end globally;

•        rapid changes in government, economic and political policies and conditions; and

•        political or civil unrest or instability, terrorism or epidemics or pandemics (including any risks related to or resulting from COVID-19) and other similar outbreaks or events.

Our failure to effectively manage the risks and uncertainties associated with our existing and planned global operations could limit the future growth of our business and adversely affect our business and operating results.

In the future, some of our solutions may contain customer-specific provisions that may impact the period in which we recognize the related revenue under GAAP.

Some customers that purchase AI-enabled robotics and automation solutions from us may require specific, customized factors relating to their intended use or the installation of the solutions in their facilities. These specific, customized factors are occasionally required by the customers to be included in our commercial agreements relating to the purchases. As a result, our responsiveness to our customers’ specific requirements has the potential to impact the period in which we recognize the revenue relating to that sale.

Similarly, some of our customers must build or prepare facilities to install a subset of our AI-enabled robotics and automation solutions, and the completion of such projects can be unpredictable, which can impact the period in which we recognize the revenue relating to that sale.

We may face liability if our solutions are used by our customers to handle dangerous materials.

Customers may use our AI-enabled robotics and automation solutions to handle materials in a harmful way or in a manner that could otherwise be dangerous. While our AI-enabled robotics and automation solutions are safe when used properly and we endeavor to limit our liability for misuse and use of our solutions with hazardous materials, there can be no assurance that we will not be held liable if someone were injured or killed while using one of our solutions.

Any unauthorized control or manipulation of our solutions or robots, or theft or vandalism of our robots, could negatively impact our ability to conduct business and compromise the integrity of our solutions, resulting in significant data losses to our Company and our customers or the theft of intellectual property, damage to our reputation and significant liability to third parties.

Our solutions contain complex information technology systems. While we have implemented security measures intended to prevent unauthorized access to our information technology networks, our solutions and their systems, our security measures may not be sufficient to prevent malicious entities from attempting to gain unauthorized access to modify, alter and use such networks, solutions and systems to gain control of, or to change, our solutions’ functionality, user interface and performance characteristics or from gaining access to data stored in or generated by our solutions or in our customer’s systems. Any unauthorized access to or control of our solutions or their systems or any loss of data could result in costly legal claims or government investigations. In addition, regardless of their accuracy, reports of unauthorized access to our solutions, their systems or data, as well as other factors that may result in the perception that our solutions, their systems or data are capable of being hacked, may harm our brand, prospects and operating results.

Laws and regulations governing the robotics and AI automation industries are still developing and may restrict our business or increase the costs of our solutions, making our solutions less competitive or adversely affecting our revenue growth.

We are generally subject to laws and regulations relating to the robotics and AI automation industries in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer our solutions, as well as the general laws and regulations that apply to all businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations are developing and vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material and adverse impact on our operations and financial results.

Global economic, political and social conditions and uncertainties in the markets that we serve, including risks and uncertainties caused by the COVID-19 pandemic, may adversely impact our business.

Our performance depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. The recent declines in the global economy, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. The economic uncertainty in the United States, Europe, Japan and other countries may cause end-users to further delay or reduce technology purchases and could possibly cause a national or global recession.

We also face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely resulting from geopolitical tensions. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed.

For example, the possibility of an ongoing trade war between the United States and China may impact the cost of raw materials, finished products or components used in our solutions and our ability to sell our solutions in, or source materials from, China. Other changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment could also adversely affect our business. In addition, the United Kingdom’s formal exit from the European Union, or the potential for other countries to decide to leave the European Union, may have an effect on global economic conditions and the stability of global financial markets, which in turn could have a material adverse effect on our business, financial condition and results of operations. In extreme cases, we could experience interruptions in production due to the processing of customs formalities or reduced customer spending in the wake of weaker economic performance.

Our business is currently concentrated in the United States. Future exposure to local economies, regional downturns or severe weather or catastrophic occurrences or other disruptions or events may materially adversely affect our financial condition and results of operations.

For the year ended December 31, 2020, 30% of our revenue was derived from a customer in Japan. We expect to see revenue from other markets in future periods. Local and regional conditions in additional these markets may differ significantly from prevailing conditions in the United States or in other parts of the world. Our inability to effectively adapt to any shift, including failing to increase revenue from other markets, could adversely affect our business prospects and financial performance.

We may incur substantial costs and challenges enforcing and defending our intellectual property rights.

We may incur substantial costs in protecting, enforcing and defending our intellectual property rights against third parties. Intellectual property disputes may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Third-party intellectual property claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from assembling or licensing certain products, subject us to injunctions restricting our sale of solutions, cause severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. Any of these could have an adverse effect on our business and financial condition.

If we are unable to adequately protect or enforce our intellectual property rights, including patents pending, registered intellectual property and trade secrets, such information may be used by others to compete against us.

We have devoted substantial resources to the development of our technology and related intellectual property rights. Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We rely on a combination of registered and unregistered intellectual property and protect our rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.

Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot provide assurance that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful of sufficient protection. The infringement of our patents and misappropriation of confidential or trade secret technologies may occur in facilities where we cannot monitor or know that violations or theft is occurring. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. Moreover, we have registered our trademarks and domain names that we currently use in certain countries, but we may not be able to register them in other territories in which we may operate now or in the future. Further, we may be unable to prevent competitors from acquiring trademarks or domain names that are similar to or diminish the value of our intellectual property.

Our trade secrets, know-how and other unregistered proprietary rights are a key aspect of our intellectual property portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that we may have over such competitor.

If our patents and other intellectual property do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents and other intellectual property, by copying or reverse-engineering our applications or other technology offerings, or through other means. Any of the foregoing events would lead to increased competition and reduce our revenue or gross margin, which would adversely affect our operating results.

Third parties may claim that our solutions or services infringe or otherwise violate their proprietary rights, which claims and any related litigation may adversely affect our business, financial condition and results of operations.

Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Any of the foregoing could adversely affect our business and financial condition and we may be unsuccessful in defending such disputes or litigation, which may require us to pay substantial damages or be subject to an injunction. Moreover, as part of any settlement or other compromise to avoid complex, protracted litigation, we may agree not to pursue future claims against a third party, including for claims related to alleged infringement of the third party’s or our intellectual property rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on our ability to defend and protect our intellectual property rights, which in turn could adversely affect our business.

Disruption or failure of our networks, systems or technology as a result of computer viruses or malicious code, cyber-attacks, misappropriation of data or other malfeasance or cybersecurity incidents, as well as outages, natural disasters, terrorist attacks, accidental releases of information or similar events could disrupt our business or result in the loss of critical and confidential information.

We, our suppliers and our customers utilize information technology, or IT, systems and networks to process, transmit and store electronic information in connection with our business activities. As use of digital technologies has increased, cyber incidents, including third parties gaining access to employee accounts using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks or other means, and deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. There can be no assurance that we will be successful in preventing cyber-attacks or successfully mitigating their effects. Like other companies, we have on occasion experienced, and will continue to experience, threats to our data and systems, including malicious codes and viruses, phishing, business email compromise attacks or other cyber-attacks. Any cyber-attack, data breach or destruction or loss of data could result in a violation of applicable U.S. and international privacy, data protection and other laws and subject us to litigation and governmental investigations and proceedings by federal, state and local regulatory entities in the United States and by international regulatory entities, resulting in exposure to material civil and/or criminal liability. Further, our general liability insurance and corporate risk management program may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed, which could have a material adverse effect on our business and prospects. In addition, we may suffer reputational harm or face litigation or adverse regulatory action as a result of cyber-attacks or other data security breaches and may incur significant additional expense to implement further data protection measures.

If we cannot cost-effectively develop proprietary technology, content, branding or business methods, or license them on favorable terms, we may be unable to compete effectively or to operate our business in certain jurisdictions.

Our revenue is derived from the sale of AI-enabled robotics and automation solutions and services. We have encountered and will continue to encounter challenges experienced by growing companies in a market subject to rapid innovation and technological change. While we intend to invest substantial resources to remain on the forefront of technological development, continuing advances in intelligent automation technology, changes in customer requirements and preferences and the emergence of new standards, regulations and certifications could adversely affect adoption of our solutions either generally or for particular applications. Our ability to compete in the intelligent automation market depends, in large part, on our success in developing and introducing new systems and technology, in improving our existing solutions and technology and qualifying new materials which our systems can support. We believe that we must continuously enhance and expand the functionality and features of our solutions and technologies in order to remain competitive. However, we may not be able to:

•        develop cost-effective new solutions and technologies that address the increasingly complex needs of prospective customers in a cost-effective manner or at all;

•        enhance our existing solutions and technologies;

•        respond to technological advances and emerging industry standards and certifications on a cost-effective and timely basis;

•        adequately protect our intellectual property as we develop new solutions and technologies;

•        identify the appropriate technology or product to which to devote our resources; or

•        ensure the availability of cash resources to fund research and development.

Even if we successfully introduce new AI-enabled robotics and automation solutions and enhance our existing solutions and technologies, it is possible that these will eventually supplant our existing solutions or that our competitors will develop new solutions and technologies that will replace our own. As a result, any of our solutions may be rendered obsolete or uneconomical by our or our competitors’ technological advances, leading to a loss in market share, decline in revenue and adverse effects to our business and prospects.

Our AI software platform contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our solutions or give rise to disclosure obligations of proprietary software.

Our AI software platform contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Certain open source licenses may give rise to obligations to disclose or license our source code or other intellectual property rights if such open source software is integrated with our proprietary software in certain ways. We currently combine our proprietary software with open source software, but not in a manner that we believe requires the release of the source code of our proprietary software to the public. If we combine our proprietary software with open source software in a certain manner in the future, we could, under certain open source licenses, be required to release to the public or remove the source code of our proprietary software. Open source licensors also generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to remove the software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of certain offerings if re-engineering could not be accomplished in a timely manner. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

We employ third-party licensed software for use in or with our software and to develop and maintain our software, and the inability to maintain these licenses, failure to comply with the terms of these licenses or errors in the software we license could result in increased costs, or reduced service levels, which would adversely affect our business.

Our software incorporates, and the development and maintenance of our software uses, certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to migrate to other third-party software. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties. In addition, integration of our software, including the third-party software used in our software with new third-party software may require significant work and require substantial investment of our time and resources. Also, any undetected errors or defects in third-party software could prevent the deployment or impair the functionality of our software, delay new updates or enhancements to our platform, result in a failure of our platform, present security risks and injure our reputation.

Litigation or investigations involving us could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations.

We could be subject to investigations and litigation in the future. While we intend to mount vigorous defenses to any future lawsuits that may be brought against us by any third party, we can provide no assurance as to the outcome of any such disputes, and any such actions may result in judgments against us for significant damages. Resolution of any such matters can be prolonged and costly, and the ultimate results or judgments are uncertain due to the inherent uncertainty in litigation and other proceedings. In addition, the robotics and AI automation industry has been, and may continue to be, litigious, particularly with respect to intellectual property claims. Moreover, our potential liabilities are subject to change over time due to new developments, changes in settlement strategy or the impact of evidentiary requirements. Regardless of the outcome, future litigation may result in significant legal expenses and require significant attention and resources of management. As a result, any litigation that may be brought against us by any third party could result in losses, damages and expenses that have a significant adverse effect on our financial condition.

Our limited operating history and rapid recent growth make it difficult to evaluate our prospects and may increase the risk of any investment in our company.

We were founded in 2013, and much of our growth has occurred in recent periods. Our limited operating history may make it difficult for you to evaluate our current business and our prospects, as we continue to grow our business. Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth and expansion into new jurisdictions. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer and the trading price of our stock may decline.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. The projected financial information appearing elsewhere in this proxy statement/prospectus has been prepared by our management and reflects current estimates of future performance. The projected results depend on the successful implementation of our management’s growth strategies and are based on assumptions and events over which we have only partial or no control. The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, political and other changes.

If demand for our solutions does not grow as we expect, or if market adoption of AI-enabled robotics and automation solutions does not continue to develop, or develops more slowly than we expect, our future revenues may stagnate or decline, and our business may be adversely affected.

The AI-enabled robotics and automation market is rapidly growing and developing. We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of AI-enabled robotics and automation or our solutions may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift towards AI-enabled robotics and automation. If AI-enabled robotics and automation technology does not continue to gain broader market acceptance as an alternative to conventional manual operations, or if the marketplace adopts AI-enabled robotics and automation technologies that differ from our technologies, we may not be able to increase or sustain the level of sales of our solutions or retain existing customers or attract new customers, and our operating results would be adversely affected as a result.

Our solutions have a limited operating history, and any defects in our solutions may give rise to warranty or other claims that could result in material expenses, diversion of management time and attention and damage to our reputation.

Our AI-enabled robotics and automation solutions (and underlying product modules and related components) are complex and may contain undetected defects or errors when first introduced, during operation, or as enhancements are released that, despite testing, are not discovered until after a system has been used for a certain period of time or under certain conditions. This could result in delayed market acceptance of our solutions or claims from resellers, customers or others, which may result in litigation, increased end-user warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. We may from time to time become subject to warranty or product liability claims related to product quality issues that could lead us to incur significant expenses.

We attempt to include provisions in our agreements with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our solutions. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws or regulations enacted in the future.

The sale and support of our solutions entails the risk of product liability claims. Any product liability claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or to fail to attract new customers.

If we fail to grow our business as we expect, our revenue, gross margin and operating margin will be adversely affected. If we grow our business as we expect but fail to effectively manage our growth, our business may be harmed, and our results of operation may be adversely impacted.

Over the past several years, we have experienced rapid growth, and we are attempting to continue to grow our business substantially. To this end, we have made, and expect to continue to make, significant investments in our business, including investments in our technology development, operations infrastructure and marketing and sales efforts. These investments include dedicated facilities expansion and increased staffing. If our business does not generate the level of revenue required to support our investment, our future revenues and profitability, if any, will be adversely affected.

Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all.

We may require additional capital to support business growth, and this capital may not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance our solutions, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds if our existing sources of cash and any funds generated from operations do not provide us with sufficient capital. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.

As part of our growth strategy, we expect to acquire or make investments in other businesses, patents, technologies, products or services. Our failure to do so successfully could disrupt our business and have an adverse impact on our financial condition.

We have no experience acquiring businesses and third-party technologies or products but expect to do so in the future. To the extent we seek to grow our business through acquisitions, we may not be able to successfully identify attractive acquisition opportunities or consummate any such acquisitions if we cannot reach an agreement on commercially favorable terms, if we lack sufficient resources to finance the transaction on our own and cannot obtain financing at a reasonable cost or if regulatory authorities prevent such transaction from being consummated.

In addition, competition for acquisitions in the markets in which we operate during recent years has increased, and may continue to increase, which may result in an increase in the costs of acquisitions or cause us to refrain from making certain acquisitions. We may not be able to complete future acquisitions on favorable terms, if at all.

If we do complete future acquisitions, we cannot assure you that they will ultimately strengthen our competitive position or that they will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:

•        diversion of management’s attention from their day-to-day responsibilities;

•        unanticipated or significant costs or liabilities associated with the acquisition;

•        incurrence of acquisition-related costs, which would be recognized as a current period expense;

•        problems integrating the purchased business, products or technologies;

•        challenges in achieving strategic objectives, cost savings and other anticipated benefits;

•        inability to maintain relationships with key customers, suppliers, vendors and other third parties on which the purchased business relies;

•        the difficulty of incorporating acquired technology and rights into our platform and of maintaining quality and security standards consistent with our brand;

•        difficulty in maintaining controls (financial or otherwise), procedures and policies during the transition and integration;

•        material changes to our business or product offerings resulting from regulatory compliance;

•        challenges in integrating the new workforce and the potential loss of key employees, particularly those of the acquired business; and

•        use of substantial portions of our available cash or the incurrence of debt to consummate the acquisition.

If we proceed with a particular acquisition, we may have to use cash, issue new equity securities with dilutive effects on existing shareholders, incur indebtedness, assume contingent liabilities or amortize assets or expenses in a manner that might have a material adverse effect on our financial condition and results of operations. Aversion to any such acquisition from existing shareholders could adversely affect our stock price. Acquisitions will also require us to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated. In addition, we could also face unknown liabilities or write-offs due to our acquisitions, which could result in a significant charge to our earnings in the period in which they occur. We will also be required to record goodwill or other long-lived asset impairment charges (if any) in the periods in which they occur, which could result in a significant charge to our earnings in any such period.

Achieving the expected returns and synergies from future acquisitions will depend, in part, upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our product lines in an efficient and effective manner. We cannot assure you that we will be able to do so, that our acquired businesses will perform at levels and on the timelines anticipated by our management or that we will be able to obtain these synergies in the future. In addition, acquired technologies and intellectual property may be rendered obsolete or uneconomical by our own or our competitors’ technological advances. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.

The competition for qualified personnel is particularly intense in our industry. In addition, we have added or made changes to executive personnel during 2020 and may continue to do so as our needs evolve. If we are unable to retain or hire executive and other key personnel, we may not be able to sustain or grow our business.

Our ability to operate successfully and manage our potential future growth depends significantly upon our ability to attract, retain and motivate highly skilled and qualified technical, sales, marketing, managerial, legal and financial personnel. We have hired, and expect to continue to hire, a substantial number of employees in these areas and others in order to support commercialization and the expected growth in our global business. However, we face intense competition for qualified personnel, and we may not be able to attract, retain and motivate these individuals. We compete for talent with numerous companies, as well as research organizations. Our future success also depends on the personal efforts and abilities of the principal members of our senior management and technical staff to provide strategic direction, management of our operations and maintenance of a cohesive and stable working environment. Although we have employment and incentive compensation agreements with our executive officers and incentive and compensation plans for our other personnel providing them with various economic incentives to remain employed with us, these incentives may not be sufficient to retain them. The loss of key personnel for any reason or our inability to hire, retain and motivate additional qualified personnel in the future could prevent us from sustaining or growing our business.

Our decision to expand existing solutions offerings into new markets or to launch new solutions may consume significant financial and other resources and may not achieve the desired results.

We expect to expand existing solutions offerings into new markets and to launch new solutions in the future. We may not be able to do so at prices that are attractive to our customers, and our costs to develop new solutions may be significant. It may take longer than we might expect for a solution, even if ultimately successful, to achieve attractive sales results. Failure to successfully develop or market new or expanded solutions or delays in the development of new or expanded solutions could have a material adverse effect on our financial condition, results of operations and business.

Our management team will have broad discretion in making strategic decisions to execute their growth plans, and there can be no assurance that our management’s decisions will result in successful achievement of our business objectives or will not have unintended consequences that negatively impact our growth prospects.

Our management will have broad discretion in making strategic decisions to execute their growth plans and may devote time and company resources to new or expanded solution offerings, potential acquisitions, prospective customers or other initiatives that do not necessarily improve our operating results or contribute to our growth. Management’s failure to make strategic decisions that are ultimately accretive to our growth may result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

We have a broad range of competitors, including automation and robotics suppliers, more diversified technology providers and providers of alternative products, which could adversely impact the price of our solutions and our ability to increase our market share.

The robotics and AI automation industry in which we operate is fragmented and competitive. We compete for customers with a wide variety of producers of robotics and automation systems, as well as with providers of components, materials and services for this equipment. Some of our existing and potential competitors are researching, designing, developing and marketing other types of products and services that may render our existing or future solutions obsolete, uneconomical or less competitive. Existing and potential competitors may also have substantially greater financial, technical, marketing and sales, manufacturing, distribution and other resources than us, including name recognition, as well as experience and expertise in intellectual property rights and operating within certain international markets, any of which may enable them to compete effectively against us.

We intend to continue to follow a strategy of continuing product development and distribution network expansion to enhance our competitive position to the extent practicable. But we cannot assure you that we will be able to maintain our current position or continue to compete successfully against current and future sources of competition. If we do not keep pace with technological change and introduce new solutions and technologies, demand for our solutions may decline, and our operating results may suffer.

Our failure to meet our customers’ price expectations or declines in the prices of our solutions and services or in our sales volume would adversely affect our business and results of operations.

Demand for our AI-enabled robotics and automation solutions is sensitive to price. We believe our competitive pricing has been an important factor in our results to date. Therefore, changes in our pricing strategies can have a significant impact on our business and ability to generate revenue. Many factors, including our production and personnel costs and our competitors’ pricing and marketing strategies, can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations in any given period, demand for our solutions could be negatively impacted and our business and results of operations could suffer.

We use, and plan to continue using, different pricing models for different solutions. For example, we offer our customers a robotics-as-a-service (“RaaS”) pricing model whereby we own and maintain systems physically located at our customer’s facility and our customer pays a subscription fee for the use of the system. Such pricing models are still relatively new to some of our customers and may not be attractive to them, especially in regions where they are less common. The RaaS pricing model requires us to fund the capital needed to manufacture systems and, therefore, substantial capital may be needed if our customers increase the use of the RaaS pricing model. Such capital may not be available under favorable terms, or at all, which could in turn harm our ability to grow our revenue. If customers resist such pricing models, our revenue may be adversely affected and we may need to restructure the way in which we charge customers for our solutions.

We may undergo an ownership change for U.S. federal income tax purposes, which would limit our ability to utilize net operating losses from prior tax years.

For U.S. federal income tax purposes, we have incurred net losses since our inception. If we undergo an ownership change for U.S. federal income tax purposes, our ability to utilize net operating loss carry-forwards from prior years to reduce taxable income in future tax years might be limited by operation of the Internal Revenue Code, either by limiting the amount of net operating losses that can be utilized to offset taxable income in a given year, or in total over the entire carry-forward period. Certain changes in the ownership of our common stock may result in an ownership change sufficient to limit the availability of our net operating losses.

Risks Related to the Business Combination and RAAC

Unless the context otherwise requires, all references in this “— Risks Related to the Business Combination and RAAC” section to “we,” “us,” or “our” refer to RAAC.

RAAC Stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares to Berkshire Grey’s stockholders, current RAAC Stockholders’ percentage ownership will be diluted. Because of this, current RAAC Stockholders, as a group, will have less influence on the board of directors, management and policies of New Berkshire Grey than they now have on the board of directors, management and policies of RAAC. The market price of shares of New Berkshire Grey Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of RAAC Common Stock before the Business Combination.

Upon completion of the Business Combination (and following the BG Preferred Conversion), holders of shares of Berkshire Grey Common Stock will become holders of shares of New Berkshire Grey Common Stock. Prior to the Business Combination, RAAC has had limited operations. Upon completion of the Business Combination, New Berkshire Grey’s results of operations will depend upon the performance of Berkshire Grey’s businesses, which are affected by factors that are different from those currently affecting the results of operations of RAAC.

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of the Surviving Corporation’s equity interests, and we do not currently intend to pay dividends on New Berkshire Grey Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of New Berkshire Grey Common Stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of the Surviving Corporation’s equity interests. We will depend on Berkshire Grey for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to New Berkshire Grey Common Stock.

Applicable state law and contractual restrictions, as well as the financial condition and operating requirements of Berkshire Grey, may limit our ability to obtain cash from Berkshire Grey. Thus, we do not expect to pay cash dividends on New Berkshire Grey Common Stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. In addition, in the event that the board of directors and stockholders of the Surviving Corporation were to approve a sale of all of our direct and indirect interests in Berkshire Grey, your equity interest would be in a holding company with no material assets other than those assets and other consideration received in such transaction.

RAAC has not obtained an opinion from an independent investment banking firm or from an independent accounting firm regarding fairness. Consequently, you may have no assurance from an independent source that the price we are paying for the business of Berkshire Grey is fair from a financial point of view.

RAAC has not obtained an opinion that the price we are paying is fair from a financial point of view. Our stockholders will be relying on the judgment of RAAC’s officers and directors and the RAAC Advisors, who have determined fair market value based on standards generally accepted by the financial community.

Since the Sponsor and RAAC’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the business combination with Berkshire Grey is appropriate as the Business Combination.

When you consider the recommendation of the RAAC Board in favor of the Business Combination Proposal, you should keep in mind that the Sponsor and RAAC’s directors and officers have interests in such proposal that are different from, or in addition to, those of the RAAC Stockholders and warrant holders generally. These interests include those discussed in “The Business Combination — Interests of RAAC Directors and Officers in the Business Combination” beginning on page 176 on this proxy statement/prospectus.

The existence of financial and personal interests of one or more of RAAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RAAC and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals.

The personal and financial interests of the Sponsor as well as RAAC’s directors and officers may have influenced their motivation in identifying and selecting Berkshire Grey as a business combination target, completing a Business Combination with Berkshire Grey and influencing the operation of the business following the Business Combination. In considering the recommendations of the RAAC Board to vote for the proposals, its stockholders should consider these interests.

The Sponsor, and RAAC’s directors and an advisor of the Sponsor have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the sponsor, officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, RAAC’s Sponsor, officers and directors have agreed to vote their respective shares of RAAC Common Stock, including any public shares purchased during or after RAAC’s IPO (including in open market and privately negotiated transactions), in favor of the Business Combination and the other RAAC proposals. As of the record date, Sponsor, and RAAC officers and directors beneficially own an aggregate of approximately 25% of the outstanding shares of RAAC Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares of RAAC Common Stock in accordance with the majority of the votes cast by the public stockholders.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

The completion of the Business Combination is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory authority of competent jurisdiction that would prohibit or make illegal the completion of the Business Combination. There can be no assurances as to the absence of litigation challenging approval under the antitrust laws. See “Regulatory Approvals Required for the Merger” beginning on page 179 of this proxy statement/prospectus.

There can be no assurance that New Berkshire Grey Common Stock will be approved for listing on Nasdaq or that New Berkshire Grey will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing of the Business Combination, we intend to list New Berkshire Grey Common Stock on Nasdaq under the symbol “BGRY”. New Berkshire Grey’s continued eligibility for listing may depend on the number of RAAC’s shares that are redeemed. If, after the Business Combination, Nasdaq delists New Berkshire Grey’s shares from trading on its exchange for failure to meet the listing standards, New Berkshire Grey and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for New Berkshire Grey’s securities;

•        a determination that New Berkshire Grey Common Stock is a “penny stock” which will require brokers trading in New Berkshire Grey Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New Berkshire Grey Common Stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the Merger Agreement by the Berkshire Grey stockholders, approval of each of the proposals required to effect the Business Combination by RAAC Stockholders, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Berkshire Grey Common Stock to be issued to Berkshire Grey stockholders for listing on Nasdaq, meeting the minimum cash condition, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or RAAC or Berkshire Grey may elect to terminate the Merger Agreement in certain other circumstances.

Termination of the Merger Agreement could negatively impact RAAC.

If the Business Combination is not completed for any reason, including as a result of RAAC Stockholders declining to approve the proposals required to effect the Business Combination, the ongoing business of RAAC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, RAAC would be subject to a number of risks, including the following:

•        RAAC may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        RAAC will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the merger is completed; and

•        since the Merger Agreement restricts the conduct of RAAC’s businesses prior to completion of the Business Combination, RAAC may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

Berkshire Grey will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and vendors may have an adverse effect on Berkshire Grey and consequently on RAAC. These uncertainties may impair Berkshire Grey’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause vendors and others that deal with Berkshire Grey to seek to change existing business relationships with Berkshire Grey. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Berkshire Grey’s business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Berkshire Grey from making certain expenditures and taking other specified actions without the consent of RAAC until the Business Combination occurs. These restrictions may prevent the Berkshire Grey from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “Other Agreements” beginning on page 197 of this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary, and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Berkshire Grey’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that RAAC and Berkshire Grey currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to allocate the purchase price to Berkshire Grey’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Berkshire Grey as of the date of the completion of the Business Combination. In addition, following the completion of the Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 28 of this proxy statement/prospectus.

RAAC and Berkshire Grey will incur transaction costs in connection with the Business Combination.

Each of RAAC and Berkshire Grey has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. Berkshire Grey may also incur additional costs to retain key employees. RAAC and Berkshire Grey will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. See “The Business Combination” beginning on page 163 of this proxy statement/prospectus.

The Sponsor may elect to purchase shares or warrants from public stockholders, which may influence a vote on a proposed Business Combination and reduce the public “float” of our securities.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Berkshire Grey or their respective directors, officers, advisors or any of their respective affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination or not redeem their public shares. However, the Sponsor, Berkshire Grey or their respective directors, officers, advisors and all of their respective affiliates are under no obligation or duty to do so and they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Merger Agreement that requires RAAC to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Subsequent to our completion of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Berkshire Grey has identified all material issues that may be present with Berkshire Grey or that factors outside of Berkshire Grey and outside of our control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject by virtue of our obtaining post-Business Combination debt financing. Accordingly, any stockholder or warrant holder who chooses to remain a stockholder or warrant holder, respectively, following the Business Combination could suffer a reduction in the value of their securities. Such stockholders and warrant holders are unlikely to have a remedy for such reduction in value.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

If, after we distribute the proceeds in the Trust Account to our public stockholders, RAAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to our public stockholders, RAAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our public stockholders in connection with our liquidation would be reduced.

We are not registering the shares of New Berkshire Grey Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We are not registering the shares of New Berkshire Grey Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement entered into at the time of RAAC’s IPO, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Berkshire Grey Common Stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis, in which case, the number of shares of New Berkshire Grey Common Stock that you will receive upon cashless exercise will be based on a formula subject to a maximum amount of shares equal to 0.361 shares of Berkshire Grey Common Stock per warrant (subject to adjustment). However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our shares of New Berkshire Grey Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of New Berkshire Grey Common Stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants included as part of units sold in this offering. In such an instance, the Sponsor and its permitted transferees would be able to exercise their warrants and sell the shares of New Berkshire Grey Common Stock underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying shares of New Berkshire Grey Common Stock. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Berkshire Grey Common Stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

Past performance by RAAC or the Sponsor or management team and their respective affiliates may not be indicative of future performance of an investment in Berkshire Grey or New Berkshire Grey.

Past performance by RAAC, its management team or the Sponsor and their respective affiliates is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of RAAC, its management team or the Sponsor or their respective affiliates or any related investment’s performance as indicative of our future performance of an investment in Berkshire Grey or New Berkshire Grey, or the returns Berkshire Grey or New Berkshire Grey will, or are likely to, generate going forward.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the Reference Value equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of New Berkshire Grey Common Stock determined based on the redemption date and the fair market value of our New Berkshire Grey Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the New Berkshire Grey Common Stock had your warrants remained outstanding. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares of New Berkshire Grey Class A Common Stock received is capped at 0.361 shares of New Berkshire Grey Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

RAAC’s and Berkshire Grey’s ability to consummate the Business Combination, and the operations of New Berkshire Grey following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has affected and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Berkshire Grey or New Berkshire Grey following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Business Combination even if Berkshire Grey, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Berkshire Grey is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Berkshire Grey’s ability to consummate the Business Combination and New Berkshire Grey’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Berkshire Grey and New Berkshire Grey may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Berkshire Grey’s financial condition and results of operations.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (‘SPACs’)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 9,583,333 public warrants and 5,166,667 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our consolidated balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, and ASC 820, Fair Value Measurement, provide for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following this issuance of the SEC Statement, on April 29, 2021, after consultation with our independent registered public accounting firm, management and the Audit Committee of the RAAC Board concluded that, in light of the SEC Statement, it was appropriate to restate (i) certain items on RAAC’s previously issued audited balance sheet dated as of December 10, 2020, which was related to RAAC’s IPO, and (ii) RAAC’s previously issued audited financial statements as of December 31, 2020 and for the period from September 10, 2020 (inception) to December 31, 2020. See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly, and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses in our internal controls over financial reporting.

We may face litigation and other risks and uncertainties as a result of the material weakness in our internal control over financial reporting and the restatement of our financial statements.

Following this issuance of the SEC Statement, on April 29, 2021, after consultation with our independent registered public accounting firm, management and the Audit Committee of the RAAC Board concluded that it was appropriate to restate (i) certain items on RAAC’s previously issued audited balance sheet dated as of December 10, 2020, which was related to RAAC’s IPO, and (ii) RAAC’s previously issued audited financial statements as of December 31, 2020 and for the period from September 10, 2020 (inception) to December 31, 2020. See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the restatement of previously issued financials of RAAC, the change in accounting for the warrants and other matters raised or that may in the future be raised by the SEC, we face potential for litigation, inquiries from the SEC and other regulatory bodies, other disputes or proceedings which may include, among other things, monetary judgments, penalties or other sanctions, claims invoking the federal and state securities laws and contractual claims. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation, inquires, disputes or proceedings. However, we can provide no assurance that such litigation, inquiries, disputes or proceedings will not arise in the future. Any such litigation, inquiries, disputes or proceedings, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete our initial business combination.

Risks Relating to Ownership of New Berkshire Grey’s Common Stock Following the Business Combination

New Berkshire Grey’s common stock price may be volatile or may decline regardless of our operating performance and you may lose some or all of your investment.

The trading price of our common stock following the Business Combination is likely to be volatile and the stock market recently has experienced extreme volatility and may experience similar volatility moving forward. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to the Company’s Business and Industry” and the following:

•        the previous and continued impact of the COVID-19 pandemic on our financial condition and the results of operations;

•        our operating and financial performance and prospects;

•        our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•        conditions that impact demand for our solutions;

•        future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•        the size of our public float;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of our success, or lack thereof, in pursuing our growth strategy and the effects of such perception on our brand and reputation;

•        strategic actions by us or our competitors, such as acquisitions or restructurings;

•        changes in laws or regulations which adversely affect our industry or us;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in senior management or key personnel;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•        adverse resolution of new or pending litigation against us; and

•        changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment following the Business Combination.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business, regardless of the outcome of such litigation.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to any future indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our future indebtedness. In addition, we may incur indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our common stock.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock, or if our reporting results do not meet their expectations, the market price of our common stock could decline.

Our issuance of additional shares of common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our common stock issued or reserved for issuance under the Incentive Equity Plan. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.

In the future, we may obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Additionally, debt securities convertible into equity or preferred stock, if issued, may be given preferential rights or powers that could affect the rights and powers of our current stockholders. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their percentage ownership. See “Description of New Company Capital Stock.”

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the closing of the Business Combination could cause the market price for our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Business Combination, we will have a total of 248,464,019 shares of common stock outstanding, consisting of (i) 28,576,374 shares issued to holders of shares of common stock of Berkshire Grey, (ii) 165,054,312 shares issued to holders of shares of preferred stock of Berkshire Grey, (iii) 16,500,000 shares issued pursuant to the Subscription Agreements, (iv) 28,750,000 shares held by the RAAC Public Stockholders (assuming no redemptions by such public stockholders) and (v) 9,583,333 shares held by the Sponsor and the Insiders. All shares issued as merger consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, referred to herein as “Rule 144”), including our directors, executive officers and other affiliates.

In connection with the Business Combination, pursuant to the A&R Registration Rights Agreement, certain of Berkshire Grey’s stockholders have agreed that they will not, during the period beginning at the effective time of the Business Combination and continuing to and including the date that is one hundred eighty (180) days after the date of effective time (the “Restricted Period”), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, or any interest in any of the foregoing (in each case, subject to certain exceptions set forth in the A&R Registration Rights Agreement). See “Other Agreements — Amended and Restated Registration Rights Agreement” beginning on page 197 of the accompanying proxy statement/prospectus.

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the A&R Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our common stock to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately 73% of our outstanding common stock. See “Other Agreements — Amended and Restated Registration Rights Agreement” for a description of these registration rights.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under the Incentive Equity Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Incentive Equity Plan is expected to equal the sum of (i) 5% of the total outstanding shares of common stock on a fully diluted basis immediately after the closing of the Business Combination, (ii) the number of shares available for future grants under our equity plans in effect prior to the Business Combination and (iii) any shares which are subject to awards under our equity plans in effect prior to the Business Combination that become available for grant under the share recycling provisions of the Incentive Equity Plan. In addition, the Incentive Equity Plan is expected to include an evergreen feature that will allow our board of directors, in its sole discretion, beginning January 1, 2022 and each January 1 thereafter, to cumulatively increase the number of shares reserved and available for issuance under the Incentive Equity Plan, by the lesser of (A) 5% of the number of shares of common stock issued and outstanding on the final day of the immediately preceding calendar year and (B) such lower amount as determined in the discretion of our board of directors. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover approximately            million shares of our common stock.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenue equaled or exceeded $100 million during such completed fiscal year or the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Certain provisions, including anti-takeover provisions, in New Berkshire Greys governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

The New Berkshire Grey Charter and Proposed Bylaws that will be in effect upon the consummation of the Business Consummation, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by New Berkshire Grey’s board of directors and therefore depress the market price of Berkshire Grey’s common stock. Among other things, the New Berkshire Grey Charter and Bylaws will include the following provisions:

•        a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two thirds of the outstanding shares of capital stock then entitled to vote at an election of directors;

•        limitations regarding special stockholder meetings, including the requirement that a special meeting of stockholders may be called only by a majority of the entire New Berkshire Grey board of directors, which could delay the ability of stockholders to force consideration of a proposal or to action, including the removal of directors and the adoption of desired governance changes;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and, therefore, could delay the ability of stockholders to force consideration of a stockholder proposal or to take action;

•        the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders;

•        the ability of the New Berkshire Grey board of directors to amend its Bylaws, which may allow the New Berkshire Grey board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt;

•        limitation of liability of, and the indemnification of, New Berkshire Grey’s directors and officers; and

•        advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Berkshire Grey board of directors or management.

Any provision of the New Berkshire Grey Charter and Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

New Berkshire Grey’s Proposed Bylaws will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other employees.

The New Berkshire Grey Bylaws, which will be in effect upon the consummation of the Business Combination, will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employee of New Berkshire Grey to New Berkshire Grey or New Berkshire Grey’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the New Berkshire Grey Charter or Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the New Berkshire Grey Charter or Proposed Bylaws, or (v) any action asserting a claim against New Berkshire Grey governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

The choice of forum provision in the Proposed Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Berkshire Grey or any of New Berkshire Grey’s directors, officers, or other employees, which may discourage such lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the New Berkshire Grey’s Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm the New Berkshire Grey’s business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Bylaws will designate the United States District Court for the District of Massachusetts as the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision, and we may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Berkshire Grey’s business, results of operations, and financial condition. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Risks Relating to Redemption

There is no guarantee that a public stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a public stockholder may be able to sell the shares of New Berkshire Grey Common Stock in the future following the completion of the Business Combination. Certain events, including the Business Combination, may cause an increase in New Berkshire Grey’s stock price, and may result in a realization of a lower value now than a RAAC Stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s public shares. Similarly, if one of the RAAC Public Stockholders does not redeem his, her or its shares, such stockholder will bear the risk of ownership of New Berkshire Grey Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of New Berkshire Grey Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If RAAC public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

Regardless of whether they vote for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus and whether they held RAAC Common Stock as of the RAAC record date or acquired them after the RAAC record date, holders of RAAC Public Shares may exercise their rights to redeem their public shares for a pro rata portion of the Trust Account. To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using the DWAC system, to RAAC’s transfer agent prior to the vote at the RAAC Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the merger with Berkshire Grey is consummated, RAAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account, and the holder will no longer own such shares following the merger. See the section titled “RAAC Special Meeting of Stockholders — Redemption Rights” beginning on page 76 for additional information on how to exercise your redemption rights.

RAAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for RAAC to complete the Business Combination with which a substantial majority of RAAC’s shareholders do not agree.

The RAAC’s A&R Charter does not provide a specified maximum redemption threshold, except that RAAC will not redeem public shares in an amount that would cause RAAC’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). This condition is for the sole benefit of Berkshire Grey and may be waived by Berkshire Grey. As a result, RAAC may be able to complete the Business Combination even though a substantial portion of public stockholders do not agree with the merger and have redeemed their public shares.

If you or a “group” of stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its public shares or, if part of such a group, the group’s public shares, in excess of 15% of the public shares. Your inability to redeem any such excess public shares could resulting in you suffering a material loss on your investment in RAAC if you sell such excess public shares in open market transactions. RAAC cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price.

However, the RAAC Stockholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus is not restricted by this limitation on redemption.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements of Revolution Acceleration Acquisition Corp, “RAAC”, present the combination of the financial information of RAAC and Berkshire Grey, Inc., (“Berkshire Grey”), adjusted to give effect to the Business Combination and consummation of the transactions contemplated by the Subscription Agreements (collectively, the “Transactions”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

RAAC is a blank check company incorporated in Delaware on September 10, 2020. RAAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. At December 31, 2020, there was approximately $287.5 million held in the trust account.

Berkshire Grey was incorporated in Delaware on October 3, 2013. Berkshire Grey is an Intelligent Enterprise Robotics (“IER”) company pioneering and delivering transformative AI-enabled robotic solutions that automate filling ecommerce orders for consumers or businesses, filling orders to resupply retail stores and groceries, and handling packages shipped to fill those orders. Berkshire Grey’s solutions transform supply chain operations and enable our customers to meet and exceed the demands of today’s connected consumers and businesses. Berkshire Grey is headquartered in Bedford, Massachusetts.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Transactions occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what RAAC’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of RAAC. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with RAAC’s and Berkshire Grey’s respective audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RAAC,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Berkshire Grey,” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Berkshire Grey has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Berkshire Grey’s stockholders will have a majority of the voting power under both the no redemption and maximum redemption scenarios;

•        The majority of the members of the existing board of directors of Berkshire Grey will comprise the majority of the members of the New Berkshire Grey Board;

•        Berkshire Grey’s existing management will comprise the management of the New Berkshire Grey;

•        Berkshire Grey will comprise the ongoing operations of the New Berkshire Grey;

•        Berkshire Grey is the larger entity based on historical revenues and business operations; and

•        New Berkshire Grey will assume Berkshire Grey’s name.

Under this method of accounting, RAAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Berkshire Grey issuing stock for the net assets of RAAC, accompanied by a recapitalization. The net assets of RAAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•        Assuming No Redemptions:    This presentation assumes that no RAAC stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming Maximum Redemptions:    This presentation assumes that 22,740,375 of the current outstanding RAAC Public Shares are redeemed (which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of December 31, 2020 and still satisfy the minimum cash condition of $200,000,000 set forth in the Merger Agreement, after giving effect to the PIPE Investment and the payment of estimated transaction costs of approximately $25 million, including deferred underwriting commissions from RAAC’s IPO, incurred in connection with the Business Combination), 16,500,000 shares of RAAC Class A Common Stock are issued pursuant to the PIPE Investment and 193,630,686 shares of RAAC Class A Common Stock are issued as Merger Consideration.

Description of the Transactions

On February 23, 2021, RAAC entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, a business combination between RAAC and Berkshire Grey will be affected through the merger of Merger Sub with and into Berkshire Grey, with Berkshire Grey surviving the merger as a wholly owned subsidiary of RAAC. At the effective time of the Business Combination, each share of Berkshire Grey preferred stock, par value $0.0001 per share (“Berkshire Grey preferred stock”), and each share of Berkshire Grey common stock, par value $0.0001 per share (“Berkshire Grey common stock”), will be converted into the right to receive a number of shares of RAAC’s Class A common stock, par value $0.0001 per share. The purchase price for the Berkshire Grey common stock and preferred stock is the consideration cap of $2.25 billion. The consideration payable to Berkshire Grey stockholders will consist of 225.0 million shares of RAAC Class A common stock at $10.00 per share (or $2.25 billion), or approximately 5.85140 shares of RAAC Class A Common Stock for each share of Berkshire Grey common stock.

In connection with the execution of the Merger Agreement, RAAC entered into the Subscription Agreements. Pursuant to the Subscription Agreements, the Subscribers have agreed to purchase, and RAAC has agreed to sell to the Subscribers, an aggregate of 16.5 million shares of Class A common stock for a purchase price of $10.00 per share and at an aggregate purchase price of $165.0 million (collectively, the “PIPE”). The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios:

	No Redemption and Maximum Redemption
(in thousands)	Purchase price	Shares Issued
Share Consideration to Berkshire Grey(a)(b)	$2,250,000	225,000

____________

(a)      The value of Class A common stock issued to Berkshire Grey included in the consideration is reflected at $10.00 per share as defined in the Merger Agreement.

(b)      The total 225.0 million consideration shares include approximately 193.6 million shares to be issued for all issued and outstanding Berkshire Grey common and preferred stock plus approximately 31.4 million shares underlying unvested and/or unexercised restricted stock and options.

The following summarizes the unaudited pro forma common stock shares outstanding under the no redemption and maximum redemption scenarios:

Ownership

(in thousands)	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
RAAC Public Stockholders	28,750	11.6%	6,009	2.7%
RAAC Sponsor and Directors	9,583	3.9%	9,583	4.2%
Total RAAC	38,333	15.5%	15,592	6.9%
Berkshire Grey(a)	193,631	77.8%	193,631	85.8%
PIPE Shares	16,500	6.7%	16,500	7.3%
Total Shares at Closing (excluding certain Berkshire Grey shares)	248,464	100%	225,723	100%
Berkshire Grey-Remaining Consideration Shares(a)	31,369		31,369
Total Shares at Closing (including certain Berkshire Grey shares)	279,833		257,092

____________

(a)      Total consideration to be issued to Berkshire Grey is $2.25 billion or 225.0 million shares ($10.00 per share price). The total shares to be issued includes Berkshire Grey common and preferred stock plus shares underlying unvested and/or unexercised restricted stock and stock options. Accordingly, the consideration shares outstanding at the closing of the Business Combination has been adjusted to exclude the portion of consideration shares that will be attributed to unvested, and/or unexercised share awards at the closing of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are based on the historical financial statements of RAAC and Berkshire Grey. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED RAAC BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands)

	Historical	Assuming No Redemption			Assuming Maximum Redemption
	RAAC	RAAC Pro Forma Adjustments	Note 3	RAAC As Adjusted	RAAC Pro Forma Adjustments	Note 3	RAAC As Adjusted
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$780	$271,178	(A)	$271,958	$43,774	(A)	$44,554
Accounts receivable	—	—		—	—		—
Inventories	—	—		—	—		—
Deferred fulfillment costs	—	—		—	—		—
Prepaid expenses	748	—		748	—		748
Other current assets	—	—		—	—		—
Total current assets	1,528	271,178		272,706	43,774		45,302
Property and equipment – net	—	—		—	—		—
Restricted cash	—	—		—	—		—
Cash held in trust account	287,491	(287,491)	(B)	—	(287,491)	(B)	—
Other non-current assets	—	—		—	—		—
Total Assets	$289,019	$(16,313)		$272,706	$(243,717)		$45,302

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$—	$—		$—	$—		$—
Accrued expenses	106	—		106	—		106
Contract liabilities	—	—		—	—		—
Other current liabilities	—	—		—	—		—
Total current liabilities	106	—		106	—		106
Deferred underwriting fee payable	10,063	(10,063)	(C)	—	(10,063)	(C)	—
Warrant liability	22,863	—		22,863	—		22,863
Share-based compensation liability	—	—		—	—		—
Other non-current liabilities	—	—		—	—		—
Total Liabilities	33,032	(10,063)		22,969	(10,063)		22,969

MEZZANINE EQUITY
Redeemable convertible preferred stock	—	—		—	—		—
Class A common stock subject to redemption	250,988	(250,988)	(D)	—	(250,988)	(D)	—
STOCKHOLDERS’ EQUITY (DEFICIT)							—
Class A common stock	—	—		—	—		—
Class B common stock	—	—		—	—		—
Class C common stock	1	—		1	—		1
Common stock	—	2	(D)	2	—		—
Additional paid-in capital	6,651	244,735	(D)	251,386	17,333	(D)	23,984
Accumulated deficit	(1,652)	—		(1,652)	—		(1,652)
Accumulated other comprehensive income	—	—		—	—		—
Total stockholders’ equity (deficit)	5,000	244,737		249,737	17,333		22,333
Total liabilities and stockholders’ equity (deficit)	$289,019	$(16,313)		$272,706	$(243,717)		$45,302

UNAUDITED PRO FORMA CONDENSED BERKSHIRE GREY BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands)

	Historical	Assuming No Redemption			Assuming Maximum Redemption
	Berkshire Grey	Berkshire Grey Pro Forma Adjustments	Note 3	Berkshire Grey As Adjusted	Berkshire Grey Pro Forma Adjustments	Note 3	Berkshire Grey As Adjusted
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$93,857	$(6,250)	(E)	$87,607	$(6,250)	(E)	$87,607
Accounts receivable	16,752	—		16,752	—		16,752
Inventories	758	—		758	—		758
Deferred fulfillment costs	3,461	—		3,461	—		3,461
Prepaid expenses	804	—		804	—		804
Other current assets	132	—		132	—		132
Total current assets	115,764	(6,250)		109,514	(6,250)		109,514
Property and equipment – net	9,403	—		9,403	—		9,403
Restricted cash	1,121	—		1,121	—		1,121
Cash held in trust account	—	—		—	—		-
Other non-current assets	101	—		101	—		101
Total Assets	$126,389	$(6,250)		$120,139	$(6,250)		$120,139

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,681	$—		$1,681	$—		$1,681
Accrued expenses	7,771	—		7,771	—		7,771
Contract liabilities	22,331	—		22,331	—		22,331
Other current liabilities	182	—		182	—		182
Total current liabilities	31,965	—		31,965	—		31,965
Deferred underwriting fee payable	—	—		—	—		—
Warrant liability	—	—		—	—		—
Share-based compensation liability	3,047	(3,047)	(F)	—	(3,047)	(F)	—
Other non-current liabilities	2,057	—		2,057	—		2,057
Total Liabilities	37,069	(3,047)		34,022	(3,047)		34,022

MEZZANINE EQUITY
Redeemable convertible preferred stock	223,442	(223,442)	(G)	—	(223,442)	(G)	—
Class A common stock subject to redemption	—	—		—	—		—
STOCKHOLDERS’ EQUITY (DEFICIT)							—
Class A common stock	—	—		—	—		—
Class B common stock	—	—		—	—		—
Class C common stock	—	—		—	—		—
Common stock	3	16	(G)	19	16	(G)	19
Additional paid-in capital	17,578	220,223	(E), (F),(G)	237,801	220,223	(E), (F),(G)	237,801
Accumulated deficit	(151,704)	—		(151,704)	—		(151,704)
Accumulated other comprehensive income	1	—		1	—		1
Total stockholders’ equity (deficit)	(134,122)	220,239		86,117	220,239		86,117
Total liabilities and stockholders’ equity (deficit)	$126,389	$(6,250)		$120,139	$(6,250)		$120,139

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands)

	Assuming No Redemption					Assuming Maximum Redemption
	RAAC as Adjusted	Berkshire Grey As Adjusted	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	RAAC as Adjusted	Berkshire Grey As Adjusted	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$271,958	$87,607	$147,564	(A)	$507,129	$44,554	$87,607	$154,387	(A)	$286,548
Accounts receivable	—	16,752	—		16,752	—	16,752	—		16,752
Inventories	—	758	—		758	—	758	—		758
Deferred fulfillment costs	—	3,461	—		3,461	—	3,461	—		3,461
Prepaid expenses	748	804	—		1,552	748	804	—		1,552
Other current assets	—	132	—		132	—	132	—		132
Total current assets	272,706	109,514	147,564		529,784	45,302	109,514	154,387		309,203
Property and equipment – net	—	9,403	—		9,403	—	9,403	—		9,403
Restricted cash	—	1,121	—		1,121	—	1,121	—		1,121
Cash held in trust account	—	—	—		—	—	—	—		—
Other non-current assets	—	101	—		101	—	101	—		101
Total Assets	$272,706	$120,139	$147,564		$540,409	$45,302	$120,139	$154,387		$319,828

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$—	$1,681	$—		$1,681	$—	$1,681	$—		$1,681
Accrued expenses	106	7,771	—		7,877	106	7,771	—		7,877
Contract liabilities	—	22,331	—		22,331	—	22,331	—		22,331
Other current liabilities	—	182	—		182	—	182	—		182
Total current liabilities	106	31,965	—		32,071	106	31,965	—		32,071
Deferred underwriting fee payable	—	—	—		—	—	—	—		—
Warrant liability	22,863	—	—		22,863	22,863	—	—		22,863
Share-based compensation liability	—	—	—		—	—	—	—		—
Other non-current liabilities	—	2,057	—		2,057	—	2,057	—		2,057
Total Liabilities	22,969	34,022	—		56,991	22,969	34,022	—		56,991

MEZZANINE EQUITY
Redeemable convertible preferred stock	—	—	—		—	—	—	—		—
Class A common stock subject to redemption	—	—	—		—	—	—	—		—
STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock	—	—	—		—	—	—	—		—
Class B common stock	—	—	—		—	—	—	—		—
Class C common stock	1	—	—		1	1	—	—		1
Common stock	2	19	1	(D)	22	—	19	1	(D)	20
Additional paid-in capital	251,386	237,801	145,911	(D),(E), (F)	635,098	23,984	237,801	152,734	(D),(E), (F)	414,519
Accumulated deficit	(1,652)	(151,704)	1,652	(D)	(151,704)	(1,652)	(151,704)	1,652	(D)	(151,704)
Accumulated other comprehensive income	—	1	—		1	—	1	—		1
Total stockholders’ equity (deficit)	249,737	86,117	147,564		483,418	22,333	86,117	154,387		262,837
Total liabilities and stockholders’ equity (deficit)	$272,706	$120,139	$147,564		$540,409	45,302	$120,139	$154,387		$319,828

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except per share data)

	Historical		No redemptions				Maximum redemptions
	RAAC	Berkshire Grey	Transaction Accounting Adjustments	Note 3		Pro Forma	Transaction Accounting Adjustments	Note 3		Pro Forma
Revenue	$—	$34,835	$—			$34,835	$—			$34,835

Cost of revenue	—	32,009	—			32,009	—			32,009
Gross profit	—	2,826	—			2,826	—			2,826

Operating expenses:
General and administrative	—	15,935	718	(I	) (J)	16,653	718	(I	) (J)	16,653
Sales and marketing	—	12,910	—			12,910				12,910
Research and development	—	35,806	—			35,806				35,806
Change in fair value of warrant liability	590	—	—			590	—			590
Transaction costs	828	—	(828)	(J	)	—	(828)	(J	)	—
Compensation expense	52	—	(52)	(J	)	—	(52)	(J	)	—
Formation and operational costs	173	—	(173)	(J	)	—	(173)	(J	)	—
Total operating expenses	1,643	64,651	(335)			65,959	(335)			65,959
Loss from operations	(1,643)	(61,825)	335			(63,133)	335			(63,133)

Other income (expense):
Interest income	—	280	—			280	—			280
Other income	—	3,907	—			3,907	—			3,907
Interest income (expense) on marketable securities held in trust account	8	—	(8)	(K	)	—	(8)	(K	)	—
Unrealized gain (loss) on marketable securities held in trust account	(17)	—	17	(L	)	—	17	(L	)	—
Net loss before income tax	(1,652)	(57,638)	344			(58,946)	344			(58,946)
Income tax	—	5	—			5	—			5
Net loss	(1,652)	(57,643)	344			(58,951)	344			(58,951)

Weighted average common shares outstanding	9,280	3,554				248,464				225,723
Net loss per common share – basic and diluted	$(0.18)	$(16.22)				$(0.24)				$(0.26)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     Basis of Presentation

Under both the no redemption and the maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, RAAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Berkshire Grey issuing stock for the net assets of RAAC, accompanied by a recapitalization. The net assets of RAAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Transactions occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 presents the pro forma effect of the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        RAAC’s audited statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

•        Berkshire Grey’s audited consolidated statements of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on information currently available and certain assumptions and methodologies that RAAC believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. RAAC believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Berkshire Grey. They should be read in conjunction with the historical financial statements and notes thereto of RAAC and Berkshire Grey.

2.     Accounting Policies

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align RAAC’s and Berkshire Grey’s financial statement presentation. Upon completion of the Transactions, management will perform a comprehensive review of RAAC’s and Berkshire Grey’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Berkshire Grey. Based on its initial analysis, RAAC has identified the presentation differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.

3.     Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, which requires the depiction of the accounting for the transaction (“Transaction Accounting Adjustments”) and presentation of the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). RAAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Berkshire Grey filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of RAAC’s shares outstanding, assuming the Transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(A)    Reflects the release of cash held in trust account less payment of deferred underwriting fees and RAAC transaction expenses.

The table below represents the sources and uses of funds as it relates to the Business Combination:

(in thousands)	Note	No redemptions	Maximum redemptions
RAAC cash held in trust account	(1)	$287,491	$287,491
PIPE – RAAC Investors	(2)	64,000	64,000
PIPE – New Investors	(2)	101,000	101,000
Payment to redeeming RAAC Stockholders	(3)	—	(227,404)
Payment of RAAC deferred underwriting commissions	(4)	(10,063)	(10,063)
Payment of RAAC accounting and legal fees	(5)	(6,250)	(6,250)
Payment of Berkshire Grey accounting and legal fees	(6)	(6,250)	(6,250)
Payment of other transaction costs	(7)	(17,437)	(10,615)
Excess cash to balance sheet from Business Combination		$412,491	$191,909

____________

(1)      Represents the amount of the restricted investments and cash held in the trust account upon consummation of the Business Combination at Closing.

(2)      Represents the issuance, in the PIPE Investment, to certain investors of 165,000,000 shares of Combined Entity common stock at a price of $10.00 per share.

(3)      Represents the amount paid to RAAC stockholders who are assumed to exercise redemption rights under the maximum redemption scenario.

(4)      Represents payment of deferred RAAC IPO underwriting commissions by RAAC.

(5)      Represents payment of Legal and Accounting fees by RAAC.

(6)      Represents payment of Legal and Accounting fees by Berkshire Grey.

(7)      Represents payment of other Business Combination transaction costs.

(B)    Reflects the release of cash held in trust account upon consummation of the Business Combination at closing (See Note 3(A)(1)).

(C)    Reflects the payment of deferred RAAC IPO underwriting commissions by RAAC in the amount of approximately $10.1 million (see Note 3(A)(4)). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in deferred underwriting commission liability.

(D)    Post-Business Combination Class C common stock and warrant liabilities are expected to be classified as equity and liabilities, respectively. The following table represents the impact of the Business Combination and PIPE Investment on the number of shares of RAAC Class A common stock and represents the equity section assuming no redemptions by RAAC stockholders:

	Common Stock
(in thousands)	Number of Shares			Par Value			Berkshire Grey Stock	Additional paid-in capital	Accumulated deficit
	Class A Stock	Class B Stock	Class C Stock	Class A Stock	Class B Stock	Class C Stock
Pre-Business Combination – RAAC stockholders	1,364	3,833	5,750	$—	$—	$1	$—	$6,650	$(1,652)
Pre-Business Combination – Berkshire Grey	—	—	—	3	—	—	223,442	17,578	(151,704)
Conversion of Class B common stock to Class A common stock	3,833	(3,833)	—	—	—	—	—	—	—
Reclassification of redeemable stock to Class A common stock	25,100	—	—	2	—	—	—	250,985	—
Berkshire Grey Stockholders	193,631	—	—	19	—	—	—	(19)	—
PIPE – RAAC Shareholders	6,400	—	—	—	—	—	—	64,000	—
PIPE – New Investors	10,100	—	—	1	—	—	—	101,000	—
Balances after share transactions of Combined Entity	240,428	—	5,750	25	—	1	223,442	440,194	(153,356)
Estimated transaction costs	—	—	—	—	—	—	—	(29,937)	—
Elimination of historical accumulated deficit of RAAC	—	—	—	—	—	—	—	(1,652)	1,652
Elimination of historical par amounts for Class A, Class B	—	—	—	—	—	—	—	—	—
Elimination of historical stock of Berkshire Grey	—	—	—	(3)	—	—	(223,442)	223,445	—
Post-Business Combination	240,428	—	5,750	$22	$—	$1	$—	$632,050	$(151,704)

In the case of maximum redemption by RAAC stockholders, the following table represents the impact of the Business Combination and PIPE Investment on the number of shares of RAAC Class A common stock and represents the equity section:

	Common Stock						Berkshire Grey Stock	Additional paid-in capital	Accumulated deficit
	Number of Shares			Par Value
(in thousands)	Class A Stock	Class B Stock	Class C Stock	Class A Stock	Class B Stock	Class C Stock
Pre-Business Combination – RAAC stockholders	1,364	3,833	5,750	$—	$—	$1	$—	$6,650	$(1,652)
Pre-Business Combination – Berkshire Grey	—	—	—	3	—	—	223,442	17,578	(151,704)
Conversion of Class B common stock to Class A common stock	3,833	(3,833)	—	—	—	—	—	—	—
Reclassification of redeemable stock to Class A common stock	25,100	—	—	2	—	—	—	250,985	—
Less: Redemption of redeemable shares	(22,740)	—	—	(2)	—	—	—	(227,401)	—
Berkshire Grey Stockholders	193,631	—	—	19	—	—	—	(19)	—
PIPE – RAAC Shareholders	6,400	—	—	—	—	—	—	64,000	—
PIPE – New Investors	10,100	—	—	1	—	—	—	101,000	—
Balances after share transactions of Combined Entity	217,688	—	5,750	23	—	1	223,442	$212,793	(153,356)
Estimated transaction costs	—	—	—	—	—	—	—	(23,115)	—
Elimination of historical accumulated deficit of RAAC	—	—	—	—	—	—	—	(1,652)	1,652
Elimination of historical par amounts for Class A, Class B	—	—	—	—	—	—	—	—	—
Elimination of historical stock of Berkshire Grey	—	—	—	(3)	—	—	(223,442)	223,445	—
Post-Business Combination	217,688	—	5,750	$20	$—	$1	$—	$411,471	$(151,704)

(E)    Reflects payment of Berkshire Grey related transaction expenses.

(F)    Share-based compensation liability reflects restricted stock awards issued to an executive officer, who purchased the awards using the proceeds received from the partial recourse secured promissory note issued by the Company. In conjunction with the Transactions, the promissory note will be settled through the repurchase of approximately 172,622 shares of vested common stock. The pro forma adjustments recorded assume the promissory note is settled via repurchase of shares at the time pro forma adjustment occurred.

(G)    Reflects conversion of preferred stock, payment of transaction expenses (see note 3(E) and settlement of promissory note (see note 3(F)).

(H)    Reflects closing of PIPE less related transaction expenses (see uses and sources of funds in note 3(A) for additional details).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(I)     In conjunction with the Transactions, a partial recourse promissory note issued to an executive officer, the proceeds of which were used to purchase restricted stock awards, was settled through the repurchase of approximately 172,622 shares of vested common stock. This adjustment reflects a corresponding reduction in stock-based compensation expense of approximately $0.3 million as a result of fewer outstanding shares associated with the stock award. The adjustment assumes the promissory note is settled via repurchase of at the time pro forma adjustment occurred.

(J)     Reflects the reclassification of transaction costs, compensation expense and formation and operational costs incurred by RAAC of approximately $1.0 million to General and Administrative expenses on the condensed combined statements of operations.

(K)    Reflects the elimination of interest income earned on marketable securities held in the RAAC trust account.

(L)    Reflects the elimination of unrealized loss on marketable securities held in the RAAC trust account.

4.     Loss Per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2020. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2020:

(in thousands, except per share amounts)	No Redemptions	Maximum Redemptions
Pro forma net loss	$(58,951)	$(58,951)
Pro forma weighted average shares outstanding-basic and diluted	248,464	225,723
Pro forma net loss per share-basic and diluted	$(0.24)	$(0.26)

Pro forma weighted average shares outstanding-basic and diluted

RAAC public stockholders	28,750	6,009
RAAC Sponsor	9,583	9,583
Total RAAC	38,333	15,592
Berkshire Grey(a)	193,631	193,631
PIPE Shares	16,500	16,500
Pro forma weighted average shares outstanding-basic and diluted(b)	248,464	225,723

____________

(a)      Excludes approximately 31.4 million Berkshire Grey consideration shares that will be issued upon the occurrence of future events (i.e., exercise of stock options). Total consideration to be issued to Berkshire Grey is $2.25 billion or 225 million shares ($10 per share price). The total shares to be issued includes all issued and outstanding Berkshire Grey common and preferred stock plus shares underlying unvested stock options. Accordingly, the weighted average pro forma shares outstanding at close has been adjusted to exclude the portion of consideration shares that will be unvested, unissued, and/or unexercised at the closing of the Business Combination.

(b)      For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all Berkshire Grey stock options are exchanged for Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Shares underlying these instruments include approximately 31.4 million Berkshire consideration shares for unvested, unissued, and/or unexercised stock options.

RAAC SPECIAL MEETING OF STOCKHOLDERS

General

RAAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the RAAC Board for use at the RAAC Special Meeting. This proxy statement/prospectus provides the RAAC Stockholders with information they need to know to be able to vote or direct their vote to be cast at the RAAC Special Meeting.

Date, Time and Place

The RAAC Special Meeting will be held on             , 2021, at              a.m. Eastern Time. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of RAAC Stockholders, management and the community, the RAAC Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the RAAC Special Meeting by visiting https://www.cstproxy.com/revolutionaac/sm2021 and entering your control number as further explained elsewhere in this proxy statement/prospectus. RAAC recommends that you log in at least 15 minutes before the RAAC Special Meeting to ensure you are logged in when the RAAC Special Meeting starts. On or about             , 2021, RAAC commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the RAAC Special Meeting.

Purpose of RAAC Special Meeting

RAAC Stockholders are being asked to vote on the following proposals:

•        the Business Combination Proposal;

•        the Nasdaq Proposal

•        the Charter Proposal;

•        the Advisory Charter Proposals;

•        the Existing Director Election Proposal;

•        the Business Combination Director Election Proposal;

•        the Incentive Plan Proposal; and

•        the Adjournment Proposal.

Recommendation of the RAAC Board of Directors

The RAAC Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of RAAC and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the RAAC Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The RAAC Board unanimously recommends that the RAAC Stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Existing Director Election Proposal, “FOR” the Business Combination Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the RAAC Special Meeting if you owned shares of RAAC Common Stock at the close of business on             , 2021, which is the record date for the RAAC Special Meeting. You are entitled to one vote for each share of RAAC Common Stock that you owned as of the close of business on the RAAC record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 38,333,333 shares of RAAC Common Stock outstanding, of which

28,750,000 are shares of RAAC Class A Common Stock, 3,833,333 are shares of RAAC Class B Common Stock and 5,750,000 are shares of RAAC Class C Common Stock. In addition, 9,583,333 shares of RAAC Class A Common Stock are issuable pursuant to RAAC Public Warrants and 5,166,667 shares of RAAC Class A Common Stock are shares issuable pursuant to RAAC Private Warrants.

Vote of the Sponsor and RAAC’s Directors and Officers

RAAC has entered into an agreement with the Sponsor, RAAC’s officers and directors and other holders of founder shares and alignment shares pursuant to which such Insiders have agreed to vote any shares of RAAC Common Stock they hold in favor of the Business Combination Proposal and other proposals. Furthermore, the Insiders agreed to waive all anti-dilution and redemption rights with respect to their founder shares and alignment shares. See “Other Agreements — Sponsor Support Aga vote agreement.”

Quorum and Required Vote for Proposals for the RAAC Special Meeting

A quorum of RAAC Stockholders is necessary to hold a valid meeting. A quorum will be present at the RAAC Special Meeting if a majority of the issued and outstanding RAAC Common Stock entitled to vote as of the RAAC record date at the RAAC Special Meeting is represented in person or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the founder shares and alignment shares, who currently own 25% of the issued and outstanding shares of RAAC Common Stock, will count towards this quorum. As of the RAAC record date for the RAAC Special Meeting, 19,166,667 shares of RAAC Common Stock would be required to achieve a quorum.

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Advisory Charter Proposals and the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Approval of the Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of RAAC Common Stock, voting together as a single class. Approval of each of the Existing Director Election Proposal and the Business Combination Director Election Proposal requires the affirmative vote of holders of a plurality of the votes cast by holders of RAAC Class B Common Stock and RAAC Class C Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. If you do not vote or do not instruct your bank, broker or other nominee how to vote with respect to the Charter Proposal, it will have the same effect as a vote “AGAINST” such proposal. Because approval of each of the other proposals only requires a majority or plurality of the votes cast, as the case may be, assuming a quorum is established at the RAAC Special Meeting, if you do not vote or do not instruct your bank, broker or other nominee how to vote, it will have no effect on each of these other proposals because such action would not count as a vote cast at the RAAC Special Meeting. The RAAC Board has already approved the proposals and recommends the stockholders vote “FOR” each of the proposals. The Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Existing Director Election Proposal, the Business Combination Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal are collectively referred to herein as the “proposals”.

The Business Combination is conditioned upon the approval of each of the Conditioned Proposals. Failure to receive approval of any of the Conditioned Proposals provides each of RAAC and the Berkshire Grey with a right to terminate the Merger Agreement. If our stockholders do not approve each of the Conditioned Proposals, the Business Combination may not be consummated. If the Business Combination Proposal is not approved, each of the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

It is important for you to note that in the event that any of the Conditioned Proposals do not receive the requisite vote for approval, then the Business Combination may not be consummated. If RAAC does not consummate the Business Combination and fails to complete an initial business combination by December 10, 2022, RAAC will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public stockholders.

Recommendation of the RAAC Board of Directors

The RAAC Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, RAAC and its stockholders. Accordingly, the RAAC Board unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal and each of the other proposals hereby.

In considering the recommendation of the RAAC Board to vote in favor of approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, each of the Advisory Charter Proposals, the Existing Director Election Proposal, the Business Combination Director Election Proposal and the Incentive Plan Proposal, stockholders should keep in mind that certain members of the board of directors and executive officers of RAAC and the Sponsor have interests in such proposals that are different from, or in addition to, those of RAAC Stockholders generally. These interests include, among other things:

•        If the Business Combination or another initial business combination is not consummated by December 10, 2022 or such extended period of time as a result of a stockholder vote to amend the RAAC A&R Charter, RAAC will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of RAAC Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding shares of RAAC Class A Common Stock, which redemption will completely extinguish RAAC Public Stockholders’ rights as RAAC Stockholders (including the right to receive further liquidating distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining RAAC Stockholders and the RAAC Board, liquidate and dissolve, subject in each case to RAAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to RAAC Public Warrants or RAAC Private Warrants, which will all expire worthless if RAAC fails to complete its initial business combination within the allotted time period. In addition, in such event, the 3,833,333 shares of RAAC Class B Common Stock and the 5,750,000 shares of RAAC Class C Common Stock held by the Sponsor, an advisor of the Sponsor and the directors and officers of RAAC, which were acquired for an aggregate purchase price of $25,000 prior to RAAC’s IPO, would be worthless because such holders have waived their rights to liquidating distributions from the Trust Account with respect to such shares. While such shares are subject to certain transfer restrictions and, in the case of shares of RAAC Class C Common Stock, cancelation triggers that shares of RAAC Class A Common Stock are not, based upon the closing price of $             per share of the RAAC Class A Common Stock on Nasdaq on             , 2021, such shares of RAAC Class B Common Stock and RAAC Class C Common Stock had an aggregate market value of $            .

•        The Sponsor purchased 5,166,667 RAAC Private Warrants for an aggregate purchase price of $7,750,000 in connection with RAAC’s IPO. As described in the preceding paragraph, the RAAC Private Warrants, along with the RAAC Public Warrants, will all expire worthless if RAAC fails to complete its initial business combination within the allotted time period. While such RAAC Private Warrants are subject to certain transfer restrictions that the RAAC Public Warrants are not, based upon the closing price of              per warrant of the RAAC Public Warrants on Nasdaq on             , 2021, such shares of RAAC Class B Common Stock and RAAC Class C Common Stock had an aggregate market value of $            .

•        The Sponsor will be liable to RAAC if and to the extent any claims by a third party (other than claims by RAAC’s independent registered public accounting firm) for services rendered or products sold to RAAC, or a prospective target business with which RAAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per outstanding share of RAAC Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the assets in the Trust Account, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of RAAC’s IPO against certain liabilities, including liabilities under the Securities Act.

•        Mr. Delaney will remain a member of the board of directors of New Berkshire Grey after the closing of the Business Combination for a term that expires in 2024. As such, in the future, unless and until he is replaced, Mr. Delaney will receive any cash fees, stock options or stock awards that the New Berkshire Grey Board determines to pay for his service.

•        The Sponsor and RAAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RAAC’s behalf, such as identifying potential target businesses for RAAC’s initial business combination and performing due diligence on suitable business combinations. However, if RAAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, RAAC may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed by December 10, 2022 or such extended period of time as a result of a stockholder vote to amend the RAAC A&R Charter.

•        The holders of shares of RAAC Class B Common Stock, shares of RAAC Class C Common Stock and RAAC Private Warrants and the PIPE Investors are entitled to customary registration rights.

•        RAAC’s current officers and directors will receive continued indemnification and liability insurance after the merger.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Proposal only. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Charter Proposal only.

Voting Your Shares

Each share of RAAC Common Stock that you own in your name entitles you to one vote on each of the proposals for the RAAC Special Meeting. Your one or more proxy cards show the number of shares of RAAC Common Stock that you own. There are several ways to have your shares of RAAC Common Stock voted:

•        You can submit a proxy to vote your shares by completing, the signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the RAAC Special Meeting. If you submit a proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of RAAC Common Stock will be voted in favor of each of the proposals. The RAAC Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Existing Director Election Proposal, “FOR” the Business Combination Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

•        You can attend the RAAC Special Meeting and vote online. You will be given a ballot when you arrive. However, if your shares of RAAC Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way RAAC can be sure that the broker, bank or nominee has not already voted your shares of RAAC Common Stock.

•        You can attend the RAAC Special Meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of RAAC Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of RAAC Common Stock.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify RAAC’s secretary in writing before the RAAC Special Meeting that you have revoked your proxy; or

•        you may attend the RAAC Special Meeting, revoke your proxy, and vote online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters May be Presented at the RAAC Special Meeting

The RAAC Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Existing Director Election Proposal, the Business Combination Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary). Under the RAAC Bylaws, no other matters may be considered at the RAAC Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the RAAC Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of RAAC Common Stock, you may call Innisfree, RAAC’s proxy solicitor, at (877) 717-3930 (toll-free for stockholders) or (212) 750-5833 (for banks and brokers).

Redemption Rights

Each public stockholder may elect to redeem their public shares regardless of whether they vote for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus and whether they held RAAC Common Stock as of the RAAC record date or acquired them after the RAAC record date. Any stockholder holding public shares may demand that RAAC redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $         per share as of             , 2021, the RAAC record date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the merger with the Berkshire Grey is consummated, RAAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account, and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group”, will not be redeemed for cash.

Holders of the founder shares or alignment shares will not have redemption rights with respect to such shares.

RAAC Stockholders are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. Holders may demand redemption by submitting a request in writing and delivering their stock, either physically or electronically using the DWAC system, to RAAC’s transfer agent prior to the vote at the RAAC Special Meeting. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80, and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated. In the event the proposed merger is not consummated, this may result in an additional cost to stockholders for the return of their shares.

RAAC’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York, NY 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then the RAAC Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, RAAC will promptly return any shares delivered by public stockholders. If RAAC would be left with less than $5,000,001 of net tangible assets as a result of the holders of public shares properly demanding redemption of their shares for cash, RAAC will not be able to consummate the merger. Additionally, the Berkshire Grey will not be required to consummate the Business Combination if the amount in the Trust Account, plus the proceeds from the PIPE Investment, plus all other cash and cash equivalents of RAAC (after deducting the cash amounts required to satisfy the RAAC Stockholder redemptions, payment of any deferred underwriting commissions being held in the Trust Account and transaction costs of RAAC and its affiliates) does not equal or exceed $200.0 million.

The closing price of RAAC Class A Common Stock on             , 2021, the RAAC record date, was $          . The cash held in the Trust Account on such date was approximately $             million ($10.00 per public share). Prior to exercising redemption rights, stockholders should verify the market price of RAAC Common Stock, as they may receive higher proceeds from the sale of their RAAC Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. RAAC cannot assure its stockholders that they will be able to sell their shares of RAAC Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of RAAC Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to RAAC’s transfer agent prior to the vote at the RAAC Special Meeting, and the Business Combination is consummated.

Whether the redemption is subject to U.S. federal income tax depends on the particular facts and circumstances. Please see the section titled “Proposal No. 1 — The Business Combination Proposal — United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights” beginning on page 79. We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Appraisal Rights

Appraisal rights are not available to holders of shares of RAAC Common Stock, the RAAC Public Warrants or the RAAC Private Warrants in connection with the merger.

Proxy Solicitation Costs

RAAC is soliciting proxies on behalf of the RAAC Board. This solicitation is being made by mail but also may be made by telephone or in person. RAAC and its directors and officers may also solicit proxies in person. RAAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. RAAC will bear the cost of the solicitation.

RAAC has hired Innisfree to assist in the proxy solicitation process. RAAC has agreed to pay Innisfree a fee of $18,500, plus disbursements.

RAAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. RAAC will reimburse them for their reasonable expenses.

The Sponsor and the Insiders

As of             , 2021, the RAAC record date, the Sponsor and the Insiders collectively owned of record and were entitled to vote an aggregate of 3,833,333 founder shares and 5,750,000 alignment shares that were, in each case, issued prior to RAAC’s IPO. Such shares currently constitute 25% of the outstanding shares of RAAC Common Stock. The holders of these securities have agreed to vote the founder shares, the alignment shares and any shares of RAAC Common Stock acquired in the secondary market in favor of each of the proposals being presented at the RAAC Special Meeting. The founder shares and alignment shares have no right to participate in any redemption distribution and will be worthless if RAAC does not complete a business combination by December 10, 2022 or such extended period of time as a result of a stockholder vote to amend the RAAC A&R Charter.

Upon consummation of the merger, under the Sponsor Support Agreement, the founder shares (and the shares of RAAC Class A Common Stock issuable upon conversion thereof), the alignment shares and the shares of RAAC Common Stock issuable upon exercise of RAAC Private Warrants will be subject to certain lock-up restrictions. See “Other Agreements — Sponsor Support Agreement” beginning on page 197 of this proxy statement/prospectus.

Proposal No. 1 — The Business Combination Proposal

Overview

Holders of RAAC Common Stock are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the merger. RAAC Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections titled “The Business Combination” and “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the Merger and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

RAAC may consummate the merger only if it is approved by the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting, assuming a quorum is present.

United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a discussion of U.S. federal income tax considerations for holders of our shares of RAAC Class A Common Stock that elect to have their RAAC Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to RAAC Class A Common Stock that is held as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        banks and financial institutions;

•        insurance companies;

•        brokers and dealers in securities, currencies or commodities;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of RAAC Class A Common Stock;

•        regulated investment companies and real estate investment trusts;

•        governmental organizations and qualified foreign pension funds;

•        persons holding RAAC Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships or other pass-through entities for U.S. federal income tax purposes (and investors in such entities);

•        certain former citizens or long-term residents of the United States;

•        controlled foreign corporations and passive foreign investment companies; and

•        tax-exempt entities.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of RAAC Class A Common Stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partners in partnerships holding shares of RAAC Class A Common Stock should consult their tax advisors.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. No assurance can be given that the

U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of RAAC Class A Common Stock

In the event that a holder’s shares of RAAC Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “RAAC Special Meeting of Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of RAAC Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of RAAC Class A Common Stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of RAAC Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of RAAC Class A Common Stock.” If the redemption does not qualify as a sale of shares of RAAC Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. holders — Taxation of Distributions.”

Whether a redemption of shares of RAAC Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of RAAC Class A Common Stock will generally be treated as a sale of RAAC Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include RAAC Class A Common Stock which could be acquired pursuant to the exercise of the warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of RAAC Class A Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of RAAC Class A Common Stock and the RAAC Class A Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of RAAC Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of RAAC Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section entitled “U.S. holders — Taxation of Distributions,” and the tax effects to such Non-U.S. holder will be as described below under the section entitled “Non-U.S. holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed RAAC Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

A holder should consult its tax advisors as to the tax consequences of a redemption.

U.S. holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of RAAC Class A Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions.    If our redemption of a U.S. holder’s shares of RAAC Class A Common Stock is treated as a distribution, as discussed above under the section entitled “Redemption of RAAC Class A Common Stock,” such distributions will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our RAAC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the RAAC Class A Common Stock and will be treated as described below under the section entitled “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of RAAC Class A Common Stock.”

Dividends received by a U.S. holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate applicable to long-term capital gains. It is unclear whether the redemption rights with respect to the RAAC Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of RAAC Class A Common Stock.    If our redemption of a U.S. holder’s shares of RAAC Class A Common Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of RAAC Class A Common Stock,” a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of RAAC Class A Common Stock redeemed. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for the RAAC Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the RAAC Class A Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of RAAC Class A Common Stock (shares of RAAC Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its RAAC Class A Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its RAAC Class A Common Stock will generally equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of RAAC Class A Common Stock treated as a return of capital.

Non-U.S. Holders.    This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our RAAC Class A Common Stock who or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption.

Taxation of Distributions.    If our redemption of a Non-U.S. holder’s shares of RAAC Class A Common Stock is treated as distribution, as discussed above under the section entitled “Redemption of RAAC Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our RAAC Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the RAAC Class A Common Stock, which will be treated as described below under the section entitled “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of RAAC Class A Common Stock.”

The withholding tax described above does not apply to a dividend paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that such dividend is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividend will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving an effectively connected dividend may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of RAAC Class A Common Stock.    If our redemption of a Non-U.S. holder’s shares of RAAC Class A Common Stock is treated as a sale or other taxable disposition as discussed above under the section entitled “Redemption of RAAC Class A Common Stock,” subject to the discussions of FATCA below, a Non-U.S. holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our RAAC Class A Common Stock, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our RAAC Class A Common Stock, and, in the case where shares of our RAAC Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our RAAC Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our RAAC Class A Common Stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. In the event the Non-U.S. holder is a corporation for U.S. federal income tax purposes, such gain may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other taxable disposition of shares of our RAAC Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless our RAAC Class A Common Stock is regularly traded on an established securities market, a buyer of our RAAC Class A Common Stock (we would be treated as a buyer with respect to a redemption of RAAC Class A Common Stock) may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. There can be no assurance that our RAAC Class A Common Stock will be treated as regularly traded on an established securities market. We believe that we are not and have not been at any time since our formation a United States real property holding company and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s RAAC Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

FATCA Withholding Taxes.    Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on our RAAC Class A Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of RAAC Class A Common Stock.

Vote Required for Approval

The Business Combination Proposal is conditioned upon the approval of the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal. If such proposals are not approved, the Business Combination will have no effect, even if approved by our stockholders.

The approval of the Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the merger) requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal.

The Sponsor and RAAC’s officers and directors and the other holder of RAAC Class B Common Stock and Class C Common Stock have agreed to vote in favor of the Business Combination Proposal. See “Other Agreements — Sponsor Support Agreement” beginning on page 197 of this proxy statement/prospectus.

Recommendation of the RAAC Board

THE RAAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of RAAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RAAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See “The Business Combination — Interests of RAAC Directors and Officers and the Sponsor in the Business Combination” beginning on page 176 of this proxy statement/prospectus.

Proposal No. 2 — THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, holders of RAAC Common Stock are being asked to approve, for purposes of complying with applicable listing rules of Nasdaq, in connection with the Business Combination and subject to customary terms and conditions, including the consummation of the Business Combination, the issuance:

•        to the stockholders of Berkshire Grey, pursuant to the Merger Agreement, of 225,000,000 shares of RAAC Class A Common Stock (including in respect of shares issuable pursuant to options and restricted shares that may be assumed by RAAC) upon the consummation of the Business Combination; and

•        to the PIPE Investors of 16,500,000 shares of RAAC Class A Common Stock, which will be consummated in connection with and prior to the closing of the Business Combination.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal”, as well as the annexes to this proxy statement/prospectus.

Why RAAC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock), or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the Nasdaq Proposal is also a condition to the closing under the Merger Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue 225,000,000 shares of RAAC Class A Common Stock to the stockholders of Berkshire Grey upon the consummation of the Business Combination. We will also issue 16,500,000 shares of RAAC Class A Common Stock to the PIPE Investors upon the consummation of the PIPE Investment.

The issuance of the shares of RAAC Class A Common Stock described above would result in significant dilution to RAAC Stockholders and result in RAAC Stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of RAAC.

Vote Required for Approval

The Nasdaq Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposal and the Incentive Plan Proposal. If such proposals are not approved, the Nasdaq Proposal will have no effect, even if approved by our stockholders.

Approval of the Nasdaq Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have no effect on the Nasdaq Proposal.

Recommendation of the RAAC Board

THE RAAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of RAAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RAAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See “Business Combination — Interests of RAAC Directors and Officers and the Sponsor in the Business Combination” beginning on page 176 of this proxy statement/prospectus.

Proposal No. 3 — THE CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the Nasdaq Proposal are approved, holders of RAAC Common Stock are being asked to approve and adopt the New Berkshire Grey Charter which, if the approvals are obtained and the Business Combination is consummated, RAAC will amend and restate the RAAC A&R Charter with the New Berkshire Grey Charter under the DGCL as described below.

Comparison of RAAC A&R Charter to New Berkshire Grey Charter

The following is a summary of the key changes effected by the New Berkshire Grey Charter relative to the RAAC A&R Charter. This summary is qualified in its entirety by reference to the full text of the New Berkshire Grey Charter.

•        change RAAC’s name to “Berkshire Grey, Inc.”;

•        to make New Berkshire Grey’s corporate existence perpetual as opposed to RAAC’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering if it does not complete an initial business combination;

•        remove various provisions applicable only to special purpose acquisition companies, including removal of provisions relating to the redemption rights of holders of RAAC Class A Common Stock, removal of provisions relating to the Trust Account and removal provisions relating to initial business combination requirements;

•        increase the total number of authorized shares of capital stock, par value $0.0001 per share, from 101,000,000 shares, consisting of 100,000,000 shares of common stock, including 75,000,000 shares of Class A Common Stock, 10,000,000 shares of RAAC Class B Common Stock and 15,000,000 shares of RAAC Class C Common Stock, and 1,000,000 shares of preferred stock, to 410,000,000 shares, consisting of 400,000,000 shares of common stock, including 385,000,000 shares of Class A common stock, no shares of Class B common stock and 15,000,000 shares of Class C common stock, and 10,000,000 shares of preferred stock;

•        classify the board of directors so that there shall be three classes of directors serving staggered terms, with the terms of Class I, Class II and Class III directors expiring at the annual meeting of stockholders to be held in 2022, 2023 and 2024, respectively, and each term expiring three years thereafter, in each case;

•        removal of the ability of stockholders to act by written consent in lieu of a meeting;

•        provide that certain amendments to provisions of the New Berkshire Grey Charter will require the approval of at least two-thirds of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment, including amendments to the provision relating to the inability of stockholders to act by written consent, the procedure for calling a special stockholder meeting, the classified nature of the board of directors and the limitation of liability to directors;

•        provide that certain amendments to New Berkshire Grey’s bylaws will require the approval of at least two-thirds of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment, provided that if the board of directors of New Berkshire Grey recommends such approval, such amendment will only require the approval of at least a majority of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment;

•        provide that New Berkshire Grey shall not be governed by Section 203 of the DGCL; and

•        removal of the provision naming the Court of Chancery of the State of Delaware as the sole and exclusive forum for any derivative action or proceeding brought on behalf of RAAC, any action asserting a claim of breach of a fiduciary duty owed by a director, officer, employee or agent of RAAC or the aiding and abetting of such alleged breach, any action asserting a claim against RAAC or its directors, officers or employees pursuant to any provision of the DGCL or of the RAAC A&R Charter and any action asserting a claim against RAAC or its directors, officer or employees governed by the internal affairs doctrine.

The New Berkshire Grey Charter differs in material respects from the RAAC A&R Charter and we urge stockholders to carefully consult the information set out in the section “Proposal No. 3 — The Charter Proposal” and “Proposal No. 4 — The Advisory Charter Proposals” and the full text of the New Berkshire Grey Charter, attached to this proxy statement/prospectus as Annex H.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. For a discussion of the reasons for the approval of certain provisions in the New Berkshire Grey Charter, see “The Advisory Charter Proposals — Reasons for the Approval of the Advisory Charter Proposals” below.

Vote Required for Approval

The Charter Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal. If such proposals are not approved, the Charter Proposal will have no effect, even if approved by our stockholders.

Approval of the Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of RAAC Common Stock, voting together as a single class. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” such proposal.

Recommendation of the RAAC Board

THE RAAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of RAAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RAAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See “Business Combination — Interests of RAAC Directors and Officers and the Sponsor in the Business Combination” beginning on page 176 of this proxy statement/prospectus.

Proposal No. 4 — THE ADVISORY CHARTER PROPOSALS

Assuming the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are approved, holders of RAAC Common Stock are being asked to vote upon, on a non-binding advisory basis, seven separate proposals to approve certain governance provisions contained in the New Berkshire Grey Charter (a copy of which is included in this proxy statement/prospectus as Annex H). This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal but, pursuant to SEC guidance, RAAC is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on RAAC or the RAAC Board (separate and apart from the approval of the Charter Proposal). In the judgment of the RAAC Board, these provisions are necessary to adequately address the needs of New Berkshire Grey. The following are the Advisory Charter Proposals presented:

•        Advisory Charter Proposal A — to approve an increase of the total number of authorized shares of capital stock of RAAC, par value $0.0001 per share, from 101,000,000 shares, consisting of 100,000,000 shares of common stock, including 75,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 15,000,000 shares of Class C common stock, and 1,000,000 shares of preferred stock, to 410,000,000 shares, consisting of 400,000,000 shares of common stock, including 385,000,000 shares of Class A common stock, no shares of Class B common stock and 15,000,000 shares of Class C common stock, and 10,000,000 shares of preferred stock;

•        Advisory Charter Proposal B — to approve the classification of the board of directors of New Berkshire Grey into three classes, designated as Class I, Class II and Class III, with the initial term of the Class I, Class II and Class III directors expiring at the annual meeting of stockholders to be held in 2022, 2023 and 2024, respectively, and each term expiring three years thereafter, in each case;

•        Advisory Charter Proposal C — to authorize the removal of the ability of New Berkshire Grey stockholders to take action by written consent in lieu of a meeting;

•        Advisory Charter Proposal D — to approve that certain amendments to provisions of the New Berkshire Grey Charter would require the approval of at least two-thirds of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment, including amendments to provisions relating to the inability of stockholders to act by written consent, the procedure for calling a special stockholder meeting, the classified nature of the board of directors and limitation of liability to directors;

•        Advisory Charter Proposal E — to approve that certain amendments to provisions of the Proposed Bylaws would require the approval of at least two-thirds of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment to the Proposed Bylaws, provided that if the board of directors of New Berkshire Grey recommends such approval, such amendment will only require the approval of at least a majority of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment;

•        Advisory Charter Proposal F — to provide that New Berkshire Grey will not be governed by Section 203 of the DGCL; and

•        Advisory Charter Proposal G — to amend and restate the RAAC A&R Charter to authorize all other changes in connection with the replacement of RAAC A&R Charter with the New Berkshire Grey Charter, including (i) changing the RAAC’s corporate name from “Revolution Acceleration Acquisition Corp” to “Berkshire Grey, Inc.”, (ii) making New Berkshire Grey’s corporate existence perpetual, (iii) removal of the provision naming the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder litigation (though the Proposed Bylaws will set forth such a provision), and (v) removing various provisions applicable only to special purpose acquisition companies will no longer be applicable upon consummation of the merger, all of which the RAAC Board believes is necessary to adequately address the needs of New Berkshire Grey after the Business Combination.

Reasons for the Amendments

Common Stock

The primary purpose of this proposal is to authorize additional shares of RAAC Common Stock, which will be used to issue shares pursuant to the Merger Agreement, in connection with the PIPE Investment, under the Incentive Equity Plan, and for general corporate purposes. The RAAC Board believes that it is important for New Berkshire Grey to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). Notwithstanding the foregoing, authorized but unissued shares of Common Stock may enable New Berkshire Grey’s board of directors to render it more difficult or to discourage an attempt to obtain control of New Berkshire Grey and thereby protect continuity of or entrench its management, which may adversely affect the market price of shares of New Berkshire Grey Common Stock. If, in the due exercise of its fiduciary obligations, for example, the New Berkshire Grey Board were to determine that a takeover proposal was not in the best interests of New Berkshire Grey, such shares could be issued by the New Berkshire Grey Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Berkshire Grey to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Berkshire Grey currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Classified Board

Under the RAAC A&R Charter, the RAAC Board has no classes. This amendment provides that New Berkshire Grey Board will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. A classified board will moderate the pace of change in the New Berkshire Grey Board by extending the time required to elect a majority of directors from one to two annual meetings of the stockholders, and it may also have the effect of preventing shareholders from realizing an opportunity to sell their shares at higher than market prices by deterring unsolicited tender offers or other efforts to obtain control of New Berkshire Grey. Nonetheless, we believe that the classification of the New Berkshire Grey Board will enhance the likelihood of continuity and stability in the composition of the New Berkshire Grey Board, avoid costly takeover battles, reduce New Berkshire Grey’s vulnerability to a hostile change of control and enhance the ability of the New Berkshire Grey Board to maximize stockholder value in connection with any unsolicited offer to acquire the company.

Removal of Ability to Take Action by Written Consent

Under the New Berkshire Grey Charter and New Berkshire Grey Bylaws, New Berkshire Grey stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Berkshire Grey’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Berkshire Grey. Further, the RAAC Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the board of directors and management would need to devote to stockholder proposals, which time and effort could distract directors and management from other important company business. These provisions may delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which RAAC is aware to obtain control of New Berkshire Grey, and RAAC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the RAAC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New

Berkshire Grey. Inclusion of these provisions in the New Berkshire Grey Charter and Proposed Bylaws might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Charter Amendment

The principal purpose of this proposal to require the approval by affirmative vote of holders of at least two-thirds of the voting power of New Berkshire Grey’s then outstanding capital stock entitled to vote on certain amendments to the New Berkshire Grey Charter, including amendments to provisions relating to the inability of stockholders to act by written consent, the procedure for calling a special stockholder meeting, the classified nature of the board of directors and limitation of liability to director, is to protect key provisions of the New Berkshire Grey Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. These provisions will limit the ability of stockholders to amend the New Berkshire Grey Charter, which could restrict the ability of stockholders to participate in the corporate governance process of New Berkshire Grey.

Bylaw Amendment

The principal purpose of this proposal to require the approval by affirmative vote of holders of at least two-thirds of the voting power of New Berkshire Grey’s then outstanding capital stock entitled to vote on amendments to the Proposed Bylaws, provided that if the New Berkshire Grey Board recommends such amendment, such amendment will only require the approval of at least a majority of New Berkshire Grey’s then-outstanding shares of capital stock entitled to vote on such amendment, is to protect key provisions of the New Berkshire Grey Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions, unless the New Berkshire Grey Board provides its previous approval, that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. These provisions will limit the ability of stockholders to amend the New Berkshire Grey Bylaws, which could restrict the ability of stockholders to participate in the corporate governance process of New Berkshire Grey.

Section 203

The New Berkshire Grey Charter explicitly “opts out” of Section 203 of the DGCL. Opting out of Section 203 of the DGCL allows New Berkshire Grey to establish its own rules governing business combinations with interested parties.

Additional Changes

Corporate Name

The RAAC Board believes that changing the corporate name from “Revolution Acceleration Acquisition Corp” to “Berkshire Grey, Inc.” is desirable to reflect the merger with Berkshire Grey and to clearly identify New Berkshire Grey as the publicly traded entity.

Perpetual Existence

The RAAC Board believes that making New Berkshire Grey’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and the RAAC Board believes that it is the most appropriate period for New Berkshire Grey following the merger.

Exclusive Forum

While the New Berkshire Grey Charter will remove the provision naming the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder litigation, the Proposed Bylaws will adopt Delaware as the exclusive forum for certain stockholder litigation. This is intended to assist New Berkshire Grey in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The RAAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that New Berkshire Grey will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Berkshire Grey’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. Although we believe that these exclusive forum provisions benefits New Berkshire Grey by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, these provisions may have the effect of discouraging lawsuits against New Berkshire Grey’s directors and officers.

The Proposed Bylaws also adopt the United States District Court for the District of Massachusetts as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent. We have chosen the United States District Court for the District of Massachusetts as the exclusive forum for such Securities Act causes of action because Berkshire Grey’s principal executive offices are located in Massachusetts.

We note that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Bylaws will designate the United States District Court for the District of Massachusetts as the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision.

Provisions Related to Status as Special Purpose Acquisition Company

The elimination of certain provisions related to RAAC’s status as special purpose acquisition company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in our the RAAC Charter require that proceeds from RAAC’s IPO be held in the Trust Account until a business combination or liquidation of RAAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the New Berkshire Grey Charter.

Vote Required for Approval

No proposal is conditioned upon the approval of the Advisory Charter Proposals.

The approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have no effect on the Advisory Charter Proposals.

THE RAAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of RAAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RAAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See “Business Combination — Interests of RAAC Directors and Officers and the Sponsor in the Business Combination” beginning on page 176 of this proxy statement/prospectus.

PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

Overview

Assuming the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are approved, holders of RAAC Common Stock are being asked to approve the Incentive Plan Proposals. The RAAC Board adopted the 2021 Plan on             , 2021, subject to stockholder approval at the RAAC Special Meeting. If the 2021 Plan is approved by our stockholders, the 2021 Plan will become effective on the date of closing of the Business Combination. If the 2021 Plan is not approved by our stockholders, it will not become effective and no stock awards will be granted thereunder. The 2021 Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2021 Plan, the form of such Incentive Equity Plan which is attached to this proxy statement/prospectus as Annex G.

The 2021 Plan is intended to replace the Amended and Restated 2013 Stock Option and Purchase Plan of Berkshire Grey, Inc. (the “2013 Plan”). The New Berkshire Grey Board will terminate the 2013 Plan, effective as of and contingent upon the Closing. Following the Closing, no additional stock awards will be granted under the 2013 Plan, although all outstanding stock awards granted under the 2013 Plan immediately prior to the Closing will be assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2013 Plan.

Reasons to Approve the 2021 Plan

The purpose of the 2021 Plan is to encourage and enable officers, employees, non-employee directors and consultants of New Berkshire Grey, upon whose judgment, initiative and efforts New Berkshire Grey depends for the successful conduct of the business, to acquire a proprietary interest in New Berkshire Grey. We consider equity compensation to be a vital element of our compensation program and believe that the ability to grant stock awards at competitive levels is in the best interest of us and our stockholders. Our board of directors believes the 2021 Plan is critical in enabling us to grant stock awards as an incentive and retention tool as we continue to compete for talent.

Approval of the 2021 Plan by our stockholders is required, among other things, to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan.

Description of the 2021 Plan

Set forth below is a summary of the material features of the 2021 Plan. The 2021 Plan is set forth in its entirety as Annex G to this proxy statement/prospectus, and all descriptions of the 2021 Plan contained in this Incentive Plan Proposal are qualified by reference to Annex G.

Purpose

The 2021 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business.

Types of Stock Awards

The 2021 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, unrestricted stock, restricted stock units (“RSUs”), dividend equivalent rights and cash-based awards (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2021 Plan, the maximum aggregate number of shares of Berkshire Grey Common Stock that may be issued under the 2021 Plan will be equal to approximately 5% of the total outstanding capital stock of New Berkshire Grey as of the date of the Closing on an as converted basis (the “Initial Limit”), plus any the number of shares of Berkshire Grey Common Stock which remain available for issuance under the 2013 Plan as of immediately prior to stockholder approval of the 2021 Plan. The shares may be authorized, but unissued, or reacquired Berkshire Grey Common Stock. Furthermore, subject to adjustments as set forth in the 2021 Plan, in no event will the maximum aggregate number of shares that may be issued under the 2021 Plan pursuant to incentive stock options exceed ten times the Initial Limit.

The number of shares available for issuance under the 2021 Plan will be increased on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the lesser of (i) five percent (5%) of the outstanding shares on the last day of the immediately preceding fiscal year and (ii) such lower number of shares, as determined by the Plan Administrator.

Lapsed Awards

The shares underlying any awards under the 2021 Plan and the 2013 Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the 2021 Plan and, to the extent permissible, the shares of stock that may be issued as incentive stock options. Nonetheless, the following shares shall not be added to the shares authorized for grant under the 2021 Plan: (i) shares tendered or held back upon exercise of a stock option or settlement of a stock award to cover the exercise price or tax withholding, and (ii) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof. If New Berkshire Grey repurchases shares of stock on the open market, such shares shall not be added to the shares of stock available for issuance under the 2021 Plan. The shares available for issuance under the 2021 Plan may be authorized but unissued shares of stock or shares of stock reacquired by New Berkshire Grey.

Eligibility

Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2021 Plan. Incentive stock options may only be granted to employees. Following the closing of the Business Combination, New Berkshire Grey is expected to have approximately 300 employees, seven directors and one independent contractor who will be eligible to be granted awards under the 2021 Plan.

Administration

The 2021 Plan will be administered by our board of directors, the compensation committee or a similar committee performing the functions of the compensation committee, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). The Plan Administrator may, in its sole discretion, delegate to a committee consisting of one or more officers of New Berkshire Grey, including the chief executive officer, all or part of the Plan Administrator’s authority and duties with respect to granting stock awards to individuals who are (i) not subject Section 16 of the Exchange Act and (ii) not members of the delegated committee. Such delegation of authority shall include a limitation as to the amount of shares of stock underlying stock awards that may be granted during the period of such delegation and shall additionally contain guidelines as to the determination of the exercise price and vesting criteria, as applicable.

Subject to the terms of the 2021 Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the time or times to grant stock awards under the 2021 Plan; (ii) select the service providers to whom stock awards may be granted under the 2021 Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2021 Plan; (iv) approve forms of stock award agreements for use under the 2021 Plan; (v) determine and modify, from time to time, the terms and conditions, not inconsistent with the terms of the 2021 Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2021 Plan (subject to stockholder approval); (vii) construe and interpret the terms of the 2021 Plan and stock awards granted pursuant to the 2021 Plan; (viii) decide all disputes arising in connection with the 2021 Plan; (ix) prescribe, amend and rescind rules and regulations relating to the 2021 Plan; (x) modify or amend each stock award (subject to the terms of the 2021 Plan); (xi) supervise the administration of the 2021 Plan; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2021 Plan; (xiii) extend at any time the period in which stock options may be exercised (subject to the terms of the 2021 Plan); (xiv) accelerate at any time the exercisability or vesting of all or any portion of any stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2021 Plan.

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant (i) if such stock option is otherwise compliant with Section 409A of the Code, (ii) if the option recipient is not subject to U.S. income tax on the date of grant or (iii) pursuant to a corporate reorganization, liquidation, etc., described in, and in a manner consistent with, Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Plan Administrator will determine the acceptable form of consideration at the time of grant.

If a participant ceases to be a service provider other than for “Cause” (as defined in the stock award agreement), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability (as determined by the Plan Administrator), and three months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause and the participant will be prohibited from exercising his or her stock option from and after the date of such termination.

Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of New Berkshire Grey Common Stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of New Berkshire Grey Common Stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator.

Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of New Berkshire Grey Common Stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Plan Administrator in the form of cash or shares.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate.

During the period of restriction, participants holding restricted stock may exercise full voting rights with respect to such shares, provided, however, that the participant shall not receive any dividends otherwise payable with respect to such restricted stock during the period of restriction if such restrictions relate to the attainment of performance goals, which such dividends shall accrue and become payable upon the attainment of such performance goals.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.

Unrestricted Stock Awards

An unrestricted stock award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. The Plan Administrator will determine the number of shares to be awarded to the participant under an unrestricted stock award.

Outside Director Limitations

Stock awards granted during a single calendar year under the 2021 Plan or otherwise, taken together with any cash compensation paid during such calendar year will not exceed $750,000 in total value for any non-employee director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), provided, however that such limit shall be $1,000,000 in any non-employee director’s first year of service as a non-employee director.

Leaves of Absence/Transfer Between Locations

A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer if the employee’s right to reemployment is guaranteed by a statute, contract or by the policy pursuant to which the leave of absence was granted, or if the Plan Administrator otherwise so provides in writing or (ii) transfers between us and any of our affiliates.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, assigned, transferred, or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a nonstatutory stock option transferable, such stock option will contain such additional terms and conditions as the Plan Administrator deems appropriate provided, however, that in no event may any stock award be transferred for consideration.

Clawback/Recovery

Notwithstanding any provisions to the contrary under the 2021 Plan, a stock award granted under the 2021 Plan will be subject to any clawback policy as may be established and/or amended from time to time by us.

Adjustment

In the event of reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares of stock are increased or decreased or are exchanged for a different number or kind of shares or other of our securities, or additional shares or new or different shares or other securities of ours or other non-cash assets are distributed with respect to such shares of stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of New Berkshire Grey, the outstanding shares of stock are converted into or exchanged for securities of New Berkshire Grey or any successor entity (or a parent or subsidiary thereof), the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2021 Plan, the number, class, kind and price of securities covered by each outstanding stock award and/or the repurchase or exercise prices (as applicable) of such stock awards; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Internal Revenue Code (“Section 409A”).

Corporate Transaction

In the event of (i) a transfer of all or substantially all of our assets on a consolidated bases to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of our shares of stock to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of New Berkshire Grey’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of New Berkshire Grey or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from us, each outstanding stock award (vested or unvested) may be assumed, continued or substituted with stock awards of the successor entity, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the 2021 Plan and all stock awards shall terminate and upon such termination, except as otherwise provided in an applicable stock award agreement, all stock awards with time-based vesting conditions shall become fully vested, nonforfeitable and, if applicable, exercisable, as of the effective time of such corporate transaction. In addition, all stock awards with performance-based vesting restrictions may become vested and nonforfeitable in connection with such corporate transaction in the discretion of the Plan Administrator, or as otherwise provided in the applicable stock award agreement. In the event of such termination of the 2021 Plan, Berkshire Grey may provide for (i) the cancellation of such stock options and SARs in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock options and SARs as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid for the shares subject to the stock options or SARs; provided, that, if the exercise price or purchase price for such stock awards equals or exceeds the fair market value of the shares subject to such stock awards, then the stock awards may be terminated without payment or (ii) the opportunity for participants to exercise their stock options or SARs prior to the occurrence of the corporate transaction of any stock options or SARS not exercised prior thereto. In addition, New Berkshire Grey may, in its own discretion, make or provide for a payment, in cash or in kind, to the holders of other stock awards (other than stock options or SARs) in an amount equal to the fair market value of the shares subject to such stock awards multiplied by the number of vested shares of stock underlying such stock awards.

Amendment, Termination and Duration of the 2021 Plan

If approved by our stockholders, the 2021 Plan will continue in effect for a term of 10 years measured from the Effective Date (as defined in the 2021 Plan), unless terminated earlier under the terms of the 2021 Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2021 Plan.

U.S. Federal Tax Aspects

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price — the appreciation value — on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.

A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

A participant who receives RSUs will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Internal Revenue Code.

Prior to the delivery of any shares or cash pursuant to a stock award (or exercise thereof) or prior to any time the stock award or shares are subject to taxation or other tax-related items, we and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted or otherwise applicable with respect to such stock award.

The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or remitting to us proceeds from the immediate sale of shares otherwise to be delivered to the participant; provided that, any proceeds derived from a cashless exercise must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.

We will be entitled to a tax deduction in connection with a stock award under the 2021 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

The 2021 Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on stockholder approval of the 2021 Plan. All future awards to executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time. Because anticipated awards to certain of our executive officers to be granted as of the Closing of the Business Combination are not calculable as of the date of this prospectus, we have not included them in the table below.

Name and Position	Dollar Value ($)(2)	Number of Shares/Units
Thomas Wagner Chief Executive Officer	—	—
Steven Johnson President and Chief Operating Officer	—	—
Mark Fidler Chief Financial Officer	—	—
All current executive officers as a group	—	—
All current directors who are not executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group	—	—

Equity Compensation Plan Information

As of December 31, 2020, we did not maintain any equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	—

Vote Required for Approval

The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal. If such proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by our stockholders.

Approval of the Incentive Plan Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have no effect on the Incentive Plan Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that New Berkshire Grey’s adoption of the 2021 Stock Option and Incentive Plan for New Berkshire Grey, Inc. and any form award agreements thereunder, be approved, ratified and confirmed in all respects”.

Recommendation of RAAC’s Board of Directors

THE RAAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RAAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF INCENTIVE PLAN PROPOSAL.

Proposal No. 6 — THE EXISTING DIRECTOR ELECTION PROPOSAL

Overview

Holders of RAAC Class B Common Stock and RAAC Class C Common Stock are being asked to elect the members of the RAAC Board. The RAAC Special Meeting constitutes the 2021 annual meeting of the RAAC stockholders. Pursuant to the RAAC A&R Charter, each member of the RAAC Board is to serve a two-year term.

John K. Delaney, Stephen M. Case, Steven A. Museles, Phyllis R. Caldwell and Jason M. Fish are nominated for election at the RAAC Special Meeting, to hold office until the earlier of the closing of the Business Combination and the 2023 annual meeting of the RAAC Stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death.

If each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Plan Proposal and the Business Combination Director Election Proposal is approved, in connection with the closing of the Business Combination, each of our existing directors, including the directors elected pursuant to the Existing Director Election Proposal other than John K. Delaney, will resign from the RAAC Board, the New Berkshire Grey Charter will be adopted and the directors elected pursuant to the Business Combination Director Election Proposal will take office to serve pursuant to the terms of the New Berkshire Grey Charter. See the section entitled “Management After the Business Combination” of this proxy statement/prospectus for more information.

Information regarding each nominee is set forth in the section entitled “Management of RAAC” beginning on page 109 of this proxy statement/prospectus.

Vote Required for Approval

The Existing Director Election Proposal is not conditioned on any other proposal.

Approval of the Existing Director Election Proposal requires the affirmative vote of holders of a plurality of the votes cast by holders of RAAC Class B Common Stock and RAAC Class C Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the RAAC Board

THE RAAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE OF EXISTING DIRECTOR PROPOSALS.

The existence of financial and personal interests of RAAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RAAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See “Business Combination — Interests of RAAC Directors and Officers and the Sponsor in the Business Combination” beginning on page 176 of this proxy statement/prospectus.

Proposal No. 7 — THE BUSINESS COMBINATION DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are approved, holders of RAAC Class B Common Stock and RAAC Class C Common Stock are being asked to elect the members of the New Berkshire Grey Board. Pursuant to the New Berkshire Grey Charter, there shall be three classes of directors serving staggered terms, with the terms of Class I, Class II and Class III directors expiring at the annual meeting of stockholders to be held in 2022, 2023 and 2024, respectively, and each term expiring three years thereafter, in each case.

Pursuant to the Merger Agreement, the Board of Directors of New Berkshire Grey shall consist of seven directors, which shall initially include six directors to be mutually agreed by RAAC and Berkshire Grey and one director to be designated by RAAC.

For election at the RAAC Special Meeting,             ,              and              are nominated as Class I directors,              and              are nominated as Class II directors, and Thomas Wagner and John K. Delaney are nominated as Class III directors, in each case to hold office upon the closing of the Business Combination and until, in the case of the Class I directors, the 2022 annual meeting of the stockholders, in the case of the Class II directors, the 2023 annual meeting of the stockholders, and in the case of the Class III directors, the 2024 annual meeting of the stockholders, and, in each case, until their respective successors are duly elected and qualified or until their earlier resignation, removal or death.

Information regarding each nominee is set forth in the section entitled “Management of New Berkshire Grey After the Business Combination” beginning on page 159 of this proxy statement/prospectus.

Vote Required for Approval

The Business Combination Director Election Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal. If such proposals are not approved, the Business Combination Director Election Proposal will have no effect, even if approved by our stockholders. Such proposals are not conditioned upon the approval of the Business Combination Director Election Proposal.

Approval of the Business Combination Director Election Proposal requires the affirmative vote of holders of a plurality of the votes cast by holders of RAAC Class B Common Stock and RAAC Class C Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the RAAC Board

THE RAAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE OF BUSINESS COMBINATION DIRECTOR PROPOSALS.

The existence of financial and personal interests of RAAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of RAAC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See “The Business Combination — Interests of RAAC Directors and Officers and the Sponsor in the Business Combination” beginning on page 176 of this proxy statement/prospectus.

Proposal No. 8 — The Adjournment Proposal

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the RAAC Board to adjourn the RAAC Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to stockholders of RAAC in the event that, based on the tabulated votes, there are insufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal or the Business Combination Director Election Proposal, or if holders of RAAC Class A Common Stock have elected to redeem a number of shares of RAAC Class A Common Stock such that RAAC would have less than $5,000,001 of net tangible assets or the amount in the Trust Account, plus the proceeds from the PIPE Investment, plus all other cash and cash equivalents of RAAC (after deducting the cash amounts required to satisfy the RAAC Stockholder redemptions, payment of any deferred underwriting commissions being held in the Trust Account and transaction costs of RAAC and its affiliates) does not equal or exceed $200,000,000. In no event will the RAAC Board adjourn the RAAC Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the RAAC A&R Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the RAAC Stockholders, the RAAC Board may not be able to adjourn the RAAC Special Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the RAAC Special Meeting to approve one or more of the proposals presented at the special meeting.

Vote Required for Approval

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of RAAC Common Stock, voting together as a single class, attending virtually or represented by proxy at the RAAC Special Meeting. Failure to submit a proxy or to vote by attending the RAAC Special Meeting virtually, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.

Recommendation of RAAC’s Board of Directors

RAAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of Berkshire Grey’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Berkshire Grey and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See “The Business Combination — Interests of Certain Persons in the Business Combination” beginning on page 176 of this proxy statement/prospectus.

INFORMATION ABOUT RAAC

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to RAAC.

General

RAAC is a blank check company incorporated in the State of Delaware on September 10, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. While we may pursue our initial business combination target in any industry or geographic location (subject to certain limitations), we are focusing our search on target businesses in the financial services, healthcare, technology and consumer and media sectors in the United States. Prior to executing the Merger Agreement, RAAC’s efforts were limited to organizational activities, completion of RAAC’s IPO and the evaluation of possible business combinations.

Initial Public Offering and Private Placement

On September 15, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs of RAAC in consideration for 8,625,000 founder shares. On November 20, 2020, the Sponsor exchanged 4,791,667 founder shares, which were cancelled by RAAC, for 5,750,000 alignment shares. On November 20, 2020, the Sponsor transferred 16,000 founder shares and 24,000 alignment shares to each of Mr. Museles, Ms. Caldwell and Mr. Fish, RAAC’s independent directors, and 50,000 founder shares and 50,000 alignment shares to Andrew Wallace, who serves as an advisor to the Sponsor and provides it with services in connection with the sourcing and completion of an initial business combination. In addition, each of RAAC’s officers and directors owns an indirect interest in RAAC’s securities through indirect ownership of the Sponsor. Up to 500,000 founder shares and 750,000 alignment shares were subject to forfeiture by the Sponsor, depending on the extent to which the underwriter’s over-allotment option was exercised. The underwriter fully exercised its over-allotment option concurrently with the closing of RAAC’s and such founder shares and alignment shares are therefore no longer subject to forfeiture. The issuances of founder shares and alignment shares were made pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

On December 10, 2020, RAAC completed its IPO of 28,750,000 units, which included the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 units, at a price of $10.00 per unit, generating gross proceeds to RAAC of $287.5 million. Each RAAC Unit consists of one share of RAAC’s Class A Common Stock and one-third of one RAAC Public Warrant. Each whole RAAC Public Warrant entitles the holder thereof to purchase one share of RAAC Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of RAAC’s IPO, the Sponsor purchased an aggregate of 5,166,667 RAAC Private Warrants at a price of $1.50 per private placement warrant in a private placement, each entitling the holder thereof to purchase one share of RAAC Class A Common Stock at a price of $11.50 per share, generating gross proceeds of $7.75 million.

A total of $287,500,000, comprising proceeds from RAAC’s IPO and the sale of the RAAC Private Warrants, was placed in the Trust Account. Except with respect to interest earned on the funds held in the Trust Account that may be released to RAAC to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of: (1) the completion of RAAC’s initial business combination; (2) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the RAAC A&R Charter (A) to modify the substance or timing of the RAAC’s obligation to allow redemptions in connection with its initial business combination or to redeem 100% of the Public Shares if RAAC does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of all of the Public Shares if it is unable to complete its initial business combination within 24 months from the closing of the IPO, subject to applicable law.

Fair Market Value of Target Business

Nasdaq listing rules require that RAAC’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The RAAC Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Merger and Redemptions

RAAC is seeking stockholder approval of the Business Combination at the RAAC Special Meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). RAAC will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Conditioned Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), shall be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of RAAC. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares held by them, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of RAAC.

RAAC will complete the merger only if the holders of a majority of the votes cast by holders of shares of RAAC stock, voting together as a single class, present in person or represented by proxy at the RAAC Special Meeting vote in favor of the merger. A majority of the voting power of the issued and outstanding RAAC Common Stock entitled to vote at the RAAC Special Meeting must be present in person or represented by proxy at the RAAC Special Meeting to constitute a quorum and in order to conduct business at the RAAC Special Meeting. The holders of the founder shares and alignment shares, who currently own 25% of the issued and outstanding shares of RAAC Common Stock, will count towards this quorum. As of the RAAC record date for the RAAC Special Meeting, 19,166,667 shares of RAAC Common Stock would be required to achieve a quorum. If RAAC Stockholders fail to approve the Business Combination Proposal or any of the other Conditioned Proposals, the Business Combination may not be consummated.

Voting Restrictions in Connection with Stockholder Meeting

Pursuant to the terms of the Sponsor Support Agreement entered into with RAAC and Berkshire Grey, the Sponsor, the Insiders, including RAAC’s officers and directors, have agreed to vote the shares of RAAC Common Stock beneficially owned or held by such parties in favor of the Business Combination. See “Other Agreements — Sponsor Support Agreement” beginning on page 197 of this proxy statement/prospectus. Pursuant to the terms of the Sponsor Support Agreement, the Sponsor, the Insiders, including RAAC’s officers and directors, have also agreed to vote all of the shares of RAAC Common Stock beneficially owned or held by such parties in favor of the Business Combination and certain related matters, including, among other things, in favor of all of the proposals set forth in this proxy statement/prospectus. See “Other Agreements — Sponsor Support Agreement” beginning on page 197 of this proxy statement/prospectus. The Sponsor, the Insiders, including RAAC’s officers and directors, and their permitted transferees own at least 25% of its outstanding common stock (excluding warrants) entitled to vote thereon. The quorum and voting thresholds at the RAAC Special Meeting, the Sponsor Support Agreement may make it more likely that RAAC will consummate the Merger. In addition, pursuant to the terms of the Sponsor Support Agreement, the Sponsor, the Insiders, including RAAC’s officers and directors, have agreed to waive their redemption rights with respect to any the shares of RAAC Common Stock beneficially owned or held by such parties in connection with the completion of the Business Combination.

Liquidation if No Initial Business Combination

The Sponsor, the Insiders, including RAAC’s officers and directors, have agreed that it will have only twenty-four months from the closing of RAAC’s IPO to complete any initial business combination. If RAAC is unable to complete an initial business combination by December 10, 2022 or such extended period of time as a result of a stockholder vote to amend the RAAC A&R Charter, RAAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the RAAC Board, dissolve and liquidate, subject in each case to RAAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if RAAC fails to complete an initial business combination within the twenty-four-month time period.

Pursuant to the Sponsor Support Agreement, the Sponsor, the Insiders, including RAAC’s officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares and alignment shares held by them if RAAC fails to complete its initial business combination by December 10, 2022 or such extended period of time as a result of a stockholder vote to amend the RAAC A&R Charter. However, if the Sponsor, the Insiders, including any of RAAC’s officers and directors, or any of their respective affiliates then hold any public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if RAAC fails to complete its initial business combination within the allotted time period.

Pursuant to the Sponsor Support Agreement, the Sponsor, the Insiders, including RAAC’s officers and directors, have agreed pursuant to a written agreement with RAAC, that they will not propose any amendment to its amended and restated certificate of incorporation (A) to modify the substance or timing of RAAC’s obligation to allow redemptions in connection with its initial business combination or to redeem 100% of the public shares if RAAC’s does not complete its initial business combination within twenty-four months from RAAC’s IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless RAAC provides its public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. However, RAAC may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

RAAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,000,000 of proceeds held outside the Trust Account, although RAAC cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, RAAC may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If RAAC were to expend all of the net proceeds of RAAC’s IPO and the sale of the RAAC Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon RAAC’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of RAAC’s creditors which would have higher priority than the claims of its public stockholders. RAAC cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. While RAAC intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although RAAC seeks to have all third parties, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute or have executed such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, RAAC management performs an analysis of the alternatives available to it and only enters into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to RAAC than any alternative. Examples of possible instances where RAAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with RAAC and will not seek recourse against the Trust Account for any reason. Upon redemption of its public shares, if RAAC is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, RAAC will be required to provide for payment of claims of creditors that were not waived that may be brought against RAAC within the ten years following redemption. The Sponsor has agreed that it will be liable to RAAC, if and to the extent any claims by a third party (other than RAAC’s independent auditors) for services rendered or products sold to RAAC, or a prospective target business with which RAAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay its taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under its indemnity of the underwriters of RAAC’s IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. RAAC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of its company and, therefore, the Sponsor may not be able to satisfy those obligations.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the interest which may be withdrawn to pay its taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, RAAC’s independent directors would determine whether to take legal action against the Sponsor to enforce their indemnification obligations. While RAAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to RAAC, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, RAAC cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per share.

RAAC will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, service providers (other than its independent auditors), prospective target businesses or other entities with which RAAC does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of RAAC’s IPO against certain liabilities, including liabilities under the Securities Act. RAAC will have access to up to $1,000,000 from the proceeds of RAAC’s IPO and the sale of the RAAC Private Warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that RAAC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from RAAC’s Trust Account could be liable for claims made by creditors.

If RAAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against RAAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the RAAC Stockholders. To the extent any bankruptcy claims deplete the Trust Account, RAAC cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if RAAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy court could seek to recover some or all amounts received by the RAAC Stockholders. Furthermore, the RAAC Board may be viewed as having breached its fiduciary duty to RAAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and RAAC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. RAAC cannot assure you that claims will not be brought against RAAC for these reasons.

The RAAC Public Stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of its public shares if RAAC does not complete an initial business combination within twenty-four months from the closing of RAAC’s IPO or if they redeem their respective shares for cash upon the completion of an initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In connection with the merger, a stockholder’s vote in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares of RAAC for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights.

Facilities

RAAC currently maintains its executive offices at 1717 Rhode Island Avenue, NW 10th floor, Washington, D.C. 20036. The cost for this space is included in the $10,000 per month fee that RAAC pays the Sponsor for office space, administrative and support services. RAAC considers its current office space adequate for its current operations.

Upon consummation of the merger, the principal executive offices of RAAC will be those of Berkshire Grey, at which time nothing more will be paid to the Sponsor.

Employees

RAAC currently has one officer and does not intend to have any full-time employees prior to the completion of an initial business combination. Members of RAAC’s management team are not obligated to devote any specific number of hours to its matters but they intend to devote as much of their time as they deem necessary to RAAC’s affairs until RAAC has completed an initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Periodic Reporting and Financial Information

RAAC’s Units, the RAAC Class A Common Stock and RAAC Public Warrants are registered under the Exchange Act and RAAC has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, RAAC’s annual reports contain financial statements audited and reported on by its independent registered public accounting firm. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against RAAC or any members of its management team in their capacity as such. On March 30, 2021, April 10, 2021, May 4, 2021 and May 6, 2021, four purported stockholders of RAAC sent demand letters requesting that RAAC provide additional disclosures in an amendment to the Registration Statement. The Company believes that the allegations in the demand letters are meritless and no additional disclosure is required in the Registration Statement.

MANAGEMENT OF RAAC

Directors and Executive Officers

RAAC’s current directors and officers are as follows:

Name	Age	Position
John K. Delaney	58	Chief Executive Officer and Director
Stephen M. Case	62	Director
Steven A. Museles	58	Director
Phyllis R. Caldwell	61	Director
Jason M. Fish	62	Director

John K. Delaney has been our Chief Executive Officer and has served as our director since September 2020. Mr. Delaney is a well-known entrepreneur, executive and public policy expert. From 2013 to 2019, Mr. Delaney served as a member of the U.S. House of Representatives and served on the Financial Services Committee and the Joint Economic Committee. In 2000, he co-founded CapitalSource Inc. (NYSE: CSE), a leading middle market lending business, and from 2000-2011 he served as its Chief Executive Officer and Chairman. From 1993 until its sale to Heller Financial in 1999, Mr. Delaney was the co-founder, Chairman and Chief Executive Officer of HealthCare Financial Partners, Inc. (NYSE: HCF), a provider of commercial financing to small and medium-sized healthcare service companies. Mr. Delaney currently serves as the Executive Chairman of Congressional Bancshares, Inc., a banking and lending company, and as the Chief Executive Officer and a director of Revolution Acceleration Acquisition Corp II, a special purpose acquisition company. Mr. Delaney received his undergraduate degree from Columbia University and his juris doctor degree from the Georgetown University Law Center. Mr. Delaney was selected to serve on our board of directors for reasons including his extensive experience and track record in deal making and capital markets and his deep understanding of the U.S. regulatory and policy environment.

Stephen M. Case has served as our director since November 2020. Mr. Case has served as Chairman and Chief Executive Officer of Revolution LLC, an investment firm, since April 2005, as a partner of Revolution Growth II, LP, a growth-stage investment firm, since August 2011, as a partner of Revolution Growth III, LP, a growth-stage investment firm, since June 2015, as a partner of Revolution Ventures II, LP, an early-stage technology investment firm, since July 2013, as a partner of Revolution Ventures III, LP, an early-stage technology investment firm, since November 2018, as a partner of Rise of the Rest Seed Fund, LP, a Revolution early-stage investment firm, since November 2017, as a partner of Rise of the Rest Seed Fund II, LP, a Revolution early stage investment firm, since March 2019, as a partner of Rise of the Rest Real Estate Management Company, Inc. since December 2019, as a director of Sweetgreen, Inc., a food company, since December 2013, as a director of Maui Land & Pineapple Company, Inc. (NYSE: MLP), a land holding and operating company dedicated to agriculture, since December 2008, and as Chairman of Exclusive Resorts LLC, a membership-based luxury real estate company, since November 2004. Mr. Case was a director of Revolution Foods from June 2014 to July 2019, a director of Bloom Energy Corporation from July 2014 to March 2016, a director of BigCommerce Holdings, Inc. from July 2013 to October 2015, a director of Zipcar, Inc. from December 2010 to March 2013, the Chairman of Time Warner, Inc. from January 2001 to May 2003, and Chairman and Chief Executive Officer of America Online, Inc. from 1995 to January 2001 and was its Chief Executive Officer from 1993 to 1995. Mr. Case is also a director of Revolution Acceleration Acquisition Corp II, a special purpose acquisition company. Mr. Case is an experienced business leader, whose experience leading other public companies further augments his range of knowledge, providing experience on which he can draw while serving as a member of our board of directors. Mr. Case was selected to serve on our board of directors for reasons including his extensive experience and track record in entrepreneurship, investment and business development and deep relationships in various industries.

Steven A. Museles has served as our director since December 2020. Mr. Museles has served as the Chief Legal Officer and Corporate Secretary of JBG SMITH Properties (NYSE: JBGS), a real estate investment trust, since July 2017. Prior to joining JBG SMITH’s predecessor in March 2017, Mr. Museles served as Chief Legal Officer and Chief Compliance Officer of Alliance Partners LLC, a credit-focused asset management firm, from August 2013 to March 2017. Prior to joining Alliance Partners, Mr. Museles served in several capacities at CapitalSource Inc. (NYSE: CSE), a specialty finance company, including as a director from January 2010 to April 2014, and as Co-Chief Executive Officer, Chief Legal Officer and Secretary. Prior to joining CapitalSource, Mr. Museles practiced corporate and securities law as a partner at the law firm Hogan Lovells. Mr. Museles received his Bachelor of Arts from the University of Virginia and Juris Doctor from the Georgetown University Law Center. Mr. Museles was selected to serve on our board of directors for reasons including his experience in investments and finance.

Phyllis R. Caldwell has served as a director since December 2020. Ms. Caldwell has served on the board of trustees of JBG SMITH (NYSE: JBGS) since March 2021. Ms. Caldwell has served as a director of Ocwen Financial Corporation (NYSE: OCN), a mortgage servicing company, since January 2015. Ms. Caldwell is founder and managing member of Wroxton Civic Ventures, LLC, which provides advisory services on various financial, housing and economic development matters, a position she has held since January 2012. Previously, Ms. Caldwell was Chief, Homeownership Preservation Officer at the U.S. Department of the Treasury, responsible for oversight of the U.S. housing market stabilization, economic recovery and foreclosure prevention initiatives established through the Troubled Asset Relief Program. Prior to such time, Ms. Caldwell held various leadership roles in commercial real estate finance during her eleven years at Bank of America until her retirement from Bank of America in 2007, serving most recently as President of Community Development Banking. Since January 2014, Ms. Caldwell has served as an independent director of City First Bank of DC. Since October 2018, Ms. Caldwell has also served as a director of MicroVest Holdings, Inc., a registered investment advisor. From January 2014 through September 2018, Ms. Caldwell served as an independent director of American Capital Senior Floating, Ltd. (Nasdaq: ACSF), a business development company. Ms. Caldwell has also served on the boards of numerous non-profit organizations engaged in housing and community development finance. Ms. Caldwell received her Master of Business Administration from the Robert H. Smith School of Business at the University of Maryland, College Park and holds a Bachelor of Arts in Sociology, also from the University of Maryland. Ms. Caldwell was selected to serve on our board of directors for reasons including her experience as a director of public companies and extensive experience in financial services and government regulation.

Jason M. Fish has served as our director since December 2020. Since 2013, Mr. Fish has been the President of Sebastes Capital, LLC, a private investment firm. In 2011, he co-founded Alliance Partners, LLC, where he served as a director and its Chief Investment Officer until 2016. Prior to Alliance Partners, LLC, in 2000 Mr. Fish co-founded CapitalSource, Inc., together with John Delaney, where served as a director and its President, Chief Investment Officer and Vice Chairman of the Board until 2007. Previously, from 1990 to 2000 Mr. Fish worked at and from 1992 to 2000 served as a Managing Member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. and their affiliates (collectively, “Farallon”). At Farallon, Mr. Fish founded and led the real estate group and was involved in Farallon’s credit and private equity investments. Prior to Farallon, Mr. Fish was a Senior Vice President at Lehman Brothers Inc. Since 2014, Mr. Fish has been a director of Generate Capital, Inc., which he has advised since its founding in 2014, and since 2018 has been the Vice Chairman of Congressional Bank, where he has been a director since 2012. Mr. Fish received his Bachelor of Arts in Politics from Princeton University. Mr. Fish was selected to serve on our board of directors for reasons including his substantial experience as a private investor, entrepreneur and advisor to organizations and executives.

Number, Terms of Office and Election of Directors and Officers

The RAAC Board consists of five members.

Prior to our initial business combination, holders of our founder shares and holders of our alignment shares, voting together as a single class, will have the right to elect all of our directors and remove members of the RAAC Board for any reason, and holders of our public shares will not have the right to vote on the election of directors during such time. This provision of the RAAC A&R Charter may only be amended if approved by holders of a majority of at least 90% of the issued and outstanding shares of our common stock voting at a stockholder meeting. Approval of our initial business combination will require the affirmative vote of a majority of the RAAC Board, which must include a majority of our independent directors. Subject to any other special rights applicable to the stockholders, prior to our initial business combination, any vacancies on the RAAC Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the RAAC Board, or by holders of a majority of the issued and outstanding founder shares and alignment shares, voting together as a single class.

Our officers are appointed by the RAAC Board and serve at the discretion of the RAAC Board, rather than for specific terms of office. The RAAC Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the RAAC Board.

Director Independence

Nasdaq listing rules require that a majority of the RAAC Board be independent within one year of our initial public offering. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have three “independent directors” as defined in Nasdaq rules and applicable SEC rules. The RAAC Board has determined that each of Mr. Museles, Ms. Caldwell and Mr. Fish is an independent director under applicable SEC and Nasdaq rules.

Officer and Director Compensation

None of our directors or officers have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will pay the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, directors, officers or our or any of their respective affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.

We are not party to any agreements with our directors and officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.

RAAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of RAAC’s financial condition and results of operations should be read in conjunction with the sections entitled “Risk Factors” and “Information About RAAC” and RAAC’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and the analysis set forth below includes forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, RAAC’s management. Our actual results may differ materially from those contained in or implied by any forward-looking statements. References in this section to “RAAC”, “we”, “us”, “our” and other similar terms are intended to refer to Revolution Acceleration Acquisition Corp prior to the Business Combination.

Overview

We are a blank check company incorporated on September 10, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business and entered into the Merger Agreement with Berkshire Grey on February 23, 2021. We intend to finance the Business Combination using cash from the proceeds of our IPO and through the sale of shares of New Berkshire Grey Common Stock issued to Berkshire Grey equity holders and the PIPE Investors.

The issuance of additional shares of our common stock in a business combination:

•        may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the RAAC Class B Common Stock or RAAC Class C Common Stock resulted in the issuance of shares of RAAC Class A Common Stock on a greater than one-to-one basis upon conversion of the RAAC Class B Common Stock or RAAC Class C Common Stock;

•        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•        could cause a change of control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

•        may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us;

•        may adversely affect prevailing market prices for the RAAC Units, RAAC Class A Common Stock and/or RAAC Public Warrants; and

•        may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt or otherwise incur significant indebtedness, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•        our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•        our inability to pay dividends on our common stock;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We have incurred, and expect to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete the Business Combination will be successful.

Recent Developments

On February 23, 2021, we entered into the Merger Agreement with Merger Sub and Berkshire Grey, relating to a proposed business combination transaction between us and Berkshire Grey.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Berkshire Grey, with Berkshire Grey being the surviving corporation of the merger and a direct, wholly owned subsidiary of the Company.

Subject to the terms and conditions of the Merger Agreement, the consideration to be paid in respect of each share of Berkshire Grey Common Stock issued and outstanding immediately prior to the effective time of the merger will be a number of shares of our newly issued Class A Stock, equal to (x) $2,250,000,000 divided by (y) the number of shares of Aggregate Fully Diluted Company Stock (as defined in the Merger Agreement). Immediately prior to the closing of the Business Combination, all of the outstanding shares of each series of Berkshire Grey Preferred Stock will be converted into shares of Berkshire Grey Common Stock.

At the closing of the Business Combination, each outstanding option to acquire Berkshire Grey Common Stock and each award of restricted Berkshire Grey Common Stock will be converted into the right to receive an option relating to shares of RAAC Class A Common Stock and an award of restricted shares of RAAC Class A Common Stock, as applicable, upon substantially the same terms and conditions, including with respect to vesting and termination-related provisions, as existed prior to the Closing, except that the number of shares underlying such option and the exercise price and the number of shares subject to restricted stock awards, in each case, shall be determined as set forth in the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through December 31, 2020 were organizational activities, those necessary to prepare for RAAC’s IPO, described below identifying a target for the Business Combination and activities in connection with the proposed acquisition of Berkshire Grey. We do not expect to generate any operating revenues until after the completion of the Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

As a result of the restatement described in Note 2 to RAAC’s financial statements included elsewhere in this proxy statement/prospectus, we classify warrants issued in connection with RAAC’s IPO as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any changes in fair value is recognized in our statement of operations.

For the period from September 10, 2020 (inception) through December 31, 2020, we had a net loss of $1,651,707, which consists of operating costs of $172,935, change in fair value of the warrant liability of $590,001, transaction costs of $828,364, compensation expense of $51,667 and an unrealized loss on marketable securities held in our Trust Account of $16,467, offset by interest income on marketable securities held in the Trust Account of $7,721 and interest income from operating bank account of $6.

Liquidity and Capital Resources

Until the consummation of RAAC’s IPO, our only source of liquidity was an initial purchase of common stock by the Sponsor and working capital loans from our Sponsor.

On December 10, 2020, we consummated RAAC’s IPO of 28,750,000 RAAC Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 RAAC Units, at $10.00 per unit, generating gross proceeds of $287,500,000. Simultaneously with the closing of RAAC’s IPO, we consummated the sale of 5,166,667 RAAC Private Warrants to the Sponsor at a price of $1.50 per warrant, generating gross proceeds of $7,750,000.

Following RAAC’s IPO, the full exercise of the over-allotment option, and the sale of the RAAC Private Warrants, a total of $287,500,000 was placed in the Trust Account. We incurred $16,242,914 in transaction costs, including $5,750,000 of underwriting fees, $10,062,500 of deferred underwriting fees and $430,414 of other costs.

For the period from September 10, 2020 (inception) through December 31, 2020, cash used in operating activities was $814,294. Net loss of $1,651,707 was affected by interest earned on marketable securities held in the Trust Account of $7,721, a non-cash charge for the change in fair value of warrant liabilities of $590,001, transaction costs of $828,364, compensation expense of $51,667, unrealized loss on marketable securities held in our Trust Account $16,467 and changes in operating assets and liabilities, which used $641,365 of cash from operating activities.

As of December 31, 2020, we had cash and marketable securities held in the Trust Account of $287,491,254. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less any amount payable in respect of transaction expenses of RAAC, deferred underwriting commissions and the redemption of shares of RAAC Class A Common Stock properly exercised by RAAC Stockholders), to complete the Business Combination. We may withdraw interest to pay franchise and income taxes. During the period ended December 31, 2020, we did not withdraw any interest earned on the Trust Account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of our directors and officers may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the RAAC Private Warrants, at a price of $1.50 per warrant at the option of the lender.

We may need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through March 17, 2022.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services. We began incurring these fees on December 7, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

The underwriter of RAAC’s IPO is entitled to a deferred fee of $0.35 per RAAC Unit, or $10,062,500 in the aggregate. Of such amount, at our sole and absolute discretion, up to $0.175 per RAAC Unit, or up to $5,031,250, may be paid to third parties not participating in RAAC’s IPO that assist us in consummating a business combination. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We account for the warrants issued in connection with RAAC’s IPO in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the warrants was estimated using a Monte Carlo simulation approach.

RAAC Class A Common Stock Subject to Possible Redemption

We account for our shares of RAAC Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification Topic 480 “Distinguishing Liabilities from Equity.” Shares of RAAC Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the RAAC Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted-average number of shares of RAAC Common Stock outstanding during the period. RAAC has not considered the effect of the RAAC Public Warrants and the RAAC Private Warrants to purchase an aggregate of 14,750,000 shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events, and the inclusion of such warrants would be anti-dilutive.

RAAC’s statement of operations includes a presentation of loss per share for RAAC Common Stock subject to possible redemption in a manner similar to the two-class method of loss per share. Net loss per share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of loss on marketable securities held by the Trust Account by the weighted average number of shares of RAAC Common Stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes founder shares, alignment shares and non-redeemable Class A common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the loss on marketable securities based on non-redeemable Class A common stock’s proportionate interest.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Following the consummation of RAAC’s IPO, the net proceeds of RAAC’s IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in US treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer (who serves as our Principal Executive Officer and Principal Financial and Accounting Officer), to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2020. Based upon his evaluation, our Chief Executive Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.

Changes in Internal Control Over Financial Reporting

During the most recently completed fiscal year, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT BERKSHIRE GREY

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Berkshire Grey, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Company Overview

Berkshire Grey is an Intelligent Enterprise Robotics (“IER”) company pioneering and delivering transformative AI-enabled robotic solutions that automate filling ecommerce orders for consumers or businesses, filling orders to resupply retail stores and groceries, and handling packages shipped to fill those orders. Our solutions transform supply chain operations and enable our customers to meet and exceed the demands of today’s connected consumers and businesses.

Our IER capabilities are grounded in patented and proprietary technologies for robotic picking (each picking or unit handling), robotic movement and mobility (movement and storage of orders and goods), and system orchestration which enables various intelligent subsystems to work together so that the right work is being done at the right time to meet our customer’s needs. We are a technology leader in robotics and AI automation with an intellectual property position buttressed by trade secrets supporting our technologies and over 300 patent filings with 71 U.S. and international patents issued to date in technologies including robotic picking, mobility, gripping, sensing and perception, general robot control, and differentiated supporting mechanisms. Our proprietary technologies enable us to offer holistic solutions that automate supply chain operations. Our solutions include moving goods to robots that then pick and pack ecommerce or retail orders, robotically moving and organizing inventory and orders within a warehouse or logistics facility, and robotically sorting packages and shipments.

Berkshire Grey is an IER company, a technology creator, and a deliverer of solutions. We are not a component technology company nor are we a conventional systems integrator. Instead, we create products from the technologies we pioneer and develop, and then incorporate the products (product modules) into solutions – solutions that incorporate said modules and are designed by us to meet customer performance metrics like throughput and accuracy rates. This technology plus performant, whole-enterprise solution view, enables customers to focus on the core of their business and creates attractive returns for them. Following the whole-enterprise solution view, we not only make, install, test, and commission the solutions, but we also offer customers continued support in the form of software updates as well as professional services including maintenance, system operation, and cloud-based monitoring and analytics. Because of our modular approach to solutions and the role of our software, we offer customers the ability to incrementally add to or change solutions, and we can incorporate outside technologies with our product modules if desired. The same modular attributes mean we can offer small and large solutions and can design for brownfield and greenfield installations. We offer customers a range of purchase options including a robotics-as-a-service (“RaaS”) program that minimizes the up-front capital required when compared to conventional equipment purchase models. We also expect to realize recurring revenues from software maintenance and other services offered to our customers post-installation.

We created these technologies, product modules, and solutions to support our customers at a time that supply chain operations are under increasing competitive pressures driven by changes in consumer expectations related to the growth of ecommerce. According to LogistisIQ, global ecommerce sales have grown at a CAGR of 20% over the last decade, reaching approximately $3.5 trillion worldwide in 2019 and are expected to grow to approximately $7.5 trillion by 2026. Today’s consumers expect large numbers of items to choose from, fast fulfillment, “free” shipping, limited or zero substitutes, and rapid delivery of goods. These consumer expectations put significant pressures on conventional supply chain operations, and it is these pressures that Berkshire Grey technologies help customers address.

Just as consumer expectations have changed, so too must the underlying supply chain technologies. Retailers, ecommerce companies, and logistics companies are being asked for increased performance at the same time that competitive pressures and labor availability issues are pronounced. The top three industry challenges, per a recent MHI study, are labor availability, increasing consumer demands, and increasing competitive intensity. With our AI-enabled technology, product modules, and solutions, customers can better meet increasing consumer demands and maximize the abilities of human workers, and can do so competitively.

We believe that the addressable opportunity for Berkshire Grey technology, product modules, and solutions is large. Based on labor consuming approximately 65% of warehousing spend (F. Curtis Barry & Company) and total annual global warehouse spend of $350 billion (McKinsey), global annual spending on warehouse labor is approximately $230 billion, which represents manual labor associated with processes that can be automated with our technology. Further, according to Mordor Intelligence, $56 billion is spent annually on automated material handling equipment globally, representing additional market opportunity for our technology. These two factors together yield an addressable market for our technology, product modules, and solutions of approximately $280 billion annually.

To date, most of our deployments have been with large, Fortune 50 companies, where our technology and solutions in production have achieved targeted metrics including throughput, accuracy, equipment effectiveness, and others. Our customers include Walmart, Target, FedEx, SoftBank Robotics Corp. and TJX. Since 2019, our customers have ordered approximately $114 million of systems from us, and as of December 31, 2020 we had orders of approximately $70 million in backlog that we expect to deliver and install during 2021 and early 2022. In 2020 Target Corporation and SoftBank Robotics Corp., an affiliate of SB SVF II, a related party of Berkshire Grey, comprised approximately 70% and 30% of our revenue, respectively, and in 2019 SoftBank Robotics Corp. and Walmart, Inc. comprised approximately 60% and 30% of our revenue, respectively. We enter into master system purchase agreements with our customers that permit them to order systems from time to time and orders placed may be cancelled for convenience subject to payment of costs incurred by us.

While we have more than a dozen product module offerings incorporating AI and other advanced technologies, we continue to develop new technologies and product modules. The strength of our team enables this continuous development – of our approximately 275 employees as of March 1, 2021, approximately 75% have technical degrees, approximately 60% have advanced degrees and 28 employees have PhD’s. Our engineering team has more than 1,000 years of combined robotics experience.

Berkshire Grey was incorporated in Delaware in 2013, and our corporate headquarters are located in Bedford, Massachusetts. We use our investor relations website to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website, in addition to our press releases, SEC filings and public conference calls and webcasts. We also make available, free of charge, on our investor relations website under “Financials — SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

Industry Background

According to the Statistica, there are almost 19,000 warehouse facilities in the United States, and it is these facilities that represent a critical link in the commerce supply chain. The flow of goods throughout a warehouse or logistics facility typically starts with receiving products in bulk and ends with items exiting the facility by shipping items either in different bulk bundles or as single units depending on the use case. When items arrive at the warehouse they are generally unpacked, counted, and stored. When an ecommerce or store order arrives, goods are picked to meet that order, which is typically in batches of several orders at a time. The batches of picked goods are then sorted into their respective orders, packed into boxes, and shipped to stores or individual consumers. The process is generally similar for ecommerce and retail replenishment purposes and there are many similarities and parallels in package sortation facilities used by logistics companies. Today, most facilities utilize human labor to perform these functions, which creates challenges for businesses when labor is scarce or when labor requirements fluctuate during peak seasons. The figure below illustrates the prototypical flow of goods within a warehouse.

These are all processes that can be made more efficient and automated, whole or in part, with our IER capabilities and specific solutions. Movement and mobility provide a common underlying substrate that enable goods to flow through the various processes while picking provides the ability to automate the item or smaller unit handling steps.

Other providers’ systems or components that address only a portion of the value chain, e.g., a unique robotic gripper or even an individual mobile robot that, for example, only carries picked totes, by definition, support only that specific operation and have less potential to support the customer and have a smaller total addressable market.

Over the last several years, there has been a significant evolution of the retail industry, driven by changing demographics and a shift from shopping in conventional brick-and-mortar stores to online to omnichannel commerce fulfilment. Fundamental changes in consumer buying behavior have substantially increased the complexities of supply chains, order fulfillment processes and logistics. Consumers are demanding greater product choice and availability, shorter delivery times, free delivery, and simpler return processes. Just as consumer behaviors have changed, the underlying supply chain operations and supporting technologies must change too. Ecommerce is a driving factor in these changes – even impacting brick-and-mortar operations and their evolution such as ordering online for pick-up at store and related services.

Ecommerce is expected to continue to grow rapidly. The COVID-19 pandemic has provided added energy to that growth and transition. Such growth requires businesses to innovate their supply chains. Large companies such as Amazon have accelerated this phenomenon. Amazon has grown into the largest ecommerce business in the United States and according to Bank of America, Amazon captured more than 44% of the ecommerce market in the United States in 2019. Amazon’s investment in automation has enabled this growth. By investing in automation, Amazon has been able to offer its customers a large selection of items with fast fulfillment at competitive cost levels. Disruption due to Amazon pertains not just to the consumer behaviors and expectations but to the underlying supply chain operations as well. Other retailers, ecommerce companies, grocers, and logistics companies that participate in the same markets must compete. At Berkshire Grey we offer these companies our technology, product modules, and solutions to support these needs.

Intelligent Enterprise Robotics (IER)

Berkshire Grey has the full portfolio of the capabilities that we believe are necessary to automate supply-chain and logistics enterprises today and enables a fully automated potential future. We call this set of capabilities Intelligent Enterprise Robotics, or IER, and we have these capabilities in house and offer solutions that combine these capabilities to our customers:

•        Intelligence Software – software platforms which provide AI-enabled capabilities for individual modules, such as picking and mobility, but also that provide system-level intelligences and orchestration of such robots to achieve overall system-wide performance.

•        Automated Picking Platform – a platform capable of picking and packing individual items (“eaches”) or units of varying shapes, sizes, density, and material types, combined with thoughtful placement and the ability to meet specific requirements such as container density.

•        Intelligent Mobile Robotic Platform – mobile robots which enable goods, bins, totes, cases, orders, boxes, etc., to be efficiently routed and moved utilizing multi-channel workflow sortation and aisle-friendly sequencing.

•        Amplification Robotics & Automation – amplification and support robots which enact physical work and multiply the benefits of more complex subsystems such as picking and autonomous mobility.

•        Cloud Analytics Platform – global data aggregation with multi-modal access providing analytics and reporting on a range of attributes including system performance and goods processed.

•        Cloud AI – the AI that operates the various systems and subsystems must be cloud enabled so that they can operate from locations ranging from customer’s server rooms to remote hosted platforms.

•        Holistic Sensing and Perception – systems must be capable of understanding the task world, in real time, and responding intelligently to items, situation, and context. This includes being able to understand thousands of SKUs and items of different types, understand boxes, bins, and totes, and even difficult to process items like polybags, and to determine the state of the broader warehouse and supply chain around them.

•        Enterprise APIs – systems must be able to integrate and communicate with a variety of warehouse management systems (WMS, WES, WCS).

•        Wrapping & Incorporation of Third-Party and Other Legacy Systems – to enable enterprise transformation, systems and product modules must be designed to accommodate third-party systems, including robots, and legacy systems, e.g., existing AS/RS systems, where possible, and software must be able to interface with said software systems.

•        Brownfield and Greenfield Installation – systems and products must be amenable to both brownfield and greenfield installation.

•        Modularity, Flexibility, and Scalability – systems and products must be incrementally scalable and changeable to meet ever changing needs of the customers by adding new modules and robots.

•        Dynamically Adjustable Performance – solutions must have the ability to change performance characteristics of individual modules or the overall system via software to accommodate changes as the enterprise grows and changes.

•        Mobile Data Access for Customers – systems must support mobile monitoring data and analytics so that customers can see and understand operations in real time even if offsite and be able to access this information via mobile device such as a cell phone.

In addition, we believe to best utilize IER capabilities, a company must offer customers a full spectrum of services. Our portfolio of services includes:

•        Full Analysis & Design – we start with an analysis of the customer’s processes, product flows, goods handled, and even the physical layout of their existing systems, and use proprietary analysis methodologies and simulation to create solutions using our product modules and technological capabilities for our customers.

•        Installation & Commissioning – we manufacture, install, and commission our systems. At the customer’s request, we can also modify or remove existing infrastructure.

•        Professional Services – we offer a full suite of professional services from software updates, to maintenance, to remote monitoring, and even system operation.

Technology

While robots are physical and do physical work, algorithms and software produce much of the differentiated performance of these systems for the tasks that we automate, e.g., picking in fulfillment operations. These tasks are inherently different from conventional robotic tasks like those found in manufacturing settings where a robot may paint a car. In manufacturing tasks, the robots are generally executing plans by rote – plans that are often simply programmed in advance by a human engineer. The car shape is known, the position of the car is known, and where the paint needs to be applied is known. In these cases, the capabilities are not about the robot being intelligent but are instead about the robot being a well-designed device which repeats these predefined steps on a predefined shape by rote and does so with high precision. In contrast, in fulfillment, picking robots must self-determine movements and operations online, as they operate, because they process many different types of items with one system and the items are presented chaotically in bins, totes, on conveyor belts, etc. In addition, the items themselves are not perfectly and consistently modeled or known, e.g., a small change in a label will make an item look slightly different. Where items must be placed in an outgoing box, for instance, is also situationally dependent e.g., considering what other items were ordered and what is already in the box are questions the robot must determine on its own as it works.

To produce the returns that our systems generate for our customers, Berkshire Grey employs a wide variety of proprietary AI techniques to enable the robots to scan a bin or tote, identify the contents, decide where and how to pick an item up, plan motions to pick up the item, plan motions to the outgoing receptacle, determine where in the outgoing receptacle to place the item, and then deposit the item in the determined location. To do this, our systems employ multiple AI subsystems for several key tasks, including perception and sensor interpretation, motion planning to move the robot, planning for where and how to pick-up an item, for tracking the system’s execution, and other critical aspects of the system’s operation. Our AI technologies also employ machine learning to improve performance over time. However, it is important to note that our systems are designed to meet the customers’ performance goals out of the box, and improvements achieved though machine learning benefit the customer over the long-term. We do not require months, years, or even minutes of teleoperation (also known as remote control of the robot by manual means) in advance to be effective.

Artificial intelligence is at the core of the solution
Systems of systems orchestration
Computer vision & scene understanding
AI
Holistic sensing, haptics & inference
Motion planning
Machine learning
Grasp planning
IT integration / API
Mobile user interface
Remote monitoring, management, and software maintenance

To create product modules and solutions that perform useful work in an intelligent fashion, our AI algorithms and software are combined with differentiated hardware to form product modules as shown in the figure below. Differentiated hardware is important to enable the AI and to enable high-performance execution of the physical task. Patented grippers equipped with sensing and compliance in key areas, for instance, inform the AI and unlock its ability to perform the task well. Patented sensors enable the systems to see and process certain items, e.g., polybags which are notoriously difficult to handle and process. Our differentiated hardware is patent protected with more than 300 filings, and 71 issued U.S. and international patents to date. The AI algorithms and software are trade secrets. These AI algorithms and software are combined with the differentiated hardware, along with selected off-the-shelf components, e.g., motors, in specific ways to create product modules. These product modules are generally manufactured by contract manufacturers, to our standards, which enables Berkshire Grey to scale more quickly by utilizing multiple contract manufacturers as appropriate. Solutions for our customers are then generated by analyzing customer goods, their processes and infrastructure, available physical space, etc., to determine which product modules to utilize and the corresponding appropriate layout and product flow.

We believe that this integrated approach of AI algorithms and software, differentiated hardware, productized modules, and solution generation is critical to making revolutionary gains in supply chain operations. If one simply considers one small component of the problem or even one component of technology, e.g., a new gripper or a body of software, one will miss many opportunities for transformative change. Consider an analogy: the invention of the automobile. Put yourself in Henry Ford’s place — trying to automate the horse-and carriage. If you are focused on components, you might swap a robot for the horse. But if you are focused on the true overall goal, you would look at the whole system. You would ask, how do I redesign the surrounding components to solve the real problem? That is the holistic approach which leads to transformative change. That is how Berkshire Grey approaches supply chain transformation and IER.

Product Modules

Our defined IER product module portfolio includes more than a dozen offerings which are combined to create solutions for our customers. Examples include:

•        Robotic Pick & Pack – a family of offerings that automate operations involving item picking, item packing, inventory consolidation, etc.

•        Robotic Induction Systems – a family of offerings that combines automated picking from clutter with induction to unit sortation systems.

•        Robotic Pick & Sortation – a family of offerings that combines automated picking with robotic movement to integrate picking and sortation.

•        Intelligent Mobility – a family of offerings that incorporates mobility to organize, move, and store goods which can be combined with the other product module families above.

For the picking family of product modules, some of the core elements include our AUTOPICK® subsystems and our HYPERSCANNER® technology. The AUTOPICK subsystems are parts of our product modules and ultimately solutions that help businesses grow by automating unit item handling tasks, e.g., picking a USB power supply in response to a customer order, for ecommerce fulfillment, retail resupply, and package handling operations. AUTOPICK can pick many different items with one system, e.g., handling sporting goods, toiletries, clothing, and even groceries. These picking systems are also able to handle items not previously seen or processed. The capabilities come from our AI technology combined with AI-enabling differentiated hardware elements like our Spectrum gripper and scanning technologies like our HYPERSCANNER.

AUTOPICKs feature robotic arms optimized for speed and efficiency. Our robots make fluid and dynamic movements in contrast to the rote motions generally used in industrial robot applications and deliver high-speed performance. To achieve this level of natural motion complexity our robots are paired with AI, proprietary control software, vision systems, sensors, and engineered electromechanical hardware. Our various AI subsystems for planning, robotic manipulation, vision technology, differentiated gripping, and sensing allow us to pick swiftly and accurately from clutter. This enables them to handle real-world situations such as picking from mixed totes, picking many items with one system, batch picking, and downstream sortation. Our systems are designed to meet customer performance goals out of the box and improve by learning over time as they work.

Our computer vision systems incorporate a variety of camera and vision technologies to create three-dimensional perception. This enables picking from both cluttered and structured containers and environments. Sophisticated vision systems are a key aspect of our systems’ ability to adjust to dynamic conditions in real-time. The systems not only see, but they also plan and process. They see, interpret the field-of-view, and can react in real-time to changing conditions such as shifting items in a container and new orientations for items on a belt after previous items are picked. Our systems react with no material time lag in the picking process since the vision systems are constantly updating and the AI software is constantly analyzing and adjusting the systems’ motion with every pick.

Our AUTOPICK system is used in three product module families, including Robotic Pick & Pack, Robotic Induction, and Robotic Pick & Sortation. Each of these product module families is designed to automate different steps within the supply chain, and each can be configured into systems to meet each customer’s needs. In addition, each can be combined with our mobile technologies and each can be enhanced with our proprietary HYPERSCANNER technology, providing item identification functionality that significantly broadens the capability of our systems.

Robotic Pick & Pack

Berkshire Grey’s Robotic Pick & Pack family consists of product modules that automate picking of individual items and either placing items into outgoing locations like bins or totes, or packing items for shipment. When incorporated into our holistic solutions, these product modules provide agility, labor reduction, and high-performance SKU handling capabilities to order fulfillment, retail resupply, and package handling logistics. Product modules in this family consist of inbound/outbound container transport with intelligently managed buffering, highly engineered pick and system structures with integrated safety features, a high degree-of-freedom robot outfitted with our patented SPECTRUMGRIPPER® system, advanced computer vision, and AI-enabled software. Value-added packages for these product modules include careful handling, packing density, autoswap technology, divided tote features, and web-enabled management dashboards. These product modules can be combined with other Berkshire Grey technologies including mobile robotic modules, manual customer operations, and third-party robotic or automated storage and retrieval systems (AS/RS).

Robotic Induction Systems

Berkshire Grey’s Robotic Induction Systems family consists of product modules that automate unit sorter induction processes so that our solutions can interface with unit sortation systems, reducing labor, modernizing and improving sorter utilization. This ability to interface with and utilize other hardware is essential for providing an IER offering to customers. Robotic Induction Systems pick and place individual items, packages, and other units into a sorting system. Robotic Induction Systems are comprised of a highly engineered structure with integrated safety features, a high degree-of-freedom robot outfitted with our patented SPECTRUMGRIPPER system, advanced computer vision, and AI-enabled software. Value-added packages for these product modules include careful handling, autoswap technology, divided tote features, and web-enabled management dashboards. These product modules can be combined with other Berkshire Grey technologies including mobile robotic modules, as well as totes provided by manual processes and third-party robotics or AS/RS systems.

Robotic Pick & Sortation

Berkshire Grey’s Robotic Pick & Sortation family consists of product modules that automate picking of individual items and combines this ability with movement, via amplification robot, of the item to specified locations to sort or collate items. These systems enable operations such as sorting of batch picked ecommerce orders to order specific locations or outgoing boxes, store replenishment operations like breakpack processing, and package handling. These systems include features like those of Robotic Pick & Pack, plus amplification robotic movement, plus features supporting the boxing and sortation of items like box fullness detection, box closeout, automatic box ejection, automatic box in-feed, and so forth. Many of these capabilities are protected by patents and patent filings. Value-added packages for these product modules include advanced sensing, careful handling, autoswap technology, divided tote features, and web enabled management dashboards. These product modules can be combined with other Berkshire Grey technologies including mobile robotic modules as well as manual customer operations, conveyance-fed goods, and third-party robotic or AS/RS systems.

HYPERSCANNERTM Technology

In some applications, robots need to see and understand goods and items very clearly in order to process them. Berkshire Grey produces a range of perception and scanning systems for our various product modules and solutions, which enables them to see and process a wide range of items in a wide range of settings. One of our unique scanning systems is our patented HYPERSCANNER. The HYPERSCANNER is engineered with an auto-identification chamber that reads barcodes and labels from many angles, on standard and irregular surfaces, in milliseconds — without the need for additional manual manipulation for the system to identify each item. With its innovative design and advanced machine vision, the HYPERSCANNER handles a wide range of item types, irregular shapes, and challenging colors and patterns, without disrupting processing flows. This includes polybags which are particularly difficult for conventional scanning technologies. The HYPERSCANNER integrates with Berkshire Grey’s other product modules or can be used in a stand-alone fashion.

Intelligent Mobility

Our Intelligent Mobility module family consists of Berkshire Grey’s proprietary mobile robots and supporting infrastructure that provide a modular, distributed, transport and storage system that is flexible, fast, and accurate, and which is orchestrated by our AI software platform. Attributes and accessory technologies for these systems include FlexFeed subsystems, which automatically feed large individual items like cases of water bottles into the system along with bins, boxes, totes, and trays. Our Intelligent Mobility offerings can be partnered with our other technologies and product modules, e.g., the aforementioned picking-centric families, and include product module lines like Mobile Robotic Sortation and Mobile Robotic Fulfillment.

Mobile Robotic Sortation

Mobile Robotic Sortation is a highly flexible, industrial-grade mobile robotic sortation module that enables dynamic any-to-any induct to discharge sortation with higher payloads and faster performance than is typically found in other mobile sortation approaches. To remain competitive in the fast-paced omnichannel order fulfillment landscape, retail, ecommerce, grocery, package handling, and third-party logistics (“3PL”) companies must manage increasing throughput demands and new ways of supporting customer buying choices. Traditional unit sorters and conveyor-based sortation are neither flexible nor agile enough to handle the assortment of product types and the item- and case-level sortation required by modern cross-docking, buy online pick up in store (“BOPIS”), and direct delivery processes.

Berkshire Grey’s Mobile Robotic Sortation module consists of AI cloud-based orchestration software, dynamically controlled fleets of mobile robots, and automated induct and discharge stations that dynamically automate sortation within existing footprints and legacy brownfield environments as well as greenfield installations. Offering maximum flexibility and performance, this module turns any floor into a world-class sortation system capable of handling the widest assortment of product sizes, types, and packaging for agile sortation strategies. The Mobile Robotic Sortation module automates the management and coordination of the mobile robot work plans, task allocation, trajectories, and planned paths to deliver resilient and highly accurate sortation. Our offering includes a real-time simulation package for determining optimal configurations for both brownfield and greenfield installations.

Mobile Robotic Fulfillment

Mobile Robotic Fulfillment is an innovative inventory management and order fulfillment module that combines our intelligent mobile robotics technologies with our automated picking technologies to produce a holistic system that stores, moves, organizes, and picks goods. These systems can incorporate both our automatic picking technology along with our manual stations which enable Q&A functions as well as manual picking when desired.

Mobile Robotic Fulfillment modules are flexible. They offer a unique and dynamic blend of functionality that cannot easily be achieved with more conventional material handling equipment, AS/RS solutions, or stand-alone automated picking systems. The combined set of Berkshire Grey technologies can handle the wide assortment of case and unit level product types required to fulfill modern cross-docking, buy online pick up in store (BOPIS), and direct delivery applications.

The highly modular Mobile Robotic Fulfillment technologies can be used in traditional store replenishment distribution centers as well as micro and nano fulfillment center implementations with constrained physical environments and they can be deployed in brownfield as well as greenfield implementations. They easily scale to meet increased customer needs over time. Value-added modules for these systems include manual and Q&A stations, GUI interfaces with configurable execution and exception logic, additional storage via density modules or leveling, and modular, distributed safety systems that allow access and maintenance with very limited operational impact.

Solutions based on Berkshire Grey’s Mobile Robotic Fulfillment modules combine our AI and patented AUTOPICK technology with our cloud-based AI orchestration software to enable unit-level singulation and dynamic case-based sortation within an integrated omni-channel fulfillment solution.

Benefits Of Our Solutions

We believe Berkshire Grey’s technology, product modules, and solutions provide material benefits including:

•        Versatility – Our proprietary hardware and artificial intelligence driven software enables our solutions to handle SKUs, parcels and packaging of many types, shapes, colors, and patterns, including polybags, tubes, envelopes, mailers, odd-shaped boxes, containers, apparel, electronics, housewares, packaged food, childcare products, pet care items, health and beauty items, and other general merchandise. Our vision systems, AI and machine learning algorithms combined with haptics and gripping technology enable our solutions to handle wide ranges of products without the need for pre-programming or other manual processes to “teach” our robots. Further, our technology and product modules industry agnostic – they can be applied broadly to businesses that fill orders or perform logistics.

•        Speed and Accuracy – The need to process items faster and more accurately has become increasingly more important for retailers and logistics businesses. Our solutions help in both regards. For example, some of our solutions automate work equal to that performed by many people – amplifying what human staff at a customer facility can process. As our solutions increase in size, the amount of support provided by the automation increases generally with the potential to automate the work of substantially more workers, reducing reliance on labor when labor availability is an issue. Our proprietary hardware and AI driven software also delivers highly accurate performance in the range of 99%+.

•        Reliability – Our technology, product modules, and solutions are designed to be robust and to minimize downtime and require little human intervention when operating in production environments. With multiple paths to satisfy objectives in our various systems, they are inherently robust against a single point of failure. Uptime in our systems often ranges over 99%.

•        Flexibility and Scalability – Our product modules and solutions are designed to be modular both technically and physically. This means they can fit easily into different layouts within our customers’ facilities. Software combined with this modularity also means our product modules are incrementally changeable, scalable, and selected performance characteristics can be changed via software. As customers’ needs increase, additional modules or robots can be added as appropriate.

•        Efficiency and Economic Benefits – Our solutions are used by Fortune 50 companies and other customers to improve their overall efficiency, reduce costs, increase processing accuracy and increase flexibility. Our customers have experienced improvements including operating efficiency, reduced labor costs, and improved throughput.

These benefits enable tangible competitive advantages for our customers, which we see as creating a flywheel of economic transformation for our customers. Generally, investment in our AI-enabled robotics and automation solutions provides customers with increased operational capabilities which allows them to offer more (choices, performance, etc.) to their customers, while doing so at a lower overall cost. Growing the topline through better customer satisfaction at a lower cost profile creates economic competitive advantage, and the cycle continues.

Investment in Scalable Robotics
Revenue Growth & Lower Cost Profile
Increased Operational Capabilities
Increased SKU Coverage & Fulfillment Speed

Our Market Opportunity

Historically, conventional automation was implemented primarily to reduce operating costs. In the last several years, the rapid growth of ecommerce has accelerated the need for distribution centers, logistics facilities and warehouses to adopt robotics and AI automation technologies to not only reduce operating costs, but to keep up with changes in consumer buying behavior and to remain competitive. We believe our technology, product modules, and solutions can be used in many businesses with order fulfillment, distribution and logistics facilities in a variety of industries, and our technology plays a key role in improving operational efficiencies, reducing labor dependencies, improving flexibility and increasing speed. We sell into a variety of market verticals, including ecommerce, retail, grocery, package handling, and third-party logistics. We market globally, and our deployments to date have been in the United States and Japan, and beginning in 2021 we will be deploying solutions in Canada, We recently expanded our sales and marketing efforts in Europe.

We believe we are well positioned to capitalize on the large and expected rapid growth of the robotics and AI automation market and that only a limited amount of automation penetration has occurred to date. Based on labor consuming approximately 65% of warehousing spend (F. Curtis Barry & Company) and total annual global warehouse spend of $350 billion (McKinsey), global annual spending on warehouse labor is approximately $230 billion, which represents manual labor associated with processes that can be automated with our technology. Further, according to Mordor Intelligence, $56 billion is spent annually on automated material handling equipment globally, representing additional market opportunity for our technology. Therefore, our technology could provide solutions for an addressable market of over $280 billion annually.

Our Growth Strategy

The key elements of our strategy for growth include the following:

Expand existing relationships with large anchor customers

To date, most of our deployments have been with large, Fortune 50 companies, where our technology and solutions in production have achieved targeted metrics including throughput, accuracy, equipment effectiveness, and others. Our customers include Walmart, Target, FedEx, SoftBank Robotics Corp. and TJX with solutions in operation or being installed. These customers have thousands of stores and hundreds of fulfillment and logistics centers in which our solutions can be implemented. Our goal is to continue our collaborative relationship with our large customers and to continue to help them add new levels of technology and automation throughout their network of operations. The underlying modular and flexible product modules that we combine to create solutions, which can be deployed in both brownfield and greenfield situations, help to support this model.

Invest in sales and marketing to build a diverse, global customer base and expand geographically

We intend to continue to invest in our sales and marketing efforts to rapidly expand our customer base. We currently focus on five market verticals with our technology: retail, ecommerce, grocery, parcels and 3PL. We believe that these market verticals provide the largest immediate opportunity for us due to the growth and challenges businesses face with the fundamental changes in consumer buying behavior, and we have developed our solutions to address these challenges. We believe nearly every ecommerce company, retailer, grocer, and logistics business is a potential customer.

Our deployments to date have been in the United States and Japan, and beginning in 2021 we will be deploying solutions in Canada. We expect to expand our installations with customers in other regions internationally. We also intend to expand our sales and marketing efforts into Europe and Asia, and we established offices in the UK and Japan during 2020 to scale our efforts in those regions.

Continue to invest in technology

We intend to expand our engineering efforts to create increasingly more powerful artificial intelligence software platforms and differentiated hardware. This will continually increase product module and solution productivity and expand our market opportunity and enable our customers to enjoy the benefits of AI-enabled robotics and automation solutions at scale. We also intend to expand our product module and solution offerings to other applications throughout the customer value chain. By providing robust, holistic solutions for a variety of market verticals and applications, we believe we will be able to penetrate our target markets further.

Expand Robotics-as-a-Service and other recurring and re-occurring revenue streams

To date, our revenues are primarily generated from the sale of our solutions. Customers have the option to buy our solutions outright or under a subscription-based model, RaaS. We believe the RaaS model will be financially attractive to many customers and will contribute to our growth. Additionally, we offer certain post-installation services which can renewed annually for a fee. We believe there is growth potential for recurring and re-occurring revenue streams, and we intend to accelerate offering additional value-add services, aftermarket component replacement programs, and expanding our software capabilities and services to maximize revenue from our installed base.

Pursue strategic partnerships

We intend to pursue strategic partnerships with systems integrators, companies with complimentary technologies, software application providers, distributors, and consulting firms to expand the channels in which our solutions are marketed. We believe working with these partners will allow us to accelerate our brand awareness within a variety of industries, provide complementary capabilities, and differentiation that will attract new customers, while helping us to expand our customer base.

Our Competitive Strengths

Our IER capabilities are grounded in patented and proprietary technologies for robotic picking (each picking or unit handling), robotic movement and mobility (movement and storage of orders and goods), and system orchestration which enables various intelligent subsystems to work together so that the right work is being done at the right time to meet our customer’s needs. These are combined with the full suite of IER capabilities, defined above, which include cloud attributes, the ability to install in brownfield and greenfield settings, and a full spectrum of services from manufacturing of our product modules through to installation through to system operation. We are a leader in the robotics and AI automation industry with technologies we pioneer and develop and have over 300 patent filings and 71 U.S. and international patents issued to date. We incorporate our differentiated technologies into products (product modules) which are then incorporated into customer solutions – solutions that are designed by us to meet customer performance metrics like throughput and accuracy rates. This performant, whole-enterprise solution view, which includes differentiated technologies and a full IER suite of capabilities, enables customers to focus on the core of their business and creates attractive returns for them. We believe that these strengths provide us with competitive advantages now and into the future.

Proven technology – our solutions are in use today by large customers

To date, most of our deployments have been with large, Fortune 50 companies, where our technology and solutions in production have achieved targeted metrics including throughput, accuracy, equipment effectiveness, and others. Our customers include Walmart, Target, FedEx, SoftBank Robotics Corp. and TJX. Operations being performed include picking and mobility to fill orders.

Asset-light operations

Our core hardware product modules are manufactured via third-party contract manufacturers. This is a deliberate strategy and we believe our investment in our processes will enable us to scale production rapidly. We therefore do not have plans to build factories to produce our product modules. We intend to continue to utilize a network of contract manufacturers to leverage their expertise in scaling production systems, sourcing key raw materials and implementing world-class quality control processes. This approach reduces scaling risk and allows us to focus our resources on designing solutions, continuously improving our artificial intelligence platforms and ensuring customer satisfaction.

Creative pricing models

We offer the option for our customers to purchase our solutions outright or under a subscription-based RaaS pricing model. RaaS pricing models enable some customers easier access to our technology and to automate today and support their plans for tomorrow. RaaS makes it possible to address labor availability challenges, avoid costly new warehouse buildouts, and secure the fiscal benefits of complete AI-enabled robotics and automation solutions without requiring significant upfront capital requirements.

Experienced management team and deep technological engineering capabilities

Our management team has operational experience bringing emerging technologies to market across the hardware and software sectors. Members of our management and engineering teams have significant experience at various companies and institutions focusing on robotics, artificial intelligence, and other automation technologies. Our ability to innovate and develop AI-enabled robotics and automation solutions is essential to our success. Of our approximately 275 employees as of March 1, 2021, approximately 75% have technical degrees, 60% have advanced degrees and 28 employees have PhD’s. Our engineering team has more than 1,000 years of combined robotics experience and have developed artificial intelligence-based technology, product modules, and solutions to enable our customers to keep pace with the rapid rate of change in consumer buying behavior.

Competition

Today, we primarily compete against conventional, manual systems supported by human labor despite fundamental issues impacting businesses including labor availability, increasing consumer expectations, and increasing competitive pressures. This is partly due to the current low penetration of automation technology and partly due to the familiarity with existing manual systems and processes. When it comes to conventional equipment providers in this space, some provide equipment to support these manual processes such as conveyor belts and static manual shelving units that we, at Berkshire Grey, do not manufacture or sell as a primary solution. Some traditional material handling companies also offer AS/RS solutions which store and move goods in support of manual processes. In addition to traditional equipment providers, there are also development stage companies endeavoring to produce new technology for some of our targeted verticals and segments where many are focusing on component technologies, e.g., novel grippers, or even a mobile robot that, for example, performs only the specific task of carrying a batch picked-bin. There are also mature companies that provide component technologies such as vision or camera systems. Component technologies can be useful though from a whole solution perspective, these are elements of a solution, not a whole solution. At Berkshire Grey, we both pioneer new AI-enabled technologies and approach the customers from an enterprise perspective with our IER portfolio of capabilities, where solutions can include our technologies for picking, movement and mobility, and whole system orchestration – and where our services include full analysis and design, installation, and even system operation at the customers’ option. In addition to the discussion above, see Risk Factors for a discussion of material risks to us relating to our competitive position.

Customers

Our customers include some of the largest retailers and logistics companies in the world and include Walmart, Target, SBG, TJX and FedEx, and we also have additional small and medium sized customers within our five market verticals: retail, ecommerce, grocery, parcel and 3PL. Solutions deployed to date include picking and mobility. Since 2019, our customers have ordered approximately $114 million of solutions from us, and as of December 31, 2020, we had orders of approximately $70 million in backlog that we expect to deliver and install during 2021 and early 2022.

Research and Development

We believe our research and development capability provides us with a key competitive advantage. Our team of engineers has more than 1,000 years of combined advanced robotics experience and have backgrounds at many of the world-leading robotics, artificial intelligence and research organizations. We conduct research and development in our Innovation and R&D centers in in Bedford and Lexington Massachusetts, as well as at our R&D center located in Pittsburgh, Pennsylvania.

Our research and development activities currently include programs in the following areas:

•        Expanding the capabilities and making improvements to our technology – We intend to continually improve our technologies, differentiated hardware, and software platforms based on the learning from our installed base and areas that we identify can provide more benefit to our customers. We also intend to expand our efforts to continuously reduce system cost.

•        Expand the capabilities of our artificial intelligence software platforms – Our product modules and solutions are powered by our artificial intelligence software platforms which we expect will constantly evolve to become more robust, offer more value-add capability, improve system performance and expand solutions offerings.

•        Expand our product module and solution offerings – The robotics and AI automation industry is constantly evolving and needs to be flexible based on the changing buying behaviors of consumers and the introduction of new technologies. We intend to expand our product module and solution offerings to provide additional solutions for customers in application areas for which we currently do not have a solution. Additionally, we intend to develop solutions in adjacent applications, which could help expand our customer base or expand the penetration within existing and prospective customers.

Sales and Marketing

We sell our AI-enabled robotics and automation solutions primarily through direct sales. We have general managers leading each market vertical who have teams in place to build our pipelines and expand our customer base. We also have dedicated resources for certain key anchor customers due to their size and potential opportunity. We intend to continue to invest in our sales and marketing efforts to build our customer base and expand geographically, and we expect to focus on many of the largest businesses within each market vertical.

We intend to pursue strategic partnerships with systems integrators, companies with complimentary technologies, software application providers, distributors, and consulting firms to expand the channels in which our solutions are marketed. We believe working with these partners will allow us to accelerate our brand awareness within a variety of industries, provide complementary capabilities, and differentiation that will attract new customers, while helping us to expand our customer base.

Manufacturing and Suppliers

Our hardware product modules are manufactured via third-party contract manufacturers with international quality certifications. We develop and design product modules and processes and often build engineering prototypes in our R&D facilities or Innovation Centers. Our engineers and supply chain teams work collaboratively with our third-party contract manufacturers to develop processes to enable commercialization at scale. Our third-party contract manufacturers provide a variety of services including sourcing off-the-shelf components, manufacturing custom components, final assembly and integration, end of line testing and quality assurance per our specifications.

We initially manage the supply chain for key components, and then set up supply agreements to ensure stable supply and redundancy where applicable. Depending on the criticality of the component, our internal supply chain group may continue to manage the supplier relationship throughout the life of the solution. Commodity consumables are qualified and purchased directly from known industry leaders and provided to the customer to properly support equipment operation. In some circumstances, key consumables used in our solutions are developed and produced with partners to ensure protection of intellectual property and production that meets our specifications and quality requirements.

Intellectual Property

Our ability to drive innovation in the robotics and AI automation market depends in part upon our ability to protect our core technology and intellectual property. We seek to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our contractors and employees and through non-disclosure agreements with our customers, vendors and business partners. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

As of March 1, 2021, we had over 300 patent filings and 71 issued U.S. and international patents. Our patents and patent applications are directed to, among other things, intelligent robotics for the enterprise and span areas of focus including overall systems and processes, sensing and perception, gripping, and other mechanisms. In addition, we own more than 30 U.S. trademarks registrations and applications in the U.S. and foreign jurisdictions.

Employees and Human Capital Resources

Our employees are critical to our success. As of March 1, 2021, we had approximately 275 full-time employees based primarily in the greater Boston, Massachusetts area, as well as in offices in Pittsburgh, PA and Reading, UK. We also engage consultants and contractors to supplement our permanent workforce on an as needed basis. A majority of our employees are engaged in engineering, research and development, and related functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees and consultants through the granting of stock-based compensation awards and cash-based performance awards.

Facilities

Our corporate headquarters is located in an approximately 70,000 square foot facility that we lease in Bedford, Massachusetts. The lease expires in 2031 and we have the option to extend for two additional five-year periods. Our facilities we lease in Massachusetts, Pennsylvania, Reading UK, are summarized below. We believe that our leased office space is adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

Location	~Size (sq ft)	Lease Expiration	Purpose
Bedford, MA (Main)	70,000	2031	Innovation Center & Headquarters
Lexington, MA	31,000	April 2022	R&D and Admin
Pittsburgh, PA	20,500	September 2025	R&D
Reading, UK	500	June 2021	EMEA S&M

Government Regulations

Compliance with various governmental regulations has an impact on our business, including our capital expenditures, earnings and competitive position, which can be material. We incur costs to monitor and take actions to comply with governmental regulations that are applicable to our business, which include, among others, laws, regulations and permitting requirements of federal, state and local authorities, including related to environmental, health and safety, anti-corruption and export controls. In addition to the discussion below, see Risk Factors, for a discussion of material risks to us, including, to the extent material, to our competitive position, relating to governmental regulations, and see Berkshire Grey’s Management’s Discussion and Analysis of Financial Condition and Results of Operation, together with our consolidated financial statements, including the related notes included therein, for a discussion of material information relevant to an assessment of our financial condition and results of operations, including, to the extent material, the effects that compliance with governmental regulations may have upon our capital expenditures and earnings.

Environmental Matters

We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities, operation of our solutions and the disposal of our solutions. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees.

The export of our solutions internationally from our facilities subjects us to environmental laws and regulations concerning the import and export of electronics and other equipment. These laws and regulations require the testing and registration of some materials that form a part of our solutions.

See “Risk Factors — We are subject to environmental, health and safety laws and regulations related to our operations and the use of robotic pick, pack and place technologies, which could subject us to compliance costs and/or potential liability in the event of non-compliance” beginning on page 31 of this proxy statement/prospectus for additional information about the environmental, health and safety laws and regulations that apply to our business.

Export and Trade Matters

We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control and export controls administered by the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our solutions may be subject to export regulations that can involve significant compliance time and may add additional overhead cost to our solutions. In recent years the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future solutions may be subject to these heightened regulations, which could increase our compliance costs.

See “Risk Factors — Failure of our global operations to comply with anti-corruption laws and various trade restrictions, such as sanctions and export controls, could have an adverse effect on our business” beginning on page 31 of this proxy statement/prospectus for additional information about the environmental, health and safety laws and regulations that apply to our business.

Legal Proceedings

We may be subject from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We intend to recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

MANAGEMENT OF BERKSHIRE GREY

References in this section to “we”, “our”, “us” and “Berkshire Grey” generally refer to Berkshire Grey, Inc. and its consolidated subsidiaries.

The following table sets forth, as of May 14, 2021, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position
Thomas Wagner	54	Chief Executive Officer and Director
Steven Johnson	57	President & Chief Operating Officer
Mark Fidler	50	Chief Financial Officer
Peter Barris	70	Director
Sven Strohband	48	Director
Angela Du	34	Director

Executive Officers

Thomas Wagner has served as our Chief Executive Officer and has been a member of our board of directors since October 2013. Previously, he served as the Chief Technology Officer of iRobot Corporation, a publicly traded robotics company, from 2008 to 2012. Prior to joining iRobot, Dr. Wagner served at the Defense Advanced Research Projects Agency (DARPA), the research and development agency of the U.S. Department of Defense, where he managed programs in artificial intelligence, robotics, logistics, communications, command and control, tele-health, connected devices, and connected intelligent assistants. Earlier in his career, Dr. Wagner served as a principal lead at Honeywell, a professor at the University of Maine and in leadership and advisory roles in small & startup companies. He holds a Ph.D. in artificial intelligence and computer science from the University of Massachusetts Amherst, a M.S. from the University of New Hampshire and a B.S. from Michigan State University. Mr. Wagner was selected to serve on our board of directors for reasons including his knowledge, experience and vision in robotics.

Steven Johnson has served as our President and Chief Operating Officer since October 2019. From May 2018 to October 2019, he served as the Chief Commercial Officer of Intelex, a global enterprise software company, which was acquired for $570 million in June 2019 by Industrial Scientific. Prior to joining Intelex, Mr. Johnson served as President and Chief Operating Officer for Vidyard from March 2016 to April 2018, and from 2011 to December 2015 as Chief Revenue Officer for Hootsuite, an enterprise software company used by a number of Fortune 100 companies. Earlier in his career, Mr. Johnson worked for a number of category-creating software companies in the customer-relationship management, database management, total interaction management, and other spaces. He holds an MBA from Northwestern’s Kellogg Business School with an emphasis in Management, Marketing, and International Business and a B.S. in Accounting from Union College.

Mark Fidler has served as our Chief Financial Officer since September 2020. He has more than 25 years of experience in all aspects of finance and accounting, capital raising, tax, audit and strategic planning. Prior to joining Berkshire Grey, from 2015 to 2020, he served as Chief Financial Officer and a member of the board of directors of NEC Energy Solutions. Mr. Fidler also served as Chief Financial Officer of ReEnergy Holdings, LLC from 2013 to 2015. Prior to that, from 2011 to 2013, he was the Chief Financial Officer of Ambient Corporation (Nasdaq: AMBT), a leading provider of utility-scale smart grid solutions, where he led the company’s listing on the Nasdaq. Earlier in his career, Mr. Fidler served as the corporate controller and Vice President of Finance at Evergreen Solar, Inc., held senior finance roles at the Boston Consulting Group and Hampshire Chemical Corporation, and worked in the audit practice of Coopers & Lybrand. A certified public accountant, Mr. Fidler has a B.S. degree in Accounting from Syracuse University and an MBA from Northeastern University.

Non-Employee Directors

Peter Barris has served as a director of Berkshire Grey since April 2016. From 1999 to 2017, Mr. Barris was the Managing General Partner of New Enterprise Associates (“NEA”), a venture capital firm with over $20 billion of assets under management. Under his leadership, NEA invested in transformative technology companies including CareerBuilder, Tableau, Diapers.com, Groupon, Jet.com, Juniper Networks, Macromedia, Salesforce.com, TiVo, and Workday. Mr. Barris

also serves on the board of directors of Groupon, Inc. (Nasdaq: GRPN) and Sprout Social, Inc. (Nasdaq: SPT) and is currently a director of several private companies. Prior to joining NEA, Mr. Barris was President and Chief Operating Officer of Legent Corporation and Senior Vice President of the Systems Software Division of UCCEL Corporation. Earlier, Mr. Barris spent almost a decade at General Electric Company in a variety of management positions, including Vice President and General Manager at GE Information Services. He is Vice-Chair of the Northwestern University Board of Trustees and serves on the board of the In-Q-Tel and The Brookings Institute. Mr. Barris has also served on the Executive Committee of the Board of the National Venture Capital Association and was a founding member of Venture Philanthropy Partners, a philanthropic organization in the Washington, D.C. area. Mr. Barris has a BSEE degree from Northwestern University and an MBA from the Tuck School of Business at Dartmouth. Mr. Barris was selected to serve on our board of directors for reasons including his extensive board experience in technology companies and his knowledge of Berkshire Grey.

Sven Strohband has served as a director of Berkshire Grey since March 2018. From November 2012 to May 2018, Dr. Strohband served as the Chief Technology Officer of Khosla Ventures, and he has been a managing director of Khosla Ventures since May 2018. He has worked on numerous technologies ranging from autonomous robots, automotive LED front lighting, user interface and display technologies and RFID systems. Prior to joining Khosla Ventures, Dr. Strohband spent six years at Mohr Davidow Ventures, where he started as an associate and became the Chief Technology Officer of the firm, leading the firm’s technical diligence process for the infrastructure IT and sustainability practices. Previously, Dr. Strohbald was a project manager for the Electronics Research Lab of Volkswagen in Silicon Valley and the lead engineer and project lead for the Stanford racing team’s autonomous car, “Stanley,” which became the foundation for the Google self-driving car project and also won the 2005 DARPA Grand Challenge. Dr. Strohbald holds a Bachelor’s of Science degree in mechanical engineering from Purdue University and a Doctor of Philosophy degree in mechanics and computation from Stanford University. Mr. Strohband was selected to serve on our board of directors for reasons including his extensive board experience in technology companies and his knowledge of Berkshire Grey.

Angela Du has served as a director of Berkshire Grey since May 2021. Since 2018, Ms. Du has served as Investment Team Director at SoftBank Investment Advisors. Prior to that, from 2015 to 2017, Ms. Du was a senior equity research analyst at Parnassus Investments, the largest ESG-focused mutual fund operator in the United States. Ms. Du has a B.S. degree in management science and engineering from Stanford University and a M.B.A. from the Wharton School at the University of Pennsylvania. Ms. Du was selected to serve on our board of directors for reasons including her financial expertise.

Executive Compensation

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. The compensation provided to Berkshire Grey’s named executive officers for the fiscal year ended December 31, 2020 is detailed in the 2020 Summary Compensation Table and accompanying footnotes and narrative that follow. Berkshire Grey’s named executive officers, are:

•        Thomas Wagner, Berkshire Grey’s Chief Executive Officer;

•        Steven Johnson, Berkshire Grey’s President and Chief Operating Officer; and

•        Mark Fidler, Berkshire Grey’s Chief Financial Officer.

2020 Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to Berkshire Grey’s named executive officers for services rendered to Berkshire Grey’s in all capacities during the fiscal year ended December 31, 2020.

Name and principal position	Year	Salary	Bonus(1)	Stock Awards	Option Awards(2)		Non-Equity Incentive Plan Compensation(3)	Nonqualified deferred compensation earnings	All Other Compensation(4)	Total
Thomas Wagner Chief Executive Officer	2020	$341,154	$—	$—	$1,307,300	(5)	$187,500	$—	$11,400	$1,847,354
Steven Johnson President and Chief Operating Officer	2020	300,000	—	—	—		150,000	—	6,959	456,959
Mark Fidler Chief Financial Officer(6)	2020	113,077	58,333	—	1,441,578		—	—	942	1,613,930

____________

(1)      Mr. Fidler’s 2020 bonus was guaranteed as described in his offer letter.

(2)      Represents the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. The value of the grants was determined by application of the Black-Sholes option-pricing model with no discount for estimated forfeitures. Key assumptions include the underlying value of the common stock, risk free rate of return, expected life of the option, expected stock price volatility and expected dividend yield.

(3)      Amounts shown reflect discretionary bonuses to each of Dr. Wagner and Mr. Johnson earned in 2020 with respect to the achievement of predetermined corporate and individual performance goals, as determined by Berkshire Grey’s board of directors.

(4)      The amounts reported represent 401(k) matching contributions made by us.

(5)      The fair value of option awards as set forth above includes $0, which is the aggregate grant date fair value of 500,044 stock options that will vest upon the achievement of performance criteria to be determined by Berkshire Grey’s board of directors, based on probable achievement of such criteria. Assuming maximum achievement, the grant date fair value of the performance-based stock options granted to Dr. Wagner is $0. In accordance with FASB ASC Topic 718, the fair value of these stock options will not be determinable until such criteria are determined.

(6)      Mr. Fidler joined Berkshire Grey on September 1, 2020.

Narrative Disclosure to Summary Compensation Table

The amounts provided above were paid pursuant to the terms of each named executive officer’s employment agreement or offer letter, in each case, as described below.

Thomas Wagner.    In October 2013, we entered into an employment agreement with Dr. Wagner, or the “Wagner Employment Agreement,” for the position of Chief Executive Officer. The Wagner Employment Agreement provides for Dr. Wagner’s at-will employment. Dr. Wagner’s current annual base salary is $375,000, which is subject to annual review and increase, and he is eligible for cash bonuses from time to time as determined by Berkshire Grey’s board of directors. Dr. Wagner is eligible to participate in the employee benefit plans available to Berkshire Grey’s employees, subject to the terms of those plans. As a condition to the Wagner Employment Agreement, Dr. Wagner is subject to Berkshire Grey’s Employee Restrictions and Proprietary Information Agreement.

Pursuant to the Wagner Employment Agreement, as amended, in the event that Dr. Wagner’s employment is terminated by Berkshire Grey without “cause” (and other than due to Dr. Wagner’s death or “disability”) (as such terms are defined in the Wagner Employment Agreement), subject to the execution and effectiveness of a general release of claims, he will be entitled to receive six months of base salary and benefits continuation. In addition, Dr. Wagner’s options are subject to full accelerated vesting if Dr. Wagner’s employment is terminated by Berkshire Grey without “cause” (and other than due to Dr. Wagner’s death or “disability”) (as such terms are defined in the Wagner Employment Agreement) within three months preceding and 12 months following certain liquidity events of Berkshire Grey.

Steven Johnson.    In October 2019, we entered into an employment agreement with Mr. Johnson, or the “Johnson Employment Agreement,” for the position of President and Chief Operation Officer. The Johnson Employment Agreement provides for Mr. Johnson’s at-will employment. Mr. Johnson’s current annual base salary is $300,000, which is subject to annual review and increase, and he is eligible for an annual bonus with a target amount equal to 50% of his base salary. In addition, pursuant to the Johnson Employment Agreement, Mr. Johnson purchased 1,191,871 restricted Berkshire Grey common shares, or the “Johnson Shares,” with a promissory note and pledge agreement, which note and pledge agreement will be satisfied in exchange for vested shares of Berkshire Grey Common Stock prior to and contingent upon the closing of the Business Combination. The Johnson Shares are subject time- and performance-based vesting, such that 50% of the Johnson Shares shall vest over four years, subject to Mr. Johnson’s continued service with Berkshire Grey and the remaining 50% shall vest upon the achievement of certain Berkshire Grey performance conditions. Mr. Johnson was also eligible for reimbursement by Berkshire Grey of up to $10,000 in attorney’s fees incurred in connection with the negotiation of the Johnson Employment Agreement and is also eligible to participate in the employee benefit plans available to Berkshire Grey employees, subject to the terms of those plans. As a condition to the Johnson Employment Agreement, Mr. Johnson is subject to Berkshire Grey’s Non-Competition, Non-Solicitation, Non-Disclosure and Intellectual Property Agreement.

Pursuant to the Johnson Employment Agreement, in the event that Mr. Johnson’s employment is terminated by Berkshire Grey without “cause” (and other than due to Mr. Johnson’s death or “disability”) or Mr. Johnson resigns for “good reason” (as each terms are defined in the Johnson Employment Agreement) (such termination a “qualifying termination”), subject to the execution and effectiveness of a general release of claims, he will be entitled to receive (i) twelve months of base salary continuation, (ii) a prorated amount of his annual bonus earned during the year of termination, if Berkshire Grey’s board of directors so determines to pay bonuses for such year, (iii) an amount of annual bonus with respect to the year prior to the year of termination, if Berkshire Grey’s board of directors so determines to pay bonuses for such year, he has not yet received payment of the bonus for such prior year and Mr. Johnson’s employment is terminated after December 31 of such year, (iv) subject to the Mr. Johnson’s timely election to continue COBRA health coverage, continued medical coverage, fully paid by Berkshire Grey under Berkshire Grey’s medical plan until the earlier of (A) twelve months following termination or (B) Mr. Johnson’s eligibility for group medical plan benefits under any other employer’s group medical plan, and (v) the Johnson Shares that (i) would have vested over the six-month period following termination and (ii) are subject to time-based vesting conditions only, shall automatically vest.

Pursuant to the Johnson Employment Agreement, if Mr. Johnson undergoes a qualifying termination during the period beginning three months prior to and ending 6 months following a “change of control” (as defined in the Johnson Employment Agreement), he will be eligible to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a severance bonus in an amount equal to 100% of his target annual bonus for such year, (iii) an amount of annual bonus with respect to the year prior to the year of termination, if Berkshire Grey’s board of directors so determines to pay bonuses for such year and Mr. Johnson is terminated after December 31 of such year, (iv) subject to Mr. Johnson’s timely election to continue COBRA health coverage, continued medical coverage, fully paid by Berkshire Grey under Berkshire Grey medical plan until the earlier of (A) twelve months following termination or (B) Mr. Johnson’s eligibility for group medical plan benefits under any other employer’s group medical plan, and (v) the automatic vesting acceleration of all equity awards held by him.

In the event of a change of control of Berkshire Grey, which results in Mr. Johnson receiving “parachute payments” within the meaning of Section 280G of the Internal Revenue Code subject to the applicable excise tax, the Johnson Employment Agreement requires that such payments be reduced to avoid the imposition of such excise tax, but only to the extent such reduction results in a better after-tax position to Mr. Johnson.

Mark Fidler.    In August 2020, we entered into an offer letter with Mr. Fidler, or the “Fidler Offer Letter,” for the position of Chief Financial Officer. The Fidler Offer Letter provides for Mr. Fidler’s at-will employment. Mr. Fidler’s current annual base salary is $350,000, which is subject to annual review and increase, and he is eligible for an annual bonus with a target amount equal to 50% of his base salary (but, for 2020 only, Mr. Fidler was guaranteed a bonus of $58,333.33). In addition, the Fidler Offer Letter provides for a grant of options to acquire Berkshire Grey Common Stock equal to 1.0% of the shares of common stock as of the date of grant, or the “Fidler Options.” The Fidler Options are subject to time-based vesting conditions such that 25% of the Fidler Options shall vest upon the first anniversary of the date of commencement of employment followed by equal monthly vesting for three years thereafter. Mr. Fidler is eligible to participate in the employee benefit plans available to Berkshire Grey’s employees, subject to the terms of those plans. As a condition to the Fidler Offer Letter, Mr. Fidler is subject to Berkshire Grey’s Confidential/Proprietary Information Agreement.

Pursuant to the Fidler Offer Letter, in the event that Mr. Fidler’s employment is terminated by Berkshire Grey without “cause” or Mr. Fidler resigns for “good reason” (as each term is defined in the Fidler Employment Agreement), subject to the execution and effectiveness of a general release of claims, he will be entitled to receive six months of base salary and benefits continuation. In addition, the Fidler Options are subject to full accelerated vesting if Mr. Fidler’s employment is terminated by Berkshire Grey without cause or he resigns for good reason within three months preceding and 12 months following certain liquidity events of Berkshire Grey.

Outstanding Equity Awards at December 31, 2020

The following table sets forth certain information with respect to outstanding equity awards held by Berkshire Grey’s named executive officers as of December 31, 2020. The market value of the shares in the following table is the fair value of such shares at December 31, 2020.

			Option Awards					Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(1)
Thomas Wagner	11/4/2020	(2)	—	346,540	—	6.70	11/4/2030	—	—	—	—
Chief Executive	11/4/2020	(3)	—	—	105,653	6.70	11/4/2030	—	—	—	—
Officer	12/9/2020	(4)	—	36,671	—	6.70	12/9/2030	—	—	—	—
	12/9/2020	(5)	—	—	394,391	6.70	12/9/2030	—	—	—	—
Steven Johnson	10/28/2019	(6)	—	—	—	—	—	421,909	5,489,036	595,936	7,753,127
President and Chief Operating Officer
Mark Fidler	11/4/2020	(7)	—	422,610	—	6.70	11/4/2030	—	—	—	—
Chief Financial Officer

____________

(1)      Market value of unvested shares is based on management’s retrospective determination of the fair market value of such shares as of December 31, 2020: $13.01.

(2)      The stock option is subject to time-based vesting, such that the stock options vests over four years, commencing on November 4, 2020, with 25% of the award vesting on the first anniversary of such date, followed by equal monthly vesting thereafter. In addition, the stock option is subject to automatic 100% acceleration upon a “change in control” (as defined in the stock option agreement).

(3)      The stock options vest at the discretion of the board of directors for achievement of performance milestones determined by the board of directors. The maximum number of options to acquire shares of stock Dr. Wagner may earn in connection with this award is 105,653. In addition, the stock option is subject to automatic 100% acceleration upon a “change in control” (as defined in the stock option agreement).

(4)      The stock option is subject to time-based vesting, such that the stock options vests over four years, commencing on December 9, 2020, such that 25% of the award vests upon the first anniversary of such date, followed by equal monthly vesting thereafter. In addition, the stock option is subject to automatic 100% acceleration upon a “change in control” (as defined in the stock option agreement).

(5)      The stock options vest at the discretion of the Board for achievement of performance milestones determined by the board of directors. The maximum number of options to acquire shares of stock Dr. Wagner may earn in connection with this award is 394,391. In addition, the stock option is subject to automatic 100% acceleration upon a change in control (as defined in the stock option agreement).

(6)      The restricted stock awards are subject to time- and performance-based vesting in equal parts. The time-based vesting portion the restricted stock awards vest over four years, commencing on October 28, 2019, such that 25% of the award vests upon the first anniversary of such date, followed by equal monthly vesting thereafter. The performance-based vesting portion of the awards vests upon the achievement of corporate financial performance criteria.

(7)      The stock option is subject to time-based vesting, such that the stock options vest over four years, commencing on September 1, 2020, such that 25% of the award vests upon the first anniversary of such date, followed by equal monthly vesting thereafter.

Employee Benefits and Equity Compensation Plans

2013 Stock Option and Purchase Plan

Berkshire Grey 2013 Stock Option and Purchase Plan (the “2013 Plan”) was adopted by Berkshire Grey’s board of directors in October 2013, Berkshire Grey’s stockholders in October 2013 and amended and restated in November 2020. The 2013 Plan allows the administrator of the plan to make equity-based incentive awards to Berkshire Grey’s employees, directors, consultants and advisors.

Authorized Shares.    Berkshire Grey reserved 10,017,823 shares of Berkshire Grey Common Stock for the issuance of awards under the 2013 Plan, subject to adjustment in the event of a stock split, stock dividend or other change in Berkshire Grey capitalization. The shares issued under the 2013 Plan are either (i) authorized but unissued shares or (ii) treasury shares. The shares of Berkshire Grey Common Stock underlying any awards that are forfeited or reacquired by Berkshire Grey prior to vesting under the 2013 Plan are added back to the shares of common stock available for issuance under the 2013 Plan.

Administration.    The 2013 Plan is administered by either Berkshire Grey’s board of directors or a committee as selected by Berkshire Grey’s board of directors, or Administrator. The Administrator has the full power to select, from among the individuals eligible for awards, the individuals to whom awards are granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2013 Plan among other authority.

Eligibility.    Persons eligible to participate in the 2013 Plan are those employees, directors, consultants and advisors, as selected from time to time by the Administrator in its discretion.

Options.    The 2013 Plan permits the granting of both options to purchase Berkshire Grey Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option is determined by the Administrator but may not be less than 100% of the fair market value of Berkshire Grey Common Stock on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option is fixed by the Administrator and may not exceed 10 years from the date of grant. The Administrator determines at what time or times each option may be exercised.

Other Awards.    The Administrator may sell shares of common stock or otherwise award other stock-based awards subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or other service relationship with Berkshire Grey through a specified vesting period.

Corporate Transactions.    The 2013 Plan provides that upon a merger with another entity, sale of all or substantially all of Berkshire Grey’s assets, sale of a majority of the voting power of the stock of Berkshire Grey, then the Administrator may provide for the following: (i) the continuation of all stock options granted under the 2013 Plan (or substitution for equivalent options of the acquiror, as applicable), (ii) upon written notice to the participants of the 2013 Plan, provide that all stock options must be exercised, to the extent exercisable, over the course of a specified period, after which all stock options shall terminate, or (iii) terminate all stock options in exchange for a payment, in either cash or such other form as to be received by the stockholders of Berkshire Grey in such transaction, equal to the excess of the fair market value of the underlying shares subject to the stock options over such stock options’ exercise price with respect to the stock options then exercisable, including with respect to any stock options made fully exercisable by the Administrator in connection with the transaction.

Amendment.    Berkshire Grey’s board of directors may amend or discontinue the 2013 Plan or any form of award agreement for the purpose of satisfying changes in law or for any other lawful purpose, at any time. Certain amendments to the 2013 Plan or to the terms of outstanding options or stock appreciation rights will require the approval of Berkshire Grey stockholders.

No awards may be granted under the 2013 Plan after the date that is 10 years from the date on which the 2013 Plan became effective. Upon the effectiveness of the 2021 Plan, no additional awards will be made under the 2013 Plan.

2021 Stock Option and Incentive Plan

Effective upon the completion of the Business Combination and in connection with the implementation of the 2021 Plan, we intend to grant awards to certain executive officers, however, such awards to executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time. See the section entitled “Proposal No. 5 — Incentive Plan Proposal” beginning on page 93 of this proxy statement/prospectus.

Employee Benefit Plans

Berkshire Grey’s named executive officers are eligible to participate in Berkshire Grey’s employee benefit plans, including Berkshire Grey’s medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of Berkshire Grey’s other employees. Berkshire Grey also maintains a 401(k) plan for the benefit of its eligible employees, including the named executive officers, as discussed in the section “ 401(k) plan.”

401(k) Plan

Berkshire Grey maintains a 401(k) retirement savings plan, or the 401(k) Plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Internal Revenue Service. Berkshire Grey’s employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. Berkshire Grey makes matching contributions to eligible participants equal to the first 4% of the participants’ contributions.

DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a non-employee member of Berkshire Grey’s board of directors during the year ended December 31, 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of Berkshire Grey’s board of directors in 2020 for their services as members of the board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter Barris	—	—	—	—	—	—	—
Sven Strohband	—	—	—	—	—	—	—
Kenichi Yoshida	—	—	—	—	—	—	—

We expect to adopt a director compensation program that will become effective following the Business Combination. Under this director compensation program, we expect that we will pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. We expect the chairman of the board of directors and of each committee will receive higher retainers for such service. We expect these fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our board of directors and no fee will be payable in respect of any period prior to the completion of this offering. We expect the fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$	$
Audit Committee	$	$
Compensation Committee	$	$
Nominating and Corporate Governance Committee	$	$

We also expect to continue to reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee of our board of directors on which he or she serves.

BERKSHIRE GREY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which Berkshire Grey’s management believes is relevant to an assessment and understanding of Berkshire Grey’s consolidated results of operations and financial condition. You should read the following discussion and analysis of Berkshire Grey’s financial condition and results of operations together with the section titled “Selected Consolidated Financial Information of Berkshire Grey” and Berkshire Grey’s audited consolidated financial statements and notes thereto and unaudited condensed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with Berkshire Grey’s pro forma financial information as of and for the year ended December 31, 2020. In addition to historical financial information, this discussion contains forward-looking statements based upon Berkshire Grey’s current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this Berkshire Grey Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Berkshire Grey,” “we,” “us,” “our,” and other similar terms refer to Berkshire Grey and its consolidated subsidiaries.

Business Overview

Berkshire Grey is an Intelligent Enterprise Robotics (“IER”) company pioneering and delivering transformative AI-enabled robotic solutions that automate filling ecommerce orders for consumers or businesses, filling orders to resupply retail stores and groceries, and handling packages shipped to fill those orders. Our solutions transform supply chain operations and enable our customers to meet and exceed the demands of today’s connected consumers and businesses.

Our IER capabilities are grounded in patented and proprietary technologies for robotic picking (each picking or unit handling), robotic movement and mobility (movement and storage of orders and goods), and system orchestration which enables various intelligent subsystems to work together so that the right work is being done at the right time to meet our customer’s needs. We are a technology leader in robotics and AI automation with an intellectual property position buttressed by trade secrets supporting our technologies and over 300 patent filings with 71 U.S. and international patents issued to date in technologies including robotic picking, mobility, gripping, sensing and perception, general robot control, and differentiated supporting mechanisms. A July 2019 article published in CIO Review, 20 Most Promising Robotics Solution Providers – 2019, stated that our company offers “diverse, AI-enabled robotic technologies that transform omnichannel fulfillment operations,” and Fast Company named Berkshire Grey one of the “10 most innovative companies in robotics” on March 9, 2021. Our proprietary technologies enable us to offer holistic solutions that automate supply chain operations. Our solutions include moving goods to robots that then pick and pack ecommerce or retail orders, robotically moving and organizing inventory and orders within a warehouse or logistics facility, and robotically sorting packages and shipments.

Berkshire Grey is an IER company, a technology creator, and a deliverer of solutions. We are not a component technology company nor are we a conventional systems integrator. Instead, we create products from the technologies we pioneer and develop, and then incorporate the products (product modules) into solutions — solutions that incorporate said modules and are designed by us to meet customer performance metrics like throughput and accuracy rates. This technology plus performant, whole-enterprise solution view, enables customers to focus on the core of their business and creates attractive returns for them. Following the whole-enterprise solution view, we not only make, install, test, and commission the solutions, but we also offer customers continued support in the form of software updates as well as professional services including maintenance, system operation, and cloud-based monitoring and analytics. Because of our modular approach to solutions and the role of our software, we offer customers the ability to incrementally add to or change solutions, and we can incorporate outside technologies with our product modules if desired. The same modular attributes mean we can offer small and large solutions and can design for brownfield and greenfield installations. We offer customers a range of purchase options including a robotics-as-a-service (“RaaS”) program that minimizes the up-front capital required when compared to conventional equipment purchase models. We also realize recurring revenues from software maintenance and other services offered to our customers post-installation.

To date, most of our deployments have been with large, Fortune 50 companies, where our technology and solutions in production have achieved targeted metrics including throughput, accuracy, equipment effectiveness, and others. Our customers include Walmart, Target, FedEx, SoftBank Robotics Corp. and TJX. Since 2019, our customers have ordered approximately $114 million of systems from us, and as of December 31, 2020 we had orders of approximately $70 million in backlog that we expect to deliver and install during 2021 and early 2022.

In 2020 Target Corporation and SoftBank Robotics Corp comprised approximately 70% and 30% of our revenue, respectively, and in 2019 SoftBank Robotics Corp. and Walmart, Inc. comprised approximately 60% and 30% of our revenue, respectively. We enter into master system purchase agreements with our customers that permit them to order systems from time to time and orders placed may be cancelled for convenience subject to payment of costs incurred by us.

While we have more than a dozen product offerings incorporating AI and other advanced technologies, and we continue to develop new technologies and products. The strength of our team enables this continuous development — of our approximately 275 employees as of March 1, 2021, approximately 75% have technical degrees, approximately 60% have advanced degrees and 28 employees have PhD’s. Our engineering team has more than 1,000 years of combined robotics experience.

We have incurred operating losses and negative cash flows from operating activities in each of our annual periods since our inception, and we expect we will continue to need investments to support the growth of our business, continue research and development in our customer solutions, and support our operations. We also expect that we will incur operating losses and negative cash flows from operating activities for the next few years as a result of these continued investments. Our ability to achieve profitability and positive cash flows from operating activities will depend primarily on our ability to substantially scale our revenues with current and future customers. We believe that our revenue growth will be driven by expanding relationships with our current, large anchor customers and by investing in sales and marketing resources to build a diverse, global customer base and expand geographically. By scaling our revenues, we expect to be able to lower our solution costs through increased volumes with our contract manufacturers. Additionally, scaling our revenues allows us to leverage overhead and other fixed costs supporting our business, contributing towards improving overall profitability. We believe that our proprietary technology powered by our artificial intelligence software platform combined with our engineering capabilities and proven customer experiences will enable us to fully realize our potential in the large and rapidly growing robotics and AI automation industry.

Recent Developments

Merger Agreement

On February 23, 2021, we entered into the Merger Agreement to effectuate the Business Combination with RAAC, a special purpose acquisition company. Upon the closing of the Business Combination, the combined operating company will be named Berkshire Grey, Inc. and is expected to continue to be listed on Nasdaq. Subject to the terms and conditions of the Merger Agreement, upon the effective time, each issued and outstanding share of Berkshire Grey Common Stock, other than (i) any such shares held in the treasury of Berkshire Grey and (ii) any shares held by stockholders of Berkshire Grey who have perfected and not withdrawn a demand for appraisal rights, will be canceled and converted into the right to receive a number of newly issued shares of RAAC Class A Common Stock (with each share valued at $10.00) equal to (x) $2,250,000,000 divided by (y) the number of shares of Aggregate Fully Diluted Company Stock (as defined in the Merger Agreement). Immediately prior to the effective time, all issued and outstanding shares of Berkshire Grey Preferred Stock will be converted into shares of Berkshire Grey Common Stock.

In connection with the Business Combination, the stockholders of Berkshire Grey will exchange their interests in Berkshire Grey for shares of RAAC Class A Common Stock. After consummation of the merger, the funds held in the Trust Account and the proceeds of the PIPE Investment will be used to pay holders of the RAAC Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination and for Berkshire Grey’s working capital and general corporate purposes.

The combined entity is expected to continue to operate under the Berkshire Grey management team, with John K. Delaney remaining on the New Berkshire Grey Board. For more information, see “Management After the Business Combination.” Completion of the Business Combination, which is currently expected in the second quarter of 2021, is subject to approval of the RAAC Stockholders and the satisfaction or waiver of certain other customary closing conditions.

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. It is not possible to accurately predict the full impact of the COVID-19 pandemic on our business, financial condition and results of operations due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties. For example, we face uncertainties about the duration and spread of the outbreak, additional actions that may be taken by governmental entities, and the impact it may have on the ability of us, our customers, our suppliers, our manufacturers, and our other business partners to conduct business. Governments in affected regions have implemented, and may continue to implement, safety precautions which include quarantines, travel restrictions, business closures, cancellations of public gatherings, and other measures as they deem necessary. Many organizations and individuals, including our company and employees, are taking additional steps to avoid or reduce infections, including limiting travel and working from home. These measures are disrupting normal business operations and have had significant negative impacts on businesses and financial markets worldwide. We continue to monitor our operations and government recommendations and have made modifications to our normal operations because of the COVID-19 pandemic, including requiring most non-engineering or operations-related team members to work remotely, utilizing heightened cleaning and sanitization procedures, implementing new health and safety protocols and reducing non-essential travel.

To date, travel restrictions and capacity limits at customer locations imposed in response to the COVID-19 pandemic have caused delays in the deployment of two customer contracts; however, the pandemic has not significantly impacted our financial condition and operations. We cannot predict the future extent or duration of the impact that the COVID-19 pandemic will have on our financial condition and operations. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, Berkshire Grey’s results may be materially adversely affected.

Critical Accounting Policies and Significant Estimates

Revenue Recognition

We primarily derive revenues from the sale of our AI-enabled robotics and automation solutions, which consist of a network of automated machinery installed at the customer location and configured to meet specified performance requirements. Revenue is recognized when control of the promised products is transferred to the customer, or when services are satisfied under the contract, in an amount that reflects the consideration Berkshire Grey expects to be entitled to in exchange for those products or services (the transaction price). Revenue is recognized only to the extent that it is probable that a significant reversal of revenue will not occur. Taxes collected from customers, which are subsequently remitted to governmental authorities, are excluded from revenue.

Our customer contracts typically have multiple performance obligations. Judgment is required to determine whether performance obligations specified in these contracts are distinct and should be accounted for as separate revenue transactions for recognition purposes. We also provide assurance-based warranties that are not considered a distinct performance obligation. We allocate the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices (“SSP”) of the promised goods or services underlying each performance obligation.

We have had limited standalone sales of our solutions and services. We began generating revenue from the sale of systems in 2018. The absence of observable prices resulting from our relatively short period of revenue generation requires us to estimate the SSPs of distinct performance obligations in a given contract. We use a cost plus margin approach to determine the SSP for separate performance obligations. Expected margins may vary based on the complexity of the underlying equipment and technologies. Our determination of SSP may change in the future as standalone sales of solutions and services occur, providing observable prices.

Each customer contract is evaluated individually to determine the appropriate pattern of revenue recognition. The majority of our revenues is from the sale of systems which are delivered and installed by our deployment teams. Revenue recognition for these contracts begins upon delivery and continues throughout the installation and implementation period. Berkshire Grey typically uses total estimated labor hours as the input to measure progress as labor hours represent work performed and the transfer of control to the customer. Revenue from sale of services may be recognized over the life of the associated service contract or as services are performed, depending on the nature of the services being provided.

Our complete revenue recognition policy is more fully described in the Berkshire Grey’s Notes to the Consolidated Financial Statements.

Stock-Based Compensation

We measure stock-based awards granted to employees, directors and non-employees based on their fair value on the date of the grant and recognize the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur. We grant stock options and restricted stock awards that are subject to service and/or performance-based vesting conditions. Compensation expense related to awards to employees and non-employees with performance-based vesting conditions is recognized based on the grant date fair value over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable. We estimate the probability that certain performance criteria will be met and do not recognize compensation expense until it is probable that the performance-based vesting condition will be achieved.

We classify stock-based compensation expense in the statements of operations in the same way the payroll costs or service payments are classified for the related stock-based award recipient.

We estimate the fair value of each stock option using the Black-Scholes option pricing model or a lattice model, which requires the input of highly subjective assumptions, including (i) the expected volatility of our stock, (ii) the expected term of the award, (iii) the risk-free interest rate, (iv) expected dividends, and (v) the fair value of our common stock.

A complete discussion of stock-based compensation expense, including cost components and amounts, is more fully described in the Berkshire Grey’s Notes to the Consolidated Financial Statements.

Determination of the Fair Value of Common Stock

As there has been no public market for our common stock to the date of this proxy statement/prospectus, management used the assistance of a third-party valuation specialist to determine the estimated fair value of our common stock. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ (“AICPA”) Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The independent third-party valuation specialist considered all objective and subjective factors that it believed to be relevant for each valuation conducted in accordance with AICPA’s Valuation Guide, including our best estimate of our business condition, prospects, and operating performance at each valuation date. Other significant factors included:

•        The rights and preferences of our preferred stock as compared to those of our common stock, including liquidation preferences of preferred stock;

•        Our current and prospective results of operations and financial position;

•        Our weighted average cost of capital;

•        Our stage of development and business strategy and the material risks related to our business and industry;

•        The composition of, and changes to, our management team and board of directors;

•        The lack of liquidity of our common stock;

•        The valuation of publicly traded peer companies; and

•        The likelihood of becoming a publicly listed entity.

The assumptions underlying these valuations represented our best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of its common stock and its stock-based compensation expense could have been materially different.

Once a public trading market for the combined entity’s common stock has been established for a sufficient period of time subsequent to the closing of the Business Combination, we expect that it will not be necessary for the New Berkshire Grey Board to estimate the fair value of its common stock in connection with its accounting for granted stock options and other such awards we may grant, as the fair value of New Berkshire Grey Common Stock will be determined based on the quoted market price.

Contract Assets and Contract Liabilities

Contract assets represent the sale of goods or services to a customer before Berkshire Grey has the right to obtain consideration from the customer. Contract assets consist of unbilled amounts at the reporting date and are transferred to accounts receivable when the rights become unconditional.

Contract liabilities represent an obligation to transfer goods or services to a customer for which Berkshire Grey received advanced consideration. Contract liabilities will be recognized when the contracted deliverables are provided to our customers.

Deferred Fulfillment Costs

Berkshire Grey incurs costs to its obligations under a contract once it is obtained, but before transferring goods or services to the customer. Berkshire Grey capitalizes deferred fulfillment costs if they are directly related to a specific customer contract, generate or enhance assets used to satisfy the customer contract performance obligations in the future, and are recoverable. Berkshire Grey’s deferred fulfillment costs include direct labor related to manufacturing, installation, software services, and direct materials.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the “Risk Factors” section of this proxy statement/prospectus.

Industry Opportunity and Competitive Landscape

At Berkshire Grey, we believe AI-enabled robotics and automation is essential to meet the evolving order fulfillment needs driven by fundamental changes in consumer buying behavior. We believe our current and potential future customers will need to make significant investments in automation of their supply chain infrastructure to remain competitive. Currently, our primary competition is mainly manual systems and human labor, and the robotics and AI automation market is continually evolving. With the introduction of new technologies and the potential entry of new competitors into the market, we expect competition to increase in the future. We believe that our proprietary technology powered by our AI software platform combined with our engineering capabilities and proven customer experiences will enable us to capture significant market share in the emerging robotics and AI automation industry.

Commercialization of Products

Several of our technologies, product modules, and solutions are in development and are scheduled to be deployed throughout 2021 and 2022. Prior to commercialization, we must complete design, development, testing and ramp-up of our third-party manufacturing partners. Any delays in successful completion of these steps may impact our ability to generate revenue from these solutions.

Pricing, Product Cost, and Margins

To date, our revenues have been generated from a limited number of customer systems that have been deployed since 2019. Going forward, we expect to commercialize our current solution portfolio and develop additional solutions for future commercialization. Pricing may vary by customer and region due to market-specific supply and demand dynamics and product lifecycles, and sales of certain products have, or are expected to have, higher gross margins than others. As a result, our financial performance depends, in part, on the mix of solutions we sell during a given period. In addition, we are subject to price competition, and our ability to compete in key markets will depend on the success of our investments in new technologies and cost improvements as well as our ability to introduce cost-effective solutions for our customers.

Continued Investment and Innovation

We believe that we are a leader in the robotics and AI automation industry, offering breakthrough technologies that create significant value for our customers. Our performance is dependent on the investment we make in our research and development efforts and on our ability to remain at the forefront of the robotics and AI automation industry. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new solutions, enhance existing solutions, and generate customer demand for our solutions. We believe that investment in our research and development will contribute to long-term revenue growth, but it may adversely affect our near-term profitability.

Summary of Recent Financial Performance

Revenue was $34.8 million in 2020 compared to $8.0 million in 2019. The increase is primarily due to the completion, and recognition of revenue, of a $22.3 million customer contract, with the remainder of the increase related to incremental development and deployment of a customer contract in which revenue is recognized on a percentage of completion basis.

Gross profit increased to $2.8 million in 2020, compared to a loss of $2.0 million in 2019, which was the result of margin from customer contracts described above and beginning to achieve economies of scale on fixed overhead costs.

Combined general and administrative, selling and marketing, and research and development expenses in 2020 increased to $64.7 million, compared to $48.2 million in 2019. The net increase in total operating expenses of $16.4 million included a $17.3 million increase in salaries and related employee costs related to personnel growth, $1.4 million increase in infrastructure related costs, $3.4 million increase in materials and services, offset by a $5.7 million decrease in stock-based compensation.

The decrease in stock-based compensation from 2019 to 2020 is related to a tender offer commenced by an investor in connection with the Series B-2 initial closing in October 2019 discussed in Notes 8 and 9 of Berkshire Grey’s Consolidated Financial Statements. Berkshire Grey’s operating expenses included $10.2 million in stock-based compensation expense during the year ended December 31, 2019 related to the tender offer. Excluding the tender offer, stock-based compensation included in operating expenses increased by $4.5 million in 2020 as compared to 2019 related to the issuance of restricted stock awards and additional stock option grants.

Net losses were $57.6 million in 2020 compared to $49.5 million in 2019. The increase in net losses was due primarily to increases in operating expenses offset in part by increases in gross profit noted above.

Components of Results of Operations

Revenue

Our revenues are primarily derived from selling AI-enabled robotics and automation solutions, which consist of a network of equipment and software installed at the customer location and configured to meet specified performance requirements. We also generate revenue from research services for our customers that extend the capabilities our technology, pilot agreements that allow customers to evaluate our solutions, sale and delivery of spare parts, maintenance, and extended support services.

We expect our revenue streams may change in future periods as our strategic objectives evolve and we negotiate contracts for future generations of our AI-enabled robotics and automation solutions. Additionally, we expect revenues to increase in absolute dollars in future periods as we expand our domestic and international sales and marketing teams.

Cost of Revenue

Cost of revenue represents the manufacturing cost of AI-enabled robotics and automation solutions. These costs primarily consist of amounts paid to third-party contract manufacturers, component suppliers, external labor, and personnel-related costs directly associated with manufacturing and installation operations. Cost of revenue also includes the cost of spare parts, warranty costs, shipping costs, and an allocated portion of overhead costs. Cost of revenue is recognized in direct proportion to the associated revenue stream; for customer solutions this is typically ratably over the installation period.

We expect cost of revenue to increase in absolute dollars in future periods as our revenues continue to grow. Additionally, we expect our cost of revenues to decline as a percentage of revenue as we achieve economies of scale with our third-party manufacturers, component suppliers, and deployment teams.

Gross Profit and Gross Margin

Gross profit is the difference between revenues and cost of revenue. Gross margin is the percentage obtained by dividing gross profit by revenue. Our gross profit and gross margin are, or may be, influenced by several factors, including:

•        Market conditions, including direct and indirect competition, that may impact our pricing;

•        Growth in our commercial team and thereby our customer base;

•        Mix changes between established and new solutions;

•        Cost of materials and services used by our third-party manufacturers and component suppliers; and

•        Our cost structure for manufacturing operations, including contract manufacturers, as the sales volume of our products and services increase.

We expect our gross margins to fluctuate over time, depending on the factors described above.

General and Administrative

General and administrative expenses represent costs incurred for the general corporate administration of Berkshire Grey. These costs are primarily related to salaries and related employee costs for our executive, finance, legal, information technology and human resources functions; professional fees for legal, audit, accounting, and other consulting services; information technology infrastructure costs; and an allocated portion of overhead costs.

We expect our general and administrative expenses will increase after the closing of the Business Combination on an absolute dollar basis as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for general and director and officer insurance, investor relations, and other administrative and professional services. In addition, we expect to incur additional costs as we continue to hire personnel and enhance our infrastructure to support the anticipated growth of the business.

Sales and Marketing

Sales and marketing expenses represent costs incurred for the selling and marketing of our solutions. These costs are primarily comprised of salaries and related employee costs for our sales and marketing departments, marketing services and materials, trade shows and event services, information technologies to support our sales and marketing teams, and an allocated portion of overhead costs.

We expect our sales and marketing costs will increase on an absolute dollar basis as we expand our headcount, initiate new marketing campaigns, and launch new solution platforms.

Research and Development

Our research and development expenses represent costs incurred to develop our current AI-enabled robotics and automation solutions, create new technology solutions that will enhance the capabilities of our existing solutions, and build prototype systems. Our research and development expenses consist primarily of salaries and related employee costs, components and materials for prototype development systems, design expenses, consulting and contractor costs, information technologies to support our engineering teams, and an allocated portion of overhead costs.

We expect research and development costs will increase on an absolute dollar basis over time as we continue to invest in advancing our technologies.

Interest Income

Interest income includes interest earned on cash and cash equivalents.

Other Income

Other income includes gains and losses on the change in fair value of warrants and foreign currency.

Income Taxes

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in tax law. Due to cumulative losses, we maintain a valuation allowance against our U.S. and state net deferred tax assets.

Results of Operations

The following is a description of significant components of our operations, including significant trends and uncertainties that we believe are important to an understanding of our business and results of operations.

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

In 2020 and 2019, Berkshire Grey generated revenue through the sale, delivery, installation of customer contracts in the United States and Japan. The following table presents revenue as well as the change from the prior period.

	For the Years Ended December 31,		Change in Revenue
(Dollars in thousands)	2020	2019	$	%
Revenue	$34,835	$7,972	$26,863	337%

Total revenue for the years ended December 31, 2020 and 2019 was $34.8 million and $8.0 million, respectively, an increase of $26.9 million or 337%. The increase is primarily due to the completion and recognition of revenue of a $22.3 million customer contract, with the remainder of the increase related to incremental development and deployment of a customer contract in which revenue is recognized on a percentage of completion basis, and the sale, delivery, installation and/or completion of contracts with existing customers. In 2020, Target Corporation and SoftBank Robotics Corp. comprised approximately 70% and 30% of our revenue, respectively, and in 2019, SoftBank Robotics Corp. and Walmart, Inc. comprised approximately 60% and 30% of our revenue, respectively. Since 2019, our revenue has been dependent upon these few customers and we expect that we will continue to derive a majority of our revenue from a limited number of significant customers in future years. No assurance can be given that our significant customers will expand their business relationship with us, will continue to do business with us, or that they will maintain their historical levels of business. If our relationship with any significant customer were to cease, then our revenues would decline and negatively impact our results of operations.

Cost of Revenue

The following table presents cost of revenue as well as the change from the prior period.

	For the Years Ended December 31,		Change in Cost of Revenue
(Dollars in thousands)	2020	2019	$	%
Cost of Revenue	$32,009	$9,974	$22,035	221%

Total cost of revenue during the years ended December 31, 2020 and 2019 was $32.0 million and $10.0 million, respectively, an increase of $22.0 million or 221%. The increase in total cost of revenue was driven primarily by costs related to the completion of a $22.3 million customer contract.

Gross Profit and Gross Margin

The following table presents gross profit as well as the change from the prior period.

	For the Years Ended December 31,		Change in Gross Profit
(Dollars in thousands)	2020	2019	$	%
Gross Profit	$2,826	$(2,002)	$4,828	(241)%

Total gross profit during the years ended December 31, 2020 and 2019 was $2.8 million and a loss of $2.0 million, respectively. The increase in gross profit of $4.8 million resulted from completing more product and service contracts compared to the prior year, and beginning to achieve economies of scale with fixed overhead costs.

The following table presents gross margin as well as the change from the prior period.

	For the Years Ended December 31,		Change in Gross Margin
	2020	2019
Gross Margin	8%	(25)%	33%

Total gross margin was approximately 8% for 2020 compared with total gross margin of (25)% for 2019, an increase of 33% points. The increase in 2020 gross margin percentage was driven by higher revenues and achieving economies of scale with fixed overhead costs, including certain fixed personnel related costs directly associated with manufacturing. We expect that gross margins will continue to improve as we grow our revenue. However, gross margins may fluctuate significantly based on actual volumes realized in any given reporting period. By scaling our revenues, we expect to be able to lower our solution costs through increased volumes with our contract manufacturers. Additionally, scaling our revenues allows us to leverage other overhead costs, contributing towards improving overall gross margins.

General and Administrative

The following table presents general and administrative expenses as well as the change from the prior period.

	For the Years Ended December 31,		Change in Expenses
(Dollars in thousands)	2020	2019	$	%
General and Administrative	$15,935	$15,152	$783	5%
% of Operating Expenses	25%	31%

General and administrative expenses during the years ended December 31, 2020 and 2019 were $15.9 million and $15.1 million, respectively, an increase of $0.8 million or 5%. The increase in general and administrative expenses included a $1.8 million increase in salaries and related employee costs, $1.3 million increase in business services (e.g., legal, recruiting, insurance, consulting), partially offset by a $2.3 million decrease in stock-based compensation. In 2019, we recorded $5.0 million in stock-based compensation expense associated with a tender offer of shares of our common stock which is more fully described in Notes 8 and 9 to our Consolidated Financial Statements and a similar expense was not incurred in 2020.

Sales and Marketing

The following table presents sales and marketing expenses as well as the change from the prior period.

	For the Years Ended December 31,		Change in Expenses
(Dollars in thousands)	2020	2019	$	%
Sales and Marketing	$12,910	$5,272	$7,638	145%
% of Operating Expenses	20%	11%

Sales and marketing expenses during the years ended December 31, 2020 and 2019 were $12.9 million and $5.3 million, respectively, an increase of $7.6 million or 145%. The increase in sales and marketing expenses included a $5.9 million increase in salaries and related employee costs related primarily to sales team personnel growth and expansion into Europe, $1.0 million increase in marketing services and materials to expand our customer reach, branding programs, and implementing systems to support planned future growth, and $0.7 million increase in stock-based compensation. In 2019, we recorded $0.8 million in stock-based compensation expense associated with a tender offer of shares of our common stock which is more fully described in Notes 8 and 9 to our Consolidated Financial Statements and a similar expense was not incurred in 2020.

Research and Development

The following table presents research and development expenses as well as the change from the prior period.

	For the Years Ended December 31,		Change in Expenses
(Dollars in thousands)	2020	2019	$	%
Research and Development	$35,806	$27,805	$8,001	29%
% of Operating Expenses	55%	58%

Research and development expenses during the years ended December 31, 2020 and 2019 were $35.8 million and $27.8 million, respectively, an increase of $8.0 million or 29%. The increase in research and development expenses included an $9.6 million increase in salaries and related employee costs related to personnel growth and expanded development programs, $1.4 million increase in costs associated with equipment related to engineering projects, $1.1 million increase in research and development materials and services, offset by a $4.1 million decrease in stock-based compensation. In 2019, we recorded $4.5 million in stock-based compensation expense associated with a tender offer of shares of our common stock which is more fully described in the Notes to our Consolidated Financial Statements.

Interest Income

The following table presents interest income as well as the change from the prior period.

	For the Years Ended December 31,		Change in Interest Income
(Dollars in thousands)	2020	2019	$	%
Interest Income	$280	$579	$(299)	(52)%

Interest income during the years ended December 31, 2020 and 2019 was $0.3 million and $0.6 million, respectively, a decrease of $0.3 million or 52%. The decrease in interest income is attributed to a decline in cash balances and interest rates on money market funds.

Other Income

The following table presents other income as well as the change from the prior period.

	For the Years Ended December 31,		Change in Other Income
(Dollars in thousands)	2020	2019	$	%
Other Income	$3,907	$142	$3,765	2,651%

Other income during the years ended December 31, 2020 and 2019 was $3.9 million and $0.1 million, respectively, an increase of $3.8 million or 2,651%. The increase in other income is related to the revaluation of warrants issued to purchase shares of Berkshire Grey Series B-3 Preferred Stock which we determined, upon evaluation of achievement of certain performance milestones, that the vesting of the warrants was not probable. See Note 8 in our consolidated financial statements for more information regarding the warrants.

Income Taxes

During the years ended December 31, 2020 and 2019, Berkshire Grey recorded no income tax benefits due to the uncertainty of future taxable income as Berkshire Grey has incurred net losses since inception.

We have provided a valuation allowance for all our net deferred tax assets as a result of our historical net losses in the jurisdictions in which we operate. We continue to assess our future taxable income by jurisdiction based on our recent historical operating results, the expected timing of reversal of temporary differences, various tax planning strategies that we may be able to enact in future periods, the impact of potential operating changes on our business and our forecast results from operations in future periods based on available information at the end of each reporting period. To the extent that we are able to reach the conclusion that deferred tax assets are realizable based on any combination of the above factors in a single, or multiple, taxing jurisdictions, a reversal of the related portion of our existing valuation allowances may occur.

Non-GAAP Financial Information

In addition to our results determined in accordance with GAAP, we believe that EBITDA and Adjusted EBITDA, each non-GAAP financial measures, are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

We define “EBITDA” as net loss plus interest income, income tax expense, depreciation and amortization expense.

We define “Adjusted EBITDA” as EBITDA adjusted for stock-based compensation.

We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing, capital expenditures, and non-cash expenses such as stock-based compensation and provides investors with a means to compare our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of these measures may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA during the years presented.

	For the Years Ended December 31,
(Dollars in thousands)	2020	2019
Net loss	$(57,643)	$(49,511)
Interest income	(280)	(579)
Income tax expense	5	1
Depreciation and amortization	1,006	312
EBITDA	(56,912)	(49,777)
Stock-based compensation	6,021	12,034
Adjusted EBITDA	$(50,891)	$(37,743)

Liquidity and Capital Resources

Sources of Liquidity and Capital

We have incurred a net loss in each of our annual periods since our inception. We incurred net losses of $57.6 million and $49.5 million during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, we have an accumulated deficit of $151.7 million. As an early-stage company, we have primarily obtained cash to fund our operations through preferred stock offerings. From inception through December 31, 2020, we have received cumulative gross proceeds from the sale of our preferred stock and warrants of $227.3 million to fund our operations. We have incurred operating losses and negative cash flows from operating activities in each of our annual periods since our inception, and we expect we will continue to need investments to support the growth of our business, continue research and development in our customer solutions, and support our operations. We also expect that we will incur operating losses and negative cash flows from operating activities for the next few years as a result of these continued investments. Our ability to achieve profitability and positive cash flows from operating activities will depend primarily on our ability to substantially scale our revenues with current and future customers. We believe that our revenue growth will be driven by expanding relationships with our current, large anchor customers, and by investing in sales and marketing resources to build a diverse, global customer base and expand geographically. By scaling our revenues, we expect to be able to lower our solution costs through increased volumes with our contract manufacturers. Additionally, scaling our revenues allows us to leverage overhead and other fixed costs supporting our business, contributing towards improving overall profitability.

We believe that our existing capital resources will be sufficient to support our operating plan and cash commitments for the next 12 months. As of December 31, 2020, we had cash and cash equivalents of $93.9 million which are principally invested in money market funds. These highly liquid assets significantly exceed our current short-term obligations.

Cash Flows

The following table summarizes our cash flows during the years presented.

	For the Years Ended December 31,
(Dollars in thousands)	2020	2019
Net cash used in operating activities	$(55,974)	$(28,821)
Net cash used in investing activities	(8,718)	(1,818)
Net cash provided by financing activities	226	167,589
Net (decrease) increase in cash, cash equivalents and restricted cash	$(64,466)	$136,950

Cash Flows for the Years ended December 31, 2020 and 2019

Operating Activities

Net cash used in operating activities during the years ended December 31, 2020 and 2019 was $56.0 million and $28.8 million, respectively. The increase of $27.2 million in cash used for operating activities is the result of $8.1 million increase in net losses, $9.1 million in adjustments from non-cash operating activities, and $10.0 million in changes from net operating assets and liabilities.

The increase in net losses of $8.1 million is more fully described in the management’s discussion and analysis of operating results.

Changes in non-cash operating activity of $9.1 million include a $6.0 million reduction in stock-based compensation and a $3.9 million gain on the revaluation of warrants associated with Berkshire Grey Series B-3 Preferred shares, partially offset by an increase in depreciation of $0.7 million.

In 2019, we recorded $10.6 million in stock-based compensation expense associated with a tender offer of shares of our common stock which is more fully described in the Notes to our Consolidated Financial Statements. Other income from warrant revaluation occurred in mid-2020 when we determined, upon evaluation of performance milestones, that the vesting of the warrants was not probable. Increases in depreciation are primarily attributable to an increase in investing activities, specifically related to leasehold improvements and capitalized development systems.

Cash used from changes in net operating assets and liabilities totaling $10.0 million is composed of a $18.3 million decrease in cash from changes in contract liabilities, a $15.9 million decrease in cash from changes in accounts receivable, partially offset by a $20.5 million increase in cash from changes in deferred fulfillment costs and a $2.2 million increase in cash from changes in accounts payable.

Investing Activities

Net cash used in investing activities for the years ended December 31, 2020 and 2019 was $8.7 million and $1.8 million, respectively. The increase of $6.9 million is attributed to an increase in capital expenditures for development systems, leasehold improvements for lab and office space in Bedford, Massachusetts and Sharpsburg, Pennsylvania, and information technology infrastructure for research and development teams.

Financing Activities

Net cash provided by financing activities during the years ended December 31, 2020 and 2019 was $0.2 million and $167.6 million, respectively. The decrease in cash provided by financing activities of $167.4 million was primarily due to the issuance of our Berkshire Grey Series B-2 Preferred Stock financing and B-3 Warrants in June 2019.

Commitments and Contingencies

See Note 13 in the Consolidated Financial Statements for discussion on contractual commitments and contingencies.

Off-Balance Sheet Arrangements

In October 2019, Berkshire Grey issued a Partial Recourse Secured Promissory Note (the “Secured Promissory Note”) to an executive officer for approximately $9.9 million with an interest rate of 1.86% per annum compounded annually. Under the terms of the Secured Promissory Note, the officer will be personally liable for 51% of the unpaid balance of the principal and any accrued interest. The entire principal amount was used to purchase 1,191,872 shares of restricted stock. The Secured Promissory Note is collateralized by the restricted common stock. Berkshire Grey determined that the entire Secured Promissory Note must be treated as non-recourse; as such, the balance of the note and related accrued interest are not presented on the consolidated balance sheets.

Recent Accounting Pronouncements

See Note 2 in the Consolidated Financial Statements regarding recent accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Rate Sensitivity

We are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of foreign subsidiaries, transaction gains and losses associated with intercompany accounts receivable and payable with foreign subsidiaries, and transactions denominated in currencies other than a location’s functional currency. As such, we have exposure to adverse changes in exchange rates associated with operating expenses of our foreign operations. Any fluctuations in other currencies will have minimal direct impact on our international revenue.

We regularly monitor the forecast of non-U.S. dollar expenses and the level of non-U.S. dollar monetary asset and liability balances to determine if any actions, including possibly entering into foreign currency contracts, should be taken to minimize the impact of fluctuating exchange rates on our results of operations. We have not entered into any foreign currency contracts as of December 31, 2020.

Interest Rate Sensitivity

At December 31, 2020, we had unrestricted cash and cash equivalents of $93.9 million. The unrestricted cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. As of December 31, 2020, all our cash equivalents were held in money market funds. Due to the short-term nature of these investments, we believe we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables and accompanying footnotes set forth information regarding (1) the actual beneficial ownership of RAAC Class A Common Stock, RAAC Class B Common Stock and RAAC Class C Common Stock as of May 14, 2021, without giving effect to the Business Combination, and (2) expected beneficial ownership of shares of New Berkshire Grey common stock immediately following the consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption scenario” as described below) by:

•        each person who is known to be the beneficial owner of more than 5% of the outstanding RAAC Common Stock or is expected to be the beneficial owner of more than 5% of any class of shares of New Berkshire Grey common stock post-Business Combination;

•        our current named executive officers and each of our current directors;

•        each person who will (or is expected to) become one of our named executive officers or directors post-Business Combination; and

•        all of our executive officers and directors as a group pre-Business Combination, and all of our executive officers and directors post-Business Combination.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

The beneficial ownership of shares of RAAC Common Stock pre-Business Combination is based on 38,333,333 shares of RAAC Common Stock (consisting of 28,750,000 shares of RAAC Class A Common Stock, 3,833,333 shares of RAAC Class B Common Stock and 5,750,000 shares of RAAC Class C Common Stock) issued and outstanding as of December 31, 2020.

The expected beneficial ownership of shares of New Berkshire Grey Common Stock post-Business Combination assumes two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no RAAC Public Shares are redeemed, 16,500,000 shares of RAAC Class A Common Stock are issued pursuant to the PIPE Investment and 193,630,686 shares of RAAC Class A Common Stock are issued as Merger Consideration.

•        Assuming Maximum Redemptions:    This presentation assumes that 22,740,375 of the current outstanding RAAC Public Shares are redeemed (which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of December 31, 2020 and still satisfy the minimum cash condition of $200,000,000 set forth in the Merger Agreement, after giving effect to the PIPE Investment and the payment of estimated transaction costs of approximately $25 million, including deferred underwriting commissions from RAAC’s IPO, incurred in connection with the Business Combination), 16,500,000 shares of RAAC Class A Common Stock are issued pursuant to the PIPE Investment and 193,630,686 shares of RAAC Class A Common Stock are issued as Merger Consideration.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock. Additionally, the following table does not reflect record or beneficial ownership of any shares of RAAC Common Stock issuable upon exercise of the RAAC Public Warrants or the RAAC Private Warrants or the 31,369,314 shares of RAAC Class A Common Stock underlying unvested and/or unexercised restricted stock issuable as Merger Consideration, as such securities are not exercisable or convertible within 60 days of the March 1, 2021.

Beneficial Ownership Before the Business Combination and PIPE Investment

	Class A Common Stock		Class B Common Stock(2)		Class C Common Stock(3)		Percentage of Voting Power
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class
5% Holders (Other than Directors and Named Executive Officer)
RAAC Management (the Sponsor)(4)	—	—	3,735,333	97.44%	5628000	97.88%	24.43%
Millennium Management LLC(5)	1,790,904	6.23%	—	—	—	—	4.67%
Survetta Capital Management, LLC(6)	2,450,000	8.52%	—	—	—	—	6.39%
Directors and Named Executive Officers Pre-Business Combination
John K. Delaney(4)	—	—	3,735,333	97.44%	5,628,000	97.88%	24.43%
Stephen M. Case(4)	—	—	3,735,333	97.44%	5,628,000	97.88%	24.43%
Steven A. Museles(6)	—	—	16,000	*	24,000	*	*
Phyllis R. Caldwell(6)	—	—	16,000	*	24,000	*	*
Jason M. Fish(6)	—	—	16,000	*	24,000	*	*
All pre-Business Combination directors and executive officers as a group (5 individuals)	—	—	3,783,333	98.70%	5,700,000	99.13%	24.74%
Directors, Director Nominees and Named Executive Officers Post-Business Combination
Thomas Wagner	—	—	—	—	—	—	—
Steve Johnson	—	—	—	—	—	—	—
Mark Fidler	—	—	—	—	—	—	—
Peter Barris	—	—	—	—	—	—	—
Sven Strohband	—	—	—	—	—	—	—
Angela Du	—	—	—	—	—	—	—
Fiona P. Dias	—	—	—	—	—	—	—
Serena Wolfe.	—	—	—	—	—	—	—
John K. Delaney(4)(5)	—	—	3,735,333	97.44%	5,628,000	97.88%	—
All pre-Business Combination directors and executive officers as a group (7 individuals)	—	—	—	—	—	—	—

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Revolution Acceleration Acquisition Corp, 1717 Rhode Island Avenue, NW 10th floor, Washington, D.C. 20036.

(2)      The shares of RAAC Class B Common Stock will automatically convert into shares of RAAC Class A Common Stock at the time of the Business Combination on a one-for-one basis, subject to adjustment.

(3)      The shares of RAAC Class C Common Stock will automatically convert into shares of RAAC Class A Common Stock upon the earlier of (i) meeting certain stock price performance thresholds following the completion of the Business Combination, and (ii) subsequent to the completion of the Business Combination, the date on which we complete a merger, stock exchange, reorganization or other similar transaction that results in both a change of control and all of the public stockholders having the right to exchange their shares of RAAC Class A Common Stock for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment. All shares of RAAC Class C Common Stock will be forfeited if not converted to shares of RAAC Class A Common Stock after nine years.

(4)      RAAC Management LLC, the Sponsor, is the record holder of the 3,735,333 shares of RAAC Class B Common Stock and the 5,628,000 shares of RAAC Class C Common Stock reported herein. The members of our sponsor are Acceleration Capital Management LLC (“ACM”) and Revolution Special Opportunities LLC (“RSO”). Mr. Delaney is the managing member of ACM and Mr. Case is the managing member of RSO. The members of our sponsor elect and remove its managers. By virtue of control over our sponsor, each of Mr. Delaney and Mr. Case may be deemed to beneficially own shares held by our sponsor.

(5)      According to Amendment No. 1 to a Schedule 13G filed with the SEC on January 25, 2021, Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), which is the holder of 732,501 shares of RAAC Class A Common Stock, and Riverview Group LLC (“Riverview Group”), which is the holder of 800,000 shares of RAAC Class A Common Stock, and is the general partner of the 100% owner of ICS Opportunities, Ltd. (“ICS Opportunities”), which is the holder of 1,790,904 shares of RAAC Class A Common Stock. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and a trust of which Israel A. Englander currently serves as the sole voting trustee is the managing member of Millennium Group Management. As a result of the foregoing, each of Millennium Management, Millennium Group Management and Mr. Englander may be deemed to have shared voting control and investment discretion and therefore beneficial ownership over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities. The business address of each of Millennium Management, Millennium Group Management, Mr. Englander, Integrated Core Strategies, Riverview Group and ICS Opportunities is 666 Fifth Avenue, New York, New York 10103.

(6)      According to a Schedule 13G filed with the SEC on March 1, 2021, Suvretta Capital Management, LLC (“Suvretta Capital Management”) has beneficial ownership over 2,450,000 shares of RAAC Class A Common Stock held by its advisory clients, including Suvretta Master Fund, Ltd. (“Suvretta Master Fund”), which individually holds 2,422,900 shares of RAAC Class A Common Stock. Aaron Cowen has beneficial ownership over such securities by virtue of his role as a control person of Suvretta Capital Management. The business address of each of Suvretta Capital Management and Mr. Cowen is 540 Madison Avenue, 7th Floor, New York, New York 10022. The business address of Suvretta Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(7)      Excludes certain shares over which such individual has an indirect economic interest but no investment or voting power as a result of such individual’s indirect membership interest in the Sponsor.

Beneficial Ownership After the Business Combination and PIPE Investment

	Class A Common Stock(2)			Class C Common Stock(3)		Percentage of Voting Power Assuming No Redemptions	Percentage of Voting Power Assuming Max Redemptions
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class Assuming No Redemptions	Percentage of Class Assuming Max Redemptions	Number of Shares	Percentage of Class
5% Holders (Other than Directors and Named Executive Officer)
RAAC Management (the Sponsor)(4)	3,735,333	1.54%	1.70%	5,628,000	97.88%	3.77%	4.15%
Entities Affiliated with Khosla Ventures(5)	56,332,509	23.21%	25.61%	—	—	22.67%	24.96%
Entities Affiliated with New Enterprise Associates(6)	38,067,542	15.68%	17.31%	—	—	15.32%	16.86%
Canaan X, L.P.(7)	14,243,004	5.87%	6.47%	—	—	5.73%	6.31%
SVF II BG (DE) LLC(8)	65,294,457	26.90%	29.68%	—	—	26.28%	28.93%
Directors and Named Executive Officers Pre-Business Combination
John K. Delaney(4)	3,735,333	1.54%	1.70%	5,628,000	97.88%	3.77%	4.15%
Stephen M. Case(4)	3,735,333	1.54%	1.70%	5,628,000	97.88%	3.77%	4.15%
Steven A. Museles(9)	16,000	*	*	24,000	*	*	*
Phyllis R. Caldwell(9)	16,000	*	*	24,000	*	*	*
Jason M. Fish(9)	16,000	*	*	24,000	*	*	*
All pre-Business Combination directors and executive officers as a group (5 individuals)	3,783,333	1.56%	1.72%	5,700,000	99.13%	3.82%	4.20%
Directors, Director Nominees and Named Executive Officers Post-Business Combination
Thomas Wagner(10)	4,690,153	1.93%	2.13%	—	—	1.89%	2.08%
Steve Johnson(11)	5,964,035	2.46%	2.71%	—	—	2.40%	2.64%
Mark Fidler	—	—	—	—	—	—	—
Peter Barris(6)(12)	38,067,542	15.68%	17.31%	—	—	15.32%	16.86%
Sven Strohband(5)	56,332,509	23.21%	25.61%	—	—	22.67%	24.96%
Angela Du(8)	65,294,457	26.90%	29.68%	—	—	26.28%	28.93%
Fiona P. Dias	—	—	—	—	—	—	—
Serena Wolfe	—	—	—	—	—	—	—
John K. Delaney(4)	3,735,333	1.54%	1.70%	5,628,000	97.88%	3.77%	4.15%
All pre-Business Combination directors and executive officers as a group (7 individuals)	174,084,029	71.72%	79.14%	5,628,000	97.88%	72.33%	79.62%

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Berkshire Grey, Inc., 140 South Road, Bedford, Massachusetts 01730.

(2)      Includes 3,833,333 shares of RAAC Class B Common Stock that will automatically convert to shares of RAAC Class A Common Stock at the time of the Business Combination pursuant to the RAAC A&R Charter.

(3)      The shares of RAAC Class C Common Stock will automatically convert into shares of RAAC Class A Common Stock upon the earlier of (i) meeting certain stock price performance thresholds following the completion of the Business Combination, and (ii) subsequent to the completion of the Business Combination, the date on which we complete a merger, stock exchange, reorganization or other similar transaction that results in both a change of control and all of the public stockholders having the right to exchange their shares of RAAC Class A Common Stock for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment. All shares of RAAC Class C Common Stock will be forfeited if not converted to shares of RAAC Class A Common Stock after nine years.

(4)      RAAC Management LLC, the Sponsor, is the record holder of the 3,735,333 shares of RAAC Class A Common Stock and the 5,628,000 shares of RAAC Class C Common Stock reported herein. The members of our sponsor are Acceleration Capital Management LLC (“ACM”) and Revolution Special Opportunities LLC (“RSO”). Mr. Delaney is the managing member of ACM and Mr. Case is the managing member of RSO. The members of our sponsor elect and remove its managers. By virtue of control over our sponsor, each of Mr. Delaney and Mr. Case may be deemed to beneficially own shares held by our sponsor.

(5)      Consists of (a) 33,840,539 shares to be held by Khosla Ventures Seed B, LP, (b) 1,920,932 shares to be held by Khosla Ventures Seed B (CF), LP, and (c) 20,571,038 shares to be held by Khosla Ventures V, LP. Dr. Strohband is a Partner and Managing Director at Khosla Ventures and may be deemed to have beneficial ownership with respect to these shares. The address for these entities is 2128 Sand Hill Road, Menlo Park, CA 94025.

(6)      Consists of (a) 38,024,124 shares to be held by New Enterprise Associates 15, L.P. (NEA 15) and (b) 43,418 shares to be held by NEA Ventures 2016, L.P. (Ven 2016). The shares directly held by NEA 15 are indirectly held by NEA Partners 15, L.P. (NEA Partners 15) the sole general partner of NEA 15, NEA 15 GP, LLC (NEA 15 LLC) the sole general partner of NEA Partners 15 and each of the individual managers of NEA 15 LLC. The individual managers (the Managers) of NEA 15 LLC are Forest Baskett, Anthony A. Florence, Jr., Mohamad Makhzoumi, Joshua Makower, Scott D. Sandell and Peter Sonsini. The shares directly held by Ven 2016 are indirectly held by Karen P. Welsh, the general partner of Ven 2016. NEA Partners 15, NEA 15 LLC and the Managers share voting and dispositive power with regard to the shares held by NEA 15. Karen P. Welsh shares voting and dispositive power with regard to the shares held by Ven 2016. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares, except to the extent of their actual pecuniary interest therein. The address for these entities is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(7)      Consists of 14,243,004 shares of Class A common stock to be held by Canaan X, L.P. The address for this entity is 285 Riverside Avenue, Suite 250, Westport, CT 06880.

(8)      Consists of 65,294,457 shares to be held by SVF II BG (DE) LLC. Entities affiliated with SVF II BG (DE) LLC, whose shares are aggregated for the purposes of reporting ownership information, include SVF II Holdings (DE) L.P., SVF II Aggregator (Jersey) L.P. and SoftBank Vision Fund II-2 L.P (“SoftBank Vision Fund II”). SB Investment Advisers (UK) Limited, or SBIA UK, has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing SoftBank Vision Fund II in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SoftBank Vision Fund II, SBIA UK is exclusively responsible for making all final decisions related to the acquisition, structuring, financing, voting and disposal of SoftBank Vision Fund II’s investments, including as held by SVF II BG (DE) LLC. Ms. Du, a member of our board of directors, is an Investment Director at SB Investment Advisers (US) Inc., an affiliate of SBIA UK. The address for this entity is c/o SB Investment Advisers (US) Inc., 1 Circle Star Way, 2F, San Carlos, CA 94070.

(9)      Excludes certain shares over which such individual has an indirect economic interest but no investment or voting power as a result of such individual’s indirect membership interest in the Sponsor.

(10)    Consists of 4,690,153 shares to be held directly by Dr. Wagner.

(11)    Includes 2,476,976 shares of restricted stock subject to time-based vesting and 3,487,058 shares of restricted stock subject to performance-based vesting.

(12)    Mr. Barris is the Chairman at New Enterprise Associates. Mr. Barris does not have voting or dispositive power over any of the shares directly held by NEA 15 or Ven 2016 referenced in footnote (6) above.

MANAGEMENT OF NEW BERKSHIRE GREY AFTER THE BUSINESS COMBINATION

Management and the New Berkshire Grey Board

RAAC and Berkshire Grey anticipate that the current executive officers and directors of Berkshire Grey will become the executive officers and directors of New Berkshire Grey after the Business Combination. In addition, Berkshire Grey and RAAC have mutually agreed to nominate Fiona P. Dias and Serena Wolfe to the New Berkshire Grey Board. Pursuant to the Merger Agreement, RAAC has also designated John K. Delaney as a nominee to the New Berkshire Grey Board. The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Berkshire Grey following the consummation of the Business Combination.

Name	Age	Position
Thomas Wagner	54	Chief Executive Officer and Class III Director
Steven Johnson	57	President & Chief Operating Officer
Mark Fidler	50	Chief Financial Officer
John K. Delaney	58	Class III Director
Peter Barris	70	Class II Director
Sven Strohband	48	Class II Director
Angela Du	34	Class II Director
Fiona P. Dias	55	Class I Director
Serena Wolfe	42	Class I Director

For biographical information concerning the executive officers and directors, other than Mr. Delaney, Ms. Dias and Ms. Wolfe, see “Management of Berkshire Grey”. For biographical information concerning Mr. Delaney, see “Management of RAAC — Directors and Executive Officers”.

Fiona P. Dias has been nominated to serve as our director following the consummation of the Business Combination. Since 2017, Ms. Dias has served as a member of the board of directors of Qurate Retail, Inc. In addition, since 2013, she has served as a member of the board of directors of Realogy Holdings, Inc. Ms. Dias has previously served on the boards of directors of Advance Auto Parts, Inc. (NYSE: AAP), Home Shopping Network, Inc. and Choice Hotels, Inc. Since 2015, Ms. Dias has served as the Principal Digital Partner of Ryan Retail Consulting. Prior to that, from 2011 to 2014, Ms. Dias was the Chief Strategy Officer at Shoprunner, an e-commerce shopping network. She has also held senior marketing and strategy positions at GSI Commerce, Inc., PepsiCo, Inc. and The Procter & Gamble Company. Ms. Dias has a bachelor’s degree in biochemistry from Harvard University and a master’s degree in business administration from the Stanford Graduate School of Business. Ms. Dias has been selected to serve on our board of directors for reasons including her extensive board experience in retail companies.

Serena Wolfe has been nominated to serve as our director following the consummation of the Business Combination. Since December 2019, Ms. Wolfe has served as Chief Financial Officer of Annaly Capital Management, Inc. Prior to joining Annaly Capital Management, Inc., Ms. Wolfe served as a Partner at Ernst & Young LLP (“EY”) since 2011 and as its Central Region Real Estate Hospitality & Construction (“RHC”) leader from 2017 to November 2019, managing the go-to-market efforts and client relationships across the sector. Ms. Wolfe was previously also EY’s Global RHC Assurance Leader. Ms. Wolfe practiced with EY for over 20 years, including six years with EY Australia and 16 years with the U.S. practice. Ms. Wolfe graduated from the University of Queensland with a Bachelor of Commerce in Accounting. She is a Certified Public Accountant in the states of New York, California, Illinois and Pennsylvania. Ms. Wolfe has been selected to serve on our board of directors for reasons including her deep knowledge of financial accounting and experience advising boards in financial matters.

Corporate Governance

We will structure our corporate governance in a manner that RAAC and Berkshire Grey believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•        we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Role of Board in Risk Oversight

The New Berkshire Grey Board will be responsible for overseeing our risk management process. The New Berkshire Grey Board will focus on our general risk management strategy, the most significant risks facing us, and will oversee the implementation of risk mitigation strategies by management. Our audit committee will also be responsible for discussing our policies with respect to risk assessment and risk management. We do not believe that the New Berkshire Grey Board’s administration of its risk oversight function will negatively affect the New Berkshire Grey Board’s leadership structure.

Composition of the New Berkshire Grey Board after the Merger

Our business and affairs will be managed under the direction of the New Berkshire Grey Board. Following the consummation of the Business Combination, the New Berkshire Grey Board will be staggered in three classes, with two directors in Class I (expected to be Fiona P. Dias and Serena Wolfe), three directors in Class II (expected to be Peter Barris, Angela Du and Sven Strohband), and two directors in Class III (expected to be Mr. Delaney and Dr. Wagner). See “Proposal No. 7 — The Business Combination Director Election Proposal.”

Board Committees

Following the consummation of the Business Combination, it is anticipated that the New Berkshire Grey Board will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the New Berkshire Grey Board when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon consummation of the Business Combination, it is anticipated that the members of our audit committee will consist of Mr. Barris, Ms. Wolfe and Ms. Dias, and Ms. Wolfe is expected to serve as the chairperson of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes, and it is anticipated that each will qualify as independent directors for audit committee purposes under applicable rules. Each of Mr. Barris, Ms. Wolfe and Ms. Dias, is financially literate and it is anticipated that Ms. Wolfe will qualify as an “audit committee financial expert” as defined in applicable SEC rules. The New Berkshire Grey Board will adopt a written charter for the audit committee, which will be available on our corporate website at www.berkshiregrey.com/investors upon the completion of the Business Combination. The information on our website is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the New Berkshire Grey Board, in conjunction with a majority of the independent members of the New Berkshire Grey Board) the compensation of our Chief Executive Officer;

•        overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our New Berkshire Grey Board regarding the compensation of our other executive officers;

•        reviewing and approving or making recommendations to the New Berkshire Grey Board regarding our incentive compensation and equity-based plans, policies and programs;

•        reviewing and approving all employment agreement and severance arrangements for our executive officers;

•        making recommendations to the New Berkshire Grey Board regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

Upon consummation of the Business Combination, our compensation committee will consist of at least two members of the New Berkshire Grey Board, all of which will be independent directors. The members of the compensation committee are expected to be Mr. Barris and Ms. Wolfe, and Mr. Barris is expected to serve as the chairperson of the compensation committee. The New Berkshire Grey Board will adopt a written charter for the compensation committee, which will be available on our corporate website at www.berkshiregrey.com/investors upon the completion of the Business Combination. The information on our website is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things:

•        identifying individuals qualified to become members of the New Berkshire Grey Board, consistent with criteria approved by the New Berkshire Grey Board;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        periodically reviewing the New Berkshire Grey Board’s leadership structure and recommending any proposed changes to the New Berkshire Grey Board;

•        overseeing an annual evaluation of the effectiveness of the New Berkshire Grey Board and its committees; and

•        developing and recommending to the New Berkshire Grey Board a set of corporate governance guidelines.

Upon consummation of the Business Combination, our nominating and corporate governance committee will consist of at least two members of the New Berkshire Grey Board, all of which will be independent directors. The members of the nominating and corporate governance committee are expected to be Ms. Dias, Ms. Du and Mr. Strohband, and Ms. Dias is expected to serve as the chairperson of the nominating and corporate governance committee. The New Berkshire Grey Board will adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website at www.berkshiregrey.com/investors upon the completion of the Business Combination. The information on our website is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our corporate website at www.berkshiregrey.com/investors upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers will serve as a member of the New Berkshire Grey Board or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the New Berkshire Grey Board or compensation committee.

Compensation of Directors and Officers

Following the closing of the Business Combination, we expect New Berkshire Grey’s executive compensation program to be consistent with Berkshire Grey’s existing compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value;

•        reward senior management in a manner aligned with our financial performance; and

•        align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

We expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the New Berkshire Grey Board. The proposed Incentive Equity Plan is further described below under “Proposal No. 5 — The Incentive Plan Proposal.”

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of the New Berkshire Grey Board.

THE BUSINESS COMBINATION

Conversion of Shares; Exchange Procedures

At the effective time, after giving effect to the consummation of the BG Preferred Conversion, by virtue of the merger and without any action on the part of any holder of Berkshire Grey Common Stock, each share of Berkshire Grey Common Stock that is issued and outstanding immediately prior to the effective time (other than Berkshire Grey Common Stock subject to option and restricted stock awards and Excluded Shares, will be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration (as defined in the Merger Agreement).

Certificates and Letters of Transmittal

Reasonably promptly after the effective time (and in any event within two (2) business days thereafter), RAAC will send to each record holder of Berkshire Grey Common Stock as of immediately prior to the effective time a letter of transmittal. This mailing will contain instructions on how to surrender shares of Berkshire Grey Common Stock in exchange for the merger consideration the holder is entitled to receive under the Merger Agreement. From and after the effective time, Berkshire Grey stockholders who properly surrender their certificates to New Berkshire Grey, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of Berkshire Grey Common Stock the applicable portion of the Aggregate Merger Consideration pursuant to the Merger Agreement.

Appraisal Rights

Shares of Berkshire Grey Common Stock held by Berkshire Grey stockholders who have perfected and not lost their right to demand appraisal of their shares in accordance with the procedures and requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, and such Berkshire Grey stockholders will instead be entitled only to the rights granted by Section 262 of the DGCL. If any such Berkshire Grey stockholder withdraws or loses his, her or its appraisal rights under Section 262 of the DGCL, the shares of Berkshire Grey capital stock held by such Berkshire Grey stockholder will be deemed to be converted, as of the effective time, into the right to receive the applicable per share merger consideration.

Lost, Stolen or Destroyed Stock Certificates

If a certificate for Berkshire Grey Common Stock has been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and (ii) if required by RAAC, the posting by such person of a bond in customary amount and upon such terms as may be required by RAAC as indemnity against any claim that may be made against it or New Berkshire Grey with respect to such certificate, the exchange agent will issue the portion of the aggregate merger consideration attributable to such certificate under the Merger Agreement.

Certain Projected Financial Information

Berkshire Grey provided RAAC with its internally prepared forecasts for each of the years in the five year period ending December 31, 2025. Berkshire Grey does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Berkshire Grey prepared the financial projections set forth below to present key elements of the forecasts provided to RAAC. The Berkshire Grey forecasts were prepared solely for internal use and not with a view toward public disclosure, or with a view towards complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants (“AICPA”) for preparation and presentation of prospective financial information. In the view of Berkshire Grey’s management, the financial projections were prepared on a reasonable basis reflecting management’s best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Berkshire Grey.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that RAAC, our board of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not being included in this proxy statement/prospectus to influence your decision whether to vote for or against the Business Combination, but are being included because the financial projections were provided to RAAC in connection with its evaluation of the Business Combination. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the matters described in this proxy statement/prospectus, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous variables, qualitative estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Berkshire Grey’s business, all of which are difficult to predict and many of which are beyond Berkshire Grey’s and RAAC’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Berkshire Grey’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Berkshire Grey’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Because the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Berkshire Grey’s independent registered accounting firm, RAAC’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to RAAC and our board of directors in connection with their review of the proposed transaction.

The key elements of the projections provided by management of Berkshire Grey to RAAC are summarized in the table below:

	Forecast Year Ended, December 31(1)
($ in millions)	2021E	2022E	2023E	2024E	2025E
Projected Revenue	$59	$119	$248	$495	$927
Projected Gross Profit(2)	4	28	90	217	441
Projected Adjusted EBITDA(3)	(91)	(96)	(54)	41	232

____________

(1)      This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the AICPA for preparation or presentation of prospective financial information.

(2)      Includes direct and indirect costs of goods sold (including operations).

(3)     Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is calculated as EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), adjusted to exclude certain unusual or non-recurring items, certain non-cash items and other items that are not indicative of ongoing operations (including stock-based compensation and depreciation and amortization). For a historical reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure of net income, please see the section entitled “Berkshire Grey’s Management’s Discussion and Analysis of Financial Condition and Results Of Operations.”

Projected revenue is based on a variety of market-based and operational assumptions, including the overall size and addressable market of the industry, assumptions relating to the realizability of the Berkshire Grey’s existing and future pipeline of opportunities, its relationships with existing customers, the number of systems manufactured and sold, and the growth of its global sales and marketing efforts.

Projected gross profit and Adjusted EBITDA are driven by estimated direct and indirect costs to manufacture and install Berkshire Grey’s systems over time and assumptions made regarding the growth of operating expenses to support the growth of the company.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR BERKSHIRE GREY, RAAC UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Background of the Business Combination

RAAC is a blank check company incorporated on September 10, 2020, as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an active search for a potential transaction using the networks, and investing and operating experience, of our management team, including the RAAC Board. The terms of the Merger Agreement and the related ancillary documents were the result of extensive arm’s-length negotiations between RAAC and Berkshire Grey and their respective representatives.

The following chronology is a summary description of the background of these negotiations, the proposed Business Combination and related transactions and does not purport to catalogue every conversation among representatives of RAAC, Berkshire Grey and other parties.

On September 15, 2020, RAAC issued an aggregate of 8,625,000 shares of RAAC Class B Common Stock to the Sponsor for an aggregate purchase price of $25,000. Prior to such time, RAAC had no assets, tangible or intangible. The proceeds were used for formation and offering costs and to fund working capital needs of RAAC. On November 20, 2020, the Sponsor exchanged 4,791,667 shares of RAAC Class B Common Stock for 5,750,000 shares of RAAC Class C Common Stock. Up to 500,000 shares of RAAC Class B Common Stock and 750,000 shares of RAAC Class B Common Stock were subject to forfeiture to RAAC by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full. On December 10, 2020, the underwriter exercised its over-allotment option in full. As a result, these shares were no longer subject to forfeiture.

On December 10, 2020, RAAC completed its initial public offering (“IPO”) of 28,750,000 RAAC Units, including the issuance of 3,750,000 RAAC Units as a result of the underwriter’s exercise of its option to purchase additional Units in full. Each RAAC Unit consists of one share of RAAC Class A Common Stock and one-third of one RAAC Public Warrant. Each whole RAAC Public Warrant entitles the holder thereof to purchase one share of RAAC Class A Common Stock for $11.50 per share, subject to adjustment. The RAAC Units were sold at a price of $10.00 per RAAC Unit, generating gross proceeds to RAAC of $287,500,000. Substantially concurrently with the closing of the IPO, RAAC completed the private sale of 5,166,667 RAAC Private Warrants to the Sponsor, at a purchase price of $1.50 per RAAC Private Warrant, generating gross proceeds to RAAC of $7,750,000. A total of $287,500,000, comprised of proceeds from the IPO and the sale of the RAAC Private Warrants, was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental, acting as trustee.

Prior to the completion of the IPO on December 10, 2020, neither RAAC nor anyone on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential business combination with RAAC.

Upon the consummation of the IPO, RAAC’s management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team and the Sponsor and their respective affiliates, representatives of RAAC (including Steve Case, a founder of Revolution LLC and director of RAAC, John Delaney, Chief Executive Officer and director of RAAC, the other directors of RAAC and the RAAC Advisors, including Ted Leonsis and Andrew Wallace) contacted, and were contacted by, a number of individuals, financial advisors (including Credit Suisse Securities (USA) LLC (“Credit Suisse”), the underwriter of RAAC’s IPO which later, on December 21, 2020, became financial advisor to Berkshire Grey in connection with the Business Combination, and J.P. Morgan Securities LLC (“J.P. Morgan”)) and other entities who offered to present ideas for business combination opportunities to RAAC. RAAC intended to identify target companies that RAAC believed would be uniquely positioned to capitalize on the opportunities that can be unlocked by the convergence of innovation, government policy and regulation. During this search process, RAAC considered and evaluated over 100 potential target businesses other than Berkshire Grey (the “Other Potential Targets”) across a broad range of sectors, with the objective of consummating its initial business combination. RAAC entered into non-disclosure agreements with 7 such Other Potential Targets, which contained customary terms for non-disclosure agreements between a special purpose acquisition company and a private company target and did not restrict RAAC’s ability to evaluate a potential business combination transaction with any of the Other Potential Targets.

Beginning on December 14, 2020 RAAC’s management team (including Mr. Delaney, Mr. Case and Mr. Wallace) held periodic meetings via videoconference with certain of RAAC’s advisors in order to discuss matters relating to RAAC’s initial business combination. During the course of this process, Mr. Delaney kept members of the RAAC Board apprised of the various potential target businesses, the discussions with such businesses and the status thereof. Through these discussions, RAAC considered one Other Potential Target in the healthcare industry (“Company A”) in greater detail. RAAC engaged in discussions with Company A from December 2020 to January 2021, and, on December 16, 2020, RAAC executed a non-disclosure agreement with Company A and began its diligence review of the finances, technology and organization of Company A. On January 1, 2021, RAAC provided to Company A a presentation deck detailing RAAC’s preliminary examination of a potential business combination between RAAC and Company A, which included a preliminary valuation analysis and highlighted key areas that RAAC anticipated targeting for further diligence of Company A. Following such presentation, RAAC and Company A entered into negotiations regarding a potential non-binding letter of intent, but, after discussions with Company A and prior to executing a letter of intent, Company A ultimately decided to enter into a letter of intent with another potential acquiror.

On January 4, 2021, representatives of Credit Suisse emailed Mr. Delaney identifying Berkshire Grey as a potential target company for RAAC’s initial business combination. Subsequently, the management teams of Berkshire Grey and RAAC held an introductory videoconference.

On January 8, 2021, representatives of Berkshire Grey sent an initial draft of a confidentiality agreement (the “Confidentiality Agreement”) to representatives of RAAC.

On January 8, 2021, RAAC entered into the Confidentiality Agreement, following which, Berkshire Grey began providing confidential information to RAAC regarding Berkshire Grey and its business operations in order for the parties to be able to better assess whether a transaction would be feasible.

On January 8, 2021, RAAC’s management team participated in an initial videoconference with Berkshire Grey’s management team and their respective representatives in order to provide a formal introduction of each company’s team and to review with Berkshire Grey matters related to the general corporate structure of special purpose acquisition companies and the potential advantages of entering into an initial business combination transaction with a special purpose acquisition company as opposed to alternative forms of financing or business combination transactions. During this meeting, Berkshire Grey presented an overview of its business.

On January 8, 2021, Mr. Delaney engaged in calls with representatives from certain of Berkshire Grey’s investors, including calls with Peter Barris, a director of Berkshire Grey and retired General Partner at New Enterprise Associates, an approximately 15.9% stockholder of Berkshire Grey on a fully diluted basis at the time.

RAAC decided to pursue the potential acquisition of Berkshire Grey because it determined that Berkshire Grey represented a compelling opportunity given, among other things, its strong management team and promising financial outlook, as well as its holistic integrated approach to warehouse automation, industry-leading AI robotics offerings and unique positioning to benefit from the acceleration of the transition to digital commerce. Compared to Berkshire Grey, RAAC did not consider the Other Potential Targets to be as compelling when taking into consideration a variety of factors, including, among other things, the Other Potential Targets’ product offerings, business and growth prospects, market opportunity, strategy, management teams, likelihood of execution and valuation considerations. See also “The Business Combination — Recommendation of the RAAC Board of Directors and Reasons for the Business Combination.”

On January 11, 2021, members from RAAC’s management teams held a meeting via videoconference, with representatives of J.P. Morgan, financial advisor to RAAC in connection with the Business Combination, present, to discuss positioning and RAAC management’s preliminary valuation of Berkshire Grey and to review Berkshire Grey’s financial model. On the same day, Mr. Leonsis also held a call with Mr. Barris of New Enterprise Associates to discuss Berkshire Grey’s business and the benefits of entering into a potential Business Combination with RAAC.

On January 12, 2021, members from RAAC’s and Berkshire Grey’s respective management teams held a follow-up meeting via videoconference, with certain of their representatives present, for Berkshire Grey to present its business overview presentation.

On January 13, 2021, members from RAAC’s management team held a meeting via videoconference, with representatives from J.P. Morgan present, to discuss positioning and RAAC management’s preliminary valuation of Berkshire Grey and to review Berkshire Grey’s financial model. On the same date, members from RAAC’s and Berkshire Grey’s respective management teams held a meeting via videoconference to review Berkshire Grey’s financial model.

On January 13, 2021, Mr. Case held a call with Vinod Khosla, founder of Khosla Ventures, an approximately 23.6% stockholder of Berkshire Grey on a fully diluted basis at the time, to discuss the benefits of the potential Business Combination to RAAC and Berkshire Grey.

On January 13, 2021, Mr. Delaney emailed Thomas Wagner, Chief Executive Officer of Berkshire Grey, indicating that RAAC would be sending Berkshire Grey a draft of a term sheet (the “Term Sheet”) to be entered into between RAAC and Berkshire Grey with respect to a potential transaction and to outline certain non-binding terms for the transaction. Additionally, Mr. Delaney requested the opportunity to present to Berkshire Grey’s full management team, board of directors (the “Berkshire Grey Board”) and advisors.

On January 14, 2021, RAAC sent Berkshire Grey an initial draft of the Term Sheet, which provided for the following terms, among other things: (i) a transaction value range (on a pre-transaction basis) for Berkshire Grey of $2 billion to $2.25 billion with no cash proceeds payable to Berkshire Grey equity holders, (ii) a $100 million equity financing achieved through a private investment in public equity (the “PIPE Investment”), (iii) a minimum cash condition for the benefit of each party in an amount to be determined, (iv) that the post-closing board of directors would include one member nominated by RAAC, with the parties agreeing to cooperate to identify and select the ultimate go-forward board composition of the combined company and (v) an exclusivity period extending for 30 days from the date of the Term Sheet.

On January 15, 2021, members of RAAC’s management team and certain of its advisors held a meeting via videoconference with the Berkshire Grey Board and Berkshire Grey’s management team and advisors, during which RAAC presented the potential benefits of bringing Berkshire Grey public through a business combination with a special purpose acquisition company (“SPAC”), as well as the additional public markets and business expertise that RAAC’s management could provide to Berkshire Grey through the proposed Business Combination.

On the same day, RAAC’s management team also provided a presentation deck to the Berkshire Grey Board and Berkshire Grey’s management team and advisors, outlining the expertise of the RAAC Board and RAAC’s management team, the benefits of a SPAC transaction and an illustrative framework of the proposed Business Combination, including valuation and equity capitalization considerations.

On January 16, 2021, Dr. Wagner called Mr. Delaney to discuss the potential Business Combination between Berkshire Grey and RAAC. Dr. Wagner indicated that Berkshire Grey was impressed by RAAC’s proposal and insights and thought RAAC would be the best SPAC partner for the company. Therefore, Dr. Wagner indicated that Berkshire Grey would like to agree to the Term Sheet with RAAC and enter into the exclusivity period at a valuation of $2.25 billion, despite having received bids in excess of $2.25 billion from other SPACs. Dr. Wagner and Mr. Delaney discussed diligence during the exclusivity period and agreed to a transaction value of $2.25 billion (on a pre-transaction basis).

Later on January 16, 2021, Goodwin Procter LLP (“Goodwin”), legal counsel to Berkshire Grey, sent a revised draft of the Term Sheet to Skadden, legal counsel to RAAC, which proposed, among other things: (i) the $2.25 billion transaction valuation previously discussed between Dr. Wagner and Mr. Delaney, (ii) that the RAAC common stock to be issued as consideration in the proposed transaction would not be subject to any purchaser price adjustments, indemnities or similar arrangements and (iii) that the minimum cash condition (still in an amount to be determined) would be a condition solely for the benefit of Berkshire Grey.

On January 17, 2021, RAAC and Berkshire Grey executed the Term Sheet. Over the course of the exclusivity period (as such period was subsequently extended, as described below) and leading up to the signing of the Merger Agreement, RAAC and Berkshire Grey had multiple conversations on a broad range of topics related to the terms of the Business Combination and due diligence matters in connection with the transaction.

On January 18, 2021, members of RAAC’s management team subsequently held a call with Berkshire Grey on the same day to discuss, among other things, the due diligence process in connection with the potential Business Combination. Skadden and Goodwin also held a call on January 18, 2021 to discuss timing considerations for the potential Business Combination and the timeline to signing the Merger Agreement.

Beginning on January 19, 2021, and recurring on every Tuesday of the week through February 23, 2021, RAAC and Berkshire Grey and their respective advisors and representatives met by videoconference to discuss, among other things, timing considerations and status updates related to the proposed Business Combination and the PIPE Investment.

On January 19, 2021, RAAC held a meeting via videoconference with the Consultant, to discuss the due diligence process with respect to the potential Business Combination. On January 21, 2021, RAAC and Berkshire Grey, along with their respective advisors, held a meeting via videoconference focused on due diligence of Berkshire Grey’s customers, competition, business pipeline and technology.

On January 22, 2021, Skadden sent Goodwin an initial request of due diligence materials. From such date until February 20, 2021, Skadden sent Goodwin a series of supplemental requests for additional due diligence materials in connection with its legal due diligence review and analysis of Berkshire Grey, and such materials were provided for Skadden in an online data room established for the potential Business Combination.

On January 25, 2021, and each subsequent day through January 27, 2021, RAAC and Berkshire Grey held a series of follow-up meetings along with their respective advisors via videoconference to enable RAAC to perform due diligence with respect to Berkshire Grey’s business and prospects, customers, competition, business pipeline and technology.

On January 25, 2021, Goodwin and Skadden held a meeting via teleconference to discuss preliminary transaction considerations, business and legal due diligence, marketing of the PIPE financing, and the anticipated timeline and process of the Merger Agreement and related documentation in connection with the Business Combination.

On January 28, 2021, RAAC and Berkshire Grey held two additional meetings along with their respective advisors via videoconference to discuss Berkshire Grey’s financial model and cybersecurity policy.

On January 29, 2021, Skadden sent Goodwin an initial draft of the Merger Agreement, which, in addition to the terms set forth in the Term Sheet, provided for the following terms, among other things: (i) the conversion of all outstanding shares of Berkshire Grey Preferred Stock into shares of Berkshire Grey Common Stock prior to the consummation of the Business Combination, (ii) the right of holders of outstanding Company Options to receive an option relating to shares of RAAC Class A Common Stock on substantially the same terms following the consummation of the Business Combination, (iii) an ability for the RAAC Board to modify its recommendation to the RAAC Stockholders with respect to the Business Combination if the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties (a “Change in Recommendation”) and (iv) a closing condition for RAAC’s benefit as to the absence of a material adverse effect on Berkshire Grey.

On February 1, 2021, RAAC held two meetings with the Consultant via teleconference to review the Consultant’s due diligence analysis of Berkshire Grey and the initial business combination, the second of which included certain members from the RAAC Board and certain of RAAC’s advisors.

On February 3, 2021, Skadden prepared a draft of the PIPE Investment subscription agreement to be negotiated with, and ultimately executed by, each of the PIPE Investors concurrently with the signing of the Merger Agreement.

On February 5, 2021, Skadden held a meeting via teleconference with members from Berkshire Grey’s management team and Goodwin to discuss questions and open items with respect to Skadden’s legal due diligence review and analysis of Berkshire Grey.

On February 7, 2021, RAAC executed an engagement letter with Credit Suisse to act as placement agent for the syndication process of the PIPE Investment.

On February 8, 2021, Mr. Delaney engaged in telephone calls with representatives from certain of Berkshire Grey’s customers, including a call with a representative of SBG, affiliates of which are customers of Berkshire Grey, and which itself was at the time an approximately 31.8% stockholder of Berkshire Grey on a fully diluted basis, and a representative of another key customer to discuss their respective customer relationships with Berkshire Grey.

On February 9, 2021, Goodwin sent to Skadden an initial draft of Berkshire Grey’s “risk factors” to be included with respect to the PIPE Investment. Skadden sent comments back to Goodwin on the same date and the document was considered to be in final form.

On February 9, 2021, Berkshire Grey circulated to RAAC and their respective advisors an initial draft of the investor presentation in connection with the PIPE Investment. Berkshire Grey and RAAC and their respective advisors provided multiple rounds of comments to the PIPE Investment presentation over the course of the next few days, and the presentation was determined to be in agreed form on February 14, 2021 for the initial investor meetings.

On February 10, 2021, Mr. Delaney and Mr. Case held a call with a representative from Walmart Inc., an anchor customer of Berkshire Grey, to discuss their customer relationship with Berkshire Grey. On the call, discussions ensued regarding the importance and expansion of automation in Walmart Inc.’s business, the fit of Berkshire Grey’s solutions to Walmart Inc.’s needs and the responsiveness and accessibility of Berkshire Grey to Walmart Inc. as its customer. Notwithstanding that Walmart Inc. had not generated a material amount of revenue for Berkshire Grey in the year ended December 31, 2020, Berkshire Grey considers Walmart Inc. an anchor customer due to the potential revenue opportunity it presents for Berkshire Grey when taking into consideration the number of distribution centers it has and the size of its annual capital expenditures. Furthermore, Walmart Inc. generated approximately 30% of Berkshire Grey’s revenue for the year ended December 31, 2019.

On February 11, 2021, the RAAC Board held a meeting via videoconference, with all directors in attendance, which was attended by representatives of RAAC management and Skadden, to discuss, among other things, the status of discussions regarding the potential transaction. Representatives from Skadden then reviewed with the RAAC Board the directors’ fiduciary duties in connection with evaluating the proposed Business Combination. RAAC’s management team and representatives of Skadden then reviewed the provisions of the Merger Agreement and the subscription agreement for prospective PIPE Investors, and the RAAC Board expressed to RAAC management its continued support in respect of the negotiation of the terms of the Business Combination. Following the RAAC Board meeting, the independent directors of RAAC met separately in an executive session to discuss, among other things, the proposed Business Combination and to consider any relationships that members of the RAAC Board have with Berkshire Grey and its equity holders.

Also, on February 11, 2021, RAAC and Berkshire Grey determined that it was in the best interest of both parties to extend the period of exclusivity under the Term Sheet, which was set to expire on February 16, 2021. Skadden drafted a letter agreement proposing to amend the Term Sheet to extend the exclusivity period until 60 days from the date that the Term Sheet was executed. Skadden and Goodwin traded a series of revised drafts of the letter agreement extending the exclusivity period related to the proposed Business Combination. Thereafter, on February 12, 2021, being in acceptable form to both parties, RAAC and Berkshire Grey executed the letter agreement, extending exclusivity period for an additional 30 days following the original expiration date of February 16, 2021.

On February 12, 2021, RAAC observed a live virtual tour of Berkshire Grey’s robotics and facilities.

From February 15, 2021, until February 19, 2021, the respective management teams of RAAC and Berkshire Grey conducted meetings with potential investors in the PIPE investment, certain of which were attended by representatives of Credit Suisse.

On February 16, 2021, the form of subscription agreement for participation in the PIPE Investment was made available for review to prospective investors in the PIPE Investment. From such date until February 22, 2021, certain prospective investors in the PIPE Investment provided comments to the form of subscription agreement.

Also, on February 16, 2021, Goodwin sent Skadden a revised draft of the Merger Agreement, which provided for, among other things: (i) a proposed minimum cash amount of $175,000,000, (ii) removing the RAAC Board’s ability to effect a Change in Recommendation, (iii) the narrowing of the scope of actions by Berkshire Grey that would require RAAC’s approval between signing and closing, (iv) removal of the closing condition for RAAC’s benefit as to the absence of a material adverse effect on Berkshire Grey, (v) the addition of a closing condition for Berkshire Grey’s benefit that no RAAC Stockholder (other than Berkshire Grey Stockholders holding RAAC Class A Common Stock after the consummation of the Business Combination) will hold more than 9.8% of the outstanding public company shares and (vi)  adding a closing condition for Berkshire Grey’s benefit with respect to the receipt by Berkshire Grey of an opinion from Goodwin as to the tax-free treatment of the merger.

Beginning on February 17, 2021 and until the execution of the Merger Agreement on February 23, 2021, Skadden and Goodwin exchanged initial drafts and subsequently sent revised markups of certain ancillary documents, including drafts of the A&R Registration Rights Agreement, Stockholder Support Agreement, Amended and Restated Letter Agreement, New Berkshire Grey Charter, New Berkshire Grey Bylaws, the Stock Repurchase Agreement and the Warrant Termination Agreement. Each of these documents was negotiated by Skadden and Goodwin and, in the case of the Stockholder Support Agreement and the Warrant Termination Agreement, SBG and its counsel, White & Case LLP, until they were in form acceptable to the relevant parties on February 23, 2021.

On February 18, 2021, the RAAC Board held a meeting via videoconference, with all directors in attendance, which was attended by representatives of RAAC management and Skadden, to discuss, among other things, an update on the PIPE Investment process, the due diligence findings of RAAC’s management team, the RAAC Advisors, the Consultant and Skadden, RAAC management’s financial analysis of the proposed Business Combination and updated transaction terms. The RAAC Board expressed to RAAC management its continued support in respect of the Business Combination.

On February 19, 2021, Skadden sent Goodwin a revised draft of the Merger Agreement, which provided for, among other things: (i) the reinstatement of the RAAC Board’s ability to effect a Change in Recommendation, but now limited to the occurrence of an “intervening event” not reasonably foreseeable to RAAC or the RAAC Board, (ii) the removal of the closing condition related to the restriction on any RAAC Stockholder owning more than 9.8% of the public company’s shares, (iii) the removal of the closing condition in respect of the receipt by Berkshire Grey of a tax opinion from Goodwin and (iv) the reinstatement of the closing condition for RAAC’s benefit as to the absence of a material adverse effect on Berkshire Grey.

On February 20, 2021, Skadden sent Goodwin, on behalf of Berkshire Grey, an initial draft of the Acquiror Disclosure Letter. Goodwin and Skadden exchanged multiple drafts of the Acquiror Disclosure Letter until the document was considered to be final prior to signing on February 23, 2021.

On February 20, 2021, Goodwin sent Skadden an initial draft of the Company Disclosure Letter. Goodwin and Skadden exchanged multiple drafts of the Company Disclosure Letter until the document was considered to be final prior to signing on February 23, 2021.

On February 21, 2021, Skadden and Goodwin spoke via telephone to discuss remaining open points in the Merger Agreement. Additional follow up meetings were held via telephone between Skadden and Goodwin over the course of February 22, 2021 and February 23, 2021, to discuss and resolve open issues with respect to the Merger Agreement and ancillary documents.

On February 22, 2021, Skadden revised the subscription agreement for prospective PIPE Investors that included, among other terms, an increase in the size of the PIPE Investment from $100 million to $165 million to reflect an increased demand by prospective PIPE Investors to participate in the PIPE Investment, the form of which was made available to prospective PIPE Investors.

On February 22, 2021, Skadden sent a revised draft of the Merger Agreement to Goodwin reflecting the matters discussed between Skadden and Goodwin on the February 21, 2021 and February 22, 2021 calls and other proposed changes. On February 23, 2021, Goodwin sent Skadden a revised draft of the Merger Agreement. Shortly thereafter, Skadden sent Goodwin a further revised draft of the Merger Agreement, which, as agreed by the parties, reflected (i) the removal of the closing conditions for Berkshire Grey’s benefit (A) that no RAAC Stockholder will hold more than 9.8% of the outstanding public company shares and (B) in respect of the receipt by Berkshire Grey of a tax opinion from Goodwin, (ii) the removal of the RAAC Board’s ability to effect a Change in Recommendation and (iii) the reinstatement of the closing condition for RAAC’s benefit as to the absence of a material adverse effect on Berkshire Grey. Following receipt of the revised draft of the Merger Agreement, Berkshire Grey proposed that the minimum cash condition in favor of Berkshire Grey be set at $200 million to take into account the increased size of the PIPE Investment and following RAAC’s agreement to such terms, the parties considered this draft of the merger agreement to be in final form.

On February 23, 2021, all of the PIPE Investors delivered executed copies of the subscription agreements to fund the PIPE Investment in full.

On February 23, 2021, the RAAC Board held a meeting via videoconference, with all directors in attendance, with representatives of RAAC management and Skadden present. Representatives of J.P. Morgan attended a portion of the meeting, during which they discussed with the RAAC Board an illustrative financial analysis of Berkshire Grey. Representatives of Skadden discussed with the RAAC Board the outcome of the negotiations with Berkshire Grey and further discussed the directors’ fiduciary duties in connection with evaluating the proposed transaction. Discussions ensued, including with respect to RAAC management’s financial analysis of the proposed Business Combination, and, after considering various factors, including those described in this proxy statement/prospectus, and after consultation with Skadden, the RAAC Board unanimously approved the Merger Agreement and related agreements and the transactions contemplated thereby and recommended the approval and adoption of the Merger Agreement by RAAC’s stockholders.

On February 23, 2021, the parties executed the Merger Agreement and other documentation related thereto. See the section titled “— The Merger Agreement” beginning on page 182 of this proxy statement/prospectus for a discussion of the terms of the Merger Agreement. Concurrently with the execution of the Merger agreement (i) the Sponsor, certain insiders of RAAC and RAAC executed the Acquiror Sponsor Letter Agreement, (ii) certain of Berkshire Grey’s equity holders entered into the Stockholders Support Agreement, (iii) one of Berkshire Grey’s equity holders entered into the Warrant Termination Agreement and (iv) Berkshire Grey’s Chief Operating Officer entered into the Share Repurchase Agreement.

On the morning of February 24, 2021, before the U.S. stock markets opened, RAAC and Berkshire Grey announced the execution of the Merger Agreement and the proposed Business Combination.

Recommendation of the RAAC Board and Reasons for the Business Combination

The RAAC Board, in evaluating the transaction with Berkshire Grey, consulted with RAAC’s management team and its legal counsel and financial and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of RAAC and its stockholders and (ii) to recommend that the RAAC Stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, the RAAC Board considered and evaluated a number of reasons, including, but not limited to, the factors discussed below.

The RAAC Board and RAAC’s management team considered the general criteria and guidelines that RAAC believed would be important in evaluating prospective target businesses as described in the prospectus for RAAC’s IPO. The RAAC Board also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, RAAC stated that it intended to focus primarily on acquiring one or more businesses with the following criteria and guidelines in part:

i.       Utilize our founders’ networks of contacts, which we believe will provide access to differentiated deal flow, industry analysis and deal-sourcing capabilities;

ii.      Have enhanced growth prospects based on the acceleration of the digitalization of the U.S. economy or from changes in U.S. public policy to encourage the reshoring of U.S. manufacturing;

iii.     Are at an important inflection point, such as requiring additional capital, management expertise, or public market scale to capitalize on their momentum;

iv.      Are fundamentally sound companies that are underperforming their potential;

v.       Are growth-oriented, market-leading companies within their industries;

vi.     Exhibit unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the company’s growth strategy, that we believe have been misevaluated by the marketplace based on our analysis and due diligence review;

vii.    Have been materially impacted by possible market dislocations and would benefit from capital markets access;

viii.   Operate with a high standard with respect to environmental, social and corporate governance criteria; and

ix.     Offer an attractive risk-adjusted return for our stockholders.

In considering the Business Combination, the RAAC Board determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the RAAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific reasons that it considered in reaching its determination and supporting its decision. This explanation of RAAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page x of this proxy statement/prospectus.

In approving the Business Combination, the RAAC Board considered the potential benefits of, but ultimately decided not to obtain, a fairness opinion. RAAC’s officers and directors and the RAAC Advisors collectively have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of RAAC’s financial advisor, J.P. Morgan Securities LLC, and the Consultant enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, RAAC’s officers and directors and the RAAC Advisors collectively have substantial experience with mergers and acquisitions, including with respect to SPAC transactions.

The RAAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors (not weighted or in any order of significance):

Industry-Leading Infrastructure.    Berkshire Grey is an Intelligent Enterprise Robotics (IER) company pioneering and delivering transformative AI-enabled robotic solutions that automate filling ecommerce orders for consumers or businesses, filling orders to resupply retail stores and groceries, and handling packages shipped to fill those orders. Berkshire Grey’s solutions transform supply chain operations and enable its customers to meet and exceed the demands of today’s connected consumers and businesses.

Growth Prospects.    The RAAC Board’s belief that Berkshire Grey has significant growth opportunities in an expanding and largely untapped market, based on Berkshire Grey’s scalable model and innovative, best-in-class technology and Berkshire Grey’s promising pipeline of new business with established, blue chip customers.

Market Opportunity.    The RAAC Board believes that Berkshire Grey is well positioned to benefit from the acceleration of the transition to e-commerce and the digital economy globally by helping retailers and logistics companies meet ever-increasing consumer demands.

Value-Add to Customers.    The RAAC Board believes Berkshire Grey’s solutions enable competitive operational efficiencies to be realized by customers that operate in highly competitive industries by increasing production utilization and reducing labor spend.

Attractive Business Model.    Berkshire Grey is an asset-light business with significant potential for recurring and re-occurring revenue streams with its full spectrum of Robotics-as-a-Service solutions that have the potential to change the automation paradigm across various markets.

Valuation.    The RAAC Board’s belief that the Business Combination presents an attractive investment opportunity at the agreed valuation based on extensive due diligence performed by RAAC’s management team, the RAAC Advisors, the Consultant and RAAC’s legal advisors and RAAC’s careful investigation of Berkshire Grey. In particular, RAAC determined that Berkshire Grey’s growth-adjusted valuation compares favorably with peers in the industry.

Experienced and Proven Management Team.    Berkshire Grey has a strong management team and the senior management of Berkshire Grey (including the chief executive officer and founder of Berkshire Grey) intend to remain with New Berkshire Grey in the capacity of officers and/or directors, which will provide helpful continuity in advancing Berkshire Grey’s strategic and growth goals.

Financial Condition.    The RAAC Board also considered factors such as Berkshire Grey’s projected financial results, outlook, financial plan, cash on balance sheet and lack of debt, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors.

Results of Due Diligence.    The RAAC Board considered the scope of the due diligence investigation conducted by RAAC’s management team, the RAAC Advisors, the Consultant and RAAC’s legal advisors and evaluated the results thereof and information available to it related to Berkshire Grey, including:

a.      a number of virtual meetings and calls with Berkshire Grey’s management team regarding its operations, projections and the proposed transaction;

b.      a report of the Consultant analyzing Berkshire Grey’s financial position, growth prospects, prospective performance metrics and positioning in the industry; and

c.      review of materials related to Berkshire Grey and its business made available by Berkshire Grey, including financial statements, material contracts, key metrics and performance indicators (including revenue and Adjusted EBITDA trends), benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information and other regulatory and compliance matters and other legal and business diligence.

PIPE Investment.    Third-party investor interest in the PIPE Investment, which is contingent on consummation of the Business Combination, serves as validation of the valuation and the opportunity represented by the Business Combination.

Lock-Up.    Certain stockholders affiliated with Berkshire Grey have agreed to a six-month lock-up in respect of their New Berkshire Grey common stock received as consideration in the Business Combination, subject to certain customary exceptions, which will provide important stability to the leadership and governance of New Berkshire Grey.

Continued Ownership by Berkshire Grey Stockholders.    The RAAC Board considered that existing Berkshire Grey stockholders would collectively be the largest stockholders of New Berkshire Grey following the Business Combination. The RAAC Board considered this investment a strong sign of existing Berkshire Grey stockholders’ confidence in New Berkshire Grey and the benefits to be realized as a result of the Business Combination.

Representation on the New Berkshire Grey Board.    Following the consummation of the Business Combination, Mr. Delaney will hold a seat on the board of directors of New Berkshire Grey, ensuring that New Berkshire Grey retains RAAC’s current values and is able to benefit from Mr. Delaney’s extensive public policy expertise.

Stockholder Liquidity.    The Business Combination offers stockholders greater liquidity because of the obligation in the Merger Agreement to list the RAAC Class A Common Stock issued as merger consideration on Nasdaq, a major U.S. stock exchange. Even prior to the Business Combination, the RAAC Board recognized the liquidity opportunity for RAAC public stockholders in connection with redemption rights.

Independent Director Role.    The RAAC Board comprises a majority of independent directors who are not affiliated with our Sponsor and its affiliates. In connection with the Business Combination, our independent directors took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement. Our independent directors evaluated and unanimously approved, as members of the RAAC Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

Other Alternatives.    After a thorough review of the other potential business combination opportunities reasonably available to RAAC, the RAAC Board concluded that the proposed Business Combination represents the best potential business combination for RAAC and its stockholders based upon the process utilized to evaluate and assess Other Potential Targets, and the RAAC Board’s and RAAC management’s belief that such processes had not presented a better alternative.

Terms of the Merger Agreement.    The RAAC Board reviewed and considered the financial and other terms of the Merger Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein, and determined that such terms and conditions are reasonable and were the product of arm’s length negotiations between RAAC and Berkshire Grey. See the section titled “Proposal No. 1 — The Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

The RAAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following (not weighted or in any order of significance):

Macroeconomic Risk.    Macroeconomic uncertainty, including uncertainty related to the COVID-19 pandemic, and the effects that unforeseen shifts in the supply chain industry and e-commerce could have on New Berkshire Grey’s revenues and cash flows.

Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

Competitive Risks.    Risks that the acceleration of e-commerce and the attractive market potential lead to an increase in large, well capitalized competitors in the warehouse and supply chain automation industry, including from e-commerce enablers and Berkshire Grey’s current anchor customers that choose to vertically integrate their supply chain operations.

Customer Concentration.    Risks that a pullback on orders from an anchor customer could be detrimental to New Berkshire Grey’s growth forecast, as a sizeable portion of Berkshire Grey’s current revenue projections stems from Berkshire Grey’s anchor customers.

Lumpiness of Orders.    The risks and uncertainties around the timing and lumpiness of orders, which could impact Berkshire Grey’s financial projections.

Cash Flow Risks.    The risks associated with Berkshire’s Grey’s forecasted 2021 through 2023 negative cash flow potentially putting a strain on the business of New Berkshire Grey.

Liquidation of RAAC.    The risks and costs to RAAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in RAAC being unable to effect a business combination by December 10, 2022, and force RAAC to liquidate and RAAC warrants to expire worthless.

Execution Risk.    The potential for diversion of management and employee attention during the period prior to completion of the Business Combination and the potential negative effects on Berkshire Grey’s business and the risks associated with Berkshire Grey’s long-term growth strategy, including changes in customer preferences, potential market saturation, responses to industry trends and Berkshire Grey’s ability to adapt in a fast-moving market and continue to offer industry-leading technology.

Forward Estimates.    The RAAC Board considered transaction economics and valuation based on projected results and cash flows, instead of historical results, and the possibility that Berkshire Grey’s actual results will be materially and adversely different from such projections.

Potential Changes to Management Arrangements.    The RAAC Board considered that following the execution of the Merger Agreement and prior to the effective time, Berkshire Grey will retain a compensation consultant and that the employment arrangements of certain members of Berkshire Grey’s management team who are expected to remain as management of New Berkshire Grey may be changed.

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Berkshire Grey.    The risk that RAAC will not have any surviving remedies against Berkshire Grey’s existing stockholders after the closing of the Business Combination to recover for losses as a result of any inaccuracies or breaches of Berkshire Grey’s representations, warranties or covenants set forth in the Merger Agreement.

Post-Combination Corporate Governance.    The RAAC Board considered the corporate governance provisions of the Merger Agreement, ancillary agreements and the material provisions of the proposed charter. In particular, given that the existing stockholders of Berkshire Grey will collectively control shares representing a majority of New Berkshire Grey’s total outstanding shares of common stock upon completion of the Business Combination, and that the New Berkshire Grey board of directors will be classified following the Closing, the existing equity holders of Berkshire Grey may be able to elect future directors and make other decisions (including approving certain transactions involving New Berkshire Grey and other corporate actions) without the consent or approval of any of the RAAC Stockholders or RAAC’s current directors or management team. See the sections titled “Proposal No. 3 — The Charter Proposal” and “Proposal No. 4 — Advisory Charter Proposals” for detailed discussions of the terms and conditions the of the proposed governance structure of New Berkshire Grey.

Stockholder Vote.    The risk that the RAAC Stockholders may fail to provide the respective votes necessary to effect the Business Combination.

Redemptions.    The risk that RAAC’s current public stockholders may redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to RAAC and potentially resulting in an inability to consummate the Business Combination if our total cash proceeds, after giving effect to PIPE Investment and the payment of transaction expenses of RAAC and any deferred underwriting commissions being held in the Trust Account, does not equal or exceed $200 million.

Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within RAAC’s control, including approval by RAAC’s Stockholders and approval by Nasdaq of the initial listing application in connection with the Business Combination.

Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

RAAC Stockholders Receiving a Minority Position in New Berkshire Grey.    The fact that RAAC Stockholders will hold a minority position in New Berkshire Grey.

Limitations of Review.    The RAAC Board considered that it was not obtaining a third-party valuation in connection with the Business Combination or an opinion from any independent investment banking or accounting firm that the consideration to be received by the existing Berkshire Grey stockholders is fair to RAAC or its stockholders from a financial point of view. In addition, while RAAC’s management team, the RAAC Advisors, the Consultant and RAAC’s legal advisors collectively performed due diligence that was reasonable in our view, there can be no assurance that there will not be unanticipated risks involved with the Business Combination or with the ongoing business of Berkshire Grey.

In addition to considering the factors described above, the RAAC Board also considered:

Interests of Certain Persons.    Some officers and directors of RAAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of RAAC’s stockholders (see “— Interests of Certain Persons in the Business Combination” below). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the RAAC Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

Other Risks.    Various other risks associated with the Business Combination, the business of RAAC and the business of Berkshire Grey described under “Risk Factors” beginning on page 31 of this proxy statement/prospectus.

The RAAC Board concluded that the potential benefits that it expected RAAC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the RAAC Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, RAAC and the RAAC Stockholders.

Satisfaction of 80% Test

Nasdaq rules require that RAAC’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) at the time of it signing a definitive agreement in connection with an initial business combination. It is also a requirement under the RAAC A&R Charter that RAAC’s initial business combination must occur with one or more target businesses that have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount). Based on the financial analysis of Berkshire Grey generally used to approve the transaction, the RAAC Board determined that this requirement was met. The RAAC Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of RAAC and its shareholders and appropriately reflected Berkshire Grey’s value. In reaching this determination, the RAAC Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, industry relationships, and technical skills, as well as quantitative factors such as Berkshire Grey’s potential for future revenue. The RAAC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Berkshire Grey met this requirement.

Interests of RAAC Directors and Officers and the Sponsor in the Business Combination

In considering the recommendation of the RAAC Board to vote in favor of approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the Existing Director Election Proposal and the Business Combination Director Election Proposal, stockholders should keep in mind that certain members of the RAAC Board and executive officers of RAAC have interests in such proposals that are different from, or in addition to, those of RAAC Stockholders generally. These interests include, among other things:

•        If the Business Combination or another initial business combination is not consummated by December 10, 2022 or such extended period of time as a result of a stockholder vote to amend the RAAC A&R Charter, RAAC will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of RAAC Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding shares of RAAC Class A Common Stock, which redemption will completely extinguish RAAC public stockholders’ rights as RAAC Stockholders (including the right to receive further liquidating distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining RAAC Stockholders and the RAAC Board, liquidate and dissolve, subject in each case to RAAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to RAAC Public Warrants or RAAC Private Warrants, which will all expire worthless if RAAC fails to complete its initial business combination within the allotted time period. In addition, in such event, the 3,833,333 shares of RAAC Class B Common Stock and the 5,750,000 shares of RAAC Class C Common Stock held by the Sponsor, an advisor of the Sponsor and the directors and officers of RAAC, which were acquired for an aggregate purchase price of $25,000 prior to RAAC’s IPO, would be worthless because such holders have waived their rights to liquidating distributions from the Trust Account with respect to such shares. While such shares are subject to certain transfer restrictions and, in the case of shares of RAAC Class C Common Stock, cancelation triggers that shares of RAAC Class A Common Stock are not, based upon the closing price of $          per share of the RAAC Class A Common Stock on Nasdaq on                  , 2021, such shares of RAAC Class B Common Stock and RAAC Class C Common Stock had an aggregate market value of $              .

•        The Sponsor purchased 5,166,667 RAAC Private Warrants for an aggregate purchase price of $7,750,000 in connection with RAAC’s IPO. As described in the preceding paragraph, the RAAC Private Warrants, along with the RAAC Public Warrants, will all expire worthless if RAAC fails to complete its initial business combination within the allotted time period. While such RAAC Private Warrants are subject to certain transfer restrictions that the RAAC Public Warrants are not, based upon the closing price of              per warrant of the RAAC Public Warrants on Nasdaq on            , 2021, such shares of RAAC Class B Common Stock and RAAC Class C Common Stock had an aggregate market value of $              .

•        The Sponsor will be liable to RAAC if and to the extent any claims by a third party (other than claims by RAAC’s independent registered public accounting firm) for services rendered or products sold to RAAC, or a prospective target business with which RAAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per outstanding share of RAAC Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the assets in the Trust Account, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of RAAC’s IPO against certain liabilities, including liabilities under the Securities Act.

•        Mr. Delaney will remain a member of the board of directors of New Berkshire Grey after the closing of the Business Combination for a term that expires in 2024. As such, in the future, unless and until he is replaced, Mr. Delaney will receive any cash fees, stock options or stock awards that the New Berkshire Grey board of directors determines to pay for his service.

•        The Sponsor and RAAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RAAC’s behalf, such as identifying potential target businesses for RAAC’s initial business combination and performing due diligence on suitable business combinations. However, if RAAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, RAAC may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed by December 10, 2022 or such extended period of time as a result of a stockholder vote to amend the RAAC A&R Charter.

•        The holders of shares of RAAC Class B Common Stock, shares of RAAC Class C Common Stock and RAAC Private Warrants and the PIPE Investors are entitled to customary registration rights.

•        RAAC’s current officers and directors will receive continued indemnification and liability insurance after the merger.

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and RAAC’s officers and directors and the other holder of RAAC Class B Common Stock and RAAC Class C Common Stock have agreed to vote in favor of the Business Combination and the other proposals herein, regardless of how the RAAC Public Stockholders vote. As of the date of this proxy statement/prospectus, such holders (including RAAC’s independent directors) own 25% of the issued and outstanding common stock of RAAC (excluding warrants).

In connection with the stockholder vote to approve the Business Combination, the Sponsor and RAAC’s directors, officers and advisors or their affiliates may privately negotiate transactions to purchase shares of RAAC Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or RAAC’s directors, officers or advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of RAAC Class A Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or RAAC’s directors, officers and advisors or their affiliates purchase shares in privately negotiated transactions from stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to RAAC for use in the Business Combination.

The existence of financial and personal interests of one or more of RAAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RAAC and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, RAAC’s Sponsor and officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Interests of Berkshire Grey’s Directors and Officers in the Business Combination

Berkshire Grey’s directors and executive officers may have interests in such proposal that are different from, or in addition to, those of Berkshire Grey’s shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        Treatment of Berkshire Grey’s Equity Awards in the Business Combination.    Under the Merger Agreement, all outstanding stock options and restricted stock awards (“RSAs”) granted by Berkshire Grey prior to the Closing of the Business Combination will be converted to awards for shares of RAAC Common Stock that will be subject to the same terms and conditions as were in effect prior to the Closing of the Business Combination. See the section entitled “The Merger Agreement — Merger Consideration; Treatment of Company Equity Awards” for more information.

The amounts listed in the table below represent the number of stock options and/or RSAs to be held by each executive officer and director of Berkshire Grey immediately following consummation of the Business Combination. Stock options are stated as total outstanding stock options with the estimated intrinsic value of each executive officer’s and director’s stock options calculated as to the total outstanding stock options for each individual award multiplied by the difference between (i) the $10.00 fair value of Berkshire Grey Common Stock under the Merger Agreement and (ii) the stock option exercise price. Additionally, RSAs are stated as total outstanding RSAs with the estimated intrinsic value of each executive officer’s and director’s RSAs calculated as to the total outstanding RSAs multiplied by the $10.00 fair value of Berkshire Grey Common Stock as under the Merger Agreement.

Name	Options	RSAs	Intrinsic Value
Thomas Wagner, Chief Executive Officer	5,168,276	—	$45,764,952
Steve Johnson, President and Chief Operating Officer	—	5,964,034	59,640,340
Mark Fidler, Chief Financial Officer	2,472,859	—	21,897,103
Peter Barris, Director	—	—	—
Sven Strohband, Director	—	—	—
Angela Du, Director	—	—	—
Fiona P. Dias, Director Nominee	—	—	—
Serena Wolfe, Director Nominee	—	—	—

•        2021 Plan.    Effective upon the completion of the Business Combination and in connection with the implementation of the 2021 Plan, we intend to grant awards to certain executive officers, however, such awards to executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time.

•        Steve Johnson’s Note.    In connection with and subject to the consummation of the Business Combination, Steve Johnson shall be entitled to a cancellation of a promissory note and pledge agreement entered into with Berkshire Grey upon Berkshire Grey’s repurchase of shares of Berkshire Grey Common Stock held by him. See the section entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Related Party Transactions — Berkshire Grey — Promissory Note with Steve Johnson” for more information.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless the information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The merger is subject to these requirements and may not be completed until the expiration of a thirty- (30-) day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. RAAC and Berkshire Grey will each exercise its reasonable best efforts to prevent the entry, in any legal proceeding brought by the Antitrust Division or the FTC or any other person of any governmental order that would prohibit or delay the consummation of the Business Combination. On March 16, 2021, RAAC and Berkshire Grey filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The 30-day waiting period expired on 11:59 p.m. Eastern Time on April 15, 2021.

At any time before or after consummation of the merger, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, conditionally approving the merger upon divestiture of New Berkshire Grey’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. RAAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, RAAC cannot assure you as to its result.

Neither RAAC nor Berkshire Grey are aware of any material regulatory approvals or actions that are required for completion of the merger other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

ANTICIPATED ACCOUNTING TREATMENT

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Berkshire Grey has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Berkshire Grey shareholders will have majority of the voting power under both the no redemption and maximum redemption scenarios; (ii) Berkshire Grey will appoint majority of the board of directors of New Berkshire Grey; (iii) Berkshire Grey’s existing management will comprise the management of New Berkshire Grey; (iv) Berkshire Grey will comprise the ongoing operations of New Berkshire Grey; (v) Berkshire Grey is the larger entity based on historical revenues and business operations; and (vi) New Berkshire Grey will assume Berkshire Grey’s name.

Under this method of accounting, RAAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Berkshire Grey issuing stock for the net assets of RAAC, accompanied by a recapitalization. The net assets of RAAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

PUBLIC TRADING MARKETS

RAAC Class A Common Stock is listed on Nasdaq under the symbol “RAAC”. The RAAC Public Warrants are listed on Nasdaq under the symbol “RAACW”. RAAC Units are listed on Nasdaq under the symbol “RAACU”. Following the merger, Berkshire Grey Common Stock (including common stock issuable in the merger), Berkshire Grey warrants and Berkshire Grey units will each be listed on the Nasdaq under the symbols “BGRY, BGRYW and BGRYU”, respectively. At the closing, each RAAC Unit will separate into its components consisting of one share of Berkshire Grey Common Stock and one-third of one redeemable RAAC Public Warrant. Accordingly, there will be no Berkshire Grey units nor any Nasdaq listing of Berkshire Grey units following consummation of the Business Combination.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholder and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about RAAC, Berkshire Grey or any other matter.

Structure of the Merger

On February 23, 2021, RAAC, Merger Sub and Berkshire Grey entered into the Merger Agreement, pursuant to which, among other things, (i) Merger Sub will merge with and into Berkshire Grey, the separate corporate existence of Merger Sub will cease and Berkshire Grey will be the surviving corporation and a wholly owned subsidiary of RAAC, and (ii) RAAC will change its name to “Berkshire Grey, Inc.”

In connection with the foregoing and substantially concurrent with the execution of the Merger Agreement, RAAC entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have committed to purchase an aggregate amount of $165,000,000 in shares of RAAC Class A Common Stock at a purchase price of $10.00 per share, substantially concurrent with, and contingent upon, the consummation of the Business Combination, which we refer to as the “PIPE Investment.” The shares of RAAC Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. RAAC will grant the PIPE Investors certain registration rights in connection with the PIPE Investment.

In connection with the merger, certain Ancillary Agreement have been, or will be, entered into on or prior to the closing of the Business Combination, including, among other things, the Subscription Agreements, the Sponsor Support Agreement, the Berkshire Grey Stockholders Support Agreement and the A&R Registration Rights Agreement. For additional information, please see the section entitled “Other Agreements” beginning on page 197 of this proxy statement/prospectus.

Merger Consideration

Aggregate Merger Consideration

At the effective time, among other things, each share of Berkshire Grey Common Stock issued and outstanding (other than the Excluded Shares) immediately prior to the effective time of the merger will be entitled to receive a number of shares of RAAC Class A Common Stock (valued at $10.00 per share), equal to (x) $2,250,000,000 divided by (y) the number of shares of Aggregate Fully Diluted Company Stock (as defined in the Merger Agreement).

Immediately prior to the effective time, (i) all outstanding shares of Berkshire Grey Preferred Stock will automatically be converted into shares of Berkshire Grey Common Stock, at the then effective conversion rate (the “BG Preferred Conversion”), in accordance with Section 5.1 of Berkshire Grey’s Amended and Restated Certificate of Incorporation, as amended, and pursuant to the vote or written consent of the holders of at least sixty-seven percent (67%) of the outstanding shares of Berkshire Grey Preferred Stock (voting as a single class and on an as-converted to Berkshire Grey Common Stock basis) and (ii) warrants to purchase up to 1,903,647 shares of Berkshire Grey Series B-3 Preferred Stock will be terminated without the issuance of any shares of Company Series B-3 Preferred Stock pursuant to the Warrant Termination Agreement entered into as of February 23, 2021.

The exact value of the consideration to be received by holders of equity interest of Berkshire Grey at the effective time will depend on the Aggregate Fully Diluted Company Stock as of such time and will not be known with certainty until the closing of the merger. For informational purposes only, assuming Aggregate Fully Diluted Company Stock as of the closing of the merger of 38,749,313, if the closing occurred on May 14, 2021, then each share of Berkshire Grey Common Stock would have been canceled and converted into the right to receive approximately 5.85140 shares of RAAC Class A Common Stock. The final Exchange Ratio will be determined at the effective time pursuant to the formula and terms set forth in the Merger Agreement. The Aggregate Fully Diluted Company Stock as of Closing assumed for purposes of the foregoing illustration are subject to change, and the actual value for such input at the time of Closing could result in an Exchange Ratio and the value of the consideration to be received by holders of equity interests in Berkshire Grey being more or less than the amounts reflected above.

Treatment of Berkshire Grey Options and Grey Restricted Stock

Subject to the terms and conditions of the Merger Agreement, at the effective time, each outstanding option to acquire Berkshire Grey Common Stock will be converted into the right to receive an option relating to shares of RAAC Class A Common Stock upon substantially the same terms and conditions, including with respect to vesting and termination-related provisions, as existed immediately prior to the effective time, except that (i) the number of shares underlying such option will be equal to the number of shares of Berkshire Grey Common Stock subject to such option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for such option will be equal to the exercise price per share as existed immediately prior to the effective time, divided by the Exchange Ratio (being rounded up to the nearest full cent).

Subject to the terms and conditions of the Merger Agreement, at the effective time, each outstanding award of restricted Berkshire Grey Common Stock will be converted into the right to receive an award of restricted shares of RAAC Class A Common Stock with substantially the same terms and conditions, including with respect to vesting and termination-related provisions, as existed immediately prior to the effective time, with such adjustments to any performance-vesting metrics as deemed necessary and appropriate by Berkshire Grey, except that the number of shares subject to restricted stock awards will be equal to the product of (i) the number of shares of Berkshire Grey Common Stock subject to such restricted stock award immediately prior to the effective time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

Berkshire Grey will take all necessary actions to effect the treatment of Berkshire Grey options and Berkshire Grey restricted stock awards in accordance with the Berkshire Grey, Inc. 2013 Stock Option and Purchase Plan (the “2013 Incentive Plan”) and the applicable award agreements. The board of directors of Berkshire Grey will amend the 2013 Incentive Plan and take all other necessary actions, effective as of immediately prior to the closing of the Business Combination, in order to provide that no new Berkshire Grey options or Berkshire Grey restricted stock awards will be granted under the 2013 Incentive Plan or in respect of any equity reserve provided thereunder.

Closing and Effective Time of the Merger

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the merger will occur by electronic exchange of documents at a date and time to be specified in writing by the parties to the Merger Agreement, which will be no later than the date which is three (3) business days after the first date on which all conditions to the obligations of the parties to consummate the Merger Agreement shall have been satisfied or waived (other than those conditions that are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), or such other time and place as RAAC and Berkshire Grey may mutually agree in writing. The date on which the closing of the merger actually occurs is referred to as the “Closing Date.”

Subject to the satisfaction or waiver of all of the conditions set forth in the Merger Agreement, and provided the Merger Agreement has not been terminated pursuant to its terms, RAAC, Merger Sub and Berkshire Grey will cause the merger certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The merger shall become effective at the time when the merger certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by RAAC and Berkshire Grey in writing and specified in each of the merger certificate (the “effective time”).

Covenants and Agreements

Berkshire Grey has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain financial statements, affiliate agreements, the BG Preferred Conversion, acquisition proposals, tax matters and compensation consultants.

RAAC has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, Nasdaq listing, no solicitation by RAAC, RAAC’s conduct of business, post-closing directors and officers of RAAC, indemnification and insurance, RAAC public filings and the PIPE Investment.

Conduct of Business by Berkshire Grey

Berkshire Grey has agreed that from the date of Merger Agreement through the earlier of the closing of the merger or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, other than as a result of, in connection with or in response to a Contagion Event (as defined in the Merger Agreement) and except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements or required by law or as consented to by RAAC in writing (which consent will not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to operate the business of Berkshire Grey in the ordinary course of business consistent with past practice.

During the Interim Period, Berkshire Grey has also agreed not to, and to cause its subsidiaries not to, except as set forth on Berkshire Grey disclosure letter or as consented to by RAAC in writing (which consent will not be unreasonably conditioned, withheld or delayed),and except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements or required by law:

•        change or amend the governing documents of Berkshire Grey or any of Berkshire Grey’s subsidiaries or form or cause to be formed any new subsidiary of Berkshire Grey;

•        make or declare any dividend or distribution to the stockholders of Berkshire Grey or make any other distributions in respect of any of the shares of capital stock of Berkshire Grey or the equity interests of Berkshire Grey or any of its subsidiaries, other than dividends or distributions between or among Berkshire Grey and any of its wholly owned subsidiaries or dividends due and payable on Berkshire Grey Preferred Stock in accordance with the terms thereof;

•        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Berkshire Grey’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Berkshire Grey that remains a wholly owned subsidiary of Berkshire Grey after consummation of such transaction;

•        purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Berkshire Grey or its subsidiaries, except for (i) the acquisition by Berkshire Grey or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Berkshire Grey or its subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between Berkshire Grey and any wholly owned subsidiary of Berkshire Grey or between wholly owned subsidiaries of Berkshire Grey or (iii) purchases or redemptions pursuant to exercises of Berkshire Grey Options issued and outstanding as of the date of the Merger Agreement or the withholding of shares to satisfy net settlement or tax obligations with respect to equity awards in accordance with the terms of such equity awards;

•        enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contract, in each case, other than in the ordinary course of business consistent with past practice;

•        sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Berkshire Grey or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among Berkshire Grey and its wholly owned subsidiaries or among its wholly owned Subsidiaries, (iii) transactions in the ordinary course of business consistent with past practice and (iv) transactions that in the aggregate represent a sale or transfer price of less than $5,000,000;

•        acquire any ownership interest in any real property other than in the ordinary course of business;

•        except as otherwise required by existing Berkshire Grey benefit plans or any material contract, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee of Berkshire Grey or its subsidiaries with an annual base salary or wage rate below $300,000 in the ordinary course of business consistent with past practice, (ii) or hire or terminate the employment of any officers, directors or employees at the level of Vice President or above, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Berkshire Grey benefit plan, (iv) materially increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Berkshire Grey or any of Berkshire Grey’s subsidiaries for the benefit of any employee or other service provider of Berkshire Grey or its subsidiaries, or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit payable by Berkshire Grey or any of Berkshire Grey’s subsidiaries, except in the ordinary course of business consistent with past practice;

•        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $25,000,000 and (ii) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of Berkshire Grey to perform its obligations thereunder;

•        issue or sell any debt securities or warrants or other rights to acquire any debt securities of Berkshire Grey or any subsidiary of Berkshire Grey or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another person, except in the ordinary course of business consistent with past practice, as issued or incurred between Berkshire Grey and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries or indebtedness with an original principal balance of not great than $20,000,000, individually or in the aggregate;

•        make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•        issue any additional shares of capital stock of Berkshire Grey or securities exercisable for or convertible into capital stock of Berkshire Grey, other than the issuance of Berkshire Grey Common Stock upon the exercise of Berkshire Grey Options under the Incentive Plan and the applicable award agreement, in each case, outstanding on the date of Merger Agreement, in accordance with their terms as in effect as of the date of the Merger Agreement, or grant any additional Berkshire Grey awards or other equity or equity-based compensation or in connection with Berkshire Grey Preferred Conversion;

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Berkshire Grey or its subsidiaries (other than the Merger and Berkshire Grey Preferred Conversion);

•        waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (excluding monetary damages that are fully covered by Berkshire Grey’s insurance policies) in an amount less than $500,000 in the aggregate;

•        grant to or acquire from, or agree to grant to or acquire from, any person rights to any intellectual property that is material to Berkshire Grey and its subsidiaries, (ii) dispose of, abandon or permit to lapse any rights to any registered intellectual property of Berkshire Grey or (iii) disclose any material trade secret of Berkshire Grey to any person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations, in the case of each of (i), (ii) and (iii), except in the ordinary course of business consistent with past practice;

•        enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of Berkshire Grey or its subsidiaries as the bargaining representative for any employees of Berkshire Grey or its subsidiaries;

•        terminate without replacement or fail to use reasonable efforts to maintain any license material to the conduct of the business of Berkshire Grey and its subsidiaries, taken as a whole;

•        limit the right of Berkshire Grey or any of Berkshire Grey’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of Berkshire Grey and its subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice; or

•        enter into any agreement to do any action prohibited by the Merger Agreement.

Conduct of Business of RAAC

During the Interim Period, RAAC will, and will cause Merger Sub to, except as contemplated by the Merger Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, or as required by law or as consented to by Berkshire Grey in writing (which consent will not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to operate its business in the ordinary course consistent with past practice.

During the Interim Period, RAAC has also agreed not to, and to cause Merger Sub not to, except as consented to by Berkshire Grey in writing (which consent will not be unreasonably conditioned, withheld or delayed), and except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or required by law:

•        seek any approval from the RAAC Stockholders to change, modify or amend the agreement related to the Trust Account or the governing documents of RAAC or Merger Sub, except as contemplated by the Charter Proposal or the Advisory Charter Proposals;

•        except as contemplated by the Charter Proposal or the Advisory Charter Proposals, (A) make or declare any dividend or distribution to the RAAC Stockholders or make any other distributions in respect of any of RAAC’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of RAAC’s or Merger Sub’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of RAAC or Merger Sub, other than a redemption of shares of RAAC Class A Common Stock required to be made as part of the redemptions to the RAAC Stockholders, as applicable;

•        (A) make or change any material election in respect of material taxes, (B) amend, modify or otherwise change any filed material tax return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (D) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement, (E) settle any claim or assessment in respect of material taxes, (F) surrender or allow to expire any right to claim a refund of material taxes; or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•        other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of RAAC or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•        incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Berkshire Grey or any of Berkshire Grey’s subsidiaries or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice or (B) incurred between RAAC or Merger Sub;

•        incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (as defined in the Merger Agreement), including with respect to any working capital loans, or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses incurred in support of the ordinary course operations of RAAC or incident to the transactions contemplated by the Merger Agreement and the Ancillary Agreements;

•        convert any working capital loan in to warrants of RAAC;

•        waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or (B) any other legal proceeding;

•        other than with respect to the PIPE Investment concurrently with closing of the business combination, (A) issue any securities of RAAC or securities exercisable for or convertible, exchangeable or exercisable into or for securities of RAAC, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to securities of RAAC not outstanding on the date of the Merger Agreement, or (C) amend, modify or waive any of the material terms or rights set forth in any private warrant, public warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•        enter into any agreement to do any action prohibited under the Merger Agreement.

During the Interim Period, RAAC will, and will cause its subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, RAAC’s governing documents, the agreement with respect to the Trust Account and all other agreements or contracts to which RAAC or its subsidiaries may be a party.

Covenants of Berkshire Grey

Pursuant to the Merger Agreement, Berkshire Grey has agreed, among other things, to:

•        subject to the confidentiality obligations that may be applicable to information furnished to Berkshire Grey or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, including in light of any Contagion Event, afford RAAC and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Berkshire Grey and its subsidiaries that are in the possession of Berkshire Grey or its subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated by the Merger Agreement;

•        as soon as reasonably practicable following the date of the Merger Agreement (but in any event within fifteen (15) business days after the date of the Merger Agreement), Berkshire Grey will deliver to RAAC the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of Berkshire Grey and its subsidiaries as of and for the twelve (12) month period ended December 31, 2020, together with the auditors’ reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•        if the effective time has not occurred prior to May 14, 2021, as soon as reasonably practicable following May 14, 2021, Berkshire Grey will deliver to RAAC the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of Berkshire Grey and its subsidiaries as of and for the three-month period ended March 31, 2021 and for any consecutive calendar quarter in 2021 that concludes prior to the closing of the merger, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•        at or prior to closing of the merger, terminate and settle all affiliate contracts set forth in the applicable section of Berkshire Grey disclosure letter without further liability to RAAC, Berkshire Grey or any of its subsidiaries and obtain evidence reasonably satisfactory to RAAC that such agreements have been terminated or settled, effective prior to the closing of the merger;

•        prior to the closing of the merger, Berkshire Grey will take all such actions as are reasonably necessary in accordance with the governing documents of Berkshire Grey, including obtaining approval of the Berkshire Grey Preferred Stockholders, so that the BG Preferred Conversion will have been consummated immediately prior to the effective time;

•        during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning Berkshire Grey or any of its subsidiaries to any person relating to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction;

•        each of RAAC, Berkshire Grey and their respective subsidiaries will use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

•        promptly following the date of the Merger Agreement, Berkshire Grey will consult with compensation consultants to determine appropriate compensation for Berkshire Grey’s executives following the closing of the merger, with any such compensation changes as approved by the board of directors of Berkshire Grey. Berkshire Grey agrees to (i) provide RAAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Berkshire Grey and/or any of its affiliates, agents or advisors, on the one hand, and any such compensation consultants, on the other hand, concerning or in connection with determining the appropriate compensation for Berkshire Grey’s executives following the closing of the merger, and (b) consult with RAAC in good faith in making any such determinations.

Covenants of RAAC

Pursuant to the Merger Agreement, RAAC has agreed, among other things, to:

•        prior to the Closing Date, obtain approval for and adopt the Incentive Equity Plan in substantially the form attached hereto as Annex G. Within two (2) business days following the expiration of the sixty (60) day period after RAAC has filed current Form 10 information with the SEC, RAAC will file an effective registration statement on Form S-8 (or other applicable form) with respect to RAAC Class A Common Stock issuable under the Incentive Equity Plan, and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding;

•        upon satisfaction or waiver of the Minimum Cash Condition, use reasonable best efforts so that the amount in the Trust Account will be paid (i) when due all amounts payable to RAAC Stockholders who exercised their redemption rights and (ii) from the remaining amounts then available in the Trust Account to RAAC so that the Trust Account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the agreement entered into with respect to the Trust Account;

•        during the Interim Period, ensure RAAC remains listed as a public company on Nasdaq, and prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by the Merger Agreement and use reasonable best efforts to obtain approval for the listing of such shares of RAAC Class A Common Stock on Nasdaq and the change of the RAAC’s trading ticker on Nasdaq to “BGRY”, in each case, as promptly as reasonably practicable after the date of the Merger Agreement, and in any event as of immediately prior to the effective time;

•        during the Interim Period, not, and cause its subsidiaries not to, (i) make any proposal or offer that constitutes a business combination proposal, (ii) initiate any discussions or negotiations with any person with respect to a business combination proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal, in each case, other than to or with Berkshire Grey and its representatives;

•        subject to the terms of RAAC’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time:

•        the RAAC Board will consist of up to thirteen (13) directors, which shall initially include:

•        up to twelve (12) director nominees to be mutually agreed by Berkshire Grey and RAAC; and

•        one (1) director nominee to be designated by RAAC pursuant to written notice to be delivered to Berkshire Grey as soon as reasonably practicable following the Merger Agreement.

•        the RAAC Board will have a majority of “independent” directors for the purposes of Nasdaq, each of whom will serve in such capacity in accordance with the terms of RAAC’s governing documents following the effective time; and

•        the initial officers of RAAC will be as set forth in Berkshire Grey disclosure letter, who will serve in such capacity in accordance with the terms of RAAC’s governing documents following the effective time;

•        after the effective time, indemnify and hold harmless each present and former director and officer of Berkshire Grey and RAAC and each of their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and applicable governing documents to indemnify such person;

•        maintain and cause its subsidiaries to maintain for a period of not less than six (6) years from the effective time (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Berkshire Grey immediately prior to the effective time and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by RAAC’s, Berkshire Grey’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will RAAC be obligated to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by RAAC or Berkshire Grey, as applicable, for such insurance policy for the year ended December 31, 2020;

•        on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Berkshire Grey and RAAC with the post-closing directors and officers, which indemnification agreements will continue to be effective following the closing of the merger;

•        from the date of the Merger Agreement through the effective time, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•        unless otherwise approved in writing by Berkshire Grey, RAAC will not (other than changes that are solely ministerial and other non-economic de minimis changes) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of RAAC Class A Common Stock contemplated thereby;

•        use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) RAAC the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and

•        RAAC will give Berkshire Grey prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of RAAC (or any event or circumstance that, to the knowledge of the RAAC, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (iii) of the receipt by RAAC of any written notice or other written communication from any PIPE Investor with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of the Subscription Agreement by such PIPE Investor; and (iv) if RAAC does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms.

Joint Covenants of Berkshire Grey and RAAC

In addition, each of Berkshire Grey and RAAC has agreed, among other things, to take certain actions as set forth below:

•        each of Berkshire Grey and RAAC will (and, to the extent required, will cause its affiliates to) comply promptly but in no event later than ten (10) business days after the date of the Merger Agreement with the notification and reporting requirements of the HSR Act;

•        each of Berkshire Grey and RAAC will substantially comply with any antitrust information or document request with respect to antitrust matters contemplated by the Merger Agreement;

•        each of Berkshire Grey and RAAC will (and, to the extent required, will cause its affiliates to) request early termination of any waiting period under the HSR Act (to the extent that early termination is available under the HSR Act at such time) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement;

•        RAAC will cooperate in good faith with governmental authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by the Merger Agreement as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any governmental authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger;

•        each of Berkshire Grey and RAAC will (and, to the extent required, will cause its controlled affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or governmental authorization under laws prescribed or enforceable by any governmental authority for the transactions contemplated by the Merger Agreement and to resolve any objections as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement; and (ii) cooperate fully with each other in the defense of such matters;

•        RAAC will be responsible for the filing fees payable to the antitrust authorities in connection with the transactions contemplated the Merger Agreement;

•        RAAC and Berkshire Grey will jointly prepare and RAAC will file with the SEC the proxy statement/registration statement in connection with the registration under the Securities Act of the shares of RAAC Class A Common Stock that constitute the Aggregate Merger Consideration;

•        each of RAAC and Berkshire Grey will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

•        RAAC will (i) as promptly as practicable after the registration statement is declared effective under the Securities Act, (A) cause the proxy statement to be disseminated to the RAAC Stockholders in compliance with applicable law, (B) duly give notice of and convene and hold a meeting of its stockholders in accordance with its governing documents and Nasdaq Listing Rule 5620(b) (but in any event no later than forty-five (45) days after the date on which the proxy statement is mailed to stockholders) for the purpose of voting solely upon the proposals, and (C) solicit proxies from the its stockholders to vote in favor of each of the proposals, and (ii) provide its shareholders with the opportunity to elect to effect a share redemption;

•        RAAC will, through the RAAC Board, recommend to its stockholders the proposals, and include such recommendation in the proxy statement, and the RAAC Board will not withdraw, amend, qualify or modify its recommendation to the RAAC Stockholders that they vote in favor of the proposals;

•        to the fullest extent permitted by applicable Law, (x) RAAC agrees to establish a record date for, duly call, give notice of, convene and hold the RAAC Special Meeting and (y) RAAC agrees that if it is unable to obtain approval from its stockholders of the proposals the RAAC Special Meeting, then RAAC will promptly continue to take all such necessary actions in order to obtain such approval;

•        Berkshire Grey will (i) use its reasonable best efforts to solicit and obtain the necessary approvals from the Berkshire Grey stockholders (pursuant to Berkshire Grey Stockholders Support Agreement), promptly following the effective date of the Merger Agreement (and in any event within two (2) business days of the effective date), and in accordance with the terms and subject to the conditions of Berkshire Grey’s governing documents, and (ii) take all other action necessary or advisable to secure the requisite approvals of the Berkshire Grey stockholders as soon as reasonably practicable after the effective date of the Merger Agreement (and in any event within two business days (2) of the effective date) and, if applicable, any additional consents or approvals of its stockholders related thereto;

•        RAAC and Berkshire Grey will each, and each will cause its subsidiaries to (i) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any governmental authority) that any of RAAC, or Berkshire Grey or their respective affiliates are required to obtain in order to consummate the merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party to the Merger Agreement may reasonably request to comply with Merger Agreement and to consummate the transactions contemplated by the Merger Agreement as soon as practicable and in accordance with all applicable law;

•        prior to the effective time, each of RAAC and Berkshire Grey, as applicable, will use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the capital stock of Berkshire Grey (including derivative securities with respect to the capital stock of Berkshire Grey) and acquisitions of RAAC Class A Common Stock (including derivative securities with respect to RAAC Class A Common Stock) resulting from the transactions contemplated by the Merger Agreement by each officer or director of RAAC or Berkshire Grey who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated by the Merger Agreement;

•        prior to the closing of the merger, each of Berkshire Grey and RAAC will, and each of them will cause its respective subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement;

•        in the event that any stockholder litigation related to the Merger Agreement or the Ancillary Agreements or the transactions contemplated by the Merger Agreement or the Ancillary Agreements is brought, or, to the knowledge of RAAC or the knowledge of Berkshire Grey, as the case may be, threatened, against such party or the members of each respective parties’ board of directors prior to the closing of the Business Combination, RAAC and Berkshire Grey will promptly notify the other party of any such actual or threatened stockholder litigation and shall keep the other reasonably informed with respect to the status thereof;

•        RAAC (i) will control the defense of any such action brought against RAAC or members of the RAAC Board, provided that RAAC give Berkshire Grey the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation against RAAC or its officers or directors relating to the Merger Agreement and the transactions contemplated by the Merger Agreement, and no such response to, or any settlement of, shall be made or be agreed to without the prior written consent of Berkshire Grey (not to be unreasonably withheld, conditioned or delayed), and (ii) will, and will use its reasonable best efforts to cause its representatives to, cooperate with Berkshire Grey in the defense against such claim or litigation or purported claim or litigation; and

•        Berkshire Grey (i) will control the defense of any such action brought against Berkshire Grey or members of the board of directors of Berkshire Grey, provided that Berkshire Grey give RAAC the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation against Berkshire Grey or its officers or directors relating to the Merger Agreement or Ancillary Agreements or the transactions contemplated by the Merger Agreement or the Ancillary Agreements, and no such response to, or any settlement of shall be made or be agreed to without the prior written consent of RAAC (not to be unreasonably withheld, conditioned or delayed), and (ii) will, and will use its reasonable best efforts to cause its representatives to, cooperate with RAAC in the defense against such claim or litigation or purported claim or litigation.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of RAAC, Merger Sub and Berkshire Grey, certain of which are subject to materiality and Material Adverse Effect (as defined below) qualifiers and may be further modified and limited by the disclosure letters. See the section entitled “The Merger Agreement — Material Adverse Effect” below for more information. The representations and warranties of RAAC are also qualified by information included in RAAC’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Berkshire Grey

Berkshire Grey has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Berkshire Grey and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, licenses, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, interested party transactions, anti-corruption compliance, sanctions and customs and trade laws compliance, information supplied, suppliers, customers, government contracts and no additional representations or warranties.

Representations and Warranties of RAAC and Merger Sub

RAAC and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, Nasdaq listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, undisclosed liabilities, capitalization of RAAC, brokers’ fees, indebtedness, taxes, business activities, registration statement, proxy statement and proxy/registration statement, no outside reliance and no additional representations or warranties.

Survival of Representations and Warranties

The representations, warranties, agreements and covenants in the Merger Agreement terminate at the effective time, except for the covenants and agreements relevant to the closing of the merger, agreements or covenants which by their terms contemplate performance after the effective time, and representations and warranties of Berkshire Grey and RAAC regarding investigation and exclusivity of representations and warranties.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Berkshire Grey are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of RAAC are qualified in whole or in part by a material adverse effect on the ability of RAAC to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a material adverse effect with respect to Berkshire Grey (a “material adverse effect”) means any event, state of facts, development, circumstance, occurrence or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Berkshire Grey and its subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Berkshire Grey to consummate the merger, subject to certain customary qualifications and exceptions.

Conditions to the Merger

The consummation of the merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied in accordance with their terms in the Merger Agreement or waived by the applicable parties to the Merger Agreement, the merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement if their terms cannot be satisfied at or prior to the closing of the merger.

Minimum Cash Condition

The Merger Agreement provides that the obligations of Berkshire Grey to consummate the merger are conditioned on, among other things, that as of immediately prior to the effective time, (x) the amount of cash available in the Trust Account, after deducting (i) the amount required to satisfy the RAAC’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares pursuant to RAAC’s governing documents, (ii) the payment of any deferred underwriting commissions being held in the Trust Account and (iii) the payment of any transaction expenses of RAAC or its affiliates, as contemplated by the Merger Agreement, plus (y) the aggregate PIPE Investment Amount actually received by RAAC prior to or substantially concurrently with the closing of the Business Combination must be equal to or greater than $200,000,000 (the “Minimum Cash Condition”). The Minimum Cash Condition is solely for the benefit of Berkshire Grey.

Conditions to Obligations of RAAC, Merger Sub and Berkshire Grey

The obligations of RAAC, Merger Sub and Berkshire Grey to consummate, or cause to be consummated, the merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•        the approval of the proposals related to the amendment and restatement of the RAAC A&R Charter, the adoption and approval of the Merger Agreement, Ancillary Agreements and the transactions contemplated thereby, the approval of the issuance of shares of RAAC Class A Common Stock in connection with the merger and PIPE Investment, the approval and adoption of the Incentive Equity Plan, and the approval and adoption of any other proposals required by the SEC by the stockholders of RAAC will have been obtained;

•        the requisite approval of the Berkshire Grey stockholders as set forth in the Merger Agreement will have been obtained;

•        the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•        the waiting period under the HSR Act will have expired or been terminated;

•        there will not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the merger;

•        RAAC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment to RAAC Public Stockholders who properly exercised their redemption rights; and

•        the shares of RAAC Class A Common Stock to be issued in connection with the Merger will have been approved for listing on Nasdaq and, immediately following the effective time, RAAC will satisfy any applicable initial and continuing listing requirements of Nasdaq, and RAAC will not have received any notice of non-compliance therewith.

Conditions to Obligations of RAAC and Merger Sub

The obligations of RAAC and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction at or prior to the effective time of the following additional conditions, any one or more of which may be waived in writing by RAAC and Merger Sub:

•        each of the representations of Berkshire Grey (disregarding ay qualifications and exceptions contained therein relating to materiality, material adverse effect, Material Adverse Effect or any similar qualification or exception) will be true and correct either in all material respects (for those representations and warranties deemed “fundamental”) or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as applicable, in each case, as of the Closing Date or as of the specific date set forth in the representation, as applicable;

•        each of the covenants of Berkshire Grey to be performed as of or prior to the effective time will have been performed in all material respects;

•        the termination of the Warrant Agreement will have occurred; and

•        there will not have a occurred a Material Adverse Effect after February 23, 2021.

Conditions to Obligations of Berkshire Grey

The obligations of Berkshire Grey to consummate, or cause to be consummated, the Merger is subject to the satisfaction at or prior to the effective time of the following additional conditions, any one or more of which may be waived in writing by Berkshire Grey:

•        each of the representations and warranties of RAAC (disregarding ay qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date or as of the specific date set forth in the representation, as applicable;

•        each of the covenants of RAAC to be performed as of or prior to the Closing will have been performed in all material respects; and

•        the Minimum Cash Condition.

Termination

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement, including the merger, abandoned:

•        by mutual written consent of Berkshire Grey and RAAC;

•        by written notice from either Berkshire Grey or RAAC to the other party if any governmental order has become final and nonappealable which has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting the consummation of the merger;

•        by written notice to RAAC from Berkshire Grey if the requisite stockholder approval at the RAAC Special Meeting will not have been obtained by reason of the failure to obtain the required vote at meeting of RAAC Stockholders duly convened therefor or at any adjournment or postponement thereof;

•        by written notice to Berkshire Grey from RAAC in the event of certain uncured breaches on the part of Berkshire Grey (including following a period of up to thirty (30) days after receipt of notice by Berkshire Grey of such breach if Berkshire Grey continues to exercise reasonable best efforts to cure such breach) or if the closing of the Business Combination has not occurred on or before August 23, 2021, unless RAAC is in material breach of the Merger Agreement;

•        by written notice to Berkshire Grey from RAAC if the requisite approvals of the Berkshire Grey stockholders have not have been obtained within two (2) business days after the registration statement is declared effective by the SEC and delivered or otherwise made available to stockholders; or

•        by written notice to RAAC from Berkshire Grey in the event of certain uncured breached on the part of RAAC or Merger Sub (including following a period of up to thirty (30) days after receipt of notice by RAAC of such breach if RAAC continues to exercise reasonable best efforts to cure such breach) or if the closing has not occurred on or before August 23, 2021, unless Berkshire Grey is in material breach of the Merger Agreement.

Effect of Termination

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Berkshire Grey, RAAC or Merger Sub, as the case may be for actual fraud or any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement that will survive the termination of the Merger Agreement.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Stock Market Listing

The RAAC Class A Common Stock is publicly traded on Nasdaq under the symbol “RAAC.” RAAC will prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by the Merger Agreement, if required under Nasdaq rules, covering the shares of RAAC Class A Common Stock to be issued in connection with the merger, and will use reasonable best efforts to obtain approval for the listing of such shares of RAAC Class A Common Stock on Nasdaq and the change of RAAC’s trading ticker on Nasdaq to “BGRY”, in each case, as promptly as reasonably practicable after the date of the Merger Agreement, and in any event as of immediately prior to the effective time.

Fees and Expenses

If the closing of the Business Combination does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the fees and disbursements of legal counsel, financial advisors and accountants.

If the closing of the Business Combination occurs, concurrently with the effective time, New Berkshire Grey will pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of RAAC and its affiliates as set forth on a written statement to be delivered to Berkshire Grey not less than two (2) business days prior to the Closing Date and (ii) all accrued and unpaid out-of-pocket fees and expenses paid or payable by Berkshire Grey or any of its subsidiaries as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated by the Merger Agreement, including: (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers and (B) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by Berkshire Grey or any of its subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of Berkshire Grey or any of its subsidiaries as a result of the transactions contemplated by the Merger Agreement (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll taxes arising therefrom, as set forth on a written statement to be delivered to RAAC by or on behalf of Berkshire Grey not less than two (2) business days prior to the Closing Date.

OTHER AGREEMENTS

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement, which are referred to as the “Related Agreements”, but does not purport to describe all of the terms thereof. The following descriptions are qualified in their entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the RAAC Special Meeting.

Amended and Restated Registration Rights Agreement

The Merger Agreement contemplates that, at the consummation of the Business Combination, RAAC will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), the form of which is attached to this proxy statement/prospectus as Annex B, with the Sponsor and certain other investors party thereto (collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”), including certain current holders of Berkshire Grey securities (the “BG RRA Parties”), pursuant to which the RRA Parties will be entitled to registration rights in respect of certain shares of RAAC Class A Common Stock and certain other equity securities of RAAC that are held by the RRA Parties from time to time. The A&R Registration Rights Agreement provides that New Berkshire Grey will, (i) within 30 calendar days after the consummation of the Business Combination, submit to or file with the SEC (at its sole cost and expense) a registration statement registering the resale of certain shares of RAAC Class A Common Stock and certain other equity securities of RAAC held by the RRA Parties (the “Resale Registration Statement”), and (ii) use its reasonable best efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (x) the 90th calendar day following the filing date if the SEC notifies New Berkshire Grey that it will “review” the Resale Registration Statement and (y) the 10th business day after the date New Berkshire Grey is notified by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review.

Each of the RRA Parties and their respective permitted transferees will be granted certain demand registration rights in connection with an underwritten shelf takedown offering, in each case subject to certain offering thresholds, issuer suspension periods and certain other conditions. In addition, the RRA Parties will be granted “piggyback” registration rights under the A&R Registration Rights Agreement, subject to customary underwriter cutbacks, issuer suspension periods and certain other conditions.

These registration rights will be subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and New Berkshire Grey’s right to delay or withdraw a registration statement under certain circumstances. The A&R Registration Rights Agreement includes customary indemnification provisions. RAAC will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the A&R Registration Rights Agreement, including the fees of legal counsel selected by the majority-in-interest of RRA Parties initiating a demand registration right (not to exceed $75,000 without the consent of New Berkshire Grey). The A&R Registration Rights Agreement also provides for a lock-up on registrable securities held by the BG RRA Parties so that such BG RRA Parties may not transfer such shares, except to certain permitted transferees, for 180 days following the consummation of the Business Combination.

The A&R Registration Rights Agreement will terminate on the earlier of (i) the 10th anniversary of the date of the A&R Registration Rights Agreement or (ii) with respect to any party thereto, on the date that such party no longer holds any registrable securities.

Sponsor Support Agreement

On February 23, 2021, in connection with and concurrently with the execution of the Merger Agreement, RAAC and Berkshire Grey entered into an amended and restated letter agreement (the “Sponsor Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex C, with each of the Sponsor, RAAC’s officers and directors and holders of RAAC Class B Common Stock and RAAC Class C Common Stock, which amends and restates the prior letter agreement between the parties, dated December 7, 2020. Pursuant to the Sponsor Support Agreement, among other things, the parties thereto have agreed to, at all times prior to any valid termination of the Merger Agreement, modify the lock-up on (x) any shares of RAAC Class B Common Stock held by such parties so that such shares may not be transferred, except to certain permitted transferees, until the earlier of 180 days after the closing of the Business Combination and, subsequent to the closing of the Business Combination, the date on which RAAC completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of its public stockholders having the right to exchange their shares of RAAC Common Stock for cash, securities or other property, and (y) any other shares of RAAC Common Stock held by such parties until six months after the closing of the Business Combination. In addition, the Sponsor Support Agreement provides that, among other things, the parties thereto shall (i) vote all of the shares of RAAC Common Stock beneficially owned or held by such parties in favor of the Business Combination and certain related matters, including, among other things, (A) the amendment and restatement of the RAAC A&R Charter, (B) the issuance of shares of RAAC Class A Common Stock in connection with the Business Combination and the PIPE Investment, (C) the approval of certain equity plans of New Berkshire Grey and (D) the election of directors of New Berkshire Grey, (ii) vote all of the shares of RAAC Common Stock beneficially owned or held by such parties against certain other actions, including (A) any action reasonably expected to impede or result in the breach of any provision of the Merger Agreement and (B) any business combination or change in capitalization other than with respect to the Business Combination, (iii) waive anti-dilution rights provided in the RAAC A&R Charter with respect to their founder shares and alignment shares and waive their right to convert working capital loans to RAAC into warrants and (iv) not redeem or tender any of their shares of RAAC Common Stock in connection with any such vote as described in clauses (i) or (ii) or in connection with any vote to amend the RAAC A&R Charter.

Berkshire Grey Stockholders Support Agreement

In connection with and concurrently with the execution of the Merger Agreement, RAAC entered into a support agreement with Berkshire Grey and certain stockholders of Berkshire Grey (the “Berkshire Grey Stockholders”), representing, in aggregate, 91.9% of the voting power of the outstanding Berkshire Grey capital stock, voting as a single class and on an as-converted basis, as of February 23, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Berkshire Grey Stockholders Support Agreement”). Pursuant to the Berkshire Grey Stockholders Support Agreement, Berkshire Grey Stockholders agreed to, among other things, vote to approve and adopt, following the effectiveness of the Registration Statement, the Merger Agreement and all other Ancillary Agreements and transactions contemplated thereby, including the merger and the Berkshire Grey Preferred Conversion, subject to the terms and conditions of Berkshire Grey Stockholders Support Agreement.

Pursuant to Berkshire Grey Stockholders Support Agreement, the requisite Berkshire Grey Stockholders also agreed to, among other things, terminate all affiliate agreements other than those set forth on the Company Disclosure Letter and to deliver a duly executed copy of the Amended and Restated Registration Rights Agreement at the Closing.

The Berkshire Grey Stockholders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earlier of (i) the Expiration Time (as defined in Berkshire Grey Stockholders Support Agreement) and (ii) the written agreement of the parties thereto. Upon such termination of the Berkshire Grey Stockholders Support Agreement, all obligations of the parties under Berkshire Grey Stockholders Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Berkshire Grey Stockholders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Berkshire Grey Stockholders Support Agreement prior to such termination.

Stock Repurchase Agreement

On February 23, 2021, in connection with and concurrently with the execution of the Merger Agreement, Berkshire Grey entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with Steve Johnson, the President and Chief Operating Officer of Berkshire Grey, whereby Mr. Johnson has agreed to, immediately prior to the consummation of the Business Combination, sell back to Berkshire Grey approximately 172,622 shares of restricted Berkshire Grey Common Stock (the “RSA Shares”) issued to him pursuant to a restricted stock award agreement, dated as of October 29, 2019 (the “RSA Agreement”), the proceeds of which repurchase which will be used to repay in full the amount of outstanding principal and accrued interest due to Berkshire Grey under a partial recourse secured promissory note and a pledge agreement, each entered into as of October 29, 2019 (collectively, the “Johnson Loan Documents”), by and between Berkshire Grey and Mr. Johnson. Under the Stock Repurchase Agreement, the amount due under the Johnson Loan Documents will be paid back in full through the purchase of the vested RSA Shares, the unvested RSA Shares will be converted into shares of RAAC Class A Common Stock upon the consummation of the Business Combination with the same vesting terms as the RSA Shares and the Johnson Loan Documents will be cancelled immediately prior to the consummation of the Business Combination.

Warrant Termination Agreement

On February 23, 2021, in connection with and concurrently with the execution of the Merger Agreement, Berkshire Grey entered into that certain warrant termination agreement (the “Warrant Termination Agreement”) with SBG with respect to a warrant to purchase Berkshire Grey Series B-3 Preferred Stock (the “B-3 Warrant”). The Warrant Termination Agreement provides that, immediately prior to and contingent upon the consummation of the Business Combination, the B-3 Warrant will be automatically and irrevocably surrendered and cancelled in all respects, and all of SBG’s rights, interests and claims in respect of the B-3 Warrant or the Berkshire Grey Series B-3 Preferred Stock issuable thereunder will terminate in all respects.

PIPE Subscription Agreements

On February 23, 2021, concurrently with the execution of the Merger Agreement, RAAC entered into separate subscription agreements (the “Subscription Agreements”) with certain investors (each, a “PIPE Investor”), pursuant to which the PIPE Investors agreed to purchase, and RAAC agreed to sell to the PIPE Investors, an aggregate of 16,500,000 shares of RAAC Class A Common Stock (the “PIPE Investment”), for a purchase price of $10.00 per share and an aggregate purchase price of $165,000,000 (the “PIPE Investment Amount”), in a private placement substantially concurrent with, and contingent upon, the consummation of the Business Combination (the “PIPE Investment”). The purpose of the PIPE Investment pursuant to the Subscription Agreements is to raise additional capital for use by New Berkshire Grey following the consummation of the Business Combination.

The Subscription Agreements are all substantially similar to the Form of Subscription Agreement attached to this proxy statement/prospectus as Annex E. The Subscription Agreements contain customary representations and warranties of RAAC, on the one hand, and each PIPE Investor, on the other hand.

The closing of the PIPE Investment (the “PIPE Closing”) pursuant to the Subscription Agreements is expected to occur prior to or substantially concurrently with the consummation of the Business Combination and is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) the terms of the Merger Agreement (including the conditions thereto) shall not have been amended or waived in a manner that is materially adverse to the PIPE Investor, (iii)(a) solely with respect to the PIPE Investor’s obligation to close, the representations and warranties made by RAAC, and (b) solely with respect to RAAC’s obligation to close, the representations and warranties made by the PIPE Investor, in each case, in the Subscription Agreements are true and correct in all material respects as of the PIPE Closing, subject to the terms of the applicable Subscription Agreement, (iv) solely with respect to the PIPE Investor’s obligation to close, RAAC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the PIPE Closing and (v) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement.

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, New Berkshire Grey is required to, no later than 30 calendar days after the consummation of the Business Combination, submit to or file with the SEC a registration statement registering the resale of the shares of RAAC Class A Common Stock purchased in the PIPE Investment. Additionally, New Berkshire Grey is required to use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies New Berkshire Grey that it will “review” such registration statement and (ii) the 10th business day after the date New Berkshire Grey is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. New Berkshire Grey must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (x) the date the PIPE Investors no longer hold any registrable shares, (y) the date all registrable shares held by the PIPE Investors may be sold without restriction under Rule 144 and (z) two years from the date of effectiveness of the registration statement.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of the parties to such Subscription Agreement, (iii) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the consummation of the Business Combination and, as a result thereof, the transactions contemplated by the Subscription Agreement fail to occur and (iv) August 23, 2021 if the consummation of the Business Combination has not occurred on or before such date.

COMPARISON OF STOCKHOLDER RIGHTS

The table below summarizes the material differences between the current rights of stockholders of RAAC under the RAAC A&R Charter and the RAAC Bylaws and the rights of New Berkshire Grey, under the New Berkshire Grey Charter and Proposed Bylaws, which will be in effect immediately following the effective time.

While RAAC believes that the summary tables cover the material differences between the rights of RAAC Stockholders prior to the Business Combination and the rights of the stockholders of New Berkshire Grey following the Business Combination, these summary tables may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of RAAC before and after the Business Combination, Annex F, Annex H, Annex I and Exhibits 3.1, 3.2, 3.3 and 3.4 to the registration statement of which this proxy statement/prospectus forms a part and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. See the section titled “Where Can You Find More Information” in this proxy statement/prospectus.

Authorized Capital Stock

RAAC is currently authorized to issue 101,000,000 shares of capital stock, consisting of (a) 100,000,000 shares of RAAC Common Stock, including (i) 75,000,000 shares of  RAAC Class A Common Stock, (ii) 10,000,000 shares of RAAC Class B Common Stock and (iii) 15,000,000 shares of RAAC Class C Common Stock, and (b) 1,000,000 shares of preferred stock.

New Berkshire Grey will be authorized to issue 410,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of New Berkshire Grey Common Stock, including (i) 385,000,000 shares of New Berkshire Grey Class A Common Stock, and (ii) 15,000,000 shares of New Berkshire Grey Class C Common Stock and (b) 10,000,000 shares of New Berkshire Grey Preferred Stock.

Rights of Preferred Stock

The RAAC Board may issue preferred stock from time to time in one or more series and may fix for any series of preferred stock the number of shares to be included in such series and such voting rights, if any, designations, powers, preferences and relative, participating, optional, and other special rights, if any, as may be stated in the resolutions of the RAAC Board’s providing for the issuance of such series.

The New Berkshire Grey Board, or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of preferred stock, the issuance of the shares of preferred stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, conversion rights, terms of redemption, liquidation preference, seeking fund terms, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

Except as otherwise provided by any certificate of designations of any series of preferred stock then outstanding or by law, no holder of any series of preferred stock, as such, shall be entitled to any voting powers in respect thereof.

Number and Qualification of Directors

The number of directors of RAAC shall be fixed from time to time in the manner provided in the RAAC Bylaws. The RAAC Board shall consist of not less than one nor more than fifteen members, the exact number of which shall initially be fixed at one member and thereafter from time to time by the RAAC Board.

Subject to any rights of holders of preferred stock to elect directors under specified circumstances, the number of directors will be fixed from time to time pursuant to a resolution adopted by the New Berkshire Grey Board.

Classification of the Board of Directors

Subject to the rights of the holders of one or more series of preferred stock, each director elected shall hold office for a two year term, with such term expiring at the second annual meeting of the stockholders following such appointment and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

Subject to the rights of the holders of one or more series of preferred stock of New Berkshire Grey to elect one or more directors, the New Berkshire Grey Board is classified into three classes of directors with staggered three-year terms of office.

Election of Directors; Vacancies on the Board of Directors

At RAAC’s annual meeting, stockholders elect directors to replace the directors whose term expires at that annual meeting, each of whom shall hold office for a term of two years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any election of directors by stockholders of New Berkshire Grey shall be determined by a plurality of the votes properly cast.

If the number of directors is changed, an increase in the number of directors and any vacancies on the RAAC Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the director to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

At New Berkshire Grey’s annual meeting, stockholders elect directors to replace the class of directors whose term expires at that annual meeting, each of whom shall hold office for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any election of directors by stockholders of New Berkshire Grey shall be determined by a plurality of the votes properly cast.

Any and all vacancies in the New Berkshire Grey Board, however occurring, including, without limitation, by reason of an increase in the size of the New Berkshire Grey Board, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the New Berkshire Grey Board, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of preferred stock to elect directors, when the number of directors is increased or decreased, the New Berkshire Grey Board shall, subject to Article VI, Section 3 thereof, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.

Removal of Directors

Subject to the rights of the holders of any series of preferred stock, any director or the entire board may be removed from office at any time but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of RAAC entitled to vote generally in the election of directors, voting together as a single class.

Subject to the rights of the holders of any series of preferred stock, any director or the entire board may be removed from office at any time, but only (i) for cause and (ii) by the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock of New Berkshire Grey entitled to vote generally in the election of directors, voting together as a single class.

Voting

Except as otherwise required by law, the RAAC A&R Charter or the RAAC Bylaws, holders of the RAAC Common Stock exclusively possess all voting power with respect to RAAC. Except with regard to the appointment and removal of directors, and as otherwise required by law, the holders of RAAC Common Stock shall be entitled to one vote for each such share on each matter properly submitted to RAAC Stockholders on which the RAAC Stockholders are entitled to vote.

Subject to the rights of the holders of one or more series of preferred stock, at a meeting at which a quorum is present, (i) the election of directors shall be determined by a plurality and (ii) all other matters shall be determined by the vote of a majority, in each case, of the votes cast by the RAAC Stockholders present in person or by proxy and entitled to vote at such meeting.

The holders of RAAC Class B Common Stock and the holders of RAAC Class C Common Stock, voting together as a single class, shall have the exclusive right to elect, remove and replace any director.

Holders of New Berkshire Grey Common Stock will be entitled to cast one vote per share and will have the exclusive right to vote for the election of directors and on all matters voted upon by New Berkshire Grey stockholders, subject to the right of holders of any series of New Berkshire Grey Preferred Stock to elect additional directors under specified circumstances.

Except as otherwise required by applicable law, holders of New Berkshire Grey Common Stock will not be entitled to vote on any amendment to the New Berkshire Grey Charter that relates solely to the terms of one or more outstanding series of New Berkshire Grey’s Preferred Stock if the holders of such affected series of New Berkshire Grey’s Preferred Stock are exclusively entitled to vote thereon pursuant to the New Berkshire Grey Charter or applicable law.

Cumulative Voting
Delaware law allows for cumulative voting only if provided for in the RAAC A&R Charter; however, the RAAC A&R Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the New Berkshire Grey Charter; however, the New Berkshire Grey Charter does not authorize cumulative voting.
Special Meeting of the Board of Directors

Special meetings of the RAAC Board may be called by the Chairman of the RAAC Board or Chief Executive Officer, upon the written request of at least a majority of directors then in office or by the sole director, as the case may be.

Special meetings of the New Berkshire Grey Board may be called, orally or in writing, by or at the request of a majority of the directors then in office, the Chairman of the New Berkshire Grey Board, if one is elected, or by the President.

Stockholder Action by Written Consent

Under the RAAC A&R Charter, any action required or permitted to be taken by the RAAC Stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the RAAC Stockholders, other than with respect to RAAC Class B Common Stock and RAAC Class C Common Stock with respect to which action may be taken by written consent, and other than what may otherwise be provided for pursuant to the RAAC A&R Charter.

Subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of New Berkshire Grey must be effected at an annual or special meeting of the stockholders and may not be effected by written consent of stockholders in lieu thereof.

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a charter generally requires the approval of a company’s board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Under Delaware law, an amendment to a charter generally requires the approval of a company’s board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Article IX of the RAAC A&R Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of RAAC Common Stock.

Article IX of the New Berkshire Grey Charter will require that whenever any vote of the holders of capital stock of New Berkshire Grey is required to amend or repeal any provision of the New Berkshire Grey Charter, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

Amendment of the Bylaws

The RAAC Board is expressly authorized to make, alter, amend or repeal the bylaws by a majority vote of the RAAC Board. The bylaws may also be adopted, amended, altered or repealed by the RAAC Stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of RAAC entitled to vote.

The New Berkshire Grey Board is expressly authorized to make, alter, amend or repeal the Proposed Bylaws by the affirmative vote of a majority of the directors. The Proposed Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal; provided, however, that if the New Berkshire Grey Board recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Quorum

Board of Directors.    A majority the RAAC Board constitutes a quorum at any meeting of the RAAC Board.

Stockholders.    The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; expect that when specified business is to be voted on by a class or series of stock voting together as a single class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Board of Directors.    A majority of the New Berkshire Grey Board constitutes a quorum at any meeting of the New Berkshire Grey Board.

Stockholders.    The presence, in person or by proxy, at a stockholders meeting of the holders of shares of issued and outstanding capital stock of New Berkshire Grey representing a majority of the voting power of all issued and outstanding shares of capital stock of New Berkshire Grey entitled to vote at such meeting constitutes a quorum; provided, however, that where a separate vote by a class or classes of capital stock is required, the holders of a majority in voting power of the shares of such class and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum.

Special Stockholder Meetings

The RAAC Bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock, a special meeting of stockholders may be called by the Chairman of the board, Chief Executive Officer of RAAC, or the RAAC Board pursuant to a resolution adopted by a majority of the RAAC Board.

Subject to the rights of any series of preferred stock, special meetings of New Berkshire Grey’s stockholders may be called (i) by the New Berkshire Grey Board pursuant to a resolution adopted by a majority of the New Berkshire Grey Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after New Berkshire Grey’s last annual meeting, a special meeting in lieu thereof may be held.

Notice of Stockholder Meetings

Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 of the RAAC Bylaws to each RAAC Stockholder entitled to vote thereat by RAAC not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in RAAC’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the board upon public announcement given before the date previously scheduled for such meeting.

Written notice of a special meeting stating the place, if any, the date and hour of the meeting, the means of remote communication, if any, by which stockholders may be deemed to be present in person and vote at such a meeting and the purpose or purposes for which the meeting is called shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. Notice of any meeting of the stockholders need not be given to any stockholder who shall be present at such meeting.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the RAAC Board may be made (i) by or at the direction of the RAAC Board or (ii) by any stockholder of RAAC who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.

Such stockholder must have given timely notice thereof in proper written form to the Secretary of RAAC. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of RAAC (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made.

Stockholders may nominate persons for election to the New Berkshire Grey Board only at New Berkshire Grey’s annual meeting (or a special meeting held in lieu thereof). Nominations of persons for election to board may be made (i) by or at the direction of the New Berkshire Grey Board or (ii) by any stockholder of New Berkshire Grey who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below), who is present in person or by proxy at the annual meeting and who gives proper notice.

Such stockholder must have given timely notice thereof in proper written form to the Secretary of New Berkshire Grey. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of New Berkshire Grey not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no later than the close of business on the later of (x) the 90th day prior to the scheduled date of such annual meeting or (y) the 10th day following the day on which public announcement of the date of the annual meeting was first made.

Limitation of Liability of Directors and Officers

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The RAAC A&R Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL, unless a director violated his or her duty of loyalty to the RAAC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The New Berkshire Grey Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL, unless a director breached his or her duty of loyalty to New Berkshire Grey or its stockholders, performed acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors, Officers

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, RAAC through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The RAAC A&R Charter provides that RAAC will indemnify each director and officer to the fullest extent permitted by applicable law.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, New Berkshire Grey through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Proposed Bylaws provide that New Berkshire Grey will indemnify each director and officer to the fullest extent permitted by applicable law.

Dividends

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The RAAC A&R Charter provides that, subject to applicable law and the rights, if any, of outstanding shares of preferred stock, the holders of RAAC Common Stock will be entitled to receive dividends (payable in cash, property, or capital stock of RAAC) when, as, and if declared by the RAAC Board from time to time out of any assets of RAAC legally available for dividends, and shall share equally on a per share basis in such dividends and distributions.

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The New Berkshire Grey Charter provides dividends may be declared only when and as declared by the New Berkshire Grey Board or an authorized committee thereof out of any assets of New Berkshire Grey legally available for dividends.

Liquidation

Subject to applicable law and the rights, if any, of the holders of outstanding shares of preferred stock, the RAAC A&R Charter provides that following the payment or provision for payment of the debts and other liabilities of RAAC in the event of an voluntary or involuntary liquidation, dissolution or winding-up of the RAAC, after payment or provision for payment of the debts and other liabilities of the RAAC, the holders of the shares of RAAC Common Stock shall be entitled to receive all the remaining assets of the RAAC available for distribution to its stockholders, ratably in proportion to the number of shares of the RAAC Common Stock held by them.

Subject to applicable law and the preferential or other rights of any holders of preferred stock then outstanding, the New Berkshire Grey Charter provides that upon the voluntary or involuntary liquidation, dissolution or winding up of New Berkshire Grey, the net assets of New Berkshire Grey shall be distributed pro rata to the holders of New Berkshire Grey Common Stock.

Anti-Takeover Provisions and Other Stockholder Protections

The anti-takeover provisions and other stockholder protections in the RAAC A&R Charter include the staggered board, a prohibition on stockholder action by written consent other than as relates to other than with respect to RAAC Class B Common Stock and RAAC Class C Common Stock, and blank check preferred stock.

RAAC does not explicitly opt out of Section 203 of the DGCL in the RAAC A&R Charter, which prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of RAAC voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

The anti-takeover provisions and other stockholder protections included in the New Berkshire Grey Charter include a staggered board, a prohibition on stockholder action by written consent and blank check preferred stock. New Berkshire Grey opts out of Section 203 of the DGCL.

Preemptive Rights
There are no preemptive rights relating to the capital stock of RAAC.	There are no preemptive rights relating to the capital stock of New Berkshire Grey.
Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the RAAC Board or any committee designated by the RAAC Board are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the RAAC Board or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the New Berkshire Grey Board or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the New Berkshire Grey Board or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The RAAC Board may exercise all such powers of RAAC and do all such lawful acts and things as are not by statute or the RAAC A&R Charter or RAAC Bylaws directed or required to be exercised or done solely by stockholders.

The New Berkshire Grey Board may exercise all such authority and powers of New Berkshire Grey and do all such lawful acts and things as are not by statute or the New Berkshire Grey Charter or Proposed Bylaws directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

Choice of Forum

The RAAC A&R Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to: (i) any derivative action or proceeding brought on behalf of RAAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of RAAC to RAAC or the RAAC Stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against RAAC, its directors, officers or employees arising pursuant to any provision of the DGCL or the RAAC A&R Charter or the RAAC Bylaws, or (iv) any action asserting a claim against RAAC, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or arising under the federal securities laws, including the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the provisions of Section 12.1 of the charter shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

The Proposed Bylaws generally designates Court of Chancery of the State of Delaware as the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New Berkshire Grey; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Berkshire Grey to New Berkshire Grey or New Berkshire Grey’s stockholders; (iii) any action asserting a claim against New Berkshire Grey or any director or officer or other employee of New Berkshire Grey arising pursuant to any provision of the DGCL, the New Berkshire Grey Charter or the Proposed Bylaws of New Berkshire Grey; or (iv) any action asserting a claim against New Berkshire Grey or any director or officer or other employee of New Berkshire Grey governed by the internal affairs doctrine. In addition, unless New Berkshire Grey consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — New Berkshire Grey

Sponsor Support Agreement

In connection with and concurrently with the execution of the Merger Agreement, RAAC and Berkshire Grey entered into the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex C, with each of the Sponsor, RAAC’s officers and directors and holders of RAAC Class B Common Stock and RAAC Class C Common Stock (the “Insiders”), pursuant to which, among other things, the parties thereto have agreed to, (i) a modified lock-up on the shares of RAAC Common Stock held by such parties, including a six month lock-up on certain equity securities of RAAC, (ii) vote all of the shares of RAAC Common Stock beneficially owned or held by such parties in favor of the Business Combination and certain related matters, (iii) vote all of the shares of RAAC Common Stock beneficially owned or held by such parties against certain other actions, (iv) waive anti-dilution rights provided in the RAAC A&R Charter with respect to their founder shares and alignment shares and waive their right to convert working capital loans to RAAC into warrants and (v) not redeem or tender any of their shares of RAAC Common Stock in connection with any such vote as described in clauses (ii) or (iii) or in connection with any vote to amend the RAAC A&R Charter. See “Other Agreements — Sponsor Support Agreement” beginning on page 197 of this proxy statement/prospectus.

Amended and Restated Registration Rights Agreement

The Merger Agreement contemplates that RAAC will enter into the A&R Registration Rights Agreement concurrently with the consummation of the Business Combination with the Sponsor, the RRA Parties and the BG RRA Parties. The A&R Registration Rights Agreement provides, among other things, that New Berkshire Grey will, (i) within 30 calendar days after the consummation of the Business Combination, submit to or file with the SEC (at its sole cost and expense) a registration statement registering the resale of certain shares of RAAC Class A Common Stock and certain other equity securities of RAAC held by the RRA Parties (the “Resale Registration Statement”), and (ii) use its reasonable best efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, subject to certain conditions. These registration rights will be subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and New Berkshire Grey’s right to delay or withdraw a registration statement under certain circumstances. The A&R Registration Rights Agreement includes customary indemnification provisions. RAAC will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the A&R Registration Rights Agreement, including the fees of legal counsel selected by the majority-in-interest of RRA Parties initiating a demand registration right (not to exceed $75,000 without the consent of New Berkshire Grey). The A&R Registration Rights Agreement also provides for a lock-up on registrable securities held by the BG RRA Parties so that such BG RRA Parties may not transfer such shares, except to certain permitted transferees, for 180 days following the consummation of the Business Combination. See “Other Agreements — Amended and Restated Registration Rights Agreement” beginning on page 197 of this proxy statement/prospectus.

Procedures with Respect to Review and Approval of Related Person Transactions

The boards of directors of RAAC and Berkshire Grey recognize the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Effective upon the consummation of the Business Combination, the New Berkshire Grey Board expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the Nasdaq. Under the policy, New Berkshire Grey’s legal department will be primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, New Berkshire Grey’s general counsel will be required to present to the audit committee of the New Berkshire Grey Board all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of New Berkshire Grey’s code of business conduct and ethics (which will also be put in place in connection with the Business Combination), and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. New Berkshire Grey’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

Certain Relationships and Related Person Transactions — Berkshire Grey

Customer Contracts with Affiliates of SoftBank

In June 2019, Berkshire Grey entered into two customer contracts with SoftBank Robotics Corp., a subsidiary of Softbank Robotics Group Corp., which in turn is a subsidiary of SBG and an affiliate of SB SVF II. SBG holds the B-3 Warrant and SB SVF II holds more than 5% of Berkshire Grey’s outstanding stock. For the years ended December 31, 2020 and 2019, Berkshire Grey recognized approximately $9.8 million and $4.8 million in revenue related to these customer contracts, respectively.

Promissory Note with Steve Johnson

In October 2019, Berkshire Grey issued a Partial Recourse Secured Promissory Note (the “Secured Promissory Note”) to Steve Johnson, Berkshire Grey’s President and Chief Operating Officer, for approximately $9.9 million with an interest rate of 1.86% per annum compounded annually. Under the terms of the Secured Promissory Note, Mr. Johnson is personally liable for 51% of the unpaid balance of the principal and any accrued interest. The entire principal amount was used to purchase 1,191,872 shares of restricted stock of Berkshire Grey. The Secured Promissory Note is collateralized by such restricted stock. During 2019 and 2020, no interest was paid by Mr. Johnson on the Secured Promissory Note and $32,846 and $185,056, respectively, accrued thereon. Refer to Note 9 to Berkshire Grey’s Consolidated Financial Statements provided in this proxy statement/prospectus for further information on the treatment of stock-based compensation related to these purchased shares.

Concurrently with the execution of the Merger Agreement, Berkshire Grey and Mr. Johnson entered into a stock purchase agreement pursuant to which Berkshire Grey agreed to repurchase from Mr. Johnson a number of shares of vested restricted stock sufficient to repay in full all of the outstanding principal balance and accrued interest under the Secured Promissory Note immediately prior to the consummation of the Business Combination. If Mr. Johnson does not repay any portion of the outstanding principal balance and accrued interest under the Secured Promissory Note prior to the consummation of the Business Combination, the number of shares of restricted stock Berkshire Grey expects to purchase from Mr. Johnson pursuant to the stock purchase agreement is approximately 172,622. Upon such repayment, the pledge of shares of restricted stock associated with the Secured Promissory Note will be terminated.

Series B-2 Preferred Stock Financing and Warrants to Purchase Series B-3 Preferred Stock

In June and October of 2019, Berkshire Grey sold an aggregate of 9,788,160 shares of Berkshire Grey Series B-2 Preferred Stock and the B-3 Warrants to SBG at a purchase price of $17.8328 per share, for an aggregate purchase price of $174.6 million. Of the $174.6 million in proceeds raised, approximately $4.1 million was allocated to the B-3 Warrant, which provided, subject to certain vesting conditions, a right to purchase up to 1,903,647 shares of Berkshire Grey

Series B-3 Preferred Stock at an exercise price of $11.5913 per share, which was issued to SBG in connection with the Berkshire Grey Series B-2 Preferred Stock financing. In October of 2019, SBG also purchased 1,370,620 shares of Berkshire Grey Common Stock at a purchase price of $16.0495 per share pursuant to a tender offer. On March 31, 2021, SBG transferred its 1,370,620 shares of Berkshire Grey Common Stock and 9,788,160 shares of Berkshire Grey Series B-2 Preferred Stock to SB SVF II.

Investors’ Rights Agreement

Berkshire Grey is party to the Amended and Restated Investors’ Rights Agreement, dated as of June 28, 2019 (the “Investors’ Rights Agreement”), which provides, among other things, that certain holders of Berkshire Grey’s capital stock, including (i) SB SVF II, (ii) Canaan X L.P., (iii) persons and entities affiliated with Khosla Ventures, and (iv) persons and entities affiliated with New Enterprise Associates, each of which currently hold more than 5% of Berkshire Grey’s capital stock, along with Thomas Wagner, Berkshire Grey’s Chief Executive Officer, will have certain registration rights, including the right to demand that Berkshire Grey file a registration statement or request that their shares of Berkshire Grey’s capital stock be covered by a registration statement that Berkshire Grey is otherwise filing. Certain rights and covenants set forth in the Investors’ Rights Agreement will be terminated immediately prior to the consummation of the Business Combination.

Right of First Refusal

Berkshire Grey is party to the Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of June 28, 2019 (the “ROFR Agreement”), which provides, among other things, that Berkshire Grey or its assignees have the right to purchase shares of Berkshire Grey’s capital stock that Thomas Wagner, Berkshire Grey’s Chief Executive Officer, proposes to sell to other parties. Certain holders of Berkshire Grey’s capital stock, including (i) SB SVF II, (ii) Canaan X L.P., (iii) persons and entities affiliated with Khosla Ventures, and (iv) persons and entities affiliated with New Enterprise Associates, each of which currently hold more than 5% of Berkshire Grey’s capital stock, have rights of first refusal and co-sale right under the ROFR Agreement. The ROFR Agreement will be terminated immediately prior to the consummation of the Business Combination.

Voting Agreement

Berkshire Grey is party to the Voting Agreement, which provides, among other things and subject to certain terms and conditions, that certain holders of Berkshire Grey’s capital stock, including (i) SB SVF II, (ii) Canaan X L.P., (iii) persons and entities affiliated with Khosla Ventures, and (iv) persons and entities affiliated with New Enterprise Associates, each of which currently hold more than 5% of Berkshire Grey’s capital stock, along with Thomas Wagner, Berkshire Grey’s Chief Executive Officer, must vote to elect Dr. Wagner and certain other board appointees made by SB SVF II, Khosla Ventures and New Enterprise Associates to the board of directors of Berkshire Grey. The Voting Agreement will be terminated upon the consummation of the Business Combination.

Certain Relationships and Related Person Transactions — RAAC

Founder Shares and Alignment Shares

On September 15, 2020, the Sponsor purchased 8,625,000 shares of RAAC Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. On November 20, 2020, the Sponsor exchanged 4,791,667 shares of RAAC Class B Common Stock, which were cancelled, for 5,750,000 shares of RAAC Class C Common Stock. On November 20, 2020, the Sponsor transferred 16,000 shares of RAAC Class B Common Stock and 24,000 shares of RAAC Class C Common Stock to each of RAAC’s independent directors and 50,000 shares of RAAC Class B Common Stock and 50,000 shares of RAAC Class C Common Stock to an advisor to the Sponsor. In addition, each of RAAC’s officers and directors owns an indirect interest in RAAC securities through indirect membership interests in the Sponsor. Up to 500,000 shares of RAAC Class B Common Stock and 750,000 shares of RAAC Class C Common Stock were subject to forfeiture by the Sponsor, depending on the extent to which the underwriter of RAAC’s IPO exercised its over-allotment option. As a result of the underwriter’s election to fully exercise its over-allotment option, no shares of RAAC Class B Common Stock or shares of RAAC Class C Common Stock are currently subject to forfeiture.

Private Placement Warrants

In connection with and simultaneously with the closing of RAAC’s IPO, the Sponsor purchased 5,166,667 RAAC Private Warrants at a purchase price of $1.50 per warrant, or $7,750,000 in the aggregate. Each RAAC Private Warrant may be exercised for one share of RAAC Class A Common Stock at a price of $11.50 per share, subject to adjustment. The RAAC Private Warrants (including the shares of RAAC Class A Common Stock issuable upon exercise of the RAAC Private Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the Business Combination.

Promissory Notes

Prior to the consummation of RAAC’s IPO, the Sponsor agreed to loan RAAC up to $300,000 to be used to fund expenses in connection with RAAC’s IPO pursuant to a promissory note. All amounts drawn on such note were repaid by RAAC to the Sponsor and the promissory note was terminated upon the closing of RAAC’s IPO.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of RAAC’s directors and officers may, but are not obligated to, loan RAAC funds as may be required. If RAAC completes the initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to it. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that RAAC’s initial business combination does not close, RAAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender, but, pursuant to the Merger Agreement, RAAC agreed not to incur any working capital loans, subject to certain negotiated exceptions, or convert any working capital loans into warrants without the consent of Berkshire Grey. The warrants would be identical to the RAAC Private Warrants issued to the Sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. RAAC has not previously incurred any working capital loans. There were no working capital loans outstanding as of the date of this proxy statement/prospectus.

Administrative Support Agreement

RAAC entered into an agreement whereby, commencing on December 8, 2020, RAAC agreed to pay the Sponsor a total of $10,000 per month for office space and administrative and support services. Upon completion of the Business Combination, RAAC will cease paying such monthly fees. Since inception to the date of this proxy statement/prospectus, RAAC incurred and paid              and              in fees for these services, respectively.

Reimbursements

The Sponsor and RAAC’s directors and officers, or any of their respective affiliates, may be reimbursed for any out-of-pocket expenses incurred in connection with activities on RAAC’s behalf such as identifying potential target businesses for RAAC’s initial business combination and performing due diligence on suitable business combinations. RAAC’s audit committee reviews on a quarterly basis all payments that are made to the Sponsor and RAAC’s directors and officers or our or any of their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RAAC’s behalf.

Sponsor Support Agreement

On February 23, 2021, in connection with and concurrently with the execution of the Merger Agreement, RAAC and Berkshire Grey entered into an amended and restated letter agreement (the “Sponsor Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex C, with each of the Sponsor, RAAC’s officers and directors and holders of RAAC Class B Common Stock and RAAC Class C Common Stock, which amends and restates the prior letter agreement between the parties, dated December 7, 2020. Pursuant to the Sponsor Support Agreement, among other things, the parties thereto have agreed to, at all times prior to any valid termination of the Merger Agreement, modify the lock-up on (x) any shares of RAAC Class B Common Stock held by such parties so that such shares may not be transferred, except to certain permitted transferees, until the earlier of 180 days after the closing of the Business Combination and, subsequent to the closing of the Business Combination, the date on which RAAC completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of its public stockholders having the right to exchange their shares of RAAC Common Stock for cash, securities or other property, and (y) any other shares of RAAC Common Stock held by such parties until six months after the closing of the Business Combination. In addition, the Sponsor Support Agreement provides that, among other things, the parties thereto shall (i) vote all of the shares of RAAC Common Stock beneficially owned or held by such parties in favor of the Business Combination and certain related matters, including, among other things, (A) the amendment and restatement of the RAAC A&R Charter, (B) the issuance of shares of RAAC Class A Common Stock in connection with the Business Combination and the PIPE Investment, (C) the approval of certain equity plans of New Berkshire Grey and (D) the election of directors of New Berkshire Grey, (ii) vote all of the shares of RAAC Common Stock beneficially owned or held by such parties against certain other actions, including (A) any action reasonably expected to impede or result in the breach of any provision of the Merger Agreement and (B) any business combination or change in capitalization other than with respect to the Business Combination, (iii) waive anti-dilution rights provided in the RAAC A&R Charter with respect to their founder shares and alignment shares and waive their right to convert working capital loans to RAAC into warrants and (iv) not redeem or tender any of their shares of RAAC Common Stock in connection with any such vote as described in clauses (i) or (ii) or in connection with any vote to amend the RAAC A&R Charter.

Amended and Restated Registration Rights Agreement

The Merger Agreement contemplates that, at the consummation of the Business Combination, RAAC will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), the form of which is attached to this proxy statement/prospectus as Annex B, with the Sponsor and certain other investors party thereto (collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”), including certain current holders of Berkshire Grey securities (the “BG RRA Parties”), pursuant to which the RRA Parties will be entitled to registration rights in respect of certain shares of RAAC Class A Common Stock and certain other equity securities of RAAC that are held by the RRA Parties from time to time. The A&R Registration Rights Agreement provides that New Berkshire Grey will, (i) within 30 calendar days after the consummation of the Business Combination, submit to or file with the SEC (at its sole cost and expense) a registration statement registering the resale of certain shares of RAAC Class A Common Stock and certain other equity securities of RAAC held by the RRA Parties (the “Resale Registration Statement”), and (ii) use its reasonable best efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (x) the 90th calendar day following the filing date if the SEC notifies New Berkshire Grey that it will “review” the Resale Registration Statement and (y) the 10th business day after the date New Berkshire Grey is notified by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review.

Each of the RRA Parties and their respective permitted transferees will be granted certain demand registration rights in connection with an underwritten shelf takedown offering, in each case subject to certain offering thresholds, issuer suspension periods and certain other conditions. In addition, the RRA Parties will be granted “piggyback” registration rights under the A&R Registration Rights Agreement, subject to customary underwriter cutbacks, issuer suspension periods and certain other conditions.

These registration rights will be subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and New Berkshire Grey’s right to delay or withdraw a registration statement under certain circumstances. The A&R Registration Rights Agreement includes customary indemnification provisions. RAAC will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the A&R Registration Rights Agreement, including the fees of legal counsel selected by the majority-in-interest of RRA Parties initiating a demand registration right (not to exceed $75,000 without the consent of New Berkshire Grey). The A&R Registration Rights Agreement also provides for a lock-up on registrable securities held by the BG RRA Parties so that such BG RRA Parties may not transfer such shares, except to certain permitted transferees, for 180 days following the consummation of the Business Combination.

The A&R Registration Rights Agreement will terminate on the earlier of (i) the 10th anniversary of the date of the A&R Registration Rights Agreement or (ii) with respect to any party thereto, on the date that such party no longer holds any registrable securities.

DESCRIPTION OF NEW BERKSHIRE GREY SECURITIES

The following summary of certain provisions of New Berkshire Grey securities does not purport to be a complete summary of the rights and preferences of such securities and is subject to and qualified in its entirety by the New Berkshire Grey Charter, the Proposed Bylaws of New Berkshire Grey and the provisions of applicable law. Copies of the New Berkshire Grey Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex H and Annex I, respectively.

Authorized Capitalization

General

The total amount of our authorized share capital consists of (a) 400,000,000 shares of New Berkshire Grey Common Stock including (i) 385,000,000 shares of New Berkshire Grey Class A Common Stock and (ii) 15,000,000 shares of New Berkshire Grey Class C Common Stock, and (b) 10,000,000 shares of New Berkshire Grey Preferred Stock. We expect to have 248,464,019 shares of New Berkshire Grey Class A Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of the outstanding RAAC Public Shares are redeemed in connection with the Business Combination, or 225,722,869 shares of New Berkshire Grey Class A Common Stock outstanding immediately after the consummation of the Business Combination, assuming 22,740,375 of the current outstanding RAAC Public Shares are redeemed (which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of December 31, 2020 and still satisfy the minimum cash condition of $200.0 million set forth in the Merger Agreement, after giving effect to the PIPE Investment and the payment of estimated transaction costs of approximately $25 million, including deferred underwriting commissions from RAAC’s IPO, incurred in connection with the Business Combination), and 5,750,000 shares of New Berkshire Grey Class C Common Stock outstanding immediately after the consummation of the Business Combination. These numbers do not take into consideration 31,369,314 shares of New Berkshire Grey Class A Common Stock underlying unvested and/or unexercised restricted stock and options that are expected to be outstanding following the completion of the Business Combination and 14,750,000 shares of New Berkshire Grey Class A Common Stock issuable upon exercise of warrants.

The following summary describes all material provisions of our capital stock. We urge you to read the New Berkshire Grey Charter and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex H and Annex I, respectively).

New Berkshire Grey Common Stock

Voting rights.    Each holder of New Berkshire Grey Common Stock will be entitled to one (1) vote for each share of New Berkshire Grey Common Stock held of record by such holder and will have the exclusive right to vote for the election of directors and on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the New Berkshire Grey Charter or by applicable law, the holders of New Berkshire Grey Common Stock will not be entitled to vote on any amendment to the New Berkshire Grey Charter that relates solely to the terms of one or more outstanding series of New Berkshire Grey Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the New Berkshire Grey Charter (including any certificate of designation relating to any series of New Berkshire Grey Preferred Stock) or pursuant to the DGCL.

Dividend rights.    Subject to any other provisions of the New Berkshire Grey Charter, as it may be amended from time to time, holders of shares of New Berkshire Grey Common Stock will be entitled to receive ratably, in proportion to the number of shares of New Berkshire Grey Common Stock held by them, such dividends and other distributions in cash, stock or property of New Berkshire Grey when, as and if declared thereon by the New Berkshire Grey Board or an authorized committee thereof from time to time out of assets or funds of New Berkshire Grey legally available therefor.

Rights upon liquidation.    Subject to the rights of holders of New Berkshire Grey Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New Berkshire Grey Preferred Stock ranking senior to the shares of New Berkshire Grey Common Stock upon such dissolution, liquidation or winding up, if any, New Berkshire Grey’s remaining net assets will be distributed pro rata to the holders of shares of New Berkshire Grey Common Stock and the holders of shares of any other class or series ranking equally with the shares of New Berkshire Grey Common Stock upon such dissolution, liquidation or winding up.

Conversion rights.

Shares of New Berkshire Grey Class C Common Stock shall automatically convert into shares of New Berkshire Grey Class A Common Stock after the completion of a Business Combination at the earlier of: (i) a time in which the sale price of shares of the New Berkshire Grey Class A Common Stock equals or exceeds:

(x)    $15.25 if occurring before the third anniversary of the closing of the merger;

(y)    $23.00 if occurring before the sixth anniversary of the closing of the merger; or

(z)     $35.00 if occurring before the ninth anniversary of the closing of the merger;

and (ii) the date on which New Berkshire Grey completes a merger, stock exchange, reorganization or other similar transaction that results in both a change of control and all of its public stockholders having the right to exchange their shares of New Berkshire Grey Class A Common Stock for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment as is further set forth in the New Berkshire Grey Charter.

Other rights.    No holder of shares of New Berkshire Grey Common Stock will be entitled to preemptive or subscription rights contained in the New Berkshire Grey Charter or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New Berkshire Grey Common Stock. The rights, preferences and privileges of holders of the New Berkshire Grey Common Stock will be subject to those of the holders of any shares of the New Berkshire Grey Preferred Stock that New Berkshire Grey may issue in the future.

Preferred Stock

The New Berkshire Grey Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New Berkshire Grey Preferred Stock could have the effect of decreasing the trading price of New Berkshire Grey Common Stock, restricting dividends on the capital stock of New Berkshire Grey, diluting the voting power of the New Berkshire Grey Common Stock, impairing the liquidation rights of the capital stock of New Berkshire Grey, or delaying or preventing a change in control of New Berkshire Grey.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of New Berkshire Grey Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the A&R Registration Rights Agreement, the holders of New Berkshire Grey Common Stock will have the exclusive right to vote for the election of directors to the New Berkshire Grey Board, and the number of directors of the New Berkshire Grey Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Berkshire Grey Board, but shall initially consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of two (2) directors and Class III consisting of two (2) directors.

Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New Berkshire Grey Board.

Except as the DGCL or the A&R Registration Rights Agreement may otherwise require and subject to the rights, if any, of the holders of any series of New Berkshire Grey Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New Berkshire Grey Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of New Berkshire Grey Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of New Berkshire Grey then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the New Berkshire Grey Charter. Subject to the terms and conditions of the A&R Registration Rights Agreement, in case the New Berkshire Grey Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Berkshire Grey, subject, nevertheless, to the provisions of the DGCL, the New Berkshire Grey Charter and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New Berkshire Grey Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New Berkshire Grey Preferred Stock.

For more information on the Amended and Restated Registration and Shareholder Rights Agreement, see the section entitled “Other Agreements — Amended and Restated Registration Rights Agreement.”

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the New Berkshire Grey Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The New Berkshire Grey Charter and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the New Berkshire Grey Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New Berkshire Grey Common Stock (or units or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Berkshire Grey Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Berkshire Grey Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Berkshire Grey by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Berkshire Grey Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Berkshire Grey Preferred Stock, special meetings of the stockholders of New Berkshire Grey, for any purpose or purposes, may be called only (i) by a majority of the New Berkshire Grey Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after New Berkshire Grey’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the New Berkshire Grey Charter or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Berkshire Grey Board or of any committee thereof may be taken without a meeting, if all members of the New Berkshire Grey Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Berkshire Grey Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the New Berkshire Grey Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to New Berkshire Grey’s Secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to New Berkshire Grey Charter and Proposed Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The New Berkshire Grey Charter will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-⅔% in voting power of all the then outstanding shares of New Berkshire Grey’s capital stock entitled to vote thereon and the affirmative vote of at least 66-⅔% of the outstanding shares of each class entitled to vote thereon as a class:

•        the provisions regarding the size of the New Berkshire Grey Board and the election of directors;

•        the provisions prohibiting stockholder actions without a meeting;

•        the provisions regarding calling special meetings of stockholders;

•        the provisions regarding removal of directors;

•        the provisions regarding the limited liability of directors of New Berkshire Grey; and

•        the provisions regarding the size and classification of the New Berkshire Grey Board and the election of directors not to be governed by Section 203 of the DGCL.

The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New Berkshire Grey Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New Berkshire Grey Board) or (B) without the approval of the New Berkshire Grey Board, by the affirmative vote of the holders of 66-⅔% of the outstanding voting stock of New Berkshire Grey entitled to vote on such amendment or repeal, voting as a single class; provided that if the New Berkshire Grey Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (a) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (b) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (c) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the New Berkshire Grey Charter, New Berkshire Grey opted out of Section 203 of the DGCL.

Limitations on Liability and Indemnification of Officers and Directors

The New Berkshire Grey Charter limits the liability of the directors of New Berkshire Grey to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Berkshire Grey or any of its subsidiaries or was serving at New Berkshire Grey’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Proposed Bylaws require, to the fullest extent permitted by law, unless New Berkshire Grey consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New Berkshire Grey, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the New Berkshire Grey Charter or the Proposed Bylaws, actions to interpret, apply, enforce or determine the validity of the New Berkshire Grey Charter or the Proposed Bylaws and actions asserting a claim against New Berkshire Grey governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits New Berkshire Grey by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, the Proposed Bylaws require that, unless New Berkshire Grey consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. New Berkshire Grey has chosen the United States District Court for the District of Massachusetts as the exclusive forum for such Securities Act causes of action because New Berkshire Grey’s principal executive offices are located in Cambridge, Massachusetts.

Warrants

New Berkshire Grey Public Warrants

Each New Berkshire Grey whole warrant entitles the registered holder to purchase one share of New Berkshire Grey Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of RAAC’s IPO and thirty (30) days after the completion of the Business Combination, provided in each case that New Berkshire Grey has an effective registration statement under the Securities Act covering the New Berkshire Grey Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Berkshire Grey Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Berkshire Grey Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New Berkshire Grey Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per share of New Berkshire Grey Class A Common Stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue a share of New Berkshire Grey Class A Common Stock upon exercise of a warrant unless the share of New Berkshire Grey Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Berkshire Grey Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the shares of New Berkshire Grey Class A Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within sixty (60) business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Berkshire Grey Class A Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of New Berkshire Grey Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. If any such registration statement has not been declared effective by the sixtieth (60th) business day following the closing of the Business Combination, holders of the warrants will have the right, during the period beginning on the sixty first (61st) business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the company fails to have maintained an effective registration statement covering the issuance of the shares of New Berkshire Grey Class A Common Stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of New Berkshire Grey Class A Common Stock equals or exceeds $18.00.    Once the warrants become exercisable, we may redeem the warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of New Berkshire Grey Class A Common Stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below under “— Anti-Dilution Adjustments”).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New Berkshire Grey Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Berkshire Grey Class A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Berkshire Grey Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of New Berkshire Grey Class A Common Stock equals or exceeds $10.00.    Once the warrants become exercisable, we may redeem the warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the New Berkshire Grey Class A Common Stock, except as otherwise described below;

•        if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per share of New Berkshire Grey Class A Common Stock equals or exceeds $18.00”) equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and

•        if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below under “— Anti-Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Berkshire Grey Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New Berkshire Grey Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the shares the New Berkshire Grey Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth in the registration statement under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph in the registration statement under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth in the registration statement under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph in the registration statement under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Redemption Fair Market Value of shares of Common Stock
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Berkshire Grey Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of New Berkshire Grey Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are fifty seven (57) months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Berkshire Grey Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of New Berkshire Grey Class A Common Stock as reported during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are thirty eight (38) months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Berkshire Grey Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of New Berkshire Grey Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Berkshire Grey Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of New Berkshire Grey Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Berkshire Grey Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of New Berkshire Grey Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of New Berkshire Grey Class A Common Stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of New Berkshire Grey Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Berkshire Grey Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Berkshire Grey Class A Common Stock than they would have received if they had chosen to exercise their warrants for shares of New Berkshire Grey Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Berkshire Grey Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Berkshire Grey Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Berkshire Grey Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Berkshire Grey Class A Common Stock, New Berkshire Grey (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Berkshire Grey Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of issued and outstanding shares of New Berkshire Grey Class A Common Stock is increased by a stock dividend payable in shares of New Berkshire Grey Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Berkshire Grey Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of New Berkshire Grey Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Berkshire Grey Class A Common Stock equal to the product of (i) the number of shares of New Berkshire Grey Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Berkshire Grey Class A Common Stock) and (ii) one minus the quotient of (x) the price per shares of New Berkshire Grey Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Berkshire Grey Class A Common Stock, in determining the price payable for shares of New Berkshire Grey Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New Berkshire Grey Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Berkshire Grey Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of the New Berkshire Grey Class A Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Berkshire Grey Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Berkshire Grey Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) New Berkshire Grey Class A Common Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of New Berkshire Grey Class A Common Stock in connection with a stockholder vote to amend our second amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with the Business Combination or to redeem 100% of the RAAC Public Shares if we do not complete the Business Combination within 24 months from the closing of RAAC’s IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, or (e) in connection with the redemption of the RAAC Public Shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Berkshire Grey Class A Common Stock in respect of such event.

If the number of issued and outstanding shares of New Berkshire Grey Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of share of New Berkshire Grey Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Berkshire Grey Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of New Berkshire Grey Class A Common Stock.

Whenever the number of shares of New Berkshire Grey Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Berkshire Grey Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Berkshire Grey Class A Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of New Berkshire Grey Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of New Berkshire Grey Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the RAAC Board and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares or alignment shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of our New Berkshire Grey Class A Common Stock during the 20-trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 and $10.00 per share redemption trigger prices described in the registration statement under “— Redemption of warrants when the price per share of New Berkshire Grey Class A Common Stock equals or exceeds $18.00” and “— Redemption of warrants when the price per share of New Berkshire Grey Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% and 100%, respectively, of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding shares of New Berkshire Grey Class A Common Stock (other than those described above or that solely affects the par value of such shares of New Berkshire Grey Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of New Berkshire Grey Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Berkshire Grey Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s second amended and restated certificate of incorporation or as a result of the redemption of shares of New Berkshire Grey Class A Common Stock described above) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Berkshire Grey Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Berkshire Grey Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of New Berkshire Grey Class A Common Stock in such a transaction is payable in the form of shares of New Berkshire Grey Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in RAAC’s prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, at least 65% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of shares of New Berkshire Grey Class A Common Stock and any voting rights until they exercise their warrants and receive shares of New Berkshire Grey Class A Common Stock.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the shares of New Berkshire Grey Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion the Business Combination, except pursuant to limited exceptions to our directors and officers and other persons or entities affiliated with our sponsor and they will not be redeemable by us (except as described under “— Redemption of warrants when the price per share of New Berkshire Grey Class A Common Stock equals or exceeds $10.00”) so long as they are held by our sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering. If the private placement warrants are held by holders other than our sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering.

Except as described in the registration statement under “— Redemption of warrants when the price per share of New Berkshire Grey Class A Common Stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Berkshire Grey Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Berkshire Grey Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the New Berkshire Grey Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW BERKSHIRE GREY SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of New Berkshire Grey Common Stock or New Berkshire Grey warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Berkshire Grey at the time of, or at any time during the three months preceding, a sale and (ii) New Berkshire Grey is subject to periodic reporting requirements under the Exchange Act for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Berkshire Grey was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of New Berkshire Grey Common Stock or New Berkshire Grey warrants for at least six months but who are affiliates of New Berkshire Grey at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of New Berkshire Grey Common Stock then outstanding; or

•        the average weekly reported trading volume of New Berkshire Grey Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Berkshire Grey under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Berkshire Grey.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their RAAC Class B Common Stock and RAAC Private Warrants, as applicable, pursuant to Rule 144 without registration one year after RAAC has completed RAAC’s initial business combination.

RAAC anticipates that following the consummation of the Business Combination, New Berkshire Grey will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Ticker Symbol and Market Price

The RAAC Units, RAAC Class A Common Stock and RAAC Public Warrants are listed on Nasdaq under the symbols “RAACU,” “RAAC” and “RAACW,” respectively. The closing price of the RAAC Units, RAAC Class A Common Stock and the RAAC Public Warrants on February 23, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $11.55, $10.90 and $1.93, respectively. As of           , 2021, the record date for the RAAC Special Meeting, the closing price for RAAC Units, RAAC Class A Common Stock and RAAC Public Warrants was $        , $        , and $        , respectively.

There is no public market for Berkshire Grey capital stock.

Dividend Policy

We have not paid any cash dividends on shares of RAAC Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of our then board of directors. It is the present intention the RAAC Board to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

LEGAL MATTERS

The legality of shares of New Berkshire Grey Common Stock offered by this proxy statement/prospectus will be passed upon for RAAC by Skadden, Arps, Slate, Meagher and Flom LLP. Goodwin Procter LLP has represented Berkshire Grey in connection with the Business Combination.

There is no material litigation, arbitration or governmental proceeding currently pending against RAAC or any members of the RAAC management team in their capacity as such, and neither has been subject to any such proceeding in the twelve months preceding the date of this proxy statement/prospectus.

EXPERTS

The financial statements of Revolution Acceleration Acquisition Corp as of December 31, 2020, and for the period from September 10, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report (which contain an explanatory paragraph relating to the substantial doubt about the ability of Revolution Acceleration Acquisition Corp to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Berkshire Grey, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

APPRAISAL RIGHTS

Holders of RAAC Common Stock are not entitled to appraisal rights in connection with the merger under Delaware law.

TRANSFER AGENT AND REGISTRAR

The transfer agent for RAAC’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The RAAC Board is aware of no other matter that may be brought before the RAAC Special Meeting. Under Delaware law, only business that is specified in the notice to stockholders of the RAAC Special Meeting may be transacted at the RAAC Special Meeting.

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Berkshire Grey’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. In addition to any other requirements under applicable law, the Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New Berkshire Grey Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Berkshire Grey Board, or (iii) otherwise properly brought before such meeting by a stockholder who (A) is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting, who is present at such meeting (in person or by proxy) and has complied with the notice procedures specified in the Proposed Bylaws or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Berkshire Grey’s annual meeting of stockholders, New Berkshire Grey’s Secretary must receive the written notice at New Berkshire Grey’s principal executive offices:

•        not later than the 90th day; and

•        not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event an annual meeting is first convened more than thirty (30) days before or more than sixty (60) days after the one-year anniversary of the preceding year’s annual meeting (or if no annual meeting were held in the preceding year), notice by the stockholder of New Berkshire Grey to be timely must be received by the Secretary of New Berkshire Grey not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made.

We currently anticipate the 2022 annual meeting of stockholders of New Berkshire Grey will be held no later than        , 2022, the one-year anniversary of the RAAC Special Meeting. Thus, to be considered timely for the 2022 annual meeting of stockholders under the Proposed Bylaws, notice of a nomination or proposal must be delivered to the Secretary of New Berkshire Grey no later than         , 2022 and no earlier than         , 2022. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Chairperson of the New Berkshire Grey Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, for any proposal to be considered for inclusion in New Berkshire Grey’s proxy statement and proxy card for submission to the stockholders at the 2022 annual general meeting, such stockholder proposal must, (x) for a regularly scheduled annual meeting, be received New Berkshire Grey’s principal executive offices not less than 120 calendar days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, or, (y) for a meeting of stockholders other than a regularly scheduled annual meeting, be received at a reasonable time before we begin to print and send the proxy materials. Assuming the 2022 annual meeting of stockholders of New Berkshire Grey will be held no later than         , 2022, pursuant to Rule 14a-8 of the Exchange Act, a stockholder proposal must be received no later than         , 2021, and must comply with Rule 14-8a.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting of stockholders called for the purpose of electing directors as set forth in the notice of such special meeting, subject to the provisions of the proposed New Berkshire Grey Charter. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New Berkshire Grey’s Secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Berkshire Grey’s Secretary within the time periods described above under “Stockholder Proposals and Nominations — Stockholder Proposals” for stockholder proposals.

STOCKHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the RAAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Revolution Acceleration Acquisition Corp, 1717 Rhode Island Ave, NW, 10th Floor. Following the Business Combination, such communications should be sent in care of Berkshire Grey, Inc., 140 South Road, Bedford, MA 01730. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, RAAC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of RAAC’s annual report to stockholders and RAAC’s proxy statement. Upon written or oral request, RAAC will deliver a separate copy of the annual report to stockholders or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that RAAC deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that RAAC deliver single copies of such documents in the future. Stockholders may notify RAAC of their requests by calling or writing RAAC at its principal executive offices at Revolution Acceleration Acquisition Corp, 1717 Rhode Island Ave, NW, 10th Floor or (202) 776-1400.

WHERE CAN YOU FIND MORE INFORMATION

RAAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

RAAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on RAAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, RAAC’s corporate website under the heading “Documents and SEC Filings,” at http://www.revolutionaac.com. RAAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to RAAC has been supplied by RAAC, and all such information relating to Berkshire Grey has been supplied by Berkshire Grey, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have any questions about the Business Combination, you should contact via phone or in writing:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders Call Toll-Free: (877) 717-3930
Banks and Brokers Call: (212) 750-5833

You may also contact RAAC via phone or in writing:

Revolution Acceleration Acquisition Corp
1717 Rhode Island Avenue, NW 10th floor
Washington, D.C. 20036
Telephone: (202) 776-1400
Email: raac@revolution.com

If you are a stockholder of RAAC and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from Innisfree, Innisfree will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the RAAC Board does not know of any matters that will be presented for consideration at the RAAC Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the RAAC Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

INDEX TO FINANCIAL STATEMENTS

BERKSHIRE GREY, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

REVOLUTION ACCELERATION ACQUISITION CORP
AUDITED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND FOR THE
PERIOD FROM SEPTEMBER 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Berkshire Grey, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Berkshire Grey, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2019.

Boston, Massachusetts

March 19, 2021

BERKSHIRE GREY, INC.

Consolidated Balance Sheets

(in thousands, except share data and per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$93,857	$159,298
Accounts receivable	16,752	565
Inventories	758	403
Deferred fulfillment costs (see Note 7 for related party transactions)	3,461	20,966
Prepaid expenses	804	752
Other current assets	132	229
Total current assets	115,764	182,213
Property and equipment – net	9,403	1,691
Restricted cash	1,121	150
Other non-current assets	101	64
Total assets	$126,389	$184,118

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$1,681	$1,239
Accrued expenses	7,771	4,346
Contract liabilities (see Note 7 for related party transactions)	22,331	30,637
Other current liabilities	182	72
Total current liabilities	31,965	36,294
Warrant liability	—	3,922
Share-based compensation liability	3,047	350
Other non-current liabilities	2,057	140
Total liabilities	37,069	40,706

Commitments and contingencies (Note 13)

Mezzanine equity:
Redeemable convertible preferred stock – $0.001 par value; 32,055,463 shares authorized; 28,207,674 shares issued and outstanding at December 31, 2020 and 2019; aggregate liquidation preference of $239,447 as of December 31, 2020 and 2019 (Note 8)	223,442	223,442

Stockholders’ deficit:
Common stock – $0.001 par value; 44,531,024 and 42,000,000 shares authorized, 4,814,981 and 4,713,349 shares issued, and 3,623,109 and 3,521,477 outstanding at December 31, 2020 and 2019, respectively	3	3
Additional paid-in capital	17,578	14,028
Accumulated deficit	(151,704)	(94,061)
Accumulated other comprehensive income	1	—
Total stockholders’ deficit	(134,122)	(80,030)
Total liabilities, mezzanine equity, and stockholders’ deficit	$126,389	$184,118

The accompanying notes are an integral part of these consolidated financial statements.

BERKSHIRE GREY, INC.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Years Ended December 31,
	2020	2019
Revenue (see Note 7 for related party transactions)	$34,835	$7,972
Cost of revenue (see Note 7 for related party transactions)	32,009	9,974
Gross profit (loss)	2,826	(2,002)
Operating expenses:
General and administrative expense	15,935	15,152
Sales and marketing expense	12,910	5,272
Research and development expense	35,806	27,805
Total operating expenses	64,651	48,229
Loss from operations	(61,825)	(50,231)
Interest income	280	579
Other income	3,907	142
Net loss before income taxes	(57,638)	(49,510)
Income tax	5	1
Net loss	$(57,643)	$(49,511)
Other comprehensive income (loss):
Net foreign currency translation adjustments	1	—
Total comprehensive loss	$(57,642)	$(49,511)

Net loss per common share – basic and diluted	$(16.22)	$(17.77)
Weighted average shares outstanding – basic and diluted	3,554,478	2,786,510

The accompanying notes are an integral part of these consolidated financial statements.

BERKSHIRE GREY, INC.
Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit
(in thousands, except share data)

	Mezzanine equity Series A and B		Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2018	18,419,514	$60,631	2,579,180	$—	$1,632	$(44,550)	$—	$(42,918)
Issuance of redeemable convertible preferred stock, net of issuance costs of $7,675	9,788,160	162,811	—	—	—	—	—	—
Proceeds from exercise of stock options	—	—	942,297	3	712	—	—	715
Stock-based compensation	—	—	—	—	11,684	—	—	11,684
Net loss	—	—	—	—	—	(49,511)	—	(49,511)
Balance – December 31, 2019	28,207,674	$223,442	3,521,477	$3	$14,028	$(94,061)	$—	$(80,030)
Proceeds from exercise of stock options	—	—	101,632	—	226	—	—	226
Stock-based compensation	—	—	—	—	3,324	—	—	3,324
Other comprehensive income	—	—	—	—	—	—	1	1
Net loss	—	—	—	—	—	(57,643)	—	(57,643)
Balance – December 31, 2020	28,207,674	$223,442	3,623,109	$3	$17,578	$(151,704)	$1	$(134,122)

The accompanying notes are an integral part of these consolidated financial statements.

BERKSHIRE GREY, INC.
Consolidated Statements of Cash Flow
(in thousands)

	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(57,643)	$(49,511)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,006	312
Gain on change in fair value of warrants	(3,922)	(141)
Gain on foreign currency transactions	5	—
Stock-based compensation	6,021	12,034
Change in operating assets and liabilities
Accounts receivable	(16,187)	(264)
Inventories	(355)	(245)
Deferred fulfillment costs	17,505	(2,992)
Prepaid expenses and other assets	8	(335)
Accounts payable	442	(1,713)
Accrued expenses	3,425	4,002
Contract liabilities	(8,306)	9,921
Other liabilities	2,027	111
Net cash used in operating activities	(55,974)	(28,821)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(8,718)	(1,818)
Net cash used in investing activities	(8,718)	(1,818)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	226	715
Proceeds from the issuance of Series B-2 Preferred Stock, net of issuance costs	—	162,811
Proceeds from the issuance of Series B-3 Warrants, net of issuance costs	—	4,063
Net cash provided by financing activities	226	167,589
Effect of exchange rate on cash	(4)	—
Net (decrease) increase in cash, cash equivalents, and restricted cash	(64,470)	136,950
Cash, cash equivalents, and restricted cash at beginning of period	159,448	22,498
Cash, cash equivalents, and restricted cash at end of period	$94,978	$159,448

The accompanying notes are an integral part of these consolidated financial statements.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Berkshire Grey is a development stage robotics company incorporated in Delaware in 2013. The Company is based in Bedford, MA and has approximately 275 employees.

Berkshire Grey is a robotics and artificial intelligence company delivering automation solutions to global retail, e-commerce, and logistics companies. The Company helps customers change the way they do business by combining artificial intelligence and robotics to automate commerce fulfillment. The Company’s solutions automate key fulfilment processes including pick, pack, and sort operations in customer warehouses and fulfillment centers.

Basis of Presentation

The consolidated financial statements reflect the financial position, results of operations, and cash flows of Berkshire Grey, Inc. (“Berkshire Grey” or the “Company”). The accompanying consolidated financial statements include those of Berkshire Grey and its subsidiaries, after elimination of all intercompany balances and transactions. The Company prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

For the Company’s subsidiaries that transact in a functional currency other than the U.S. dollar, assets and liabilities are translated into U.S. dollars at period-end foreign exchange rates. Revenues and expenses are translated into U.S. dollars at the average foreign exchange rates for the period. Translation adjustments are excluded from the determination of net income and are recorded in accumulated other comprehensive income (loss), a separate component of stockholders’ deficit.

The Company incurred net losses and negative cash flows from operations for the years ended December 31, 2020 and 2019 and historically relied upon financing activities to fund operations. As described in Note 8, as of December 31, 2020 the Company raised approximately $227.3 million, net of issuance costs, from the issuance of preferred stock and warrants, which management believes will be sufficient to fund its current operations, projected working capital requirements, and capital spending for a period beyond the next 12 months.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates and judgments include, but are not limited to, revenue recognition (including performance obligations, variable consideration and other obligations such as product returns); realizability of deferred fulfillment costs, inventory, and warranty; accounting for stock-based compensation including performance-based assessments; and accounting for income taxes and related valuation allowances. Actual results may differ from estimates.

Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. The Company’s cash equivalents consist of money market funds. Restricted cash represents cash on deposit with a financial institution as collateral for the Company’s corporate credit cards and an irrevocable standby letter of credit as security for the Company’s obligations under the lease for its headquarters in Massachusetts. The

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company has included restricted cash as a noncurrent asset as of December 31, 2020 and 2019. A reconciliation of the amounts of cash, cash equivalents, and restricted cash from the consolidated cash flow statements to the consolidated balance sheets is as follows:

	December 31,
	2020	2019
	(in thousands)
Cash	$999	$157
Money Market funds in Cash and Cash Equivalents	92,858	159,141
Restricted cash	1,121	150
Cash, cash equivalents, and restricted cash	$94,978	$159,448

Revenue Recognition

In accordance with ASC Topic 606, the Company recognizes revenue when the following criteria are met:

•        Contract with the customer is identified;

•        Performance obligations in the contract is identified;

•        Transaction price is determined;

•        Transaction price is allocated to the performance obligations; and

•        When performance obligations are satisfied (see Note 6 for additional information).

Fair Value Measurements

The Company’s fair value measurements are estimated pursuant to a fair value hierarchy that requires us to maximize the use of observable inputs and minimize the use of unobservable inputs. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, giving highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability, and may affect the valuation of the assets and liabilities and their placement within the hierarchy level. The three levels of inputs that may be used to measure fair value are defined as:

Level 1 —	Quoted prices for identical assets and liabilities traded in active exchange markets.
Level 2 —

Observable inputs other than Level 1 that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities inactive markets, or other observable inputs that can be corroborated by observable market data.

Level 3 —

Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The Company uses the assistance of third-party valuation specialists in determining the fair value of its common stock, warrants, and restricted stock. Valuation reports are evaluated through a management review process.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Refer to Note 10 for different methodologies used.

Concentration of Credit Risk and Significant Customers

Financial instruments which potentially expose the Company to concentrations of credit risk consist of accounts receivable and cash and cash equivalents.

At December 31, 2020 and 2019, three customers and one customer accounted for 100% of the Company’s accounts receivable balance, respectively. For the year ended December 31, 2020, the Company generated approximately 70% and 28% of revenues from two significant customers. For the year ended December 31, 2019, the Company generated approximately 39% and 60% of revenues from two significant customers. The Company believes that credit risks associated with these contracts are not significant due to the customers’ financial strength.

The Company places cash and cash equivalents with high-quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the consolidated balance sheets exceeds federally insured limits.

Accounts Receivable

The Company evaluates the collectability of outstanding receivables and provides an allowance for receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices and the overall quality and age of those invoices not specifically reviewed. The Company’s receivables amounted to approximately $16.8 million and $0.6 million as of December 31, 2020 and 2019, respectively. The Company believes that credit risks associated with these contracts are not significant. To date, the Company has not experienced any losses associated with accounts receivable and does not maintain an allowance for doubtful accounts.

Inventories

Inventories are stated at the lower of cost or net realizable value, with cost determined by use of the average cost method. The Company maintains an inventory reserve for the estimated amount of excess or obsolete inventory.

Contract Assets and Contract Liabilities

Contract assets represent the sale of goods or services to a customer before the Company has the right to obtain consideration from the customer. Contract assets consist of unbilled amounts at the reporting date and are transferred to accounts receivable when the rights become unconditional.

Contract liabilities represent an obligation to transfer goods or services to a customer for which the Company received advanced consideration. Contract liabilities will be recognized as revenue when the contracted deliverables are provided to our customers. See Note 6 for additional information.

Deferred Fulfillment Costs

The Company incurs costs to fulfill obligations under a contract once it is obtained, but before transferring goods or services to the customer. The Company capitalizes deferred fulfillment costs if they are directly related to a specific customer contract, generate or enhance assets used to satisfy the customer contract performance obligations in the future, and are recoverable. The Company’s deferred fulfillment costs include direct labor related to manufacturing, installation, software services, and direct materials.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment, including significant betterments to existing facilities, are recorded at cost, less accumulated depreciation. Upon retirement or disposal, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income. The Company reviews property and equipment for impairment upon a triggering event. If a review indicates that an impairment occurred, the Company writes down the carrying value of the assets to their fair value. Fair value is determined based on comparable market values, when available, or discounted cash flows. The Company concluded there were no triggering events for the years ended December 31, 2020 and 2019.

Depreciation and Amortization

Depreciation is recorded using the straight-line method over the shorter of the useful life or lease term, when applicable. The Company generally uses estimated useful lives of three years for machinery, furniture, equipment, and software. For leasehold improvements the Company records depreciation over the remaining lease term.

Deferred Rent and Rental Expense

Minimum rent expense is recorded using the straight-line method over the related lease term. The differences between payments required and rental expense are reflected as current and non-current liabilities rent in the consolidated balance sheets.

Stock-Based Compensation Expense

The Company issues stock-based awards to employees and nonemployees, generally in the form of stock options. Stock-based awards are accounted for in accordance with ASC Topic 718, Compensation — Stock Compensation, (“ASC 718”). ASC 718 requires all stock-based payments, including grants of employee stock options and modifications to existing stock options, to be recognized in the statements of operations and comprehensive loss based on their fair values. Compensation expense of those awards is recognized over the requisite service period. The Company recognizes forfeitures at the time forfeitures occur.

The Company issued restricted stock to an executive officer which was purchased with proceeds from a partial recourse promissory note. As the underlying restricted stock was not allocated to the recourse and non-recourse portions of the note, the entire note is treated as non-recourse and the shares are treated as stock options for accounting purposes. See Notes 7 and 9 for additional information.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same way the payroll costs or service payments are classified for the related stock-based award recipient.

Our stock-based awards are subject to service or performance-based vesting conditions. Compensation expense related to awards with service-based vesting conditions is recognized on a straight-line basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term. Compensation expense related to awards with pre-established performance-based vesting conditions is recognized based on the grant date fair value over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable.

The fair value of stock-based awards are estimated using the Black-Scholes option pricing model or a lattice model, which requires the input of highly subjective assumptions, including (i) the expected volatility of our stock, (ii) the expected term of the award, (iii) the risk-free interest rate, and (iv) expected dividends. Due to the lack of a public market for the trading of our common stock and a lack of company-specific historical and implied volatility data, estimates of expected volatility are based on the historical volatility of a group of similar companies that are publicly traded. Expected life of our stock options are estimated using the “simplified” method, whereby, the expected

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

life equals the average of the vesting term and the original contractual term of the option. The risk-free interest rates for periods within the expected life of the option were based on the U.S. Treasury yield curve in effect during the period the options were granted.

Research and Development

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Warranty

The Company accrues an estimate warranty expense based on expected warranty claims and costs to be incurred. Product warranty reserves are recorded in accrued expenses.

Income Taxes

Income taxes are recorded in accordance with ASC Topic 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax reporting basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company evaluated available evidence and concluded that the Company may not realize the benefit of its deferred tax assets; therefore, a valuation allowance has been established for the full amount of the net deferred tax assets.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2020 and 2019, the Company did not have any significant uncertain tax positions. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. See Note 11 for additional information.

Net Loss Per Common Share

The Company computes net loss per share in accordance with ASC 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the consolidated statement of operations. Basic EPS is computed by dividing the loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period.

The Company has two classes of stock: (1) Common Stock and (2) Convertible Preferred Stock (“Preferred Stock”). For purposes of calculating loss per share, a company that has participating security holders (for example, the Company’s preferred stockholders) is required to utilize the two-class method for calculating EPS unless the treasury stock method results in lower EPS. The two-class method is an allocation of loss between the holders of common stock and a company’s participating security holders. Under the two-class method, loss for the reporting period is calculated by taking the net loss for the period, less both the dividends declared in the period on participating securities (whether or not paid) and the dividends accumulated for the period on cumulative Preferred Stock (whether or not earned) for the period.

The Preferred Stock has been determined to be noncumulative and as such, net loss available to common shareholders is reduced by the amount of Preferred Stock dividends declared during the period. During the years ended December 31, 2020 and 2019, no dividends have been declared by the Company.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Preferred Stock outstanding as of December 31, 2020 and 2019 has been excluded from the calculation of basic net loss per common share since such shares only participate in their pro rata share of earnings. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible Preferred Stock using the if-converted method. Diluted EPS excludes all dilutive potential shares if their effect is antidilutive.

For the years ended December 31, 2020 and 2019, restricted stock awards and stock options representing approximately 6.0 million and 4.1 million shares of common stock, respectively, and convertible preferred shares representing approximately 28.2 million and 21.3 million shares of common stock, respectively, were excluded from the computation of diluted earnings per share as their effect would have been antidilutive. Accordingly, basic and diluted net loss per share are the same for both years.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance requires a dual approach for lessee accounting under which a lessee will account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability on its balance sheet, with differing methodology for income statement recognition. In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842): Codification Improvements. This update clarified that entities are exempt from disclosing the effect of the change on income from continuing operations, net income, and related per-share amounts, if applicable, for the interim periods after adoption of ASC 842. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) — Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for private entities. This guidance is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods beginning after December 15, 2022, and early adoption is permitted. A modified retrospective approach is required for all leases existing or entered into after the beginning of the earliest comparative period in the financial statements. The Company is currently assessing the impact that adoption of this ASU will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. This ASU amends the impairment model by requiring entities to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments. This may result in the earlier recognition of allowances for losses. The guidance is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes. The ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles as well as clarifying and amending existing guidance to improve consistent application. The amendments to this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. Depending on the amendment, adoption may be applied on the retrospective, modified retrospective or prospective basis. The Company is currently assessing the impact that adoption of this ASU will have on its consolidated financial statements.

Initial Adoption of New Accounting Policies

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, as part of an initiative to reduce the cost and complexity in financial reporting and improve the usefulness of the information provided related to share-based payment transaction for acquiring goods and services from nonemployees. Under ASU 2018-07, the guidance under ASC 505-50 is superseded as ASC 718 is expanded to include awards to nonemployees. In general, companies will no longer be required to remeasure (i.e., mark-to-market) the fair value of awards granted to nonemployees at each reporting date until the awards vest

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(the date the vesting condition is achieved). Instead, grants to nonemployees will be valued and accounted for much in the same way as awards to employees, including the ability to use the simplified method/practical expedient when determining the expected term assumption. The Company adopted this ASU as of January 1, 2019 using the modified retrospective basis. The adoption of the ASU did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, modifies, and adds disclosure requirements for fair value measurements. The amendments in this ASU are effective for the Company for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Company adopted this ASU as of January 1, 2020. The adoption of the ASU did not have a material impact on the consolidated financial statements and related disclosures.

3. INVENTORIES

Inventories consists of work in process and finished goods of approximately $0.8 million and $0.4 million as of December 31, 2020 and 2019, respectively.

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31,
	2020	2019
	(in thousands)
Leasehold improvements	$5,907	$333
Machinery and equipment	15	10
Furniture and fixtures	714	158
Research and development equipment	2,794	1,030
Computer hardware and software	1,219	365
Construction in progress	437	472
Subtotal	11,086	2,368
Less: Accumulated depreciation	1,683	677
Property and equipment, net	$9,403	$1,691

Depreciation expense for the years ended December 31, 2020 and 2019 was approximately $1.0 million and $0.3 million, respectively.

5. ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
	2020	2019
	(in thousands)
Accrued compensation	$5,424	$3,056
Accrued sales taxes payable	879	142
Accrued professional services	754	—
Accrued materials	401	290
Accrued other	272	541
Accrued warranty	41	317
	$7,771	$4,346

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

5. ACCRUED EXPENSES (cont.)

Accrued Compensation

Accrued compensation included estimated year-end employee bonuses and related employee costs of approximately $3.9 million and $2.8 million at December 31, 2020 and 2019, respectively.

Accrued Warranty

The Company provides a limited warranty ranging from one to three years. Estimated warranty obligations are recorded as an expense upon customer acceptance of related products. Factors that affect the estimated warranty liability include number of products accepted, historical and anticipated rates of warranty claims, cost per claim, and vendor-supported warranty programs. The Company periodically assesses the adequacy of our recorded warranty liabilities and adjusts the amounts as necessary. The amount of liability recorded is equal to the estimated costs to repair or otherwise satisfy claims made by customers.

Changes in our product warranty consist of the following:

	December 31,
	2020	2019
	(in thousands)
Beginning balance	$317	$—
Accrual (reversal) for warranty expense	(136)	449
Warranty costs incurred during period	(140)	(132)
Ending balance	$41	$317

6. REVENUE

The Company primarily derives its revenue from selling robotic fulfillment and material handling systems, which consist of a network of automated machinery installed at the customer location and configured to meet specified performance requirements such as accuracy, throughput and up-time. Revenue is recognized when control of the promised products is transferred to the customer, or when services are satisfied under the contract, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services (the transaction price). Revenue is recognized only to the extent that it is probable that a significant reversal of revenue will not occur. Taxes collected from customers, which are subsequently remitted to governmental authorities, are excluded from revenue.

The Company’s contracts typically have multiple performance obligations that may include system delivery, installation, testing, and training. Judgment is required to determine whether performance obligations specified in these contracts are distinct and should be accounted for as separate revenue transactions for recognition purposes. The Company also provides assurance-based warranties that are not considered a distinct performance obligation. The Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The Company uses a cost-plus margin approach to determine the stand-alone selling price for separate performance obligations.

Each customer contract is evaluated individually to determine the appropriate pattern of revenue recognition. Contracts that are recognized over time meet the criteria that the Company is creating or enhancing an asset that the customer controls. The system is delivered to the customer and control is transferred, after which point the Company performs installation and implementation services to fully integrate the system at the customer’s location. As such, revenue recognition begins upon delivery, continues throughout the installation and implementation period, and concludes upon customer acceptance. Revenue from customer contracts is generally expected to be recognized over a period of three to six months. There historically have been, and potentially will be in the future, customer contracts that contain obligations and timelines that result in revenue being recognized over extended periods, which may include periods greater than 12 months. The Company typically uses total estimated labor hours as the input to measure

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

6. REVENUE (cont.)

progress as labor hours represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Installation and training services are evaluated together with the delivery of robotic fulfillment or material handling systems as a singular performance obligation.

The Company determined that the revenue of one of its robotic fulfillment system contracts should be recognized at a point in time as the contract did not meet any of the three criteria to recognize revenue over time as defined in ASC 606-10-25 27 due to the terms within the contract. As such, the Company capitalized the related fulfillment costs, which is presented as deferred fulfillment costs on the consolidated balance sheet as of December 31, 2019. Obligations under this contract were fulfilled in March 2020 and the Company determined no similar contracts exist as of December 31, 2020.

Other performance obligations recognized at a point in time include the sale and delivery of spare parts and pilot agreements. Pilot agreements are typically short-term contracts designed to demonstrate the Company’s technology and ability to serve the customer. Due to the exploratory nature of pilot agreements, revenue is recognized at a point in time once the evaluation activities are complete.

Other performance obligations recognized over time include, but are not limited to, maintenance, extended support, and research services, which are recognized ratably on a straight-line-basis as the Company assumes an even distribution of performance over the service period.

Shipping and handling activities that occur after control of a product has transferred to the customer are accounted for as fulfillment activities rather than performance obligations, as allowed under a practical expedient provided by ASC 606. Shipping and handling fees charged to customers are recognized as revenue and the related costs are included in cost of revenue at the point in time when ownership of the product is transferred to the customer.

The following table disaggregates revenue by timing of transfer of goods or services:

	Years Ended December 31,
	2020	2019
	(in thousands)
Transferred over time	$10,045	$7,872
Transferred at a point in time	24,790	100
Total Revenue	$34,835	$7,972

Payment terms offered to customers are defined in contracts and do not include a significant financing component. Payment milestones typically exist throughout the course of a contract and generally occur upon signing of an agreement, delivery of a system, start and completion of installation and testing, and upon acceptance of the system. The nature of the Company’s contracts may give rise to variable consideration, typically related to fees charged for shipping and handling. The Company generally estimates such variable consideration at the most likely amount. In addition, the Company includes the estimated variable consideration in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the related uncertainty is resolved. These estimates are based on historical experience and the Company’s best judgment at the time. Because of the certainty in estimating these amounts, they are included in the transaction price of the Company’s contracts and the associated remaining performance obligations. The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected duration of one year or less.

Contracts may be modified to account for changes in contract specifications and requirements. Contract modifications exist when the modification either creates new or changes the existing enforceable rights and obligations. Most of the Company’s contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effects of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, are recognized as an adjustment to revenue on a cumulative catch-up basis.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

6. REVENUE (cont.)

Deferred Fulfillment Costs and Contract Balances

As of December 31, 2020 and 2019, the Company incurred $3.5 million and $21.0 million of net deferred fulfillment costs, respectively.

Contract liabilities in aggregate were $22.3 million and $30.6 million as of December 31, 2020 and 2019, respectively. Changes in the contract liability balance during the years ended December 31, 2020 and 2019 were due to the Company receiving additional advanced cash payments from customer contracts and the Company recognizing revenue as performance obligations were met.

The following table summarizes changes in contract liabilities during the years ended December 31, 2020 and 2019:

Contract Liabilities
(in thousands)
Contract liabilities at December 31, 2018	$20,716
Additions to contract liabilities during the period	17,790
Revenue recognized in the period from:
Amounts included in contract liabilities at the beginning of the period	(2,111)
Amounts added to contract liabilities during the period	(5,758)
Contract liabilities at December 31, 2019	30,637
Additions to contract liabilities during the period	26,398
Revenue recognized in the period from:
Amounts included in contract liabilities at the beginning of the period	(29,743)
Amounts added to contract liabilities during the period	(4,961)
Contract liabilities at December 31, 2020	$22,331

There were no significant contract asset balances for all periods presented.

7. RELATED PARTY TRANSACTIONS

In June 2019, the Company entered into two customer contracts with an affiliate of one of its primary investors. Related to these contracts, as of December 31, 2020 and 2019, the Company recorded $1.4 million and $(0.6 million) in net deferred fulfillment costs, respectively, and $4.6 million and $7.4 million in contract liabilities, respectively. For the years ended December 31, 2020 and 2019, the Company recognized approximately $9.8 million and $4.8 million in revenue and approximately $4.3 million and $2.1 million in cost of revenue related to these customer contracts, respectively.

In October 2019, the Company issued a Partial Recourse Secured Promissory Note (the “Promissory Note”) to an executive officer for approximately $9.9 million with an interest rate of 1.86% per annum compounded annually. Under the terms of the Promissory Note, the officer will be personally liable for 51% of the unpaid balance of the principal and any accrued interest. The entire principal amount was used to purchase 1,191,872 shares of restricted stock. The Promissory Note is collateralized by the restricted common stock. The Company determined that the entire Promissory Note must be treated as non-recourse; as such, the balance of the note and related accrued interest are not presented on the consolidated balance sheet. Refer to Note 9 for further information on the treatment of stock-based compensation related to these purchased shares and Note 14 for information related to anticipated repayment of the Promissory Note.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Preferred Stock

Series B-2 Preferred Stock Financing

In 2019 the Company issued and sold a total of 9,788,160 shares of Series B-2 Preferred Stock for a purchase price of $17.8328 per share across three transactions, resulting in aggregate gross proceeds of approximately $174.6 million. In connection with these transactions the Company incurred costs of approximately $7.7 million, resulting in net proceeds of approximately $166.9 million.

On June 28, 2019, the Company issued and sold 2,312,489 shares of the Company’s Series B-2 Preferred Stock, par value of $0.001 per share (the “Series B-2 Preferred”), at an aggregate purchase price of $41.2 million (“Initial Closing”). On October 9, 2019, the Company issued and sold 5,818,595 Series B-2 Preferred shares at an aggregate purchase price of $103.8 million. On October 16, 2019, the Company issued an additional 1,657,076 Series B-2 Preferred shares at an aggregate purchase price of $29.6 million.

Of the $174.6 million in proceeds raised, approximately $4.1 million was allocated to warrants that were issued in connection with the Series B-2 Preferred Stock Financing. See discussion below and Note 10 for additional information regarding the valuation of the warrants.

The Company has cumulatively raised $227.3 million, net of issuance costs, in venture financing through the sale and issuance of Preferred Stock and warrants as of December 31, 2020 and 2019. The following table summarizes details of Convertible Preferred Stock authorized, issued and outstanding, and liquidation preference:

	December 31, 2020 and 2019
	Convertible preferred stock
	Authorized shares	Shares issued and outstanding	Liquidation preference
			(in thousands)
Series A	2,212,389	2,212,389	$500
Series A-1	2,403,846	2,403,846	2,500
Series A-2	4,118,126	4,118,126	11,098
Series A-3	785,056	785,056	1,058
Series A-4	710,321	710,321	1,531
Series B	5,385,474	5,385,474	24,100
Series B-1	2,804,302	2,804,302	24,110
Series B-2	11,732,302	9,788,160	174,550
Series B-3	1,903,647	—	—
	32,055,463	28,207,674	$239,447

Conversion Rights

Each share of Preferred Stock is convertible at the option of the holder into fully paid shares of common stock as is determined by dividing the original issue price by the applicable conversion price in effect at the time of conversion. The initial conversion price shall be equal to the original issue price. As of December 31, 2020 and 2019, each share of Preferred Stock is effectively convertible into one share of common stock.

Voting Rights

Each holder of outstanding shares of Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock are convertible as of the record date of the voting matter.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (cont.)

Dividend Rights

The Company shall not declare, pay, or set aside any dividends on shares of any other class of capital stock unless the holders of the Preferred Stock then outstanding first receive for such year a dividend in the amount equal to 8% of the applicable Original Issue Price of each outstanding share of Preferred Stock. Such dividends are not cumulative. After payment of the preferred dividends, any remaining dividends shall be distributed on a pro rata basis with the common stock determined on an as-converted basis assuming all shares had been converted as of immediately prior to the record date of the applicable dividend or distribution. No dividends have been declared as of December 31, 2020 or 2019.

Liquidation Preference

Upon a Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation), no other class or series of capital stock can receive any payment unless the holders of Preferred Stock have first received a payment in an amount equal to the greater of i) the applicable original issue price, plus any dividends declared but unpaid thereon, or ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into common stock (“Preferred Liquidation Amount”).

Redemption Feature

Upon a Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation), if the Company does not effect a dissolution within 90 days, then the holder shall, in addition to any other right it may have, have the right, at its option, to require the Company to either redeem the outstanding shares of Preferred Stock at a price equal to their respective Preferred Liquidation Amount in cash or in certain circumstance in shares of common stock at the redemption prices set forth in the Certificate of Designation. As the Preferred Stock is contingently redeemable, the Preferred Stock is presented as “Mezzanine Equity” in the Company’s consolidated balance sheets and consolidated statements of mezzanine equity and stockholders’ deficit.

Warrants

In connection with the Series B-2 Initial Closing, the Company issued a Warrant to purchase up to 1,903,647 shares of Series B-3 Preferred Stock (the “Warrants”) at an exercise price of $11.5913 per share. As discussed above, the Company allocated approximately $4.1 million of the Series B-2 gross proceeds to the Warrants, which are presented as a noncurrent liability on the consolidated balance sheets. The Company incurred approximately $0.2 million of issuance costs in connection with the Warrants. See Note 10 for additional information regarding the valuation of the Warrants and Note 14 for information regarding anticipated termination of the Warrants.

Duration

The Warrants expire on the earlier of the occurrence of a Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation) or July 5, 2029.

Vesting

The Warrants vest in tranches, which are dependent on the Company achieving certain performance conditions.

Exercisability

The Warrants, upon vesting, are exercisable at any point until the expiration date. The Warrants are exercised by delivery of an executed form of subscription for the portion of the Warrants to be exercised, along with payment of the exercise price, either in immediately available funds or by means of a cashless exercise.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

8. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (cont.)

Adjustment

The stock purchase price and the number of shares purchasable upon the exercise of the Warrants shall be subject to adjustment from time to time upon the occurrence of certain events, such as stock splits or combinations, or reclassifications of Series B-3 Preferred Stock. Upon each adjustment of the stock purchase price, the holder of the Warrants shall thereafter be entitled to purchase, at the stock purchase price resulting from such adjustment, the number of shares obtained by multiplying the stock purchase price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the stock purchase price resulting from such adjustment.

Reservation of Shares

The terms of the Warrants require that all shares of Series B-3 Preferred Stock which may be issued upon the exercise of the rights represented by this Warrant (together with all shares of common stock issuable upon conversion of such Series B-3 Preferred Stock) will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

Fractional Shares

No fractional shares arising out of the above formula for determining the number of shares to be issued to the holder shall be issued, and the Company shall in lieu thereof make payment to the holder of cash in the amount of such fraction multiplied by the fair market value of one share of the Warrants shares on the date of exercise.

Voting or Dividend Rights

The holders of the Warrants are not entitled to vote, receive dividends, or to exercise any of the rights of stockholders of the Company until such Warrants have been exercised.

Common Stock

Common stockholders are entitled to one vote for each share held at all meetings of stockholders. The voting, dividend, and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of Preferred Stock.

9. STOCK-BASED COMPENSATION

In 2013, the Company adopted the Berkshire Grey, Inc. 2013 Stock Option and Stock Purchase Plan (the “Plan”) under which the Company may grant incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, restricted stock units, performance awards, or other awards that are convertible into or based on company stock. The maximum number of shares that may be issued under the Plan was 10,017,823 and 7,486,799 shares as of December 31, 2020 and 2019, respectively. Shares underlying any award that are forfeited, expired, or repurchased will again be available for grant and issuance in connection with future awards under this Plan.

Stock-based compensation expense recognized for all stock-based awards is reported in the Company’s consolidated statements of operations as follows:

	Years Ended December 31,
	2020	2019
	(in thousands)
Cost of sales	$137	$475
General and administrative	3,245	5,518
Sales and marketing	1,583	897
Research and development	1,056	5,144
Total	$6,021	$12,034

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

9. STOCK-BASED COMPENSATION (cont.)

Stock Options

The Company’s Board of Directors determines the exercise price for all stock options and the vesting schedule for all equity awards. The exercise price for a stock option awarded under the Plan shall not be less than 100% of the fair market value of the Company’s common stock on the date of grant. Options granted under the Plan are exercisable in full at any time subsequent to vesting, generally vest over four years, and expire ten years from the date of grant. Options with performance-based vesting criteria vest in one or more tranches contingent upon the achievement of pre-determined milestones related to the development of our products, the achievement of certain organizational objectives, the achievement of specific financial performance measures, or similar metrics. The fair value of the stock options granted was evaluated on the date of grant. Per ASC 718, stock-based compensation expense is recognized for these awards over the vesting period based on the projected probability of achievement of the respective target(s). In each period, the stock-based compensation expense may be adjusted, as necessary, in response to any changes in the Company’s forecast with respect to the recipient achieving his target(s).

The Company estimates the fair value of each employee stock award on the grant date using the Black-Scholes option-pricing model based on the following assumptions regarding the fair value of the underlying common stock on each measurement date:

	Years Ended December 31,
	2020	2019
Weighted average expected volatility	55.0%	55.0%
Weighted average expected term (in years)	6.1	6.1
Weighted average risk-free interest rate	0.57%	2.00%
Expected dividend yield	0%	0%

The following table summarizes stock option activity under the 2013 Plan since December 31, 2018:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)
Outstanding at December 31, 2018	3,513,759	$1.25	7.9
Granted	1,077,900	7.04
Exercised	942,297	0.76
Forfeited	140,148	3.07
Outstanding at December 31, 2019	3,509,214	$3.09	7.8
Granted	2,957,409	6.70
Exercised	101,632	2.22
Forfeited	412,654	5.99
Outstanding at December 31, 2020	5,952,337	$4.70	8.0
Exercisable at December 31, 2020	2,086,639	$1.91	5.6
Vested or expected to vest at December 31, 2020	5,952,337	$4.70	8.0

At December 31, 2020, 633,656 of the Options outstanding are subject to performance-based vesting criteria described above.

During the year ended December 31, 2020, the Company granted stock options to purchase an aggregate of 2,957,409 shares of its common stock with a weighted-average grant date fair value of $6.10. The weighted-average grant date fair value per share excludes 500,044 shares related to grants that currently have no grant date as the performance objectives have not yet been defined.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

9. STOCK-BASED COMPENSATION (cont.)

During the year ended December 31, 2019, the Company granted stock options to purchase an aggregate of 1,077,900 shares of its common stock with a weighted-average grant date fair value of $3.75.

The total intrinsic value of options exercised in the years ended December 31, 2020 and 2019 was approximately $1.1 million and $7.1 million, respectively.

The Company recognized approximately $3.3 million and $1.1 million in stock-based compensation expense related to stock options during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, there was approximately $15.1 million and $4.8 million, respectively, of total unrecognized compensation cost related to non-vested stock options. The total unrecognized compensation cost will be adjusted for future forfeitures as they occur. As of December 31, 2020, the Company expects to recognize its remaining stock-based compensation expense over a weighted-average period of 3.4 years.

Restricted Stock Sold Through Issuance of Promissory Note

In conjunction with a Partial Recourse Promissory Note issued in October 2019 (See Note 7), the Company also entered into a Restricted Stock Award Agreement with an executive officer (the “RSA Agreement”). Pursuant to the RSA Agreement, the Company granted 1,191,872 shares of common stock (the “Restricted Stock”) at a purchase price of $8.32 per share. The Restricted Stock was purchased by the executive officer with the proceeds from the Promissory Note. As the underlying Restricted Shares are not allocated to the recourse and non-recourse portions of the Promissory Note, the entire note is treated as non-recourse and the shares are treated as options for accounting purposes.

The RSA Agreement contains a Repurchase Option, which causes the shares to be classified as a liability. The Repurchase Option expires six months after the shares’ respective vesting date, at which point the shares will be reclassified as equity at the fair value on such date and no further compensation cost is recognized. A portion of the awards are subject to performance-based vesting conditions based primarily on financial performance of the Company and a portion are only subject to time and service-based vesting conditions over a four-year period. The Company will remeasure the fair value of the award at each reporting period until settlement. The Company measured compensation cost for the shares (in-substance stock options) based on the fair value on the grant date using a lattice-based option pricing model. The Company recognizes compensation cost over the requisite service period with an offsetting credit to a share-based liability.

The underlying shares of Restricted Stock are not considered outstanding until the vesting conditions have been achieved and the Promissory Note has been paid. As of December 31, 2020, 173,815 shares of Restricted Stock have vested, and none were forfeited.

The Company recognized approximately $2.7 million and $0.4 million in stock-based compensation expense related to the Restricted Stock during the years ended December 31, 2020 and 2019, respectively. The expense is presented in the Company’s consolidated statements of operations as general and administrative expense. As of December 31, 2020, there was approximately $5.7 million of total unrecognized compensation cost related to the Restricted Stock.

Tender Offer

In connection with the Series B-2 Initial Closing discussed in Note 8, an investor commenced a tender offer on September 3, 2019 through October 9, 2019 to purchase up to 3,616,930 shares (the “Tender Offer”) of the then-outstanding shares of common stock and Preferred Stock at an offer price of $16.05 per share. Existing investors, employees, and advisors of the Company were eligible to participate and tender up to 30% of their outstanding shares of capital stock upon commencement of the Tender Offer. Shareholders sold a total of 1,370,620 shares of common stock and common stock issuable upon exercise of vested options in the Tender Offer.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

9. STOCK-BASED COMPENSATION (cont.)

Management determined there was a compensatory element to the Tender Offer, resulting in the excess of the purchase price over the fair value of the common shares being considered compensation for employee services. The Company recorded $10.6 million in stock-based compensation expense during the year ended December 31, 2019 related to the Tender Offer.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

Recurring Fair Value Measurements

The following table summarizes information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy used to determine such fair values:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Money Market funds in Cash and Cash Equivalents	$92,858	$—	$—	$92,858
Total Assets	$92,858	$—	$—	$92,858

Liabilities:
Restricted Stock	$—	$—	$3,047	$3,047
Warrants	—	—	—	—
Total Liabilities	$—	$—	$3,047	$3,047

	December 31, 2019
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Money Market funds in Cash and Cash Equivalents	$159,141	$—	$—	$159,141
Total Assets	$159,141	$—	$—	$159,141

Liabilities:
Restricted Stock	$—	$—	$350	$350
Warrants	—	—	3,922	3,922
Total Liabilities	$—	$—	$4,272	$4,272

Money market funds were valued by the Company using quoted prices in active markets for similar securities, which represent a Level 1 measurement within the fair value hierarchy.

The values for the warrant and restricted stock liabilities are based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy.

During the years ended December 31, 2020 and 2019, there were no transfers between Level 1, Level 2, and Level 3.

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

10. FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

Warrants to Purchase Series B-3 Preferred Stock

On July 5, 2019, in connection with the Initial Closing of the Series B-2 Preferred Stock financing, the Company issued a Warrant to purchase up to 1,903,647 shares of Series B-3 Preferred Stock at an exercise price of $11.5913 per share. The Warrants expire 10 years from the date of issuance and are exercisable for Vested Shares at any time up until the earlier of either the Expiration Date or the occurrence of a Deemed Liquidation Event.

The Warrants are accounted for as liabilities under ASC 480 because the underlying shares are contingently redeemable outside of the issuer’s control. The Warrants are considered freestanding financial instruments as they are separately exercisable and could be separately transferred from the Series B-2 Preferred Stock in the related financing. Such warrant instruments are initially recorded and valued as a Level 3 liability and are accounted for at fair value with changes in fair value reported as a component of other income. There were no changes in the methodology to value the Warrants during 2020.

The following table summarizes the change in fair value, as determined by Level 3 inputs, of the Warrants for the years ended December 31, 2020 and 2019:

Warrants
(in thousands)
Balance at December 31, 2018	$—
Issuance of Series B-3 Preferred Stock Warrants	4,063
Change in fair value	(141)
Balance at December 31, 2019	3,922
Change in fair value	(3,922)
Balance at December 31, 2020	$—

The fair value of the Warrants to purchase shares of the Company’s Series B-3 Preferred Stock at an exercise price of $11.59 per share, including subsequent remeasurements, was estimated using the Black-Scholes Option Pricing Model using the following assumptions:

2019
Fair Value of the underlying Instrument	$4.19 – $4.43
Time to liquidity event (in years)	3.0
Average volatility rate	55.0%
Risk-free interest rate	1.62%

As of June 30, 2020, Management determined, upon evaluation of performance milestones that the vesting of the Warrants was not probable. As such, the Warrants were revalued at $0 for the year ended December 31, 2020.

The risk-free interest rate used is the rate for a U.S. Treasury zero coupon issue with a term consistent with the remaining contractual term of the warrant on the date of measurement. The Company has not paid, and does not expect to pay, any cash dividends in the foreseeable future. The Company based the expected term assumption on the actual remaining contractual term of the respective Warrants as of the date of measurement. The expected volatility is based on historical volatilities from guideline companies, since there is no active market for the Company’s common stock. The fair value on the date of measurement of the Series B-3 Preferred Stock, the underlying instrument, was estimated by management with the assistance of a third-party valuation specialist.

Restricted Stock Awards

In October 2019, the Company granted 1,191,872 shares of common stock (the “Restricted Stock”) at a purchase price of $8.32 per share that was purchased using the proceeds of a Promissory Note. Such shares are treated as stock

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

10. FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

options for accounting purposes and classified as a liability. Changes in fair value will be recorded as compensation cost with a corresponding increase or decrease in the share-based liability. No restricted stock awards were exercised during the years ended December 31, 2020 and 2019.

The following table summarizes the change in fair value, as determined by Level 3 inputs, of restricted stock for the years ended December 31, 2020 and 2019:

Restricted Stock
(in thousands)
Balance at December 31, 2018	$—
Issuance of Restricted Stock	350
Change in fair value	—
Balance at December 31, 2019	350
Change relating to vesting at original issuance price	2,098
Change in fair value	599
Balance at December 31, 2020	$3,047

The fair value of the Company’s Restricted Stock, including subsequent remeasurements, was estimated using an option pricing model using the following assumptions:

	Years Ended December 31,
	2020	2019
Fair Value of the underlying Instrument	$6.70 – $13.01	$8.32
Exercise Price	$9.23 – $9.48	$9.23 – $9.34
Time to liquidity event (in years)	5.6 – 7.1	5.6 – 6.3
Average volatility rate	55.0%	55.0%
Risk-free interest rate	0.28 – 0.93%	1.69 – 1.72%

The risk-free interest rate used is the rate for a U.S. Treasury zero coupon issue with a term consistent with the remaining contractual term of the restricted stock on the date of measurement. The Company based the expected term assumption on the actual remaining contractual term of the respective restricted stock as of the date of measurement. The expected volatility is based on historical volatilities from guideline companies, since there is no active market for the Company’s common stock. The exercise price is calculated based on a function of the purchase price of $8.32 per share multiplied by a compounding interest rate over the expected term consistent with the repayment term of the Promissory Note. The fair value on the date of measurement of the common stock, the underlying instrument, was estimated by management with the assistance of a third-party valuation specialist.

11. INCOME TAXES

During the years ended December 31, 2020 and 2019, the Company recorded no income tax benefits due to the losses incurred and the uncertainty of future taxable income. For financial reporting purposes, net loss before income taxes, includes the following components:

	Years Ended December 31,
	2020	2019
	(in thousands)
Domestic	$(57,683)	$(49,510)
Foreign	45	—
Total	$(57,638)	$(49,510)

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

11. INCOME TAXES (cont.)

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Years Ended December 31,
	2020	2019
Federal statutory rate	21.0%	21.0%
State rate, net of federal benefit	4.1%	4.7%
Change in valuation allowance	(30.0)%	(33.6)%
Tax credits generated	5.9%	6.5%
Stock-based compensation	(2.1)%	1.6%
Warrant revaluation	1.4%	0.1%
Permanent differences	(0.2)%	(0.3)%
Effective tax rate	0.0%	0.0%

Deferred tax assets and liabilities consist of the following:

	Years Ended December 31,
	2020	2019
	(in thousands)
Federal and state net operating carryforwards	$36,988	$23,277
Research and development and other credits	8,000	4,658
Stock-based compensation	240	233
Deferred revenue	228	95
Other	1,262	1,166
Gross deferred tax assets	46,718	29,429
Valuation allowance	(46,722)	(29,429)
Net deferred tax assets	$(4)	$—

Realization of deferred tax assets is dependent upon the generation of future taxable income. As required by ASC 740 Income Taxes, the Company evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets as of December 31, 2020 and 2019. As the Company has incurred tax losses from inception, the Company determined that it was more likely than not that the Company would not realize the benefits of federal and state net deferred tax assets. Accordingly, a full valuation allowance was established against the net deferred tax assets as of December 31, 2020 and 2019.

As of December 31, 2020 and 2019, the Company had federal net operating loss carryforwards of $143.2 million and $89.1 million, respectively, which may be available to reduce future taxable income. The carryforwards generated in 2018 and prior expire at various dates through 2038. The $126.3 million in carryforwards generated from 2019 onwards do not expire. As of December 31, 2020 and 2019, the Company had state net operating loss carryforwards of $105.8 million and $69.6 million, respectively, which may be available to reduce future taxable income. These carryforwards expire at various dates through 2040. In addition, the Company had federal and state research and development tax credit carryforwards of $8.6 million available to reduce future tax liabilities, which will expire at various dates through 2035.

Utilization of the Company’s net operating loss (“NOL”) carryforwards and research and development (“R&D”) tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future in accordance with Section 382 of the Internal Revenue Code of 1986 (“Section 382”) as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D tax credit carryforwards that can be utilized annually to offset future taxable income and taxes, respectively. In general, an ownership changes as defined by Section 382 results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50% over a three-year

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

11. INCOME TAXES (cont.)

period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to significant complexity with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the NOL carryforwards or R&D tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL carryforwards or R&D tax credit carryforwards before utilization.

The Company operates within multiple taxing jurisdictions and is required to file tax returns in those jurisdictions. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, state, and local income tax authorities for all tax years in which a loss carryforward is available. The Company is currently not under examination by the Internal Revenue Service or any other jurisdiction for any tax years. The Company has not recorded any interest or penalties on any unrecognized tax benefits since inception. The Company does not believe material uncertain tax positions have arisen to date.

12. Segment information

In its operation of the business, management, including our chief operating decision maker, who is also our Chief Executive Officer, reviews the business as one segment. The Company currently ships its products to markets in the United States and Japan. Product sales attributed to a country are based on the location of the customer to whom the products are being sold. Long-lived assets are primarily held in the United States.

Product sales by country are as follows:

	Years Ended December 31,
	2020	2019
	(in thousands)
United States	$25,020	$3,193
Japan	9,815	4,779
Total Revenue	$34,835	$7,972

13. COMMITMENTS AND CONTINGENCIES

The Company has various non-cancellable operating leases for facilities that expire at various dates through 2031.

In September 2016, the Company executed a lease agreement for office space in Lexington, Massachusetts. The lease has an initial term of approximately five years with the option to extend the term for one additional five-year term. In December 2018, the Company executed the First Amendment to expand the premises. In addition to rent, the lease requires the Company to pay additional amounts for taxes, insurance, maintenance and other operating expenses.

In February 2018, the Company executed a sublease agreement for additional office space in Lexington, Massachusetts. The sublease has a term of approximately three years.

In August 2019, the Company executed a lease agreement for office and warehouse space in Sharpsburg, Pennsylvania. The lease has an initial term of approximately five years and three months with an option to extend the term for one additional five-year term. In addition to rent, the lease requires the Company to pay additional amounts for taxes, insurance, maintenance, and other operating expenses.

In February 2020, the Company executed a lease for its headquarters in Bedford, Massachusetts. The original 11-year lease for approximately 70,748 square feet of combined office and laboratory space is set to expire in 2031, with two options to extend the term for additional periods of five years each. The landlord agreed to provide the Company a construction allowance of up to $1.4 million to be applied toward the aggregate work completed on the

BERKSHIRE GREY, INC.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

13. COMMITMENTS AND CONTINGENCIES (cont.)

total space. The Company provided an approximate $1.0 million cash-collateralized irrevocable standby letter of credit as security for the Company’s obligations under the lease. The Company will also be required to pay its proportionate share of certain operating costs and property taxes applicable to the leased premises.

Rental expense was approximately $2.0 million and $1.3 million for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, future minimum rental commitments for operating leases with non-cancellable terms in excess of one year were as follows:

Operating Leases
Years Ending December 31,	(in thousands)
2021	$2,020
2022	1,601
2023	1,462
2024	1,504
2025	1,473
Thereafter	7,079
$15,139

14. SUBSEQUENT EVENTS

On February 23, 2021 the Company entered into an Agreement and Plan of Merger (the, “Merger Agreement”) with Revolution Acceleration Acquisition Corp (“RAAC”) to affect a business combination between RAAC and the Company with the Company surviving the merger as a wholly owned subsidiary of RAAC. At the effective time of the Merger, each share of Berkshire Grey Convertible Preferred Stock and each share of Berkshire Grey Common Stock will be converted into the right to receive such number of shares of RAAC’s Class A Common Stock as defined in the Merger Agreement. The aggregate consideration for the transaction payable to Berkshire Grey existing shareholders is capped at $2.25 billion. The consummation of the proposed transaction is subject to the receipt of the requisite approval of the stockholders of RAAC and Berkshire Grey and fulfillment of certain other closing conditions.

On February 23, 2021 in conjunction with the Merger Agreement, the Company entered into a Warrant Termination Agreement (the “Warrant Termination”) with the Warrant holder (see Note 8). Pursuant to the terms of the Merger Agreement, the Warrant is to be surrendered, terminated and cancelled immediately prior to, and contingent upon, the completion of the business combination.

On February 23, 2021 the Company entered into a Stock Repurchase Agreement with an executive officer. In the Stock Repurchase Agreement, the Company’s Board of Directors authorized the repurchase of a sufficient number of vested shares of common stock from the executive officer, at a per share price equal to the per share price in the Merger Agreement. The sale and repurchase will repay in full all of the outstanding principal and accrued interest under the Promissory Note (see Note 7) and is contingent upon the completion of the business combination.

The Company evaluated its December 31, 2020 and 2019 consolidated financial statements for subsequent events through March 19, 2021 which represents the date the consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Revolution Acceleration Acquisition Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Revolution Acceleration Acquisition Corp (formerly known as Acceleration Acquisition Corporation) (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from September 10, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 10, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from September 10, 2020 (inception) through December 31, 2020, have been restated.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 17, 2021, except for the effects of the restatement discussed in Note 2 and the subsequent events discussed in Note 12B as to which the date is May 12, 2021.

REVOLUTION ACCELERATION ACQUISITION CORP

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

ASSETS
Current Assets
Cash and cash equivalents	$780,292
Prepaid expenses	747,842
Total Current Assets	1,528,134

Cash and marketable securities held in Trust Account	287,491,254
TOTAL ASSETS	$289,019,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – accrued expenses	$106,477
Warrant liability	22,862,501
Deferred underwriting payable	10,062,500
Total Liabilities	33,031,478

Commitments

Class A common stock subject to possible redemption 25,098,791 shares at redemption value	250,987,908

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 75,000,000 shares authorized; 3,651,209 issued and outstanding (excluding 25,098,791 shares subject to possible redemption)	365
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,833,333 shares issued and outstanding	383
Class C common stock, $0.0001 par value; 15,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	6,650,386
Accumulated deficit	(1,651,707)
Total Stockholders’ Equity	5,000,002
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$289,019,388

The accompanying notes are an integral part of the financial statements.

REVOLUTION ACCELERATION ACQUISITION CORP

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Formation and operating costs	$172,935
Loss from operations	(172,935)

Other income (expense):
Interest income – bank	6
Interest earned on marketable securities held in Trust Account	7,721
Change in fair value of warrant liability	(590,001)
Transaction costs	(828,364)
Compensation expense	(51,667)
Unrealized loss on marketable securities held in Trust Account	(16,467)
Other expense, net	(1,478,772)
Net loss	$(1,651,707)

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	25,175,858
Basic and diluted net loss per share, Common stock subject to possible redemption	$0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	9,280,127
Basic and diluted net loss per share, Non-redeemable common stock	$(0.18)

The accompanying notes are an integral part of the financial statements.

REVOLUTION ACCELERATION ACQUISITION CORP

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM SEPTEMBER 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – September 10, 2020 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	8,625,000	862	—	—	24,138	—	25,000
Cancellation of Class B common stock	—	—	(4,791,667)	(479)	—	—	479	—	—
Issuance of Class C common stock to Sponsor	—	—	—	—	5,750,000	575	(575)	—	—
Sale of 28,750,000 Units, net of underwriting discounts	28,750,000	2,875	—	—	—	—	257,611,742	—	257,614,617
Class A common stock subject to possible redemption	(25,098,791)	(2,510)	—	—	—	—	(250,985,398)	—	(250,987,908)
Net loss	—	—	—	—	—	—	—	(1,651,707)	(1,651,707)
Balance – December 31, 2020	3,651,209	$365	3,833,333	$383	5,750,000	$575	$6,650,386	$(1,651,707)	$5,000,002

The accompanying notes are an integral part of the financial statements.

REVOLUTION ACCELERATION ACQUISITION CORP

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Cash Flows from Operating Activities:
Net loss	$(1,651,707)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(7,721)
Change in fair value of warrant liability	590,001
Transaction costs	828,364
Compensation expense	51,667
Unrealized loss on marketable securities held in Trust Account	16,467
Changes in operating assets and liabilities:
Prepaid expenses	(747,842)
Accrued expenses	106,477
Net cash used in operating activities	(814,294)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(287,500,000)
Net cash used in investing activities	(287,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	281,750,000
Proceeds from sale of Private Placement Warrants	7,750,000
Proceeds from promissory note – related party	88,686
Repayment of promissory note – related party	(88,686)
Payment of offering costs	(405,414)
Net cash provided by financing activities	289,094,586

Net Change in Cash and Cash Equivalents	780,292
Cash and Cash Equivalents – Beginning of period	—
Cash and Cash Equivalents – End of period	$780,292

Non-Cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$251,758,580
Change in value of Class A common stock subject to possible redemption	$(770,672)
Deferred underwriting fee payable	$10,062,500
Initial classification of warrant liability	$22,272,500
Offering costs by the Sponsor in exchange for the issuance of Class B common stock	$25,000
Issuance of Class C common stock to Sponsor	$575

The accompanying notes are an integral part of the financial statements.

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Revolution Acceleration Acquisition Corp (formerly known as Acceleration Acquisition Corporation) (the “Company”) is a blank check company incorporated in Delaware on September 10, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).

The Company has one subsidiary, Pickup Merger Corp, a direct, wholly-owned subsidiary of the Company incorporated in Delaware on February 19, 2021 (“Merger Sub”) (see Note 12).

As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period from September 10, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Berkshire Grey, Inc., a Delaware corporation (“BG”) (see Note 12).

The registration statement for the Company’s Initial Public Offering was declared effective on December 7, 2020. On December 10, 2020, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,166,667 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to RAAC Management LLC (the “Sponsor”), generating gross proceeds of $7,750,000, which is described in Note 5.

Transaction costs amounted to $16,242,914, consisting of $5,750,000 of underwriting fees, $10,062,500 of deferred underwriting fees and $430,414 of other offering costs.

Following the closing of the Initial Public Offering on December 10, 2020, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 6), alignment shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares and alignment shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares, alignment shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by December 10, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of December 31, 2020, the Company had $780,292 in its operating bank accounts, $287,491,254 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of $1,445,281, which excludes $23,624 of franchise taxes. As of December 31, 2020, no amount on deposit in the Trust Account represented interest income, which would be available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

doubt about the Company’s ability to continue as a going concern through March 17, 2022. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (‘SPACs’)” released by the SEC staff on April 12, 2021, the Company’s management evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of December 10, 2020 (audited)
Total Liabilities	$10,374,560	$22,272,500	$32,647,060
Warrant Liability	—	22,272,500	22,272,500
Class A Common Stock Subject to Possible Redemption	274,031,080	(22,272,500)	251,758,580
Class A Common Stock	135	222	357
Additional Paid-in Capital	4,999,913	879,809	5,879,722
Accumulated Deficit	(999)	(880,031)	(881,030)
Total Stockholders’ Equity	5,000,007	—	5,000,007
Number of Class A common shares subject to redemption	27,403,108	(2,227,250)	25,175,858

Balance sheet as of December 31, 2020 (audited)
Total Liabilities	$10,168,977	$22,862,501	$33,031,478
Warrant Liability	—	22,862,501	22,862,501
Class A Common Stock Subject to Possible Redemption	273,850,409	(22,862,501)	250,987,908
Class A Common Stock	136	229	365
Additional Paid-in Capital	5,180,583	1,469,803	6,650,386
Accumulated Deficit	(181,675)	(1,470,032)	(1,651,707)
Total Stockholders’ Equity	5,000,002	—	5,000,002
Number of Class A common shares subject to redemption	27,385,874	(2,287,083)	25,098,791

Period from September 10, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(181,675)	$(1,470,032)	$(1,651,707)
Weighted average shares outstanding, common stock subject to possible redemption	27,403,108	(2,227,250)	25,175,858
Basic and diluted net earnings per share, common stock subject to possible redemption	0.00	—	0.00
Weighted average shares outstanding, non-redeemable common stock	8,843,003	437,124	9,280,127
Basic and diluted net loss per share, non-redeemable common stock	(0.02)	(0.16)	(0.18)

Cash Flow Statement for the Period from September 10, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(181,675)	$(1,470,032)	$(1,651,707)
Allocation of initial public offering costs	—	828,064	828,064
Change in fair value of warrant liability	—	590,001	590,001
Compensation expense	—	51,667	51,667
Initial classification of warrant liability	—	22,272,500	22,272,500
Initial classification of common stock subject to possible redemption	274,031,080	(22,272,500)	251,758,580
Change in value of common stock subject to possible redemption	(180,671)	(590,001)	(770,672)

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Cash and Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 14,750,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of loss per share for common stock subject to possible redemption in a manner similar to the two-class method of loss per share. Net loss per share, basic and diluted, for stock subject to possible redemption is calculated by dividing the proportionate share of loss on marketable securities held by the Trust Account by the weighted average number of stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares, alignment shares and non-redeemable Class A common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the loss on marketable securities based on non-redeemable Class A common stock’s proportionate interest.

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net loss per share (in dollars, except per share amounts):

For the Period from September 10, 2020 (Inception) through December 31, 2020
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$7,355
Unrealized loss on marketable securities held in Trust Account	(15,686)
Less: Company’s portion available to pay taxes	—
Net Loss allocable to shares subject to redemption	$(8,331)
Denominator: Weighted Average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	25,175,858
Basic and diluted net loss per share	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(1,651,707)
Add: Net loss allocable to Class A common stock subject to possible redemption	8,331
Non-Redeemable Net Loss	$(1,643,376)
Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	9,280,127
Basic and diluted net loss per share	$(0.18)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account.

Fair value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 28,750,000 Units, which includes a full exercise by the underwriter of the over-allotment option in the amount of 3,750,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share, subject to adjustment (see Note 9).

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,166,667 Private Placement Warrants at a price of $1.50 per warrant ($7,750,000 in the aggregate), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On September 15, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 8,625,000 shares of Class B common stock (the “Founder Shares”). On November 20, 2020, the Sponsor exchanged 4,791,667 Founder Shares, which were cancelled by the Company, for 5,750,000 alignment shares. On November 20, 2020, the Sponsor transferred 16,000 Founder Shares and 24,000 alignment shares to each of Mr. Museles, Ms. Caldwell and Mr. Fish, the Company’s independent directors, and 50,000 Founder Shares and 50,000 alignment shares to Andrew Wallace, who will serve as an advisor to the Sponsor and provide it with services in connection with the sourcing and completion of a Business Combination. Up to 500,000 Founder Shares and 750,000 alignment shares are subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part so that the Founder Shares and alignment shares will represent 10% and 15%, respectively, of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The alignment shares are reflected as Class C common stock, have the same rights and conditions are Class B common stock and are more fully described in Note 8. As a result of the underwriter’s election to fully exercise the over-allotment option on December 10, 2020, no Founder Shares or alignment shares are currently subject to forfeiture.

The Sponsor and other holders of Founder Shares and alignment shares have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Sponsor and other holders of Founder Shares and alignment shares have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the alignment shares until the earlier of: (A) their conversion into shares of Class A common stock; and (B) subsequent to the initial Business Combination, the date on which the Company completes a merger, stock exchange, reorganization or other similar transaction that results in both a change of control and all of the Company’s public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on December 7, 2020, pursuant to which it will agree to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from September 10, 2020 (inception) through December 31, 2020, the Company incurred $7,742 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet.

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Related Party

On September 11, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (ii) the consummation of the Initial Public Offering. As of December 10, 2020, there was $83,686 outstanding under the Promissory Note, which was due on demand. The outstanding balance under the Promissory Note of $83,686 was repaid on December 15, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds on a non-interest basis as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on December 7, 2020, the holders of the Founder Shares, alignment shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares and alignment shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares and alignment shares, only after conversion to shares of our Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $10,062,500 in the aggregate. Of such amount, at the Company’s sole and absolute discretion, up to $0.175 per Unit, or up to $5,031,250, may be paid to third parties not participating in the Initial Public Offering that assist the Company in consummating its initial Business Combination. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue up to 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — On November 19, 2020, the Company amended its Certificate of Incorporation such that it is now authorized to issue up to 75,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were 3,651,209 shares of Class A common stock issued and outstanding, excluding 25,098,791 shares of Class A common stock subject to possible redemption.

Class B Common Stock — On November 19, 2020, the Company amended its Certificate of Incorporation such that it is now authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 3,833,333 shares of Class B common stock issued and outstanding.

Class C Common Stock — On November 19, 2020, the Company amended its Certificate of Incorporation such that it is now authorized to issue up to 15,000,000 shares of Class C, $0.0001 par value common stock. Holders of the Company’s Class C common stock are entitled to one vote for each share. At December 31, 2020, there were 5,750,000 shares of Class C common stock issued or outstanding.

The Class C common stock will automatically convert into shares of Class A common stock at the earlier of (i) a time after the completion of a Business Combination in which the sale price of shares of the Class A common stock equals or exceeds $15.25 if occurring before the third anniversary of a Business Combination, $23.00 if occurring before the sixth anniversary of a Business Combination or $35.00 if occurring before the ninth anniversary of a Business Combination, and (ii) subsequent to the completion of the Business Combination, the date on which the Company completes a merger, stock exchange, reorganization or other similar transaction that results in both a change of control and all of its public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment. The Class C common stock shares will be returned to the Company for cancellation in the event that they have not converted into shares of Class A common stock nine years after a Business Combination.

Holders of Class A common stock, Class B common stock and Class C common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. The shares of Class C common stock will automatically convert into shares of Class A common stock if the Company meets certain stock price performance thresholds following the completion of a Business Combination, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in this offering and related to the closing of a Business Combination, the ratio at which the shares of Class B common stock and Class C common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of Class B common stock and Class C common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock and Class C common stock will equal, in the aggregate, on an as-converted basis, 25% of the sum of all common stock issued and outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 9. WARRANT LIABILITY

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the shares of Class A common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of our Class A common stock;

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 9. WARRANT LIABILITY (cont.)

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares and alignment shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 and $10.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 180% and 100%, respectively, of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. INCOME TAX

The Company’s net deferred tax assets is as follows:

December 31, 2020
Deferred tax assets
Net operating loss carryforward	$36,315
Unrealized loss on marketable securities held in Trust Account	1,837
Total deferred tax assets	38,152
Valuation Allowance	(38,152)
Deferred tax assets, net of allowance	$—

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 10. INCOME TAX (cont.)

The income tax provision consists of the following:

As of December 31, 2020
Federal
Current	$—
Deferred	(38,152)

State and Local
Current	—
Deferred	—
Change in valuation allowance	38,152

Income tax provision	$—

As of December 31, 2020, the Company had 172,929 of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from September 10, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $38,152.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of warrant liability	(18.7)%
Valuation allowance	(2.3)%
Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2020 remain open and subject to examination. The Company considers Delaware to be a significant state tax jurisdiction.

NOTE 11. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$287,491,254

Liabilities:
Warrant Liability – Public Warrants	3	$14,854,167
Warrant Liability – Private Placement Warrants	3	$8,008,334

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Public Warrants and Private Warrants were initially valued using a binomial Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. The Monte Carlo model’s primary unobservable input utilized in determining the fair value of the warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable “blank-check” companies without an identified target. The expected volatility as of subsequent valuation dates will be implied from the Company’s own public warrant pricing. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the public warrant price will be used as the fair value as of each relevant date.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement and December 31, 2020:

Input	December 10, 2020	December 31, 2020
Risk-free interest rate	0.39%	0.36%
Trading days per year	252	252
Expected volatility	29.0%	29.0%
Exercise price	$11.50	$11.50
Stock Price	$10.30	$10.41

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of September 10, 2020 (inception)	$—	$—	$—
Initial measurement on December 10, 2020	7,801,667	14,470,833	22,272,500
Change in valuation inputs or other assumptions	206,667	383,334	590,001
Fair value as of December 31, 2020	$8,008,334	$14,854,167	$22,862,501

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements other than as noted below and in Note 2 and Note 11.

12A — Merger and Subscription Agreements

On February 23, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Pickup Merger Corp, a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Berkshire Grey, Inc., a Delaware corporation (“Berkshire Grey”), relating to a proposed business combination with Berkshire Grey (the “Berkshire Grey Business Combination”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Berkshire Grey, with Berkshire Grey being the surviving corporation of the merger and a direct, wholly owned subsidiary of the Company.

Subject to the terms and conditions of the Merger Agreement, the consideration to be paid in respect of each share of common stock, par value $0.001 per share, of Berkshire Grey (“Berkshire Grey Common Stock”) issued and outstanding immediately prior to the effective time of the Merger will be a number of shares of newly-issued Class A common stock of the Company (with each share valued at $10.00), par value $0.0001 per share (“RAAC Class A Common Stock”), equal to (x) $2,250,000,000.00 divided by (y) the number of shares of Aggregate Fully Diluted Company Stock (as defined in the Merger Agreement). Immediately prior to the closing of the Business Combination (the “Closing”), all of the outstanding shares of each series of preferred stock of Berkshire Grey will be converted into shares of Berkshire Grey Common Stock.

At the Closing, each outstanding option to acquire Berkshire Grey Common Stock and each award of restricted Berkshire Grey Common Stock will be converted into the right to receive an option relating to shares of Class A Stock and an award of restricted shares of Class A Stock, as applicable, upon substantially the same terms and conditions, including with respect to vesting and termination-related provisions, as existed prior to the Closing, except that the number of shares underlying such option and the exercise price and the number of shares subject to restricted stock awards, in each case, shall be determined as set forth in the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have committed to purchase an aggregate amount of $165,000,000 in shares of Class A Stock at a purchase price of $10.00 per share, substantially concurrent with, and contingent upon, the Closing (the “PIPE Investment”).

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, the Company is required to, within 30 calendar days following the Closing, file with the SEC a registration statement

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 12. SUBSEQUENT EVENTS (cont.)

registering the resale of the securities issued pursuant to the Subscription Agreements. Additionally, the Company is required to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in the Subscription Agreements are not satisfied on or prior to the closing of the PIPE Investment and, as a result thereof, the transactions contemplated by such Subscription Agreement fail to occur; and (d) if the consummation of the Berkshire Grey Business Combination has not occurred by the Outside Date.

12B — Demand Letters

On March 30, 2021, April 10, 2021, May 4, 2021 and May 6, 2021, four purported stockholders of RAAC sent demand letters requesting that RAAC provide additional disclosures in an amendment to the registration statement filed in connection with the Berkshire Grey Business Combination. The Company believes that the allegations in the demand letters are meritless and no additional disclosure is required in such registration statement.

REVOLUTION ACCELERATION ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

(2)    Financial Statement Schedules:

None.

(3)    Exhibits

We hereby file as part of this Report the exhibits listed in the attached Exhibit Index. Exhibits which are incorporated herein by reference can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or on the SEC website at www.sec.gov.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

REVOLUTION ACCELERATION ACQUISITION CORP

PICKUP MERGER CORP

and

BERKSHIRE GREY, INC.

dated as of February 23, 2021

Annex A-i

Annex A-ii

Annex A-iii

Exhibits

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit B	Form of Amended and Restated Bylaws of Acquiror
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Sponsor Support Agreement
Exhibit E	Company Stockholders Support Agreement
Exhibit F	Form of Incentive Equity Plan

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of February 23, 2021 (this “Agreement”), is made and entered into by and among Revolution Acceleration Acquisition Corp, a Delaware corporation (“Acquiror”), Pickup Merger Corp, a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Berkshire Grey, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Acquiror and the Company will enter into a business combination transaction pursuant to which (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”), and (b) Acquiror will change its name to Berkshire Grey, Inc.;

WHEREAS, the Board of Directors of the Company has (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, and declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby, and (c) recommended the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the stockholders of the Company;

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (a) determined that the Merger is fair to and in the best interests of Acquiror and Merger Sub and their respective stockholders, as applicable, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, and declared it advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, and (c) recommended the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the Acquiror Stockholders (as defined below) and the sole stockholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, immediately prior to the Effective Time, all outstanding shares of Company Preferred Stock (as defined below) will automatically be converted into shares of Company Common Stock (as defined below), at the then effective conversion rate (the “Company Preferred Conversion”), in accordance with Section 5.1 of the Company’s Amended and Restated Certificate of Incorporation, as amended, and pursuant to the vote or written consent of the holders of at least sixty-seven percent (67%) of the outstanding shares of Company Preferred Stock (voting as a single class and on an as-converted to Company Common Stock basis) (the “Company Preferred Stockholders Approval”);

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into a Warrant Termination Agreement, dated as of the date hereof, with respect to that certain Warrant to Purchase Shares of Series B-3 Preferred Stock of the Company, dated as of June 28, 2019, with the holder thereof that provides that immediately prior to the Effective Time, the warrants to purchase up to 1,903,647 shares of Company Series B-3 Preferred Stock (as defined below) will be terminated without the issuance of any shares of Company Series B-3 Preferred Stock (the “Company Warrants Termination”);

WHEREAS, upon the Effective Time and following the Company Preferred Conversion and Company Warrants Termination, all of the capital stock of the Company and Company Awards (as defined below) will be converted into the right to receive (in the case of the Company Awards, if and to the extent earned and subject to their respective terms) the Aggregate Merger Consideration (as defined below) as set forth in this Agreement;

Annex A-1

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to the holders of Acquiror Class A Common Stock (as defined below) to have their outstanding shares of Acquiror Class A Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) has executed and delivered to the Company a Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, and attached hereto as Exhibit D (as may be amended from time to time in accordance with its terms, the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Stockholders Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholders, Acquiror and the Company and attached hereto as Exhibit E (as may be amended from time to time in accordance with its terms, the “Company Stockholders Support Agreement”), pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as practicable following the Effective Date;

WHEREAS, on or prior to the date hereof, Acquiror entered into the Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Acquiror Class A Common Stock for an aggregate purchase price at least equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing (as defined below);

WHEREAS, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3; and

WHEREAS, at the Closing, Acquiror, the Sponsor, the Major Company Stockholders (as defined below), and certain of their respective Affiliates, as applicable, shall enter into an Amended & Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 6.3(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror A&R Charter” has the meaning specified in Section 8.2(c).

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

Annex A-2

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock, the Acquiror Class B Common Stock and the Acquiror Class C Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 10.1(f).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Group” has the meaning specified in Section 11.18(a).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Warrants” means the redeemable warrants of Acquiror each exercisable in accordance with its terms to purchase one share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share, subject to adjustment, that were sold in a private placement concurrently with the closing of Acquiror’s initial public offering.

“Acquiror Public Warrants” means the redeemable warrants of Acquiror each exercisable in accordance with its terms to purchase one share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share, subject to adjustment, that were sold as part of the Acquiror Units in Acquiror’s initial public offering.

“Acquiror Restricted Stock Award” has the meaning specified in Section 3.3(b).

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” means the Acquiror Common Stock, the Acquiror Units, the Acquiror Public Warrants and the Acquiror Private Warrants.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem (which redemption may be in the form of a repurchase by Acquiror, as determined in accordance with Acquiror’s Governing Documents), in connection with a Business Combination Proposal, all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) Business Days prior to the Closing Date, including interest (net of taxes payable), by (b) the total number of the then outstanding Acquiror Class A Common Stock.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.2(b).

“Acquiror Stockholders” means the holders of Acquiror Common Stock as of immediately prior to the Effective Time.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Units” means the units of Acquiror sold in connection with Acquiror’s initial public offering, each such unit consisting of one share of Acquiror Class A Common Stock and one-third of one Acquiror Public Warrant.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in

Annex A-3

any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (a) none of SoftBank Group Corp., Khosla Ventures Seed B (CF), LP, Khosla Ventures Seed B, LP, Khosla Ventures V, LP, New Enterprise Associates 15, L.P., NEA Ventures 2016, Limited Partnership or any of their respective Affiliates shall be deemed to be an Affiliate of the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries shall be deemed to be an Affiliate of SoftBank Group Corp., Khosla Ventures Seed B (CF), LP, Khosla Ventures Seed B, LP, Khosla Ventures V, LP, New Enterprise Associates 15, L.P., NEA Ventures 2016, Limited Partnership or any of their respective Affiliates.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(viii).

“Aggregate Fully Diluted Company Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time and after the completion of the Company Preferred Conversion, and (ii) subject to Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, minus (b) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration.

“Aggregate Merger Consideration” means a number of shares of Acquiror Class A Common Stock equal to the quotient obtained by dividing (a) the Base Purchase Price by (b) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(d).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Acquiror Cash” has the meaning specified in Section 7.2(a).

Annex A-4

“Base Purchase Price” means $2,250,000,000.00.

“Business Combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Acquiror and one or more businesses, including the Merger.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the State of Delaware are authorized or required by Law to close.

“Certificate” means a stock certificate representing a holder’s ownership of Company Common Stock (after giving effect to the Company Preferred Conversion).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” means a Company Option.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(d).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Financial Statements” has the meaning specified in Section 4.8(a).

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), Section 4.3 (Due Authorization), and Section 4.16 (Brokers’ Fees).

“Company Group” has the meaning specified in Section 11.18(b).

“Company Incentive Plan” means the Berkshire Grey, Inc. 2013 Stock Option and Purchase Plan, as amended and restated on November 4, 2020.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company IT Systems” means any computer hardware, computer systems, workstations, servers, networks, platforms, peripherals, data communication lines, circuits, hubs, software databases, internet websites and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, credit, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), Contagion Event or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of

Annex A-5

hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods purchased from third-party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (ix) any matter set forth on the Company Disclosure Letter, or (x) any action taken by, or at the written request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase Company Common Stock granted under the Company Incentive Plan.

“Company Owned IP” has the meaning specified in Section 4.21(a).

“Company Preferred Conversion” has the meaning specified in the Recitals hereto.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series A-3 Preferred Stock, the Company Series A-4 Preferred Stock, the Company Series B Preferred Stock, the Company Series B-1 Preferred Stock, the Company Series B-2 Preferred Stock and the Company Series B-3 Preferred Stock.

“Company Preferred Stockholders Approval” has the meaning specified in the Recitals.

“Company Restricted Stock” means each outstanding share of Company Common Stock that is unvested or subject to a risk of forfeiture or repurchase option in favor of the Company and granted under the Company Incentive Plan.

“Company Series A Preferred Stock” means the series A preferred stock, par value $0.001 per share, of the Company.

“Company Series A-1 Preferred Stock” means the series A-1 preferred stock, par value $0.001 per share, of the Company.

“Company Series A-2 Preferred Stock” means the series A-2 preferred stock, par value $0.001 per share, of the Company.

“Company Series A-3 Preferred Stock” means the series A-3 preferred stock, par value $0.001 per share, of the Company.

“Company Series A-4 Preferred Stock” means the series A-4 preferred stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the series B preferred stock, par value $0.001 per share, of the Company.

“Company Series B-1 Preferred Stock” means the series B-1 preferred stock, par value $0.001 per share, of the Company.

Annex A-6

“Company Series B-2 Preferred Stock” means the series B-2 preferred stock, par value $0.001 per share, of the Company.

“Company Series B-3 Preferred Stock” means the series B-3 preferred stock, par value $0.001 per share, of the Company.

“Company Service Provider” has the meaning specified in Section 4.21(j).

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Stockholder Approvals” means (a) the Company Preferred Stockholders Approval and (b) the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the affirmative vote or written consent of (i) the holders of shares of capital stock representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote, voting as a single class on an as-converted basis, and (ii) the holders of at least sixty-seven percent (67%) of the outstanding shares of Company Preferred Stock entitled to vote, voting as a single class and on an as-converted to Company Common Stock basis, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Stockholders Support Agreement” has the meaning specified in the Recitals.

“Company Warrants Termination” has the meaning specified in the Recitals.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contagion Event” means (a) the outbreak of a contagious disease, epidemic or pandemic (including COVID-19) or the continuation, escalation or material worsening thereof and (b) any changes in applicable Law or other directive, policy, guidance or recommendations by any Governmental Authority in response to the foregoing, in each case, whether in place currently or adopted or modified hereafter, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft Terms” means use, modification and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (a) be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (d) be redistributable at no license fee. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or the novel coronavirus, referred to as COVID-19, and any evolutions, mutations or variants thereof or related to associated epidemics, pandemics or disease outbreaks.

“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws, regulations or programs administered, enacted or enforced by any Governmental Authority, including but not limited to (a) the Laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable Laws, regulations, or programs of other countries relating to the same subject matter as the United States Laws described above.

Annex A-7

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Effective Date” has the meaning specified in Section 5.17.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares of Acquiror Class A Common Stock constituting the Aggregate Merger Consideration, by (b) the number of shares of Aggregate Fully Diluted Company Stock.

“Excluded Shares” has the meaning specified in Section 3.1(a).

“Export Approvals” has the meaning specified in Section 4.27(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Goodwin” has the meaning specified in Section 11.18(b).

“Goodwin Privileged Communications” has the meaning specified in Section 11.18(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation (or equivalent) and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitration panel.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X and PFBs) and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Annex A-8

“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally. Notwithstanding the foregoing, “Indebtedness” shall not include any accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Insider” has the meaning specified in Section 4.25(b).

“Intellectual Property” means all intellectual property and industrial property rights and proprietary rights in confidential information of every kind and description throughout the world, including U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, logos, service marks, trade dress, trade names, design rights, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) copyrights and copyrightable subject matter, (d) rights in software and other computer programs (whether in source code, object code or other form), algorithms, models, databases, compilations and data, technology supporting the foregoing, and all other documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential or proprietary information, ideas, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (f) social media addresses and accounts and usernames, account names and identifiers and (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Interim Period” has the meaning specified in Section 6.1.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Major Company Stockholder” means each of the holders of capital stock of the Company set forth on Section 8.2(d) of the Company Disclosure Letter.

Annex A-9

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.12(d).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Per Share Merger Consideration” means the product obtained by multiplying (a) the Exchange Ratio by (b) $10.00.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (j) restrictions on transfer under applicable securities Laws and (j) all other Liens that do not, individually or in the aggregate, materially and adversely affect the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

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“PIPE Investment” means the purchase of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.22(a).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Quarterly 2021 Financial Statements” has the meaning specified in Section 6.3(b).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, managers, members, stockholders, partners, incorporators, trustees, counsel, financial advisors, auditors or authorized representatives acting on the behalf of such Person.

“Requisite Company Stockholders” means each of the holders of capital stock of the Company set forth on Section 8.2(d) of the Company Disclosure Letter.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any Sanctions Laws-related list of sanctioned Persons maintained by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the United Kingdom, (iii) the United Nations Security Council, (iv) the European Union or any European Union member state, or (v) any jurisdiction in which the Company or any of its Subsidiaries conduct business, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, and (c) any Person directly or indirectly owned 50 percent or more or controlled by one or more Person described in clause (a) or (b).

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (b) the United Kingdom, (c) the United Nations Security Council, (d) the European Union or any European Union member state or (e) or any jurisdiction in which the Company or any of its Subsidiaries conduct business.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

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“Skadden” has the meaning specified in Section 11.18(a).

“Skadden Privileged Communications” has the meaning specified in Section 11.18(a).

“Sponsor” means RAAC Management LLC, a Delaware limited liability company and the sponsor of Acquiror.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Subscription Agreements” means the subscription agreements entered into on or prior to the date hereof (or pursuant to an assignment or transfer permitted pursuant to Section 7.9) pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surrender Documentation” has the meaning specified in Section 3.2(b).

“Surviving Company” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(f).

“Terminating Company Breach” has the meaning specified in Section 10.1(d).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.30(a).

“Top Suppliers” has the meaning specified in Section 4.29(a).

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers and (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom

“Transaction Proposals” has the meaning specified in Section 8.2(c).

“Transfer Taxes” has the meaning specified in Section 6.7(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

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“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Warrant Agreement” means the Warrant Agreement, dated December 7, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Working Capital Loans” has the meaning specified in Section 5.12(a).

“Written Consent” has the meaning specified in Section 8.2(d).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the words “include” and “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means an actual and intentional fraud by a party to this Agreement in the making of a representation or warranty in Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty made by such Person in Article IV or Article V (as applicable, and in each case as qualified by the Company Disclosure Letter or the Acquiror Disclosure Letter, as applicable) was actually false when made, such representation or warranty was made with the express intention that the other party to this Agreement act or refrain from acting in reliance thereon, and such other party to this Agreement reasonably relied thereon to its detriment.

(f) The words “made available” (or any phrase of similar import) mean that the subject documents or other materials were included in and available to Acquiror and its Representatives at the “Project Pickup” electronic data room maintained by the Company and hosted by Intralinks, Inc. at least one (1) Business Day prior to the date of this Agreement or otherwise provided to the Acquiror by electronic mail.

Section 1.3. Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (b) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

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Article II

THE MERGER; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving entity in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall occur by electronic exchange of documents at a time and date to be specified in writing by the parties to this Agreement, which shall be no later than the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been fulfilled;

(ii) to Acquiror, the Registration Rights Agreement, duly executed by the Major Company Stockholders who have elected to execute the Registration Rights Agreement;

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(iii) to Acquiror, evidence that all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries; and

(iv) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and its Affiliates as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein and under the DGCL.

(b) At the Effective Time, Acquiror’s second amended and restated certificate of incorporation and bylaws shall be amended and restated substantially to the forms attached hereto as Exhibit A and Exhibit B (with such changes as may be agreed in writing by Acquiror and the Company), respectively, and such shall be the certificate of incorporation and bylaws of Acquiror until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Company from and after the Effective Time, and (ii) the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Company from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Company.

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(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. Tax Free Reorganization Matters. Each of the parties intends that, for United States federal income tax purposes, (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The parties shall not take any position inconsistent with such treatment, including on any Tax Returns or in any audit, absent a final “determination” to the contrary within the meaning of Section 1313 of the Code.

Article III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) At the Effective Time (after giving effect to the consummation of the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (x) any Company Common Stock subject to Company Awards (which shall be subject to Section 3.3), (y) any shares of Company Common Stock held in the treasury of the Company, which shares shall be canceled as part of the Merger and shall not constitute “Company Common Stock” hereunder, and (z) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (collectively, “Excluded Shares”), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock that is issued and outstanding immediately prior to the Effective Time, shall be converted into a share of common stock of the Surviving Company.

(c) Each holder of Company Common Stock (after giving effect to the consummation of the Company Preferred Conversion) as of immediately prior to the Effective Time (other than Excluded Shares) shall be entitled to receive at the Effective Time the applicable portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(d) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

Section 3.2. Exchange Procedures

(a) Prior to the Closing, Acquiror shall appoint an exchange agent approved by the Company such approval not to be unreasonably withheld, conditioned or delay (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.

(b) Reasonably promptly after the Effective Time (and in any event within two (2) Business Days thereafter), Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c), (i) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) and transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”) and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates

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as provided in Section 3.2(e)) to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any holder of capital stock of the Company that has delivered its Surrender Documentation with respect to such Company Stockholder’s Certificates to the Exchange Agent at least two (2) Business Days prior to the Closing Date.

(c) Each holder of Company Common Stock that has been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.2(e)) to the Exchange Agent in accordance with the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Aggregate Merger Consideration in accordance with this Section 3.2(c); provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such holder’s Certificates at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Aggregate Merger Consideration covered by such Surrender Documentation on the Closing Date or as promptly as practicable thereafter. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Aggregate Merger Consideration attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the applicable portion of the Aggregate Merger Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such Company Common Stock for the applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such equity interests shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(e) In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by Acquiror, the posting by such Person of a bond in customary amount and upon such terms as may be required by Acquiror as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will issue the portion of the Aggregate Merger Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.4).

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Section 3.3. Treatment of Company Equity.

(a) As of the Effective Time, each Company Option that is then outstanding shall be converted into the right to receive an option relating to shares of Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (a) such Acquiror Option shall relate to that whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) As of the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted into an award of restricted stock with respect to shares of Acquiror Common Stock (each, an “Acquiror Restricted Stock Award”) with substantially the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions with such adjustments to any performance-vesting metrics as deemed necessary and appropriate by the Company, except that such Acquiror Restricted Stock Award shall be comprised of that number of shares of Acquiror Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) The Company shall take all necessary actions to (x) effect the treatment of Company Options and Company Restricted Stock Awards pursuant to Sections 3.3(a) and 3.3(b), respectively, in accordance with the Company Incentive Plan and the applicable award agreements and (y) to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Awards will be granted under the Company Incentive Plan or in respect of any equity reserve provided thereunder.

Section 3.4. Withholding. Notwithstanding any other provision of this Agreement, Acquiror, Merger Sub, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, Merger Sub, the Company, or the Exchange Agent, respectively); provided, that Acquiror shall use commercially reasonable efforts to provide the Company with at least three (3) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5. Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon.

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(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal rights received by the Company in writing and any withdrawals of such demands made in writing, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal rights or offer to settle or settle any such demands.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is in compliance in all material respects with the provisions of the Company’s Governing Documents. The Company is duly qualified and licensed to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification or license, as applicable, necessary, other than in such jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.2. Subsidiaries.

(a) A true, correct and complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Company owns, directly or indirectly, all of the outstanding equity securities of the Company’s Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) The Subsidiaries of the Company have been duly formed or organized and are validly existing and in good standing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is in compliance in all material respects with the provisions of such Subsidiary’s Governing Documents. Each Subsidiary of the Company is duly qualified or licensed in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification or license, as applicable, necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Subject to the Company Stockholder Approvals, the Company has all requisite corporate power and authority to (i) execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and (ii) subject to the approvals described in Section 4.5, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder (including the Merger and the Company Preferred Conversion). The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been

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duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby (other than the Company Stockholder Approvals). This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and on or prior to the Closing, each of the other documents to which the Company is a party contemplated hereby will constitute, in each case assuming the due authorization, execution and delivery by the other parties hereto and thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger and the Company Preferred Conversion) are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger and the Company Preferred Conversion). No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger or the Company Preferred Conversion other than the Company Stockholder Approvals.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or any of its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that any such violations, conflicts, breaches, defaults or other occurrences would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, or have a Company Material Adverse Effect.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the documents to which the Company is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of the Company to perform any material obligation of the Company under this Agreement or the documents to which the Company is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby and (c) the filing of the Merger Certificate in accordance with the DGCL.

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Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 44,531,024 shares of Company Common Stock, of which 4,814,981 are issued and outstanding, and of which, 1,005,436 shares are Company Restricted Stock, (ii) 2,212,389 shares of Company Series A Preferred Stock, all of which are issued and outstanding, (iii) 2,403,846 shares of Company Series A-1 Preferred Stock, all of which are issued and outstanding, (iv) 4,118,126 shares of Company Series A-2 Preferred Stock, all of which are issued and outstanding, (v) 785,056 shares of Company Series A-3 Preferred Stock, all of which are issued and outstanding, (vi) 710,321 shares of Company Series A-4 Preferred Stock, all of which are issued and outstanding, (vii) 5,385,474 shares of Company Series B Preferred Stock, all of which are issued and outstanding, (viii) 2,804,302 shares of Company Series B-1 Preferred Stock, all of which are issued and outstanding, (ix) 11,732,302 shares of Company Series B-2 Preferred Stock, 9,788,160 of which are issued and outstanding, and (x) 1,903,647 shares of Company Series B-3 Preferred Stock, all of which are issued and outstanding. The foregoing represents all of the issued and outstanding shares of capital stock of the Company as of the date of this Agreement. All of the issued and outstanding shares of capital stock of the Company (w) have been duly authorized and validly issued and are fully paid and non-assessable, (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities, (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound and (z) are free and clear of any Liens (other than Permitted Liens).

(b) As of the date of this Agreement, Company Options to purchase 5,948,691 shares of Company Common Stock are outstanding. The Company has set forth on Section 4.6(b) of the Company Disclosure Letter, a true, correct and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of the Company Common Stock subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by, the Board of Directors of the Company (or appropriate committee thereof).

(c) Except as otherwise set forth on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for capital stock of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional capital stock, the sale of capital stock, or for the repurchase or redemption of capital stock of the Company or the value of which is determined by reference to capital stock of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any capital stock of the Company.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound and (iv) are free and clear of any Liens (other than Permitted Liens).

(b) There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value

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of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a) The Company has made available to Acquiror true, correct and complete copies of (i) the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) the preliminary unaudited balance sheet, statutory income statement and statement of cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020 (together with the Audited Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements and, when delivered pursuant to Section 6.3, the 2020 Audited Financial Statements and (if applicable) the Quarterly 2021 Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements and the 2020 Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Quarterly 2021 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Quarterly 2021 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered after the date hereof by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

(c) With respect to clause (ii) in the next sentence, the Company has established and maintained and, with respect to clauses (i), (iii) and (iv) of the next sentence, the Company will establish and maintain prior to Closing, a system of internal controls. Such internal controls are (or in the case of clauses (i), (iii) and (iv), at the Closing will be) sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (iv) that accounts, notes and other receivables and inventory are recorded accurately.

(d) The Company has not identified or been made aware of, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

(e) Except as set forth on Section 4.8(e) of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

Section 4.9. No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities, debts (including Indebtedness), obligations, claims or judgments (a) reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be

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discharged or paid off prior to or at the Closing, (d) that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of Unpaid Transaction Expenses to be delivered to Acquiror by the Company or (e) which would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets, (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Authority pursuant to a Material Contract, there is no pending or, to the knowledge of the Company, threatened audit, examination or investigation by any Governmental Authority against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such, (c) there is no pending or threatened Legal Proceeding by the Company or any of the Company’s Subsidiaries against any third party and (d) there is no outstanding Governmental Order imposed or, to the knowledge of the Company, threatened in writing to be imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws in all material respects.

(b) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Laws.

(c) For the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan (such Contracts as are required to be set forth on Section 4.12(a) of the Company Disclosure Letter, the “Material Contracts”). True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Other than as would be responsive to Sections 4.12(a)(ix), any Contract or purchase commitment reasonably expected to result in a future payment or payments to or by the Company or any of its Subsidiaries in excess of $500,000 in any twelve (12) month period;

(ii) Any Contract with any of the Top Customers (other than purchase orders, invoices or statements of work entered into in the ordinary course of business consistent with past practice);

(iii) Any Contract with any of the Top Suppliers (other than purchase orders, invoices or statements of work entered into in the ordinary course of business consistent with past practice);

(iv) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;

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(v) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(vii) Each Contract involving the formation of a joint venture, partnership, or limited liability company (excluding in the case of a partnership or limited liability company, any wholly owned Subsidiary of the Company);

(viii) Contracts (other than employment agreements or offer letters, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(ix) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(x) Contracts, other than non-disclosure agreements, containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(xi) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xii) Each Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person any material rights to use or register or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of any Company Owned IP (except for (i) Contracts granting nonexclusive rights to Company Owned IP that is substantially similar in all material respects to the Company’s standard customer agreement, (ii) non-disclosure agreements entered into the ordinary course of business consistent with past practice, (iii) non-exclusive licenses granted to Company Service Providers (as defined below) for the sole purpose of providing services to the Company, (iv) non-exclusive rights to feedback granted by the Company in the ordinary course of business consistent with past practice, and (v) non-exclusive trademark licenses that are incidental to such Contract) or (B) is granted by a third Person any material rights to use or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Intellectual Property (other than (i) Contracts granting nonexclusive rights to use commercially available off-the-shelf software having a replacement cost or annual license fee of less than $25,000 for all such related Contracts, (ii) Open Source Licenses, (iii) agreements between the Company and Company Service Providers for the assignment or license of Intellectual Property rights entered into on the Company’s standard form agreement regarding inventions, confidentiality and other matters (or a substantially similar form), (iv) non-disclosure agreements entered into the ordinary course of business consistent with past practice, (v) non-exclusive licenses granted by customers in the ordinary course of business consistent with past practice, (vi) non-exclusive rights to feedback granted by third parties in the ordinary course of business consistent with past practice, and (vii) non-exclusive trademark licenses that are incidental to such Contract);

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(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $2,500,000 in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through ((xiv)) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Material Contracts, and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Material Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or written or, to the knowledge of the Company, oral notice of termination or breach of or default under any such Material Contract (which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (x) subject to the Laws of the United States, (y) in writing or (z) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, correct and complete copies of (i) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (ii) the most recent summary plan description, including any summary of material modifications, (iii) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of

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the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Awards) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) All Company Options have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying shares of Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to otherwise be exempt under Section 409A of the Code. The Company has made available to Acquiror, true, correct and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including, but not limited to, grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

Section 4.14. Labor Relations; Employees. Except as set forth on Section 4.14 of the Company Disclosure Letter:

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or other employee representative body, (ii) no such collective bargaining agreement or other labor-related agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union or other employee representative body with respect to their employment with the Company or its Subsidiaries and (iv) no labor union or any other employee representative body, to the knowledge of the Company, has requested or sought to represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material arbitration, strike, slowdown, work stoppage, lockout, or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

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(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues (including the Families First Coronavirus Response Act) and unemployment insurance.

(c) The Company and its Subsidiaries are not delinquent in any material payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any material charge or complaint with respect to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice (including notice via electronic means) of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to them or written notice (including notice via electronic means) that such investigation is in progress or (v) written notice (including notice via electronic means) of any material complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened.

(e) To the knowledge of the Company, no employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above intends to terminate his or her employment.

(f) The Company and its Subsidiaries are not and have not been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(g) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of Trade Secrets or proprietary information.

(h) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (x) an officer of the Company or any of the Company’s Subsidiaries or (y) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(i) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations of employment. Except as set forth on Section 4.14(i) of the Company Disclosure Letter, Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions,

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in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There is no material Tax audit or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) At all times since their formation, the Subsidiaries of the Company have been treated as entities disregarded as separate from the Company for U.S. federal and applicable state and local income Tax purposes and have not elected any alternative treatment.

(j) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(k) No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

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(l) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization.

(m) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(n) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(o) Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).

(p) Neither the Company nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

The representations and warranties set forth in Section 4.13 and this Section 4.15 shall constitute the sole and exclusive representations and warranties made by the Company with respect to Taxes. No representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute of the Company or any of its Subsidiaries of the availability of any Tax position in any Taxable period (or portion thereof) beginning after the Closing Date.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17. Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and all of the Company’s material insurance policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policies during the last twelve (12) months. True, correct and complete copies of all material insurance policies of the Company as in effect as of the date hereof have been made available to Acquiror.

Section 4.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all Licenses required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. Each material License held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect, and each of the Company and its Subsidiaries is in compliance, in all material respects, with all such material Licenses. Neither the Company nor any of its Subsidiaries (a) is or has been

Annex A-29

in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is the subject of any pending or threatened in writing Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any written notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, suspend, modify, impair or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter; provided, that such amendment, replacement or reissuance does not materially affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after the Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have made available to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies made available to Acquiror.

(iii) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any Owned Real Property.

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Section 4.21. Intellectual Property.

(a) Section 4.21(a)(i) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority or other applicable registrar and is owned by the Company or any of the Company’s Subsidiaries (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and, with respect to Company Registered Intellectual Property, record owner of all of the Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting, valid and enforceable (or, in the case of applications, validly applied for).

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries as currently conducted. Section 4.21(b) of the Company Disclosure Letter sets forth a non-exhaustive list of material Company Owned IP, other than the Company Registered Intellectual Property set forth in Section 4.21(a) of the Company Disclosure Letter.

(c) The Company and its Subsidiaries have not, within the three (3) years preceding the date of this Agreement, materially infringed, misappropriated or otherwise violated and are not materially infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no pending or, to the knowledge of the Company, threatened Action, except for ordinary course prosecution for Company Registered Intellectual Property that the Company has (or purports to have) an ownership interest in, against the Company or its Subsidiaries alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP, and there has not been, within the three (3) years preceding the date of this Agreement, any such Action pending or, to the knowledge of the Company, threatened.

(d) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or, within the three (3) years preceding the date of this Agreement, has infringed, misappropriated or otherwise violated any Company Owned IP in any material respect. The Company and its Subsidiaries have not initiated any Action or sent to any Person, within the three (3) years preceding the date of this Agreement, any notice, charge, complaint, claim or other assertion against such third Person alleging material infringement, misappropriation, or other violation by such third Person of any Company Owned IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality, and value of the Trade Secrets included in the Company Owned IP or otherwise held in confidence by the Company and its Subsidiaries. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person in a manner that has resulted or may result in the loss of trade secret protection or other rights in and to such information.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of any Company Owned IP, in a manner that would grant any such third parties or third party agencies any right, title or interest in such Company Owned IP.

(g) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise materially impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries without the user’s express prior consent.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary or otherwise included in Company Owned IP, and (ii) Open Source Materials, is in material compliance with all terms and conditions of all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software developed by the Company or any Subsidiary or otherwise included in Company Owned IP to be subject to any Copyleft Terms.

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(i) No source code for any software or material proprietary artificial intelligence models or collections of data used or held for use in the business of the Company and its Subsidiaries and included in the Company Owned IP (i) is the subject of any right, title or interest of any other Person, (ii) has been provided, licensed or granted any right, title or interest (including any present, contingent or other right, such as an escrow arrangement), or made available to any customer, business partner, escrow agent or other Person or (iii) is the subject of any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available, any such source code or such artificial intelligence models and collections of data to any customer, business partner, escrow agent or other Person, in the case of each of (i), (ii) and (iii), excluding the delivery or making available of data to customers of the Company and its Subsidiaries in the ordinary course of business and Company Service Providers, all of whom are bound by valid, binding, enforceable written Contracts containing confidentiality or non-disclosure obligations substantially similar to the Company’s standard form agreement regarding inventions, confidentiality and other matters. The Company possesses all (x) source code for all software owned or purported to be owned by the Company and all other materials, to generate the object code for, and deliver, the Company products and services, and (y) material proprietary artificial intelligence models and collections of data to freely develop and improve their artificial intelligence products and services.

(j) Each current or former officer, employee, manager, consultant or other individual service provider of the Company or its Subsidiaries (“Company Service Provider”) that has delivered, developed, contributed to, modified, or improved Company Owned IP has executed a proprietary information and inventions agreement or certificate of authorship, assigning to the Company or its Subsidiary all of such Company Service Provider’s rights in such development, contribution, modification, or improvement, and no Company Service Provider has excluded pursuant to such proprietary information and inventions agreement material works or inventions related to the business of the Company or its Subsidiaries.

(k) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, other than with respect to Contracts entered into between the Acquiror or its Affiliates and a third party prior to Closing, (i) any material limitation on Acquiror’s ability to use any Company Owned IP necessary to conduct the business of the Company and its Subsidiaries as currently conducted, (ii) Acquiror or the Company or its Subsidiaries, being obligated to grant to any third Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Company Owned IP or (iii) Acquiror or the Company, being bound by, or subject to, any restriction to use, register or otherwise exploit any material Intellectual Property licensed or owned by the Company.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are in compliance in all material respects with, and during the past three (3) years have been in compliance in all material respects with, (i) all applicable Laws relating to the privacy and/or collection, retention, protection and use of personal information collected, used, or held for use in connection with the business of the Company or its Subsidiaries, (ii) the Company’s and its Subsidiaries’ published privacy, cybersecurity and data security policies, as applicable, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing (i)-(iii), “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are not, and have not been, any Actions by any Person, or any investigations by any Governmental Authority, pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements. The Company and its Subsidiaries take appropriate measures to protect personal information against unauthorized access, use, modification, or other misuse, including through administrative, technical and physical safeguards.

(b) During the past three (3) years, (i) there have been, no security breaches of the Company IT Systems, and (ii) there has been no failure, breakdown, performance reduction, disruption, or other adverse event affecting any Company IT Systems that adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries have aligned their cybersecurity practices with relevant industry standards, carried out external and internal penetration tests and vulnerability assessments of the Company IT Systems and their business environment to identify any cybersecurity threats and have remediated any and all material vulnerabilities identified through such tests and assessments.

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(c) The Company and its Subsidiaries have established and maintained, and use reasonable efforts to ensure that all third Persons controlling Company IT Systems or processing personal information in connection with a product or service of the Company or its Subsidiaries have established and maintained, commercially reasonable and legally compliant measures to protect the Company IT Systems and all Trade Secrets and personal information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any third Person controlling any Company IT System or processing personal information on their behalf, has (i) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security or (ii) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(d) The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements.

Section 4.23. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

(b) There has been no material release of any Hazardous Materials (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any real property formerly owned, leased or operated by the Company or any of its Subsidiaries during the time that the Company or its Subsidiaries owned, leased or operated such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes. From the date of the most recent balance sheet included in the Company Financial Statements to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to or in response to a Contagion Event, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any of its Subsidiaries have taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1.

Section 4.25. Interested Party Transactions.

(a) Except as set forth on Section 4.25(a) of the Company Disclosure Letter, no (i) employee, officer or director of the Company or any of its Subsidiaries, (ii) holder of securities or derivative securities of the Company or any of its Subsidiaries or (iii) member of any of the respective immediate families of any of the foregoing is indebted to the Company or any of its Subsidiaries for borrowed money, nor is the Company or any of its Subsidiaries indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (A) for payment of salary, bonuses and other compensation for services rendered, (B) reimbursement for reasonable expenses incurred in connection with the Company or any of its Subsidiaries and (C) for other employee benefits made generally available to all employees.

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(b) Except as set forth on Section 4.25(b) of the Company Disclosure Letter, to the knowledge of the Company, no officer, director, employee, holder of securities or derivative securities of the Company or any of its Subsidiaries (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with the Company or any of its Subsidiaries (other than such Contracts relate to any such Person’s ownership of capital stock of the Company or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries).

Section 4.26. Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor any director, officer, employee or, to the knowledge of the Company, agent acting on behalf of the Company or any of the Company’s Subsidiaries, has directly or indirectly offered, given or attempted to give anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office or any other Person or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, candidate for political office or other Person, in each case in violation of the Anti-Bribery Laws.

(b) For the past five (5) years, there has been no allegations, reports, current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.27. Sanctions and Customs & Trade Laws Compliance.

(a) The Company and its Subsidiaries, and their respective directors, officers and, to the knowledge of the Company, employees, and Representatives, (i) are, and have been for the past five (5) years, in compliance with all Customs & Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with and complied with all requirements of, any applicable Governmental Authority under the Customs & Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Customs & Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years been, a Sanctioned Person or Restricted Person or (ii) has transacted business directly or indirectly with any Restricted Person, Sanctioned Person or in any Sanctioned Country.

Section 4.28. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29. Suppliers.

(a) Section 4.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) suppliers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020, as well as any new suppliers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2021, would reasonably be expected to be in the top ten (10) suppliers during the trailing twelve months for the period ending December 31, 2021 (the “Top Suppliers”).

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(b) Except as set forth on Section 4.29(b) of the Company Disclosure Letter, none of the Top Suppliers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement or Contagion Event), and to the knowledge of the Company, none of the Top Suppliers is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.30. Customers.

(a) Section 4.30(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top seven (7) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020, as well as any new customers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2021, would reasonably be expected to be in the top ten (10) customers during the trailing twelve months for the period ending December 31, 2021 (the “Top Customers”).

(b) Except as set forth on Section 4.30(b) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement or Contagion Event), and to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.31. Government Contracts. The Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.32. No Additional Representations or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided or made available to Acquiror or Merger Sub or their Affiliates. Without limiting the foregoing, Acquiror acknowledges that Acquiror and its advisors, have made their own investigation of the Company and its Subsidiaries.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror

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and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed and qualified and in good standing to do business in all jurisdictions in which it is conducting business, or the operation, ownership or leasing of its properties, makes such qualification or license, as applicable, necessary, other than in such jurisdiction where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of Acquiror or Merger Sub to perform any obligation of Acquiror or Merger Sub under this Agreement or the documents to which Acquiror or Merger Sub is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

Section 5.2. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) subject to receipt of the Acquiror Stockholder Approval, consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder (including the Merger). The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been (x) duly and validly authorized and approved by each of the Boards of Directors of Acquiror and Merger Sub, and declared advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (y) determined by each of the Boards of Directors of Acquiror and Merger Sub as fair to, and in the best interests of, Acquiror, Merger Sub, the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable, and recommended the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable, and (z) duly and validly authorized and approved by Acquiror as the sole stockholder of Merger Sub. No other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and on or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and on or prior to the Closing, the other documents contemplated hereby will constitute, in each case assuming the due authorization, execution and delivery by the other parties hereto and thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present, those Transaction Proposals identified in (i) clause (A) of Section 8.2(c) shall require approval by an affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote thereupon voting together as a single class (it being understood, for the avoidance of doubt, that the separate approval of any non-binding advisory proposal(s) relating to the amendment proposal set forth in clause (A) of Section 8.2(c) or the underlying amendments contemplated by the Acquiror A&R Charter shall not constitute a part of the Acquiror Stockholder Approval (as defined below) and shall not be required to satisfy the closing condition set forth in Section 9.1(a)), (ii) clauses (B), (C), (D), (F), (G) and (H) of Section 8.2(c), in each case, shall require approval by the affirmative vote of the holders of a majority of the votes cast by the Acquiror Stockholders present in person or represented by proxy at an Acquiror Stockholders’ Meeting and entitled to vote thereupon, voting together as a single class (it being understood, for the avoidance of doubt, that, in the case of (x) clause (F) of Section 8.2(c), the separate approval of any non-binding advisory proposal(s) relating to any such proposal described in clause (F) of Section 8.2(c) shall not constitute a part of the Acquiror Stockholder Approval and shall not be required to satisfy the closing condition set forth in Section 9.1(a) and (y) clauses (F) and (G) of Section 8.2(c), an affirmative vote of more or fewer Acquiror Stockholders may be so

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required by Acquiror’s Governing Documents or applicable Law) and (iii) (E) of Section 8.2(c) shall require approval by an affirmative vote of the holders of a plurality of the votes cast by the holders of Acquiror Class B Common Stock and Acquiror Class C Common Stock present in person or represented by proxy at an Acquiror Stockholders’ Meeting and entitled to vote thereupon, voting together as a single class, in each case (as determined in accordance with Acquiror’s Governing Documents) at an Acquiror Stockholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose (the foregoing approvals taken together, the (“Acquiror Stockholder Approval”).

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such material Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that any such violations, conflicts, breaches, defaults or other occurrences would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of Acquiror or Merger Sub to perform any obligation of Acquiror or Merger Sub under this Agreement or the documents to which Acquiror or Merger Sub is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

Section 5.4. Litigation and Proceedings. (a) There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub or their respective properties or assets and, to the knowledge of Acquiror, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding, (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Authority pursuant to a material Contract, there are no pending or, to the knowledge of Acquiror, threatened audit, examination or investigation by any Governmental Authority against Acquiror or Merger Sub or any of their respective properties or assets, (c) there is no pending or threatened Legal Proceeding by Acquiror or Merger Sub against any third party and (d) there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub; nor are any properties or assets of Acquiror or Merger Sub bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 10, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since December 10, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since December 10, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”). The Acquiror Class A Common Stock, the Acquiror Units and the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to delist or to deregister the Acquiror Class A Common Stock, the Acquiror Units or the Acquiror Public Warrants. None of Acquiror or Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration or listing of the Acquiror Class A Common Stock, the Acquiror Units or Acquiror Public Warrants under the Exchange Act or Nasdaq, as applicable, except as contemplated by this Agreement.

(d) The Acquiror SEC Filings contain true, correct and complete copies of the audited balance sheet as of December 10, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from September 10, 2020 (inception) through September 30, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.

(f) Acquiror has not identified or been made aware of, and has not received from any independent auditor of Acquiror any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of Acquiror or Merger Sub with respect to the Acquiror’s execution or delivery of this Agreement or the documents contemplated hereby or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be

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material to Acquiror or have a material adverse effect on the ability of Acquiror to perform any material obligation of Acquiror under this Agreement or the documents contemplated hereby or the consummation of the transactions contemplated hereby and thereby and (c) the filing of the Merger Certificate in accordance with the DGCL.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $287,500,000 in the Trust Account (including, if applicable, an aggregate of $10,062,500 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 7, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Class A Common Stock who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to Acquiror’s Governing Documents and otherwise with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Except as set forth in Acquiror SEC Filings filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 10, 2020, (a) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to or in response to a Contagion Event, (b) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (c) there has not been any action taken or agreed upon by Acquiror or Merger Sub that would be prohibited by Section 7.5 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no other liability, debt (including Indebtedness) or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Acquiror and Merger Sub, except for liabilities, debts (including Indebtedness), obligations, claims or judgement (a) reflected or reserved for on the Acquiror Financial Statements or disclosed in the notes thereto or otherwise in the Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror Financial Statements in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

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Section 5.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 75,000,000 shares of Acquiror Class A Common Stock, of which 28,750,000 are issued and outstanding, (ii) 10,000,000 shares of Acquiror Class B Common Stock, of which 3,833,333 are issued and outstanding, (iii) 15,000,000 shares of Acquiror Class C Common Stock, of which 5,750,000 are issued and outstanding, and (iv) 1,000,000 preferred shares of par value $0.0001, of which no shares are issued and outstanding. The foregoing represents all of the issued and outstanding shares of capital stock of Acquiror as of the date of this Agreement. An additional 9,583,333 shares of Acquiror Class A Common Stock are issuable upon the exercise of the Acquiror Public Warrants and 5,166,667 shares of Class A Common Stock are issuable upon the exercise of the Acquiror Private Warrants. In addition, $1,500,000 of working capital loans (“Working Capital Loans”) can be made by Affiliates of Acquiror that may be converted into warrants substantially similar to the Acquiror Private Warrants at a price of $1.50 per warrant at the option of the lender, and 1,000,000 shares of Class A Common Stock are issuable upon the exercise of such warrants. All issued and outstanding shares of Acquiror Class A Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound; and (iv) are free and clear of any Liens. All shares of capital stock of Acquiror are uncertificated, book-entry equity interests.

(b) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror’s Governing Documents and the Trust Agreement, Acquiror has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for capital stock of Acquiror, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional capital stock, the sale of capital stock, or for the repurchase or redemption of capital stock of Acquiror or the value of which is determined by reference to capital stock of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate Acquiror to issue, purchase, register for sale, redeem or otherwise acquire any capital stock.

(c) The Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(d) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Acquiror Class A Common Stock for a PIPE Investment Amount of at least $165,000,000 (such amount, the “Minimum PIPE Investment Amount”). Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms. There are no other agreements, side letters or arrangements between Acquiror and any PIPE Investor relating to any such Subscription Agreement that would adversely affect the obligation of such PIPE Investor to purchase from Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement of such PIPE Investors and, as of the date hereof, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied, or the Minimum PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any such Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and the Ancillary Agreements,

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as applicable) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment.

(e) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. Except as set forth on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness.

Section 5.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) Neither the Acquiror nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Acquiror and its Subsidiaries, taken as a whole.

(g) No written claim has been made by any Governmental Authority where Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(h) Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Acquiror and/or Merger Sub and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(i) Neither the Acquiror nor Merger Sub is (i) liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, or local income Tax purposes, other than a group the common parent of which was or is the Acquiror or any of its Subsidiaries.

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(j) No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Acquiror or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Acquiror nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization.

(l) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m) Neither the Acquiror nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Acquiror, the IRS has not proposed any such adjustment or change in accounting method.

(n) Neither the Acquiror nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).

(o) Neither the Acquiror nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16. Business Activities.

(a) Since formation, neither Acquiror or Merger Sub has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

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(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract.

Section 5.17. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement (such effective date, the “Effective Date”), the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company or its Subsidiaries specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.18. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof each of Acquiror and Merger Sub, and any of their respective directors, officers, managers, employees, stockholders, partners, members or representatives acknowledge and agree, that any cost estimates, financial or other projections or other predications that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any material made available in any “data room” (whether or not access by the Acquiror) or reviewed by the Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.19. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and Merger Sub.

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Article VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, other than as a result of, in connection with or in response to a Contagion Event and except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to operate the business of the Company in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the shares of capital stock of the Company or the equity interests of the Company or any of its Subsidiaries, other than dividends or distributions between or among the Company and any of its wholly owned Subsidiaries or dividends due and payable on the Company Preferred Stock in accordance with the terms thereof;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (iii) transactions in the ordinary course of business consistent with past practice and (iv) transactions that in the aggregate represent a sale or transfer price of less than $5,000,000;

(g) acquire any ownership interest in any real property other than in the ordinary course of business;

(h) except as otherwise required by existing Company Benefit Plans or any Material Contract, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee of the Company or its Subsidiaries with an annual base salary or wage rate below $300,000 in the ordinary course of business consistent with past practice, (ii) or hire or terminate the employment of any officers, directors or employees at the level of Vice President or above, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) materially increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past

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practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries for the benefit of any employee or other service provider of the Company or its Subsidiaries, or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $25,000,000 and (ii) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except in the ordinary course of business consistent with past practice, as issued or incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries or Indebtedness with an original principal balance of not great than $20,000,000, individually or in the aggregate;

(k) (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l) issue any additional shares of capital stock of the Company or securities exercisable for or convertible into capital stock of the Company, other than the issuance of Company Common Stock upon the exercise of Company Options under Company Incentive Plan and the applicable award agreement, in each case, outstanding on the date of this Agreement, in accordance with their terms as in effect as of the date of this Agreement, or grant any additional Company Awards or other equity or equity-based compensation or in connection with the Company Preferred Conversion;

(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger and the Company Preferred Conversion);

(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount less than $500,000 in the aggregate;

(o) (i) grant to or acquire from, or agree to grant to or acquire from, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, (ii) dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property or (iii) disclose any material Trade Secret of the company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations, in the case of each of (i), (ii) and (iii), except in the ordinary course of business consistent with past practice;

(p) enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(q) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

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(r) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice; or

(s) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, including in light of any Contagion Event, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any material Legal Proceeding initiated, pending or threatened in writing during the Interim Period, as Acquiror or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such Legal Proceedings and (iii) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date hereof (but in any event within fifteen (15) Business Days after the date hereof), the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of the Company and its Subsidiaries as of and for the twelve (12)-month period ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”), which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 2020 Audited Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the 2020 Audited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(b) If the Effective Time has not occurred prior to May 14, 2021, as soon as reasonably practicable following May 14, 2021, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2021 and for any consecutive calendar quarter in 2021 that concludes prior to the Closing (together, the “Quarterly 2021 Financial Statements”), which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Quarterly 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Quarterly 2021 Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

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Section 6.4. Affiliate Agreements. At or prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.

Section 6.5. Company Preferred Conversion. Prior to the Closing, the Company shall take all such actions as are reasonably necessary in accordance with the Company Governing Documents, including obtaining the Company Preferred Stockholders Approval in accordance with Section 5.1 of the Company’s Amended and Restated Certificate of Incorporation, as amended, so that the Company Preferred Conversion shall have been consummated immediately prior to the Effective Time.

Section 6.6. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state in connection with an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any action explicitly contemplated by this Agreement and any other the other documents contemplated hereby, including with respect to the PIPE Investment.

Section 6.7. Tax Matters.

(a) Each of the Acquiror, the Company, and their respective Subsidiaries shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Acquiror, the Company or any of their respective Subsidiaries shall take any action (or, to the extent within their control, permit any Affiliate to take any action) that could reasonably be expected to preclude the foregoing. None of the Acquiror, the Company or any of their respective Subsidiaries shall take any action or position before a Governmental Authority or on any Tax Return that is inconsistent with the foregoing, unless (a) otherwise required by a final “determination” (within the meaning of Section 1313(a)(1) of the Code or any comparable provision of state or local Law), or (b) with the consent of the other parties.

(b) All transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that are required to be paid under Tax Laws in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid by Acquiror. The applicable Parties shall cooperate in filing such forms and documents as may be necessary and to obtain any exemption or refund of any such Transfer Tax.

Section 6.8. Compensation Consultants. Promptly following the date of this Agreement, the Company shall consult with compensation consultants to determine appropriate compensation for the Company’s executives following Closing, with any such compensation changes as approved by the Board of Directors of the Company. The Company agrees to (a) provide Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any such compensation consultants, on the other hand, concerning or in connection with determining the appropriate compensation for the Company’s executives following Closing, and (b) consult with Acquiror in good faith in making any such determinations.

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Article VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan substantially in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Equity Plan”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any Person who is not a party to this Agreement (including any stockholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash available in the Trust Account immediately prior to the Effective Time and after (x) deducting the amount required to satisfy the Acquiror Share Redemption Amount, (y) the payment of any deferred underwriting commissions being held in the Trust Account and (z) the payment of any transaction expenses of Acquiror or its Affiliates, as contemplated by Section 11.6, plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $200,000,000 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(c) shall be satisfied.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by this Agreement, if required under Nasdaq rules, covering the shares of Acquiror Common Stock to be issued in connection with the Merger, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Common Stock on Nasdaq and the change of the Acquiror’s trading ticker on Nasdaq to “BGRY”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately prior to the Effective Time, and the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect to such listing and change.

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Section 7.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, or as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to operate its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock required to be made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes; or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice or (B) incurred between Acquiror or Merger Sub;

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(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, including with respect to any Working Capital Loans, or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses incurred in support of the ordinary course operations of the Acquiror or incident to the transactions contemplated by this Agreement and the Ancillary Agreements;

(vii) convert any Working Capital Loan in to warrants of the Acquiror;

(viii) waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or (B) any other Legal Proceeding;

(ix) other than with respect to the PIPE Investment concurrently with Closing, (A) issue any Acquiror Securities or securities exercisable for or convertible, exchangeable or exercisable into or for Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Private Warrant, Acquiror Public Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(x) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of up to thirteen (13) directors, which shall initially include:

(i) up to twelve (12) director nominees to be mutually agreed by the Company and Acquiror; and

(ii) one (1) director nominee to be designated by Acquiror pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement.

(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time; and

(c) the initial officers of Acquiror shall be as set forth on Section 2.6(b) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall,

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and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, existing or occurring at or prior to the Effective Time, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain or caused to be maintained, as applicable, in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms no less favorable than the terms of such current insurance, except that in no event shall Acquiror, or the Surviving Company, as applicable, be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance for the year ended December 31, 2020; provided, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” insurance containing terms not materially less favorable than the terms of such current insurance with respect to claims arising out of facts, events, acts or omissions existing or occurring at or prior to the Effective Time and (ii) if any such claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8. Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9. PIPE Subscriptions. Unless otherwise approved in writing by the Company Acquiror shall not (other than changes that are solely ministerial and other non-economic de minimis changes) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of

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Acquiror (or any event or circumstance that, to the knowledge of the Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (iii) of the receipt by the Acquiror of any written notice or other written communication from any PIPE Investor with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of the Subscription Agreement by such PIPE Investor; and (iv) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms.

Article VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Request.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act (to the extent that early termination is available under the HSR Act at such time) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without

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the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Acquiror shall be responsible for the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement (and in any event within twenty (20) Business Days after the execution of this Agreement), (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration (the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other stockholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

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(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of its Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(b) Acquiror Stockholders’ Meeting. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to the Acquiror Stockholders in compliance with applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) (but in any event no later than forty-five (45) days after the date on which the Proxy Statement is mailed to the Acquiror Stockholders) for the purpose of voting solely upon the Transaction Proposals, and (C) solicit proxies from the Acquiror Stockholders to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.

(c) Transaction Proposals. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) amendment and restatement of Acquiror’s Second Amended and Restated Certificate of Incorporation, substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement, the “Acquiror A&R Charter”), including approval of the change of Acquiror’s name to “Berkshire Grey, Inc.,” (B) the adoption and approval of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, in accordance with applicable Law and exchange rules and regulations, (C) approval of the issuance of shares of Acquiror Common Stock in connection with the Merger and PIPE Investment, (D) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (E) the election of directors effective as of the Closing as contemplated by Section 7.6, (F) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (G) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (H) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (H), collectively, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Stockholders that they vote in favor of the Transaction Proposals. To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and (y) Acquiror agrees that if the Acquiror Stockholder Approval shall not have been obtained at any such Acquiror Stockholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(c), and hold additional Acquiror Stockholders’ Meetings in order to obtain the Acquiror Stockholder Approval. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (X) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (Y) for the absence of a quorum and (Z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required

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under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (1) may not be adjourned on one or more occasions for more than thirty (30) days in the aggregate after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (2) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(d) Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Stockholders Support Agreement), promptly following the Effective Date (and in any event within two (2) Business Days of the Effective Date), and in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Effective Date (and in any event within two Business Days (2) of the Effective Date) and, if applicable, any additional consents or approvals of its stockholders related thereto; provided, that the Requisite Company Stockholders shall (x) represent a sufficient number of stockholders of the Company required to obtain the Company Stockholder Approvals and (y) agree to be bound by the terms of the Company Stockholders Support Agreement.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.

Section 8.4. Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the capital stock of the Company (including derivative securities with respect to the capital stock of the Company) and acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.

Section 8.5. Cooperation; Consultation. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

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Section 8.6. Stockholder Litigation.

(a) In the event that any stockholder litigation related to this Agreement or the documents contemplated hereby or the transactions contemplated hereby and thereby is brought, or, to the knowledge of Acquiror or the knowledge of the Company, as the case may be, threatened, against such party or the members of each respective parties’ Board of Directors prior to the Closing, Acquiror and the Company shall promptly notify the other party of any such actual or threatened stockholder litigation and shall keep the other reasonably informed with respect to the status thereof.

(b) Acquiror (i) shall control the defense of any such Action brought against Acquiror or members of the Board of Directors of Acquiror, provided that Acquiror give the Company the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation (including any purported claim or litigation and any class action or derivative litigation) against Acquiror or its officers or directors relating to this Agreement and the transactions contemplated hereby, and no such response to, or any settlement of, shall be made or be agreed to without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), and (ii) shall, and shall use its reasonable best efforts to cause its Representatives to, cooperate with the Company in the defense against such claim or litigation or purported claim or litigation. The Company (x) shall control the defense of any such Action brought against the Company or members of the Board of Directors of the Company, provided that the Company give Acquiror the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation (including any purported claim or litigation and any class action or derivative litigation) against the Company or its officers or directors relating to this Agreement or the documents contemplated hereby or the transactions contemplated hereby or thereby, and no such response to, or any settlement of shall be made or be agreed to without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), and (y) shall, and shall use its reasonable best efforts to cause its Representatives to, cooperate with Acquiror in the defense against such claim or litigation or purported claim or litigation.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholder Approval shall have been obtained with respect to the Transaction Proposals described in clauses (A), (B), (C), (D) and (F) of Section 8.2(c);

(b) The Company Stockholder Approvals shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period under the HSR Act shall have expired or been terminated;

(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the Acquiror Share Redemption Amount; and

(g) The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq and, immediately following the Effective Time, Acquiror shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Acquiror shall not have received any notice of non-compliance therewith.

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Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction at or prior to the Closing of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) The Company Warrants Termination shall have occurred; and

(d) There shall not have occurred a Company Material Adverse Effect after the date of this Agreement.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction at or prior to the Closing of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by written notice from either the Company or Acquiror to the other party if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c) by written notice to Acquiror from the Company if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

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(d) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is six (6) months after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof;

(e) by written notice to the Company from Acquiror if the Company Stockholder Approvals shall not have been obtained within two (2) Business Days after the Registration Statement is declared effective by the SEC and delivered or otherwise made available to stockholders; or

(f) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for actual fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated December 7, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes an initial business combination, then to those Persons and in such amounts as described in the Prospectus, (ii) if Acquiror fails to complete an initial business combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders, and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s second amended and restated articles of incorporation to modify the substance or timing of the obligation to redeem 100% of Acquiror Class A Common Stock if Acquiror fails to complete an initial business combination within the allotted time period, then for the redemption of any Acquiror Class A Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or

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prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Revolution Acceleration Acquisition Corp
1717 Rhode Island Ave, NW, 10th Floor
Washington, D.C. 20036
Attention:	John K. Delaney
Email:

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Stephen Arcano
Blair Thetford
Email:

(b) If to the Company prior to the Closing, or to the Surviving Company after the Effective Time, to:

Berkshire Grey, Inc.
140 South Road
Bedford, MA 01730
Attention:	Christian Ehrbar
Scott D’Amour
Mark Fidler
Email:

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with copies to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Jocelyn Arel
Mark Opper
Email:

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror or its Affiliates, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

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Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement and Company Stockholders Support Agreement and (c) the Confidentiality Agreement, dated as of January 8, 2021, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) (clause (a), (b) and (c), collectively, the “Ancillary Agreements”), constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The adoption of this Agreement by the stockholders of any of the parties shall not restrict the ability of the Board of Directors of any of the parties to terminate this Agreement in accordance with Section 10.1 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.11; provided, that (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment or supplement to the provisions of this Agreement shall be made which by applicable requirement of Law requires further approval of the Company’s stockholders without the further approval of such stockholders, and (b) after any such approval of the Agreement by Acquiror Stockholders, no amendment or supplement to the provisions of this Agreement shall be made which by applicable requirement of Law requires further approval of the stockholders of Acquiror without the further approval of such stockholders.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

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(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law, in equity or under this Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Acquiror Group”), on the one hand, and (y) the Surviving Company and/or any member of the Company Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Acquiror Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing

Annex A-62

matters for the Surviving Company and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Acquiror Group, on the one hand, and Skadden, on the other hand (the “Skadden Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Acquiror Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Skadden Privileged Communications, whether located in the records or email server of Acquiror, Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Merger.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Company and/or any member of the Acquiror Group, on the other hand, any legal counsel, including Goodwin Procter LLP (“Goodwin”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Goodwin, on the other hand (the “Goodwin Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of Acquiror, Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Merger.

Section 11.19. Release.

(a) Each of Acquiror and Merger Sub, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the Acquiror Stockholders, including the Sponsor, and their respective predecessors, successors, Subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Acquiror Common Stock, any Person’s service as a director of Acquiror or a director or manager of Merger Sub and any acts or omissions of any Person on behalf of Acquiror or the Merger Sub.

Annex A-63

(b) Each of the Company and its Subsidiaries, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of Company Preferred Stock and the holders of Company Common Stock, and their respective predecessors, successors, Subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Company Preferred Stock or Company Common Stock, as applicable, any Person’s service as a director of the Company or a director or manager of any of its Subsidiaries and any acts or omissions of any Person on behalf of the Company or any of its Subsidiaries.

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Annex A-64

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

REVOLUTION ACCELERATION ACQUISITION CORP
By:	/s/ John K. Delaney
	Name:	John K. Delaney
	Title:	Chief Executive Officer

PICKUP MERGER CORP
By:	/s/ John K. Delaney
	Name:	John K. Delaney
	Title:	Chief Executive Officer

BERKSHIRE GREY, INC.
By:	/s/ Thomas Wagner
	Name:	Thomas Wagner
	Title:	Chief Executive Officer

Annex A-65

Annex B

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among [PUBCO], a Delaware corporation (the “Company”) (formerly known as Revolution Acceleration Acquisition Corp), RAAC Management LLC, a Delaware limited liability company (the “Sponsor”), Steven A. Museles, Phyllis R. Caldwell, Jason M. Fish, Andrew Wallace (together with Mr. Museles, Ms. Caldwell and Mr. Fish the “RAAC Holders”), and certain former stockholders of Berkshire Grey, Inc., a Delaware corporation (“Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders” and, collectively with the Sponsor and the RAAC Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and the RAAC Holders are party to that certain Registration Rights Agreement, dated as of December 7, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of February [•], 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, [Pickup Merger Corp], a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Target, pursuant to which Merger Sub merged with and into Target (the “Merger”), with Target continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, certain Target Holders received Acquiror Options, as defined in the Merger Agreement (“Equity Awards”);

WHEREAS, on the date hereof, certain investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [•] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of February [23], 2021, entered into by and between the Company and each of the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.6 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the RAAC Holders are Holders in the aggregate of at least a majority in interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor and the RAAC Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

Annex B-1

“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (c) the Company has a bona fide business purpose for not making such information public, and (d) such disclosure would be reasonably likely to have an adverse impact on the Company.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Equity Awards” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as of December 7, 2020, by and among the Company, the Sponsor and each of the other parties thereto.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean the Target Holders and their respective Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date.

“Lock-up Shares” shall mean the shares of Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Target Holders immediately following the Closing or shares of Common Stock issued with respect to or in exchange for Equity Awards on or after the Closing as permitted by this Agreement (other than shares of Common Stock acquired in the public market).

Annex B-2

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Target Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“RAAC Holders” shall have the meaning given in the Preamble hereto.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement), (b) any Additional Holder Common Stock, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such “ shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without

Annex B-3

registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $75,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

Annex B-4

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its reasonable best efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement

Annex B-5

continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, and the Target Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or a Target Holder (any of the Sponsor or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price of at least, in the aggregate, $50.0 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Target Holders may each demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

Annex B-6

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to Section 2.1. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or

Annex B-7

other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

Annex B-8

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to be at least $50.0 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its reasonable best efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than (i) one (1) Block Trade pursuant to this Section 2.4 within any six (6) month period or (ii) two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

Annex B-9

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

Annex B-10

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Annex B-11

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 (a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement; (b) upon written notice from the Company that the Commission has requested an amendment or supplement to a Registration Statement or Prospectus or additional information, or an event has occurred that requires the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) if the Company has, pursuant to a written insider trading compliance program adopted by the Board with respect to “insiders” including the relevant Holder, suspended transactions in the Company’s securities because of the existence of material non-public information, each of the Holders (in the case of (a) and (b)) or the relevant Holder(s) (in the case of (c)) shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (in the case of (a) or (b)) or until the restriction on the ability of “insiders” to transact in the Company’s securities is removed (in the case of (c)).

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

Annex B-12

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable best efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity to controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder

Annex B-13

of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

Annex B-14

ARTICLE V

LOCK-UP

5.1 Lock-Up. Subject to Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”).

5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-up Party, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party, (g) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, (h) to the Company, or (i) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) with respect to parties located in the United States, deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by internationally recognized courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [PUBCO], [140 South Road. Bedford, MA 01730], Attention: [•] or by email: [•], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor, the RAAC Holders and the Target Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance

Annex B-15

of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees), (ii) each of the RAAC Holders shall be permitted to transfer its rights hereunder as the RAAC Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such RAAC Holder (it being understood that no such transfer shall reduce or multiply any rights of such RAAC Holder or such transferees) and (iii) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees) . Upon a transfer by the Sponsor pursuant to subsection (i) to Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor’s board of managers in accordance with the Sponsor’s operating agreement.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

6.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any

Annex B-16

rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. Other than (i) the certain Holders and Third-Party Investor Stockholders who each have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of December 7, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company, (ii) upon a transfer by the Sponsor pursuant to Section 6.2.2(i), a majority-in-interest of such Permitted Transferees of the Sponsor (so long as such Permitted Transferees of the Sponsor hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company),and (ii) a Target Holder, for so long as such Target Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company) and each Target Holder (in each case, so long as such Target Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Annex B-17

6.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

6.13 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

Annex B-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[PUBCO]
a Delaware corporation

By:
Name:
Title:

HOLDERS:

RAAC MANAGEMENT LLC
a Delaware limited liability company

By:
Name:
Title:

Steven A. Museles

Phyllis R. Caldwell

Jason M. Fish

Andrew Wallace

[TARGET HOLDERS, IF ANY]

[Signature Page to Amended and Restated Registration Rights Agreement]
Annex B-19

Annex C

EXECUTION VERSION

February 23, 2021

Revolution Acceleration Acquisition Corp
1717 Rhode Island Avenue, NW 10th floor
Washington, D.C. 20036

Re: Amended and Restated Acquiror Sponsor Letter Agreement

Ladies and Gentlemen:

This Amended and Restated Letter Agreement (this “Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”) entered into or proposed to be entered into by and among Revolution Acceleration Acquisition Corp, a Delaware corporation (“Acquiror”), Pickup Merger Corp, a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Berkshire Grey, Inc., a Delaware corporation (the “Company”), pursuant to which, among other transactions, contemporaneously with the execution and delivery of this Letter Agreement, Acquiror and the Company will enter into a business combination transaction whereby Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Acquiror (the “Merger”), on the terms and conditions set forth therein, and hereby amends and restates in its entirety that certain Letter Agreement, dated as of December 7, 2020 (the “Insider Agreement”), by and among the Sponsor (as defined below), the Insiders (as defined below) and Acquiror. Reference is hereby made to that certain Underwriting Agreement, dated as of December 7, 2020 (the “Underwriting Agreement”), by and between Acquiror and Credit Suisse Securities (USA) LLC, as the sole underwriter (the “Underwriter”), relating to an underwritten initial public offering (the “Public Offering”), of 28,750,000 of Acquiror’s units (the “Units”), each comprised of one share of Class A common stock of Acquiror, par value $0.0001 per share (“Class A Common Stock”), and one-third of one redeemable warrant (each whole warrant, a “Warrant”). Certain capitalized terms used herein are defined in paragraph 11 hereof, and capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RAAC Management LLC, a Delaware limited liability company (the “Sponsor”), and the other undersigned persons (each such other undersigned persons, an “Insider” and collectively, the “Insiders”), each hereby agrees, severally but not jointly, with the Company as follows:

In order to induce Acquiror and the Company to enter into the Merger Agreement and to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RAAC Management LLC, a Delaware limited liability company (the “Sponsor”), and the other undersigned persons (each such other undersigned persons, an “Insider” and collectively, the “Insiders”), each hereby agrees, severally but not jointly, with Acquiror and, at all times prior to any valid termination of the Merger Agreement, agrees with the Company, as follows:

1. At any duly called meeting of the stockholders of Acquiror (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Acquiror requested by Acquiror’s board of directors or undertaken as contemplated by the Merger Agreement or the other agreements contemplated thereby or the transactions contemplated by the Merger Agreement or the other agreements contemplated thereby, including the Merger (collectively the “Transactions”), the Sponsor and each Insider shall:

(a) if a meeting is held, appear at such meeting, in person or by proxy, or otherwise cause all of its, his or her Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect thereto), all of its, his or her Shares: (i) in favor of each Transaction Proposal and any other matters necessary or reasonably requested by Acquiror in connection with the Transactions and the approvals thereof, (ii) against any action, proposal, transaction or agreement that would reasonably be expect to result in a breach of any representation, warranty, covenant, obligation or agreement

Annex C-1

of Acquiror or Merger Sub contained in the Merger Agreement and (iii) against (A) any Business Combination other than the Merger or any proposal in opposition to approval of, or in competition with or inconsistent with, the Merger Agreement, including any Business Combination Proposal other than with respect to the Merger, and (B) (1) any change in the present capitalization or dividend policy of Acquiror or any amendment of Acquiror’s second amended and restated certificate of incorporation, dated as of December 7, 2020 (the “Certificate of Incorporation”), except to the extent expressly contemplated by the Merger Agreement (including the schedules thereto), (2) any liquidation, dissolution or other change in Acquiror’s corporate structure or business, (3) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Letter Agreement, and (4) any other action or proposal involving Acquiror or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions; and

(c) not redeem any Shares owned by it, him or her in connection with such approval of the Transaction Proposals or the Transactions, or in connection with any vote to amend the Certificate of Incorporation.

2. (a) In the event that Acquiror fails to consummate a Business Combination within 24 months from the closing of the Public Offering, or such later period approved by Acquiror’s stockholders in accordance with the Certificate of Incorporation, the Sponsor and each Insider shall take all reasonable steps to cause Acquiror to:

(i) cease all operations except for the purpose of winding up;

(ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares of Class A Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Acquiror to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and

(iii) as promptly as reasonably possible following such redemption, subject to the approval of Acquiror’s remaining stockholders and Acquiror’s board of directors, dissolve and liquidate, subject in each case to Acquiror’s obligations under Delaware law to provide for claims of creditors and the other requirements of applicable law.

(b) The Sponsor and each Insider agrees to not propose any amendment to the Certificate of Incorporation (i) to modify the substance or timing of Acquiror’s obligation to allow redemption in connection with the Acquiror’s initial Business Combination or to redeem 100% of the Offering Shares if Acquiror does not complete its initial Business Combination within 24 months from the closing of the Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless Acquiror provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares.

(c) The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of Acquiror as a result of any liquidation of Acquiror with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with (i) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by Acquiror to purchase shares of Class A Common Stock and (ii) a stockholder vote to approve an amendment to the Certificate of Incorporation (A) to modify the substance or timing of Acquiror’s obligation to allow redemptions in connection with Acquiror’s initial Business Combination or to redeem 100% of the Offering Shares if Acquiror has not consummated its initial Business Combination within 24 months from the closing of the Public Offering or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (although the Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if Acquiror fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering).

Annex C-2

3. Notwithstanding the provisions set forth in paragraphs 6(a) below, during the period commencing on the effective date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement and (b) the Closing (but in no event earlier than 180 days after the effective date of the Underwriting Agreement), the Sponsor and each Insider shall not, without the prior written consent of (x) Acquiror and the Company and (y) the Underwriter (but only in the case of this clause (y) within 180 days of the effective date of the Underwriting Agreement), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise Transfer or dispose of, directly or indirectly, or file with, or submit to, the Commission a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to any Units, shares of Class A Common Stock, Founder Shares, Alignment Shares or Warrants or any securities convertible into, or exercisable, or exchangeable for, any Units, shares of Class A Common Stock, Founder Shares, Alignment Shares or Warrants, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other arrangement that Transfers, in whole or in part, any of the economic consequences of ownership of any Units, shares of Class A Common Stock, Founder Shares, Alignment Shares or Warrants or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of units or such other securities, in cash or otherwise; provided, however, that the foregoing does not apply to the forfeiture of any Founder Shares or Alignment Shares pursuant to their terms or any Transfer of Founder Shares or Alignment Shares to any current or future independent director of Acquiror (as long as such current or future independent director transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to directors and officers at the time of such Transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such Transfer, any related Section 16 filing includes a practical explanation as to the nature of the Transfer). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 6 below, Acquiror may announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. The provisions of this paragraph will not apply (A) if the release or waiver is effected solely to permit a Transfer of securities that is not for consideration and (B) the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer.

4. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other stockholders, members or managers of the Sponsor) agrees to indemnify and hold harmless Acquiror against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which Acquiror may become subject as a result of any claim by (i) any third party (other than Acquiror’s independent registered public accounting firm) for services rendered or products sold to Acquiror or (ii) a prospective target business with which Acquiror has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of Acquiror by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than Acquiror’s independent registered public accounting firm) or products sold to Acquiror or a Target do not reduce the amount of funds in the Trust Account to below (x) $10.00 per Offering Share or (y) such lesser amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Acquiror’s indemnity of the Underwriter against certain liabilities, including liabilities under the Securities Act. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to Acquiror if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies Acquiror in writing that it shall undertake such defense. For the avoidance of doubt, none of Acquiror’s officers or directors will indemnify Acquiror for claims by third parties, including, without limitation, claims by vendors and prospective business targets.

5. The Sponsor and each Insider hereby agrees and acknowledges that:

(a) Notwithstanding anything to the contrary in any other agreement or contract to which the Sponsor or any Insider is bound, the Sponsor and each Insider (for itself, himself or herself and for its, his or her respective successors, heirs and assigns) hereby (but subject to the consummation of the Closing): (i) irrevocably and unconditionally waives and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect

Annex C-3

to the rate at which each share of Class B Common Stock and Class C Common Stock convert into shares of Class A Common Stock following the consummation of the Closing; (ii) acknowledges and agrees that (A) at the Closing each share of Class B Common Stock shall convert into (1) share of Class A Common Stock (subject to adjustment based on any stock dividend, split, combination, subdivision or reclassification effecting the shares of Class A Common Stock at or prior to the Closing); and (B) from and after the Closing each share of Class C Common Stock shall be convertible into (1) share of Class A Common Stock (subject to adjustment based on any stock dividend, split, combination, subdivision or reclassification effecting the shares of Class A Common Stock), in each case, subject to the achievement of the milestones set forth in Section 4.3(b)(ii) of Acquiror’s Second Amended and Restated Certificate of Incorporation in effect as of the date of this Letter Agreement.

(b) Acquiror, Sponsor and each Insider hereby irrevocably and unconditionally agree that, if any amounts are outstanding under any promissory note or other working capital loan extended to Acquiror or any Subsidiary of Acquiror by Sponsor, any Insider or any of their respective Affiliates as of the Closing, then, notwithstanding the terms of such promissory note or other working capital loan, Acquiror shall repay the outstanding amounts under such promissory note or other working capital loan at the Closing solely in cash, and none of the Sponsor, any Insider or their respective Affiliates, as applicable, shall require any portion of such repayment to occur in the form of warrants to purchase any securities of Acquiror or any other form.

(c) During the period commencing on the date of this Letter Agreement and ending on the earlier of the Closing and the termination of the Merger Agreement, neither the Sponsor nor any Insider shall modify or amend any Contract between or among the Sponsor or any Insider, anyone related by blood, marriage or adoption to the Sponsor or any Insider, on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand.

(d) The Underwriter would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 6(a), 6(b), and 9, as applicable, of this Letter Agreement.

(e) Acquiror and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 6, 7, 9, 12 and 13, as applicable, of this Letter Agreement.

(f) Monetary damages may not be an adequate remedy for such breach.

(g) The non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

(h) All of the obligations of the Sponsor and Insiders are for the benefit of, and enforceable solely by, Acquiror and the Company.

6. (a) Notwithstanding the provisions set forth in paragraph 3, in the event:

(i) The Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Class A Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of Acquiror’s initial Business Combination and (B) subsequent to the initial Business Combination, (x) the date on which Acquiror completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or (y) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Acquiror’s initial Business Combination.

(ii) The Closing occurs, the Sponsor and each Insider agrees that it, he or she shall not Transfer any Lock-Up Securities until six months after the completion of the Merger; provided, that in no event will the Sponsor or any Insider Transfer any Alignment Shares prior to their conversion into Class A Common Stock.

(b) Notwithstanding the provisions set forth in paragraphs 6(a), Transfers of the Founder Shares, Alignment Shares, Private Placement Warrants and shares of Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants, the Founder Shares or the Alignment Shares and that are held by the Sponsor or any Insider or any of their permitted transferees (that have complied with this paragraph 6(d)), are permitted (i) to Acquiror’s directors or officers, any affiliates or family members of any of Acquiror’s directors or

Annex C-4

officers, any members of the Sponsor, or any affiliates of the Sponsor, (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization, (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (iv) in the case of an individual, pursuant to a qualified domestic relations order, (v) by private sales or Transfers made in connection with the consummation of Acquiror’s Business Combination at prices no greater than the price at which the securities were originally purchased, (vi) in the event of Acquiror’s liquidation prior to Acquiror’s completion of an initial Business Combination, (vii) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement, as amended, upon dissolution of the Sponsor or (viii) in the event of Acquiror’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to Acquiror’s completion of an initial Business Combination; provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by the Transfer restrictions and other applicable restrictions in this Letter Agreement.

7. Each of the Sponsor and each Insider agree to return to Acquiror for cancellation without consideration any Alignment Shares that it, he or she holds if such Alignment Shares have not converted into shares of Class A Common Stock nine years after the initial Business Combination.

8. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to Acquiror, if any (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. The Sponsor and each Insider’s questionnaire furnished to Acquiror, if any, is true and accurate in all respects. The Sponsor and each Insider represents and warrants that (a) it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (b) it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and (c) it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in, or as expressly contemplated by, the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of Acquiror, shall receive from Acquiror any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of Acquiror’s initial Business Combination (regardless of the type of transaction that it is).

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of Acquiror.

11. As used herein: (a) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Acquiror and one or more businesses; (b) “Shares” shall mean, collectively, the shares of Class A Common Stock, the Founder Shares and the Alignment Shares, any shares of Class A Common Stock or other equity securities of Acquiror that are issued to Sponsor or any Insider after the date of this Letter Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Class A Common Stock or warrants of, on or affecting the shares of Class A Common Stock owned by Sponsor or any Insider or otherwise, any shares of Class A Common Stock or other equity securities of Acquiror Sponsor or any Insider purchases or otherwise acquires beneficial ownership of after the date of this Letter Agreement, or any shares of Class A Common Stock or other equity securities of Acquiror the Sponsor or any Insider acquires the right to vote or share in the voting of any shares of Class A Common Stock or other equity securities of Acquiror after the date of this Letter Agreement; (c) “Founder Shares” shall mean the 3,833,333 shares of Class B common stock, par value $0.0001 per share, of Acquiror issued and outstanding immediately prior to the consummation of the Public Offering; (d) “Alignment Shares” shall mean the 5,750,000 shares of Class C common stock, par value $0.0001 per share, of Acquiror issued and outstanding immediately prior to the consummation of the Public Offering; (e) “Lock-up Securities” shall mean the shares of Class A Common Stock

Annex C-5

and any other equity securities convertible into or exercisable or exchangeable for shares of Class A Common Stock, including the Founder Shares, Alignment Shares, Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise, conversion or exchange of any of the foregoing, in each case, held by the Sponsor and each Insider immediately following the Closing (other than shares of Class A Common Stock acquired by the Sponsor or each Insider in the public market); (f) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by Acquiror with the Securities and Exchange Commission (the “Commission”), pursuant to which the Units were sold in the Public Offering; (g) “Initial Stockholders” shall mean the Sponsor and any Insider that holds Founder Shares and/or Alignment Shares; (h) “Private Placement Warrants” shall mean the Warrants to purchase an aggregate of 5,166,667 shares of Class A Common Stock of Acquiror that the Sponsor has purchased for an aggregate purchase price of $7,750,000 in the aggregate, or $1.50 per Warrant, in a private placement that occurred substantially concurrently with the consummation of the Public Offering; (i) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (j) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering was deposited; (k) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii) herein; and (l) “Change of Control” shall mean the occurrence of any one of the following after the consummation of the initial Business Combination (but not in connection with such initial Business Combination) if any of the following occurs: (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Acquiror, any of its wholly owned subsidiaries and Acquiror’s and its wholly-owned subsidiaries’ respective employee benefit plans, (A) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock and (B) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (A) above has occurred; provided, however, that a “person” or “group” shall not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (ii) the consummation of (A) any recapitalization, reclassification or change of the outstanding shares of common stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of the outstanding shares of common stock would be converted into, or exchanged for, stock, other securities, or other property or assets, (B) any share exchange, consolidation or merger of Acquiror pursuant to which all of the outstanding shares of Class A Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of Acquiror’s or its consolidated assets, taken as a whole, to any person or entity (other than one of Acquiror’s wholly owned subsidiaries); provided, however, that a transaction described in clauses (A) or (B) in which the holders of all classes of Acquiror’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Change of Control pursuant to this clause (ii); (iii) Acquiror’s stockholders approve any plan or proposal for the Corporation’s liquidation or dissolution (other than a liquidation or dissolution that shall occur contemporaneously with a transaction described in clause (ii)(B) above); or (iv) shares of the Class A Common Stock cease to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (i) or (ii) above shall not constitute a Change of Control, if at least 90% of the consideration received or to be received by the holders of shares of the Common Stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or shall be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests in which shares of the Founder Shares or Alignment Shares convert into.

Annex C-6

12. This Letter Agreement and the Merger Agreement, together with the other agreements, exhibits, schedules and other documents referenced herein and therein, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (a) each Insider that is the subject of any such change, amendment modification or waiver, (b) the Sponsor, (c) Acquiror and (d) the Company.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to Transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Company, Acquiror, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

16. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

17. No party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

18. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

19. Each party hereto that is also a party to that certain Registration Rights Agreement, dated as of December 7, 2020, by and among Acquiror, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”), hereby agrees to amend and restate the Existing Registration Rights Agreement, effective as of the Closing. At or prior to the Closing, the Sponsor and each Insider shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company and certain other parties thereto, in substantially the form attached as Exhibit C to the Merger Agreement.

[Signature page follows]

Annex C-7

Sincerely,

RAAC MANAGEMENT LLC

By:	/s/ John K. Delaney
Name: John K. Delaney
Title: Authorized Signatory
/s/ John K. Delaney
John K. Delaney

/s/ Stephen M. Case
Stephen M. Case

/s/ Steven A. Museles
Steven A. Museles

/s/ Phyllis R. Caldwell
Phyllis R. Caldwell

/s/ Jason M. Fish
Jason M. Fish

/s/ Andrew Wallace
Andrew Wallace

[Signature Page to A&R Acquiror Sponsor Letter Agreement]

Annex C-8

Acknowledged and Agreed:

Revolution Acceleration Acquisition Corp

By:	/s/ John K. Delaney
Name: John K. Delaney
Title: Chief Executive Officer

[Signature Page to A&R Acquiror Sponsor Letter Agreement]

Annex C-9

Acknowledged and Agreed:

BERKSHIRE GREY, INC.

By:	/s/ Thomas Wagner
Name: Thomas Wagner
Title: Chief Executive Officer

[Signature Page to A&R Acquiror Sponsor Letter Agreement]

Annex C-10

Annex D

Execution Version

COMPANY STOCKHOLDERS SUPPORT AGREEMENT

This Company Stockholders Support Agreement (this “Agreement”) is dated as of February 23, 2021, by and among Revolution Acceleration Acquisition Corp, a Delaware corporation (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), and Berkshire Grey, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of the capital stock of the Company as are indicated opposite each of their names on Schedule I attached hereto (all such shares of capital stock of the Company, together with any shares of capital stock of the Company of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Pickup Merger Corp, a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving corporation and a wholly owned subsidiary of Acquiror on the terms and conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (the “Merger”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
stockholder SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Company Stockholder shall be bound by and comply with Sections 6.6 (Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.6 of the Merger Agreement (other than Section 6.6(a) or for purposes of the definition of Acquisition Proposal) also referred to each such Company Stockholder.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated (the earlier of clauses (a) and (b), the “Expiration Time”), each Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any

Annex D-1

Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between the Company Stockholder and any Affiliate of the Company Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.

Section 1.3 New Shares. In the event that, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Agreement, or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares after the date of this Agreement (collectively, the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

Section 1.4 Company Stockholder Agreements. Hereafter until the Expiration Time, each Company Stockholder hereby (except in the case of an Adverse Amendment) unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken as contemplated by the Merger Agreement or the transactions contemplated thereby, including in the form attached hereto as Exhibit A (which written consent shall be delivered promptly, and in any event within two (2) Business Days, after the Registration Statement (as contemplated by the Merger Agreement) is declared effective and delivered or otherwise made available to the stockholders of Acquiror), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

(a) to approve and adopt the Merger Agreement and the documents contemplated thereby, and the transactions contemplated thereby, including the Merger;

(b) to approve the Company Preferred Conversion through the Company Preferred Stockholders Approval;

(c) in any other circumstances upon which a consent, waiver or other approval may be required under the Company’s Governing Documents or under any agreements between the Company and its stockholders, including, without limitation, the (i) Amended and Restated Investors’ Rights Agreement, dated as of June 28, 2019, by and among the Company, Thomas Wagner (the “Key Holder”), and each of the investors listed on Schedule A thereto, (ii) Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 28, 2019, by and among the Company, the Key Holder and each of the investors listed on Schedule A thereto, (iii) Amended and Restated Voting Agreement, dated as of June 28, 2019, by and among the Company, the Key Holder and each of the investors listed on Schedule A thereto, and (iv) Series B-2 Preferred Stock Purchase Agreement, dated as of June 28, 2019, by and between the Company and SoftBank Group Corp. ((i) through (iv), collectively, the “Investor Documents”), to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of such Company Stockholder’s Subject Shares held at such time to implement the Merger Agreement and the transactions contemplated thereby;

(d) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby, including the Merger); and

(e) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.

Annex D-2

Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.5 Affiliate Agreements. Each Company Stockholder, severally and not jointly, hereby agrees and consents to the termination of all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) to which such Company Stockholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.

Section 1.6 Registration Rights Agreement. Each of the Company Stockholders set forth on Schedule II, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Amended and Restated Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.

Section 1.7 Further Assurances. Each Company Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.8 No Inconsistent Agreement. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.

Section 1.9 No Challenges. Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Company Stockholder from enforcing such Company Stockholder’s rights under this Agreement and the other agreements entered into by such Company Stockholder in connection with the Merger Agreement and the transactions contemplated thereby, including such Company Stockholder’s right to receive such Company Stockholder’s portion of the Aggregate Merger Consideration as provided in the Merger Agreement.

Section 1.10 Consent to Disclosure. Each Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law.

Section 1.11 No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each Company Stockholder is entering into this Agreement solely in the Company Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Company Stockholder to the board of directors of the Company) of the Company Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company Stockholders.

Annex D-3

Section 1.12 Waiver of Appraisal Rights. Each Company Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the assertion, exercise or perfection of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger that such Company Stockholder or any Affiliate of such Company Stockholder may have by virtue of, or with respect to, any capital stock of the Company owned by such Company Stockholder (including all rights under Section 262 of the DGCL).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Stockholders. Each Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a) Organization; Due Authorization. If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.

(b) Ownership. Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens (a) pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, (iv) the Investor Documents, or (v) any applicable securities Laws or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Company Stockholder to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Merger Agreement. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth opposite such Company Stockholder’s name on Schedule I, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Company Stockholder, or, to the knowledge of such Company Stockholder, threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

Annex D-4

(e) Adequate Information. Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

(f) Brokerage Fees. Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. Such Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.

Section 2.2 No Other Representations or Warranties. Except for the representations and warranties made by each Company Stockholder in this ARTICLE II, no Company Stockholder nor any other Person makes any express or implied representation or warranty to Acquiror in connection with this Agreement or the transactions contemplated by this Agreement, and each Company Stockholder expressly disclaims any such other representations or warranties.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and such Company Stockholder; provided, however, that each Company Stockholder may, in its sole discretion, terminate this Agreement, solely with respect to such Company Stockholder, following any material modification or amendment to, or the waiver of any provision of, the Merger Agreement, as in effect on the date hereof, (i) that reduces the aggregate amount or form of consideration payable to the Company Stockholder in respect of such Company Stockholder’s Subject Shares in a manner that is materially and disproportionately adverse to such Company Stockholder relative to other Company Stockholders, (ii) in a manner that would require the prior written consent of the stockholders of the Company without the consent of the requisite stockholders of the Company required for such amendment, modification or waiver in accordance with this Agreement, the Company’s Governing Documents, the Investor Documents or the Delaware General Corporation Law, as applicable, or (iii) if the Company Stockholder is a holder of one or more series or classes of the Company’s Preferred Stock and such amendment, modification or waiver would be materially and disproportionately adverse to such Preferred Stock relative to the Common Stock and/or other Preferred Stock, except to the extent consented to in writing by Company Stockholders holding a majority of the outstanding shares of the relevant class or series of Preferred Stock (any such amendment, an “Adverse Amendment”). Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Annex D-5

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 3.8; PROVIDED, HOWEVER, THAT SERVICE OF PROCESS TO FOREIGN PARTIES SHALL NOT BE EFFECTIVE UNLESS AND UNTIL A COPY SENT BY INTERNATIONALLY RECOGNIZED COURIER AND E-MAIL IS RECEIVED AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.3.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the state courts located in Wilmington, Delaware or the courts of the United States located in Wilmington, Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and each of the Company Stockholders.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Annex D-6

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) other than with respect to parties located outside the United States (“Foreign Parties”), when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) other than with respect to Foreign Parties, when delivered by FedEx or other nationally recognized overnight delivery service, (d) with respect to Foreign Parties, when received by internationally recognized courier service or (e) when e-mailed during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Revolution Acceleration Acquisition Corp

1717 Rhode Island Avenue, NW, 10th Floor

Washington, D.C. 20036

Attention: John K. Delaney

Email:

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
Attention:	Stephen Arcano Blair Thetford
Email:

If to the Company:

Berkshire Grey, Inc. 10 Maguire Road, Building 4, Suite 190 Lexington, MA 02421
Attention:	Christian Ehrbar Scott D’Amour Mark Fidler
Email:

with a copy to (which will not constitute notice):

Goodwin Proctor LLP 100 Northern Avenue Boston, Massachusetts 02210
Attention:	Jocelyn M. Arel Mark Opper
Email:

If to a Company Stockholder:

To such Company Stockholder’s address set forth in Schedule I with a copy to (which will not constitute notice):

Goodwin Proctor LLP 100 Northern Avenue Boston, Massachusetts 02210
Attention:	Mark Opper
Email:

Annex D-7

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Several Liability. The liability of any Company Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Company Stockholder be liable for any other Company Stockholder’s breach of such other Company Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.

Section 3.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex D-8

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Company Stockholders Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

THOMAS WAGNER

By:	/s/ Thomas Wagner
Name:	Thomas Wagner

KHOSLA VENTURES SEED B, LP

By: Khosla Ventures Seed Associates B, LLC, a Delaware limited liability company and general partner of Khosla Ventures Seed B, LP

By:	/s/ John Demter
Name:	John Demter
Title:	General Counsel

KHOSLA VENTURES SEED B (CF), LP

By: Khosla Ventures Seed Associates B, LLC, a Delaware limited liability company and general partner of Khosla Ventures Seed B (CF), LP

By:	/s/ John Demter
Name:	John Demter
Title:	General Counsel

KHOSLA VENTURES V, LP

By: Khosla Ventures Associates V, LLC, a Delaware limited liability company and general partner of Khosla Ventures V, LP

By:	/s/ John Demter
Name:	John Demter
Title:	General Counsel

[Signature Page to Company Stockholders Support Agreement]

Annex D-9

NEW ENTERPRISE ASSOCIATES 15, L.P.

By: NEA Partners 15, L.P., its general partner
By: NEA 15 GP, LLC, its general partner

By:	/s/ Louis Citron
Name:	Louis Citron
Title:	Chief Legal Officer

NEA VENTURES 2016, LIMITED PARTNERSHIP

By:	/s/ Louis Citron
Name:	Louis Citron
Title:	Chief Legal Officer

CANAAN X L.P.

By: Canaan Partners X LLC, its general partner

By:	/s/ Hrach Simonian
Name:	Hrach Simonian
Title:	General Partner

SOFTBANK GROUP CORP.

By:	/s/ Yoshimitsu Goto
Name:	Yoshimitsu Goto
Title:	Board Director, Corporate Officer, Senior Vice President, CFO, CISO & CSusO

[Signature Page to Company Stockholders Support Agreement]

Annex D-10

ACQUIROR:

REVOLUTION ACCELERATION ACQUISITION CORP

By:	/s/ John K. Delaney
Name:	John K. Delaney
Title:	Chief Executive Officer

[Signature Page to Company Stockholders Support Agreement]

Annex D-11

COMPANY:

BERKSHIRE GREY, INC.

By:	/s/ Thomas Wagner
Name:	Thomas Wagner
Title:	Chief Executive Officer

[Signature Page to Company Stockholders Support Agreement]

Annex D-12

Annex E

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on February 23, 2021, by and between Revolution Acceleration Acquisition Corp, a Delaware corporation (“RAAC”), and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among RAAC, Berkshire Grey, Inc., a Delaware corporation (the “Company”), Pickup Merger Corp, a Delaware corporation (“RAAC Merger Sub”), and the other parties thereto, pursuant to which, among other things, RAAC Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of RAAC, and RAAC will change its name to “Berkshire Grey, Inc.”, on the terms and subject to the conditions therein (the “Transaction”);

WHEREAS, in connection with the Transaction, RAAC is seeking commitments from interested investors to purchase, prior to the closing of the Transaction, shares of RAAC’s Class A common stock, par value $0.001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”; and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, RAAC is entering into separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain investors (the “Other Investors”) with an aggregate purchase price of $165,000,000 (inclusive of the Subscription Amount) (the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and RAAC acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from RAAC, and RAAC hereby irrevocably agrees to sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement, in each case, on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on a closing date (the “Closing Date”) specified in the Closing Notice (as defined below), and be conditioned upon the prior or substantially concurrent consummation of the Transaction (the closing date of the Transaction, the “Transaction Closing Date”). Upon delivery of written notice from (or on behalf of) RAAC to the Investor (the “Closing Notice”), that RAAC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Transaction Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver the Subscription Amount three (3) business days prior to the expected Closing Date by wire transfer of United States dollars in immediately available funds to the account(s) specified by RAAC in the Closing Notice. On the Closing Date, RAAC shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form in the name of the Investor on the RAAC share register. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Prior to or at the Closing, Investor shall deliver to RAAC a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Transaction Closing Date does not occur within two (2) business days after the Closing Date under this Subscription Agreement, RAAC shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing.

Annex E-1

3. Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement; (b) the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended or waived in a manner that is materially adverse to the Investor (in its capacity as such); (c)(i) solely with respect to the Investor’s obligation to close, the representations and warranties made by RAAC, and (ii) solely with respect to the RAAC’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions; (d) solely with respect to the Investor’s obligation to close, RAAC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary to consummate the subscription as contemplated by this Subscription Agreement.

5. RAAC Representations and Warranties. RAAC represents and warrants to the Investor, as of the date hereof and as of the Closing date, that:

(a) RAAC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under RAAC’s certificate of incorporation and bylaws (as in effect at such time of issuance) or under the Delaware General Corporation Law.

(c) This Subscription Agreement has been duly authorized, executed and delivered by RAAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against RAAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The execution, delivery and performance of this Subscription Agreement, including issuance and sale by RAAC of the Shares pursuant to this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of RAAC or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which RAAC or any of its subsidiaries is a party or by which RAAC or any of its subsidiaries is bound or to which any of the property or assets of RAAC is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of RAAC and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of RAAC to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of RAAC; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over RAAC or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of RAAC to comply in all material respects with its obligations under this Subscription Agreement.

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(e) As of their respective filing dates, all reports required to be filed by RAAC with the U.S. Securities and Exchange Commission (the “SEC”) since December 10, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. None of the SEC Reports filed under the Exchange Act included, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that RAAC makes no such representation or warranty with respect to any registration statement or any proxy statement/prospectus to be filed by RAAC with respect to the Transaction or any other information relating to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto. RAAC has timely filed with the SEC each SEC Report that RAAC was required to file with the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by RAAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(f) RAAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 12 of this Subscription Agreement; (iv) those required by the New York Stock Exchange or Nasdaq, including with respect to obtaining approval of RAAC’s stockholders, and (v) those the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) As of the date hereof, RAAC has not received any written communication from a governmental authority that alleges that RAAC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by RAAC to the Investor.

(i) Neither RAAC nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(j) RAAC is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agent (as defined below).

(k) As of the date hereof, the Class A common stock, par value $0.001 per share, of RAAC is registered pursuant to Section 12(b) of the Exchange Act and listed for trading on Nasdaq. There is no suit, action, claim, proceeding or investigation pending or, to the knowledge of RAAC, threatened against RAAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the Class A common stock or to prohibit or terminate the listing of the Class A common stock on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq in connection with the Transactions. RAAC has taken no action that is designed to terminate the registration of the Class A common stock under the Exchange Act prior to the Subscription Closing.

(l) The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares. RAAC has not entered into any subscription agreement, side letter or other agreement with any Other Investor or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in RAAC other than (i) the Other Subscription Agreements, (ii) the documents filed as exhibits to the Current Report on Form 8-K to be filed as of the date hereof in connection with the Transaction and (iii) the Transaction Agreement.

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(m) RAAC acknowledges that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Investor effecting a pledge of Shares shall not be required to provide RAAC with any notice thereof; provided, however, that neither RAAC or its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by RAAC in all respects.

6. Investor Representations and Warranties. The Investor represents and warrants to RAAC, as of the date hereof and as of the Closing date, that:

(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).

(b) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that RAAC is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to RAAC or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(c) The Investor acknowledges and agrees that the Investor is purchasing the Shares from RAAC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of RAAC, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of RAAC expressly set forth in Section 5 of this Subscription Agreement.

(d) The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary to make an investment decision with respect to the Shares, including, with respect to RAAC, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed RAAC’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

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(e) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and RAAC, the Company or a representative of RAAC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and RAAC, the Company or a representative of RAAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, RAAC, the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of RAAC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in RAAC.

(f) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in RAAC’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither RAAC nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(g) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in RAAC. The Investor acknowledges specifically that a possibility of total loss exists.

(h) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of RAAC in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of its respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning RAAC, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

(i) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(j) The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, and has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(k) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of RAAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

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(l) Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(m) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) it has not relied on RAAC or any of its affiliates for investment advice as the Plan’s fiduciary with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction shall at any time be relied on as the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(n) No disclosure or offering document has been prepared by Credit Suisse Securities (USA) LLC (the “Placement Agent”) or any of its affiliates in connection with the offer and sale of the Shares.

(o) None of the Placement Agent, nor any of its affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to RAAC, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by RAAC.

(p) In connection with the issue and purchase of the Shares, none of the Placement Agent, nor any of its affiliates, has acted as the Investor’s financial advisor or fiduciary.

(q) The Investor has or has commitments to have and, when required to deliver payment to RAAC pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(r) The Investor acknowledges and is aware that (i) the Placement Agent is acting as RAAC’s placement agent, (ii) Credit Suisse is acting as capital markets advisor to the Company in connection with the Transaction and (iii) Credit Suisse has served in various commercial roles for the Company, its affiliates and certain funds and business development companies that Credit Suisse and its affiliates advise. The Investor understands and acknowledges that Credit Suisse’s role as capital markets advisor to the Company may give rise to potential conflicts of interest or the appearance thereof.

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7. Registration Rights.

(a) RAAC agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), RAAC will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if RAAC is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and RAAC shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies RAAC that it will “review” the Registration Statement and (ii) the 10th business day after the date RAAC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that RAAC’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Investor furnishing in writing to RAAC such information regarding Investor or its permitted assigns, the securities of RAAC held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by RAAC to effect the registration of the Registrable Shares, and Investor shall execute such documents in connection with such registration as RAAC may reasonably request that are customary of a selling stockholder in similar situations, including providing that RAAC shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. Notwithstanding the foregoing, if the SEC prevents RAAC from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares pursuant to this Section 7 by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement without the Investor’s prior written consent. For as long as the Investor holds Shares, RAAC will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by RAAC to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve RAAC of its obligations to file or effect the Registration Statement as set forth above in this Section 7.

(b) At its expense RAAC shall:

(i) except for such times as RAAC is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which RAAC determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for RAAC to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement. The period of time during which RAAC is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) during the Registration Period, advise Investor, as expeditiously as possible:

(1) when a Registration Statement or any amendment thereto has been filed with the SEC;

(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

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(3) of the receipt by RAAC of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, RAAC shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding RAAC other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding RAAC;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as RAAC is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, RAAC shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of common stock issued by RAAC have been listed;

(vi) during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and

(vii) during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.

(c) Notwithstanding anything to the contrary in this Subscription Agreement, RAAC shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by RAAC or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event RAAC’s board of directors reasonably believes would require additional disclosure by RAAC in the Registration Statement of material information that RAAC has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of RAAC’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, (each such circumstance, a “Suspension Event”); provided, however, that RAAC may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from RAAC of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which RAAC agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and

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receives notice that any post-effective amendment has become effective or unless otherwise notified by RAAC that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by RAAC unless otherwise required by law or subpoena. If so directed by RAAC, Investor will deliver to RAAC or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(d) Indemnification.

(i) RAAC agrees to indemnify, to the extent permitted by law, the Investor (to the extent a seller under the Registration Statement), its directors, officers, partners, managers, members, stockholders, advisors and each person who controls the Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to RAAC by or on behalf of such Investor expressly for use therein.

(ii) In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to RAAC in writing such information and affidavits as RAAC reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify RAAC, its directors and officers and each person or entity who controls RAAC (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the liability of such Investor shall be several and not joint with any Other Investor and shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is

Annex E-9

so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) The Investor may deliver written notice (an “Opt-Out Notice”) to RAAC requesting that Investor not receive notices from RAAC otherwise required by this Section 7(c); provided, however, that Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Investor (unless subsequently revoked), (i) RAAC shall not deliver any such notices to Investor and Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Investor’s intended use of an effective Registration Statement, Investor will notify RAAC in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(c)) and the related suspension period remains in effect, RAAC will so notify Investor, within one (1) business day of Investor’s notification to RAAC, by delivering to Investor a copy of such previous notice of Suspension Event, and thereafter will provide Investor with the related notice of the conclusion of such Suspension Event promptly following its availability.

(f) The legend described in Section 7(b) shall be removed and RAAC shall issue a certificate without such legend to the holder of the Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), no later than the second day (or, if shorter, the then-effective settlement period for securities transactions) following the date on which the Registration Statement is declared effective or (ii) at any time following the first date on which of the Shares may be sold without registration under the applicable requirements of the Securities Act. RAAC shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied at, or are not capable of being satisfied on or prior to, the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (d) August 23,

Annex E-10

2021 if the closing of the Transaction has not occurred on or before such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. RAAC shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to RAAC in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that RAAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving RAAC and one or more businesses or assets. The Investor further acknowledges that, as described in RAAC’s prospectus relating to its initial public offering dated December 7, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of RAAC’s assets consist of the cash proceeds of RAAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of RAAC, its public shareholders and the underwriter of RAAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to RAAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of RAAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Class A common stock of RAAC acquired by any means other than pursuant to this Subscription Agreement.

10. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions, provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to RAAC hereunder or any of RAAC’s obligations may be transferred or assigned other than pursuant to the Transaction.

(b) RAAC may request from the Investor such additional information as RAAC may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures, and provided that RAAC agrees to keep any such information provided by Investor confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. The Investor acknowledges that RAAC may file a form of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of RAAC.

(c) The Investor acknowledges that RAAC and the Placement Agent (as third party beneficiary with the right to enforce Section 5, Section 6, Section 10 (to the extent applicable to it), and Section 11 hereof on its own behalf and not, for the avoidance of doubt, on behalf of RAAC or the Company) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify RAAC and the Placement Agent if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate.

Annex E-11

(d) RAAC, the Placement Agent (to the extent set forth in Section 10(c)) and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing.

(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(b), (Section 10(c) and Section 10(d) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE court of chancery of the state of delaware (or, to the extent such court does not have subject matter jurisdiction, the superior court of the state of delaware, or the united states district court for the district of delaware) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO

Annex E-12

IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A delaware STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(l) or SECTION 13 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(m) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).

11. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of RAAC expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in RAAC. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to the Transaction Agreement (other than RAAC), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of RAAC, the Company or any other party to the Transaction Agreement shall be liable to the Investor, or to any Other Investor, pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

12. Press Releases. RAAC shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that RAAC has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of RAAC, the Investors shall not be in possession of any material, non-public information received from RAAC or any of its officers, directors or employees. All press releases or other public communications relating to the transactions contemplated hereby between RAAC and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) RAAC, and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by

Annex E-13

name, the Investor. The restriction in this Section 12 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

13. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to RAAC, to:

Revolution Acceleration Acquisition Corp

1717 Rhode Island Avenue, NW 10th floor

Washington, D.C. 20036

Attention:    John K. Delaney

Email:

with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
Attention:	Blair T. Thetford P. Michelle Gasaway
Email:

and

Berkshire Grey, Inc. 140 South Road. Bedford, MA 01730
Attention:	Christian Ehrbar Scott D’Amour Mark Fidler
Email:

with copies to (which shall not constitute notice), to:

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
Attention:	Jocelyn M. Arel Dan Espinoza Mark S. Opper
Email:

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

Annex E-14

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by RAAC in the Closing Notice.

[Signature Page to Subscription Agreement]

Annex E-15

IN WITNESS WHEREOF, RAAC has accepted this Subscription Agreement as of the date set forth below.

REVOLUTION ACCELERATION ACQUISITION CORP

By:
Name: John K. Delaney
Title: Chief Executive Officer

Date: February 23, 2021

[Signature Page to Subscription Agreement]

Annex E-16

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.    QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

 ☐    We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.    INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.    ☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.    ☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

 ☐    Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

 ☐    Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

 ☐    Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

 ☐    Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

 ☐    Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

 ☐    Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

[Schedule A to Subscription Agreement]

Annex E-17

Annex F

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
Revolution Acceleration Acquisition Corp

December 7, 2020

Revolution Acceleration Acquisition Corp, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is Revolution Acceleration Acquisition Corp.

2. The name under which the Corporation was originally incorporated was Acceleration Acquisition Corporation and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 10, 2020 (the “Original Certificate”). The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 19, 2020 (the “Amended and Restated Certificate”), which restated and amended the Original Certificate in its entirety.

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Second Amended and Restated Certificate restates, integrates and amends the provisions of the Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5. The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Revolution Acceleration Acquisition Corp (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

Annex F-1

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation shall have authority to issue is 101,000,000, of which (a) 100,000,000 shares shall be common stock, including (i) 75,000,000 shares of Class A common stock (the “Class A Common Stock”), (ii) 10,000,000 shares of Class B common stock (the “Class B Common Stock”), (iii) 15,000,000 shares of Class C common stock (the “Class C Common Stock” and, together with the Class B Common Stock, the “Convertible Common Stock” and, collectively with the Class A Common Stock and the Class B Common Stock, the “Common Stock”) and (b) 1,000,000 shares shall be preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article IX of this Second Amended and Restated Certificate, the Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. Subject to the provisions in Article IX hereof, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(b) Shares of Convertible Common Stock are convertible into shares of Class A Common Stock at the Conversion Ratio (as defined below) and shall automatically convert into Class A Common Stock:

(i) in the case of the Class B Common Stock, at the time of the closing of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

(ii) in the case of the Class C Common Stock, after the completion of the Business Combination, at the earlier of (x) a time in which the sale price of shares of the Class A Common Stock equals or exceeds:

(A) $15.25 if occurring before the third (3rd) anniversary of the Business Combination;

(B) $23.00 if occurring before the sixth (6th) anniversary of the Business Combination; or

(C) $35.00 if occurring before the ninth (9th) anniversary of the Business Combination,

and (y) the date on which we complete a merger, stock exchange, reorganization or other similar transaction that results in both a Change of Control (as defined below) and all of our public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. For the avoidance of doubt, all shares of Class C Common Stock shall automatically convert to shares of Class A Common Stock upon the first to occur of any of (A), (B) or (C) above at the Conversion Ratio. References to “Change of Control” means the occurrence of any one of the following after the consummation of an initial Business Combination (but not in connection with such initial Business Combination) if any of the following occurs: (A) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, any of its wholly owned subsidiaries and the Corporation’s and its wholly-owned subsidiaries’ respective employee benefit plans, (1) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock and (2) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (1) below has occurred; provided, however, that a “person” or “group” shall not be deemed a

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beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (B) the consummation of (1) any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of the outstanding shares of Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (2) any share exchange, consolidation or merger of the Corporation pursuant to which all of the outstanding shares of Class A Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof); or (3) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the Corporation’s or its consolidated assets, taken as a whole, to any person or entity (other than one of the Corporation’s wholly owned subsidiaries); provided, however, that a transaction described in clauses (1) or (2) in which the holders of all classes of the Corporation’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Change of Control pursuant to this clause (B); (C) the Corporation’s stockholders approve any plan or proposal for the Corporation’s liquidation or dissolution (other than a liquidation or dissolution that shall occur contemporaneously with a transaction described in clause (B)(2) above); or (D) shares of the Class A Common Stock cease to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (A) or (B) above shall not constitute a Change of Control, if at least 90% of the consideration received or to be received by the holders of shares of the Common Stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or shall be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests in which shares of the Class B Common Stock convert into.

The ratio at which shares of Convertible Common Stock convert into shares of Class A Common Stock (the “Conversion Ratio”) shall be on a one-for-one basis, unless, in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Corporation’s initial public offering, except if such is the result of the conversion of shares of Class B Common Stock or Class C Common Stock, at a ratio for which:

(i) in the case of Class B Common Stock: (A) the numerator shall be equal to the sum of (a) 13⅓% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (b) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination; and (B) the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination; and

(ii) in the case of Class C Common Stock: (A) the numerator shall be equal to the sum of (a) 20% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (b) the number of shares of Class C Common Stock issued and outstanding prior to the closing of the Business Combination; and (B) the denominator shall be the number of shares of Class C Common Stock issued and outstanding prior to the closing of the Business Combination.

As used herein, the term “equity-linked securities” means any debt or equity securities of the Corporation that are convertible, exercisable or exchangeable for Class A Common Stock issued in a financing transaction in connection with the initial Business Combination, including but not limited to a private placement of equity or debt.

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Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock or Class C Common Stock, as applicable in each case, then outstanding consenting or agreeing separately as a single class and (ii) in no event shall the Convertible Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Convertible Common Stock.

Each share of Convertible Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Convertible Common Stock will be determined as follows:

(i) Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Article, and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(ii) Each share of Class C Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class C Common Stock shall be converted pursuant to this Article, and the denominator of which shall be the total number of issued and outstanding shares of Class C Common Stock at the time of conversion.

(c) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation and Section 9.9 hereof), at any annual or special meeting of the stockholders of the Corporation, the holders of the Class A Common Stock, the holders of the Class B Common Stock and the holders of the Class C Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(d) Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(e) Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

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Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate and the Bylaws.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws.

(b) Subject to Section 5.5 hereof, following the effectiveness of this Second Amended and Restated Certificate, each director shall hold office for a two-year term, with such term expiring at the second annual meeting of the stockholders following such appointment and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Sections 5.5 and 9.9 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the director to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof and except as otherwise provided for by this Second Amended and Restated Certificate (including as set forth on Section 9.9 hereof), any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

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ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation other than with respect to Class B Common Stock and Class C Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any

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proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Second Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering and (iii) the redemption of Offering Shares in connection with a vote seeking to amend any provisions of this Second Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering or (B) relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are RAAC Management LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

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Section 9.2 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed (which redemption may be in the form of a repurchase by the Corporation) upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares to the extent that such redemption would result in the Corporation having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) of less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (net of taxes payable), by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (net of taxes payable), by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from redeeming Offering Shares with respect to more than an aggregate of 15% of the Offering Shares without the consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public

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Stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights (and any withdrawal of any exercise of such rights) shall be conditioned on such Public Stockholder following the specific procedures for redemptions (or withdrawals, as applicable) set forth by the Corporation in any applicable tender offer or proxy materials sent to the Corporation’s Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination or on any amendment to this Article IX.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or from an independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with solely another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Second Amended and Restated Certificate that would modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering, or with respect to any other provision herein relating to stockholder’s rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

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Section 9.8 Minimum Value of Target. The Corporation’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount).

Section 9.9 Appointment and Removal of Directors. Notwithstanding any other provision in this Second Amended and Restated Certificate, prior to the closing of the initial Business Combination, the holders of Class B Common Stock and the holders of Class C Common Stock, voting together as a single class, shall have the exclusive right to elect, remove and replace any director, and the holders of Class A Common Stock shall have no right to vote on the election, removal or replacement of any director. This Section 9.9 may only be amended by a resolution passed by a majority of holders of at least ninety percent (90%) of the outstanding Common Stock entitled to vote thereon.

Section 9.10 Approval of Business Combination. Notwithstanding any other provision in this Second Amended and Restated Certificate, approval of the initial Business Combination shall require the affirmative vote of a majority of the Board, which must include a majority of the Corporation’s independent directors.

ARTICLE X
CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI
AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to at any time and from time to time amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Second Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination),

Annex F-10

which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or arising under the federal securities laws, including the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the provisions of this Section 12.1 shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

[Signature Page Follows]

Annex F-11

IN WITNESS WHEREOF, Revolution Acceleration Acquisition Corp has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Revolution Acceleration Acquisition Corp

By:	/s/ John K. Delaney
Name: John K. Delaney
Title: Chief Executive Officer

Annex F-12

Annex G

2021 STOCK OPTION AND INCENTIVE PLAN
FOR BERKSHIRE GREY, INC.

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Berkshire Grey, Inc. 2021 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Berkshire Grey, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. Following the Effective Date, (i) the Company’s Amended and Restated 2013 Stock Option and Purchase Plan (the “Prior Plan”) shall terminate and no additional awards shall be issued thereunder, and (ii) any awards then outstanding under such Prior Plan shall continue in accordance with their terms.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the Closing Date as defined in the Agreement and Plan of Merger by and among Revolution Acceleration Acquisition Corp, Pickup Merger Corp and the Company, dated as of February 23, 2021.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Annex G-1

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Class A common stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

Annex G-2

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)    Administration of Plan. The Plan shall be administered by the Administrator.

(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)     to select the individuals to whom Awards may from time to time be granted;

(ii)     to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)     to determine the number of shares of Stock to be covered by any Award;

(iv)     to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v)     to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)     subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii)     at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)    Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company including the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)    Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e)    Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

Annex G-3

(f)    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)    Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall equal the sum of (i) [•] shares (the “Initial Limit”), subject to adjustment as provided in this Section 3, plus (ii) the number of shares of Common Stock which remain available for future grants under the Prior Plan as of immediately prior to approval of the Plan by the Company’s stockholders; provided that on January 1, 2022 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by the lesser of (A) five percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31, and (B) such lower amount as determined in the Administrator’s discretion (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall be ten times the Initial Limit. For purposes of the foregoing limitations, the shares of Stock underlying any awards under the Plan and the Prior Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)    Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

Annex G-4

(c)    Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d)    Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000, provided, however, that such limit shall be $1,000,000 in any Non-Employee Director’s first year of service as a Non-Employee Director. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5. STOCK OPTIONS

(a)    Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

Annex G-5

(b)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.

(c)    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)    Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i)     In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)     Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)     By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)     With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)    Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

Annex G-6

SECTION 6. STOCK APPRECIATION RIGHTS

(a)    Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)    Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c)    Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a)    Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b)    Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)    Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)    Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

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SECTION 8. RESTRICTED STOCK UNITS

(a)    Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)    Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)    Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant an (or sell at par value or such higher purchase price determined by the Administrator) Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS

(a)    Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates)

Annex G-8

if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. Transferability of Awards

(a)    Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)    Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c)    Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)    Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

(a)    Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

Annex G-9

(b)    Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14. Section 409A awards

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)    Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b)    For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i)     a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii)     an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

Annex G-10

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS

(a)    No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)    Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)    Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)    Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)    Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

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SECTION 19. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the Effective Date and will be subject to stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: ________________, 2021

DATE APPROVED BY STOCKHOLDERS: ________________, 2021

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Annex H

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REVOLUTION ACCELERATION ACQUISITION CORP

[•], 2021

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

Revolution Acceleration Acquisition Corp, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Revolution Acceleration Acquisition Corp”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 10, 2020 (the “Original Certificate”). The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 19, 2020 (the “Amended and Restated Certificate”), which restated and amended the Original Certificate in its entirety. The second amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 7, 2020 (the “Second Amended and Restated Certificate”), which restated and amended the Amended and Restated Certificate in its entirety.

2. This Third Amended and Restated Certificate of Incorporation (this “Third Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Third Amended and Restated Certificate restates, integrates and amends the provisions of the Second Amended and Restated Certificate. Certain capitalized terms used in this Third Amended and Restated Certificate are defined where appropriate herein.

4. Effective as of the date of its filing with the Secretary of State of the State of Delaware, the text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

[Signature page follows]

Annex H-1

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be duly executed on its behalf as of the date first written above.

REVOLUTION ACCELERATION ACQUISITION CORP

By:
Name:
Title:

Annex H-2

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BERKSHIRE GREY, INC.

[•], 2021

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

ARTICLE I
Name

The name of the Corporation is BERKSHIRE GREY, INC.

ARTICLE II
Registered Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is Four Hundred Ten Million (410,000,000), of which (a) Four Hundred Million (400,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), including (i) Three Hundred Eighty-Five Million (385,000,000) shares of Class A common stock (the “Class A Common Stock”) and (ii) Fifteen Million (15,000,000) shares of Class C common stock (the “Class C Common Stock”) and (b) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. Common Stock

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) The holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not

Annex H-3

be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL.

(b) Shares of Class C Common Stock are convertible into shares of Class A Common Stock at the Conversion Ratio (as defined below) and shall automatically convert into Class A Common Stock at the earlier of (i) a time in which the sale price of shares of Class A Common Stock equals or exceeds:

(x) $15.25 if occurring before [insert date of the third anniversary of Closing];

(y) $23.00 if occurring before [insert date of the sixth anniversary of Closing]; or

(z) $35.00 if occurring before [insert date of the ninth anniversary of Closing];

and (ii) the date on which the Corporation completes a merger, stock exchange, reorganization or other similar transaction that results in both a Change of Control (as defined below) and all of the Corporation’s public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. For the avoidance of doubt, all shares of Class C Common Stock shall automatically convert to shares of Class A Common Stock upon the first to occur of any of (x), (y) or (z) above at the Conversion Ratio. References to “Change of Control” means the occurrence after the date hereof of any one of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”) if any of the following occurs: (A) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, any of its wholly owned subsidiaries and the Corporation’s and its wholly-owned subsidiaries’ respective employee benefit plans, (1) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock and (2) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (1) below has occurred; provided, however, that a “person” or “group” shall not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (B) the consummation of (1) any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of the outstanding shares of Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (2) any share exchange, consolidation or merger of the Corporation pursuant to which all of the outstanding shares of Class A Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof); or (3) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the Corporation’s or its consolidated assets, taken as a whole, to any person or entity (other than one of the Corporation’s wholly owned subsidiaries); provided, however, that a transaction described in clauses (1) or (2) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Change of Control pursuant to this clause (B); (C) the Corporation’s stockholders approve any plan or proposal for the Corporation’s liquidation or dissolution (other than a liquidation or dissolution that shall occur contemporaneously with a transaction described in clause (B)(2) above); or (D) shares of the Class A Common Stock cease to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (A) or (B) above shall not constitute a Change of Control, if at least 90% of the consideration received or to be received by the holders of shares of the Common Stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or shall be so listed or quoted when issued or exchanged in connection with such transaction or transactions.

The ratio at which shares of Class C Common Stock convert into shares of Class A Common Stock (the “Conversion Ratio”) shall be on a one-for-one basis.

Annex H-4

The foregoing conversion ratio shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Third Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class C Common Stock.

Each share of Class C Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Article IV. The pro rata share for each holder of Class C Common Stock will be determined as follows: each share of Class C Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class C Common Stock shall be converted pursuant to this Article, and the denominator of which shall be the total number of issued and outstanding shares of Class C Common Stock at the time of conversion.

(c) Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof.

(d) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. Undesignated Preferred Stock

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

ARTICLE V
Stockholder Action

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

Annex H-5

ARTICLE VI
Directors

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be [names]; the initial Class II Directors of the Corporation shall be [names]; and the initial Class III Directors of the Corporation shall be [names].The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2024. The mailing address of each person who is to serve initially as a director is c/o Berkshire Grey, Inc., 140 South Road, Bedford, MA 01730. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

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ARTICLE VII
Limitation of Liability

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII
Amendment of Bylaws

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by this Certificate, the Bylaws, or other applicable law.

ARTICLE IX
Amendment of Certificate of Incorporation

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

ARTICLE X
Business Combinations

The Corporation shall not be governed by Section 203 of the DGCL.

[End of Text]

Annex H-7

Annex I

AMENDED AND RESTATED BYLAWS
OF
REVOLUTION ACCELERATION ACQUISITION CORP (THE “CORPORATION”)

ARTICLE I
Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders of the Corporation may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the Annual Meeting, who is present (in person or by proxy) at the Annual Meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder of the Corporation to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder of the Corporation pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder of the Corporation must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder of the Corporation to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A) as to each person whom the stockholder of the Corporation proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation

Annex I-1

or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder of the Corporation and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder of the Corporation or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder of the Corporation proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder of the Corporation giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders of the Corporation (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

Annex I-2

(E) a statement whether or not the stockholder of the Corporation giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder of the Corporation (such statement, the “Solicitation Statement”).

For purposes of this Article I of these Bylaws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of the Corporation of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these Bylaws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder of the Corporation providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this By-law shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder of the Corporation may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee

Annex I-3

thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw or, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder of the Corporation.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder of the Corporation (or a qualified representative of the stockholder of the Corporation) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder of the Corporation, a person must be authorized by a written instrument executed by such stockholder of the Corporation or an electronic transmission delivered by such stockholder of the Corporation to act for such stockholder of the Corporation as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of (i) stockholders of the Corporation to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

(c) Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, shall be required to amend or repeal any provision of this Article I, Section 2; provided, however, that if the Board of Directors recommends that stockholders of the Corporation approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders of the Corporation. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders of the Corporation unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, shall be required to amend or repeal any provision of this Article I, Section 3; provided, however, that if the Board of Directors recommends that stockholders of the Corporation approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

Annex I-4

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders of the Corporation and proxyholders may be deemed to be present in person and vote at such Annual Meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder of the Corporation entitled to vote thereat by delivering such notice to such stockholder of the Corporation or by mailing it, postage prepaid, addressed to such stockholder of the Corporation at the address of such stockholder of the Corporation as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders of the Corporation, any notice to stockholders to the Corporation may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b) Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder of the Corporation if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder of the Corporation or if such stockholder of the Corporation attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these Bylaws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these Bylaws.

(e) When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders of the Corporation to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders of the Corporation, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders of the Corporation and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of the Corporation of record entitled to vote thereat and each stockholder of the Corporation who, by law or under the Amended and Restated Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice.

SECTION 5. Quorum. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders of the Corporation present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders of the Corporation to leave less than a quorum.

SECTION 6. Voting and Proxies. Stockholders of the Corporation shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders of the Corporation may vote either (i) in

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person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders of the Corporation shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists. The Secretary or an Assistant Secretary of the Corporation (or the Corporation’s transfer agent or other person authorized by these Bylaws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders of the Corporation entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each stockholder of the Corporation and the number of shares registered in the name of each stockholder of the Corporation. Such list shall be open to the examination of any stockholder of the Corporation, for a period of at least ten (10) days prior to such meeting as provided in the manner, and subject to the terms, set forth in Section 219 of the DGCL (or any successor provision). The list shall also be open to the examination of any stockholder of the Corporation during the whole time of such meeting as provided by law.

SECTION 9. Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

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ARTICLE II
Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

SECTION 2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate.

SECTION 6. Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary of the Corporation. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings. Regular and annual meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the President of the Corporation. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9. Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary of the Corporation, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President of the Corporation or such other officer designated by the Chairman of the Board, if one is elected, or the President of the Corporation. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.

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SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.

SECTION 14. Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III
Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

SECTION 2. Election. At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

SECTION 3. Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5. Resignation. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary of the Corporation, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

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SECTION 6. Removal. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

SECTION 7. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 8. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 9. President. The President of the Corporation shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chairman of the Board. The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11. Chief Executive Officer. The Chief Executive Officer of the Corporation, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 12. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President of the Corporation) and any Assistant Vice President of the Corporation shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer of the Corporation may from time to time designate.

SECTION 13. Treasurer and Assistant Treasurers. The Treasurer of the Corporation shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer of the Corporation may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer of the Corporation shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer of the Corporation. Any Assistant Treasurer of the Corporation shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer of the Corporation may from time to time designate.

SECTION 14. Secretary and Assistant Secretaries. The Secretary of the Corporation shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary of the Corporation shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary of the Corporation shall have custody of the seal of the Corporation, and the Secretary of the Corporation, or an Assistant Secretary of the Corporation shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary of the Corporation. The Secretary of the Corporation shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer of the Corporation. In the absence of the Secretary of the Corporation, any Assistant Secretary of the Corporation may perform his or her duties and responsibilities. Any Assistant Secretary of the Corporation shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer of the Corporation may from time to time designate.

SECTION 15. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer of the Corporation.

ARTICLE IV
Capital Stock

SECTION 1. Certificates of Stock. Each stockholder of the Corporation shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent

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or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

SECTION 4. Record Date. In order that the Corporation may determine the stockholders of the Corporation entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders of the Corporation entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders of the Corporation entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V
Indemnification

SECTION 1. Definitions. For purposes of this Article:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate

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Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter
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therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder

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in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders of the Corporation) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification (following final disposition of such Proceeding) or advancement of Expenses hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification or advancement of Expenses, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for

Annex I-13

recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification or advancement of Expenses shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders of the Corporation or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders of the Corporation or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE VI
Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President of the Corporation or the Treasurer of the Corporation or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President of the Corporation or the Treasurer of the Corporation may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders of the Corporation and the Board of Directors and the stock transfer books,

Annex I-14

which shall contain the names of all stockholders of the Corporation, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate or Bylaws, or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine. The provisions of this Section 8 shall not apply to any claims arising under the Exchange Act or the Securities Act of 1933, as amended. In addition, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of Bylaws.

(a) Amendment by Directors. Except as provided otherwise by law, any section or portion of these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b) Amendment by Stockholders. Except as otherwise required by these Bylaws or by law, these Bylaws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these Bylaws, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders of the Corporation approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these Bylaws, or other applicable law.

SECTION 10. Notices. If mailed, notice to stockholders of the Corporation shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder of the Corporation at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders of the Corporation, any notice to stockholders of the Corporation may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder of the Corporation or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Annex I-15

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation; provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation; provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The RAAC A&R Charter provides that RAAC’s officers and directors will be indemnified by RAAC to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended.

In addition, effective upon the consummation of the Business Combination, RAAC has entered into agreements with officers and directors of RAAC to provide contractual indemnification in addition to the indemnification provided for in the RAAC A&R Charter. These agreements require RAAC to indemnify these individuals to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service to RAAC, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. RAAC also intends to enter into indemnification agreements with future directors and executive officers. The RAAC Bylaws also permit the company to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. RAAC will obtain a policy of directors’ and officers’ liability insurance that insures officers and directors against the cost of defense, settlement or payment of a judgment or fine in some circumstances and insures RAAC against obligations the company may have to indemnify any of its officers and directors.

A stockholder’s investment may be adversely affected to the extent RAAC pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

RAAC believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, RAAC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In accordance with Section 102(b)(7) of the DGCL, the RAAC A&R Charter provides that a director will not be personally liable to RAAC or RAAC Stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to RAAC or the RAAC Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The RAAC A&R Charter provides that RAAC will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

Item 21. Exhibits and Financial Statements Schedules.

Exhibits.

Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of February 23, 2021, by and among RAAC, Merger Sub and Berkshire Grey (included as Annex A to the proxy statement/prospectus).
3.1	Second Amended and Restated Certificate of Incorporation of RAAC, filed with the Secretary of State of the State of Delaware on December 7, 2020.(1)
3.2	Bylaws of RAAC.(2)
3.3	Form of Third Amended and Restated Certificate of Incorporation of New Berkshire Grey (included as Annex H to the proxy statement/prospectus).
3.4	Form of Bylaws of New Berkshire Grey Amended (included as Annex I to the proxy statement/prospectus).
4.1	Specimen Unit Certificate of RAAC.(2)
4.2	Specimen Class A Common Stock Certificate of RAAC.(2)
4.3	Specimen Warrant Certificate of RAAC (Included in Exhibit 4.4).
4.4	Warrant Agreement, dated December 7, 2020, between Continental Stock Transfer & Trust Company and RAAC.(4)
4.5**	Specimen Class A Common Stock Certificate of New Berkshire Grey.
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1	Amended and Restated Letter Agreement, dated as of February 23, 2021, by and between Revolution Acceleration Acquisition Corp and each of RAAC Management LLC and the other parties thereto.(3)
10.2	Investment Management Trust Agreement, dated December 7, 2020, between RAAC and Continental Stock Transfer & Trust Company, as trustee.(4)
10.3	Form of Subscription Agreement, entered into between RAAC and each of several investors in connection with the Business Combination.(3)
10.4	Registration Rights Agreement, dated December 7, 2020, between RAAC and each of RAAC Management LLC and certain other security holders.(4)
10.5+	Form of Amended and Restated Registration Rights Agreement (included as Annex B to the proxy statement/prospectus).
10.6+	Stockholder Support Agreement, dated as of February 23, 2021, by and among RAAC, Berkshire Grey and the other parties thereto.(3)
10.7	Administrative Services Agreement, dated December 7, 2020, between RAAC and RAAC Management LLC.(4)
10.8	Sponsor Warrants Purchase Agreement, dated December 7, 2020, between RAAC and RAAC Management LLC.(4)
10.9	Form of Incentive Equity Plan (included as Annex G to the proxy statement/prospectus).
10.10*	Form of Indemnification Agreement.
10.11	Indemnity Agreement, dated December 7, 2020, between RAAC and John K. Delaney.(4)
10.12	Indemnity Agreement, dated December 7, 2020, between RAAC and Stephen M. Case.(4)
10.13	Indemnity Agreement, dated December 7, 2020, between RAAC and Steven A. Museles.(4)
10.14	Indemnity Agreement, dated December 7, 2020, between RAAC and Phyllis R. Caldwell.(4)
10.15	Indemnity Agreement, dated December 7, 2020, between RAAC and Jason M. Fish.(4)
10.16	Employment Agreement, dated October 28, 2019, between Berkshire Grey and Steven Johnson.
10.17	Employment Agreement, dated October 25, 2013, between Berkshire Grey and Thomas Wagner.
10.18+	Master Purchase and License Agreement, dated June 6, 2019, between Berkshire Grey, Inc. and SoftBank Robotics Corp.
10.19+	Technology Acceleration Agreement, dated June 6, 2019, between Berkshire Grey and SoftBank Robotics Corp.
10.20+	Statement of Work — Proposal # 1907101330, dated August 8, 2019, between Berkshire Grey and SoftBank Robotics Corp.
10.21+	Amendment No. 1 to Statement of Work — Proposal # 1907101330, dated October 10, 2019, between Berkshire Grey and SoftBank Robotics Corp.

Exhibit Number	Description
10.22+	Statement of Work - Proposal # 1907101331, dated August 8, 2019, between Berkshire Grey and SoftBank Robotics Corp.
10.23+	Amendment No. 1 to Statement of Work — Proposal # 1907101331, dated October 10, 2019, between Berkshire Grey and SoftBank Robotics Corp.
10.24+	Statement of Work — Proposal # 1905301745, dated August 7, 2019, between Berkshire Grey and SoftBank Robotics Corp.
10.25+	Master Agreement for Automated Material Handling Solution, dated January 31, 2018, between Berkshire Grey and Target Corporation.
10.26+	Project Agreement for Automated Material Handling Perth Amboy, dated January 31, 2018, between Berkshire Grey and Target Corporation.
10.27+	Amendment No. 1 to Project Agreement for Automated Material Handling Perth Amboy, dated January 31, 2018, between Berkshire Grey and Target Corporation.
23.1	Consent of Marcum LLP, independent registered public accounting firm of RAAC.
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm of Berkshire Grey, Inc.
23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 hereto).
24.1**	Power of Attorney (included on signature page to the initial filing of the proxy statement/prospectus which forms part of this registration statement).
99.1	Form of Proxy Card to be used by RAAC.
99.2**	Consent of Thomas Wagner to be named as a director.
99.3**	Consent of Peter Barris to be named as a director.
99.4**	Consent of Sven Strohband to be named as a director.
99.5	Consent of Angela Du to be named as a director.
99.6	Consent of Fiona P. Dias to be named as a director.
99.7	Consent of Serena Wolfe to be named as a director.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

____________

*        To be filed by amendment.

**      Previously filed.

+        Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)      Incorporated by reference to RAAC’s Form 10-Q, filed with the SEC on January 21, 2021.

(2)      Incorporated by reference to RAAC’s Form S-1, filed with the SEC on November 20, 2020.

(3)      Incorporated by reference to RAAC’s Form 8-K, filed with the SEC on February 24, 2021.

(4)      Incorporated by reference to RAAC’s Form 8-K, filed with the SEC on December 10, 2020.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.     That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on the 14th day of May, 2021.

REVOLUTION ACCELERATION ACQUISITION CORP
By:	/s/ John K. Delaney
Name:	John K. Delaney
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ John K. Delaney	Chief Executive Officer	May 14, 2021
John K. Delaney	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
*	Director	May 14, 2021
Stephen M. Case
*	Director	May 14, 2021
Steven A. Museles
*	Director	May 14, 2021
Phyllis R. Caldwell
*	Director	May 14, 2021
Jason M. Fish
*By:	/s/ John K. Delaney
John K. Delaney Attorney-in-Fact